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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on April 25, 2003

Registration Statement No. 333-101078

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INVERNESS MEDICAL INNOVATIONS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	2835	04-3565120
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

51 Sawyer Road, Suite 200
Waltham, Massachusetts 02453
(781) 647-3900
(Address, including zip code, and telephone number, including area code of
Registrant's principal executive offices)

Ron Zwanziger, Chairman, President and Chief Executive Officer
Inverness Medical Innovations, Inc.
51 Sawyer Road, Suite 200
Waltham, Massachusetts 02453
(781) 647-3900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen W. Carr, P.C. Scott F. Duggan, Esq. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109-2881 (617) 570-1000	James R. Lisbakken, Esq. Faith M. Wilson, Esq. Patrick J. Devine, Esq. Perkins Coie LLP 1201 Third Avenue, Suite 4800 Seattle, Washington 98101-3099 (206) 583-8888

        Approximate date of commencement of proposed sale to the public:    As soon as possible after the effective date of this registration statement and the effective time of the merger described in this registration statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

        Inverness Medical Innovations, Inc. and Ostex International, Inc. have agreed to the acquisition of Ostex by Inverness under the terms of a merger agreement. If the merger is completed, Ostex will become a wholly owned subsidiary of Inverness and its common stock will no longer be publicly traded. Each outstanding share of Ostex common stock, except for shares held by any shareholder who effectively exercises dissenters' rights to appraisal, will be converted into the right to receive a number of shares of common stock, par value $.001 per share, of Inverness equal to a conversion ratio that will be determined immediately prior to the closing of the merger. The per share conversion ratio is designed to provide that an aggregate of approximately 1.9 million shares of Inverness common stock will be:

  •
  issued in exchange for all outstanding Ostex common stock; and
  •
  reserved for issuance upon exercise of outstanding stock options and warrants to purchase Ostex common stock that will be assumed by Inverness in the merger.

If the effective time of the merger was April 23, 2003, the most recent practicable date prior to the date of this proxy statement/prospectus, the conversion ratio would equal 0.1245. Inverness common stock is traded on the American Stock Exchange under the trading symbol "IMA." On April 23, 2003, Inverness common stock closed at $16.01 per share.

        Ostex will hold a special meeting of its shareholders to consider and vote on the merger and other related matters. The shareholders meeting will be held on Friday, June 20, 2003 at 9:00 a.m. local time at the Renaissance Madison Hotel, 515 Madison Street in Seattle, Washington. Whether or not you plan to attend the shareholders meeting, please take the time to vote on the proposal to be submitted at the meeting by completing and mailing the enclosed proxy card to Ostex. Your vote is important regardless of the number of shares of Ostex common stock you own.

        The Ostex board of directors has unanimously adopted the merger agreement and determined that the merger is advisable and fair to, and in the best interests of, Ostex and its shareholders and unanimously recommends that you vote "FOR" the proposal described in this proxy statement/prospectus.

        This proxy statement/prospectus provides you with detailed information concerning Inverness, Ostex, the merger and the proposal to be considered at the special meeting of Ostex shareholders. We encourage you to read this entire document carefully. You may also obtain more information about Inverness and Ostex from documents each company has filed with the Securities and Exchange Commission.

        You should carefully consider the discussion in the section of this proxy statement/prospectus titled "Risk Factors" beginning on page 20.

                      Thomas A. Bologna
                      Chairman, President and Chief Executive Officer
                      Ostex International, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of Inverness common stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                        , 2003 and is first being mailed to shareholders on or about                        , 2003.

REFERENCES TO ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about Inverness and Ostex from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents, which are incorporated by reference in this proxy statement/prospectus, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

For information about Inverness:	For information about Ostex:

Inverness Medical Innovations, Inc. 51 Sawyer Road, Suite 200 Waltham, MA 02453 Attn: Investor Relations (781) 647-3900	Ostex International, Inc. 2203 Airport Way South, Suite 400 Seattle, WA 98134 Attn: Investor Relations (206) 292-8082

        If you would like to request documents, please do so by June 13, 2003 in order to receive them before Ostex' shareholders meeting.

See also the section of this proxy statement/prospectus titled "Where You Can Find More Information" beginning on page 121.

Suite 400
2203 Airport Way South
Seattle, WA 98134

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Dear Fellow Shareholder:

        We will hold a special meeting of shareholders of Ostex International, Inc. on Friday, June 20, 2003, at 9:00 a.m. local time, at the Renaissance Madison Hotel, 515 Madison Street, Seattle, Washington, for the following purpose:

        To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of September 6, 2002, as amended, among Inverness Medical Innovations, Inc., Geras Acquisition Corp., a wholly owned subsidiary of Inverness, and Ostex. Under the merger agreement, Ostex will become a wholly owned subsidiary of Inverness and each outstanding share of Ostex common stock (other than shares held by any shareholder who effectively exercises dissenters' rights to appraisal) will be converted into the right to receive a number of shares of Inverness common stock based on a conversion ratio that will be determined immediately prior to the closing of the merger.

        This proposal is more fully described in the attached proxy statement/prospectus, which you should read carefully. The merger agreement is included with the proxy statement/prospectus as Annex A.

        We will conduct no other business at the Ostex shareholders' special meeting, except business that may be properly brought before the special meeting and that is within the purpose of the special meeting described above.

        The Ostex board of directors believes the merger is advisable and fair to, and in the best interests of, Ostex and its shareholders and unanimously recommends you vote "FOR" the approval of the merger agreement.

        We cannot complete the merger unless the holders of at least two-thirds of the shares of Ostex common stock outstanding on the record date vote to approve the merger agreement. Holders of Ostex common stock are entitled to assert dissenters' rights with respect to the merger under Chapter 23B.13 of the Washington Business Corporation Act, as more fully described in the attached proxy statement/prospectus.

        Only holders of record of Ostex common stock at the close of business on April 22, 2003, the record date for the special meeting, are entitled to vote at the special meeting or any adjournment or postponement of the special meeting.

                      By Order of the Board of Directors
                      of Ostex International, Inc.

                      Thomas F. Broderick
                      Secretary

Seattle, Washington

            , 2003

Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and mail it promptly in the postage-paid envelope provided. You can revoke your proxy at any time before it is voted by following the procedures set forth in this proxy statement/prospectus. Please do not send in your Ostex common stock certificates at this time.

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING

Q:	Why am I receiving this proxy statement/prospectus?
A:
Inverness and Ostex have agreed to the acquisition of Ostex by Inverness under the terms of a merger agreement that is described in this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

In order for the parties to complete the merger, Ostex shareholders must vote to approve the merger agreement. Ostex will hold a special meeting of its shareholders to obtain this approval. This proxy statement/prospectus contains important information about the merger and the special meeting of Ostex shareholders, and you should read it carefully. The enclosed proxy card allows you to vote your shares by proxy without attending the special meeting.
Q:	What do I need to do now?
A:
You should carefully read and consider the information contained or incorporated by reference in this proxy statement/prospectus, including its annexes. It contains important information about Ostex and Inverness.

After you have read and considered this information, you should complete and sign your proxy card and return it in the enclosed return envelope as soon as possible so that your shares will be represented at the special meeting.
Q:	Why is my vote important?
A:
The merger agreement must be approved by holders of at least two-thirds of the outstanding shares of Ostex common stock. If you do not vote it will have the same effect as a vote against the approval of the merger agreement.
Q:	If my shares are held in street name by my broker, will my broker automatically vote my shares for me?
A:
No. Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should fill out the voter instruction form sent to you by your broker with this proxy statement/prospectus.
Q:	Can I attend the special meeting and vote my shares in person?
A:
Yes. All shareholders are invited to attend the special meeting. Shareholders of record on April 22, 2003 can vote in person at the special meeting. If your shares are held by a broker, bank or other nominee, then you are not the shareholder of record and you must bring to the special meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and authorizing you to vote at the special meeting.
Q:	Can I change my vote after I have mailed my signed proxy card?
A:	You can change your vote at any time before your proxy is voted at the special meeting by:
• delivering a written notice bearing a date later than the date of your proxy card to W.F. Doring & Co., Inc., Ostex' proxy solicitor, stating that you revoke your proxy;
• signing and delivering to W.F. Doring a new proxy card relating to the same shares and bearing a later date; or
• attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

You should send any notice of revocation or your completed new proxy card, as the case may be, to W.F. Doring at the following address:
W.F. Doring & Co., Inc. 150 Bay Street, 8th Floor Jersey City, NJ 07302
Q:	Should I send in my stock certificates now?
A:
No. If the merger is completed, you will receive written instructions for exchanging your shares of Ostex common stock for shares of Inverness common stock. In the meantime, you should retain your certificate(s) because they are still valid. Please do not send in your stock certificate(s) with your proxy.
Q:	Whom should I call with questions?
A:
You should call Ostex' proxy solicitor, W.F. Doring, at 1-888-330-5111. You also may contact Inverness or Ostex at the telephone numbers listed under "References to Additional Information" on the inside of the front cover to this proxy statement/prospectus.

SUMMARY

        This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To more fully understand the transaction, you should read this entire proxy statement/prospectus, including the materials attached as annexes, as well as the other documents to which we have referred you. See "Where You Can Find More Information" beginning on page 121. The page references in parentheses will direct you to a more detailed description of each topic presented in this summary.

        Unless the context otherwise requires, all references to "Inverness" in this proxy statement/prospectus refer collectively to Inverness Medical Innovations, Inc. and its subsidiaries, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

The Companies

Inverness Medical Innovations, Inc. (See page 45)

        Inverness develops, manufactures and markets consumer health care products, including self-test diagnostic products for the women's health market and vitamins and nutritional supplements. Inverness also manufactures and distributes a wide variety of diagnostic products for use by medical and laboratory professionals.

        Inverness' consumer self-test diagnostic products allow individuals to obtain accurate information regarding various medical conditions on a confidential, nonprescription basis, without the expense, inconvenience and delay associated with physician visits or laboratory testing. The information gives individuals greater control over their health and their lives, allowing them to make timely and informed decisions and take action to protect their health, alone or in consultation with health care professionals. Inverness' self-test products are targeted at the women's health market, one of the largest existing markets for self-care diagnostics, and include home pregnancy detection tests and home ovulation prediction tests. Inverness also sells a wide variety of vitamins and nutritional supplements, which also provide individuals with the ability to better manage their own health.

        In September 2002, Inverness significantly expanded its professional diagnostics business by acquiring the Wampole Division of MedPointe Inc. Wampole is a leader in enzyme linked immuno sorbent assay, or ELISA, testing within the professional laboratory marketplace and also offers a broad line of visually-read assays for point-of-care testing. Wampole's products are sold to hospitals, major reference testing laboratories, physicians' offices and clinics through an extensive U.S. distribution network, and these products compliment Inverness' existing professional diagnostic products lines and international distribution networks.

        Inverness is a Delaware corporation whose principal executive offices are located at 51 Sawyer Road, Suite 200, Waltham, MA 02453 and its telephone number is (781) 647-3900.

Ostex International, Inc. (See page 46)

        Ostex develops and commercializes products to make "disease management a reality," with osteoporosis being the first area of focus. Ostex' lead product, the Osteomark® NTx test, which is available in multiple test formats, incorporates breakthrough and patented technology for the management of osteoporosis. Ostex has formed collaborative relationships with leading reference laboratories and distributors and markets its Point-of-Care device primarily to pharmaceutical companies to aid in the commercialization of its Osteomark® technology.

        Ostex is a Washington corporation whose principal executive offices are located at 2203 Airport Way South, Suite 400, Seattle, Washington 98134 and its telephone number is (206) 292-8082.

Recent Developments (See Annex H)

        On April 22, 2003, Ostex issued a press release reporting its results of operations for the three-month period ended March 31, 2003. This press release is included as an exhibit to the Current Report on Form 8-K that is attached to this proxy statement/prospectus as Annex H.

The Special Meeting of Ostex Shareholders; Vote Required (See page 47)

        A special meeting of Ostex shareholders will be held at the Renaissance Madison Hotel, 515 Madison Street, Seattle, Washington on Friday, June 20, 2003 at 9:00 a.m., local time to approve the merger agreement. Only those Ostex shareholders who held their shares at the close of business on the record date for the special meeting, April 22, 2003, will be entitled to vote on the proposal to approve the merger agreement.

        To act on the matters presented at the special meeting of shareholders, a quorum must be present at the special meeting. To approve the merger agreement, the holders of two thirds of the outstanding shares of common stock entitled to vote, must vote in favor of the approval of the merger agreement. Ostex' directors and their affiliates, who collectively owned an aggregate of approximately 19.6% of the total outstanding common stock of Ostex as of the record date for the special meeting, have entered into a voting agreement with Inverness. Under the voting agreement, Ostex' directors and their affiliates have agreed to vote, and have granted Inverness an irrevocable proxy and power of attorney to vote, all of their shares of Ostex common stock in favor of the approval of the merger agreement. A copy of the voting agreement is attached to this proxy statement/prospectus as Annex B.

        The Ostex board of directors has unanimously adopted the merger agreement and determined that the merger is advisable and fair to, and in the best interests of, Ostex and its shareholders and unanimously recommends that you vote "FOR" the approval of the merger agreement.

The Merger

Summary of the Transaction (See page 50)

        Inverness and Ostex signed an agreement and plan of merger on September 6, 2002, which was amended on February 18, 2003. The merger agreement provides for the merger of Geras Acquisition Corp., a wholly owned subsidiary of Inverness, with and into Ostex with Ostex being the surviving corporation. Ostex will survive the merger as a wholly owned subsidiary of Inverness.

        The proposed merger will occur following approval of the proposal described in this proxy statement/prospectus by the shareholders of Ostex and satisfaction or waiver of all other conditions to the merger. The merger agreement is attached to this proxy statement/prospectus as Annex A. We encourage you to read the merger agreement because it is the legal document that governs the merger.

What the Holders of Ostex Common Stock Will Receive in the Merger (See page 78)

        In the merger, each outstanding share of Ostex common stock will be converted into the right to receive a number of shares of common stock of Inverness equal to a conversion ratio that will be calculated by dividing 1.9 million by the sum of:

  •
  the total number of shares of Ostex common stock outstanding immediately prior to the effective time of the merger; and

  •
  the total number of shares of Ostex common stock subject to outstanding stock options and warrants that are to be assumed by Inverness in the merger.

        Since some of the variables necessary to determine the conversion ratio will not be determined until immediately prior to the effective time of the merger, the precise conversion ratio will not be determined until that time. However, if the effective time of the merger was April 23, 2003, the most recent practicable date prior to the date of this proxy statement/prospectus, the conversion ratio would equal 0.1245. This conversion ratio would result in Inverness issuing approximately 1.6 million shares of Inverness common stock in exchange for the outstanding Ostex common stock and reserving approximately 0.3 million shares of Inverness common stock for issuance upon the exercise of the outstanding Ostex stock options and warrants.

        No fractional shares of Inverness common stock will be issued in connection with the merger. Instead, Ostex shareholders will receive an amount of cash for any fractional shares that would otherwise be issued based on the average market price of Inverness common stock over the ten trading days prior to the closing of the merger.

Fairness Opinion of Ostex' Financial Advisor (See page 60)

        In deciding to adopt the merger agreement and recommend its approval to Ostex shareholders, Ostex' board considered, among other things, an opinion from its financial advisor, SG Cowen Securities Corporation. On February 16, 2003, SG Cowen delivered its written opinion to Ostex' board of directors that as of that date and based on and subject to the considerations set forth in the opinion, the assumed conversion ratio of 0.1237 shares of Inverness common stock for each outstanding share of Ostex common stock was fair, from a financial point of view, to the holders of Ostex common stock. This opinion is described more fully in the section of this proxy statement/prospectus titled "The Merger—Fairness Opinion of Ostex' Financial Advisor." In addition, the full text of this written opinion is attached to this proxy statement/prospectus as Annex E. We encourage you to read this opinion carefully in its entirety. The opinion of SG Cowen is directed to Ostex' board and is not a recommendation to any shareholder on how to vote on the merger agreement.

Inverness' Reasons for the Merger (See page 57)

        In reaching its decisions to approve the merger agreement and related transactions including the merger and the issuance of shares of Inverness common stock to the Ostex shareholders, Inverness' board consulted with its senior management, and considered, among other things, the following factors:

  •
  Ostex' leading-edge intellectual property rights in the field of osteoporosis testing;

  •
  the difficulties that Inverness would face in attempting to develop non-infringing technology in the field of osteoporosis testing that was comparable to Ostex';

  •
  expected synergies through the acquisition of Ostex' existing and in-process intellectual property and the elimination of redundancies;

  •
  Inverness' anticipated ability to increase sales of Ostex' existing products through the use of Inverness' marketing and distribution channels;

  •
  the complementary nature of Inverness' and Ostex' businesses and the opportunity for significant cost savings;

  •
  the business, operations, financial condition, earnings and prospects of each of Inverness and Ostex, taking into account Inverness' due diligence review of Ostex' business;

  •
  the terms and conditions of the merger agreement, voting agreement, stock option agreement and the loan agreement; and

  •
  the potential risks of the merger discussed in the section of this proxy statement/prospectus titled "Risk Factors—Risks Relating to the Merger."

        This discussion of the factors considered by the Inverness board of directors is described more fully in the section of this proxy statement/prospectus titled "The Merger—Inverness' Reasons for the

Merger." The Inverness board of directors has unanimously approved the merger agreement and related transactions including the merger and the issuance of shares of common stock to the shareholders of Ostex pursuant to the merger agreement.

Ostex' Reasons for the Merger; Recommendation of Ostex' Board of Directors (See page 58)

        In determining to adopt the merger agreement, approve the merger and the transactions contemplated by the merger agreement, and recommend that Ostex' shareholders approve the merger agreement, the Ostex board of directors consulted with Ostex' financial advisor, its accounting advisor, as well as its legal counsel, and considered, among other things, the following factors:

  •
  the opportunity for Ostex shareholders to receive a premium over the market price for shares of Ostex common stock existing before the public announcement of the merger;

  •
  the ability of Ostex shareholders to continue to participate in the growth of the business conducted by Inverness and Ostex following the merger and to benefit from the potential appreciation in value of shares of Inverness common stock;

  •
  the likelihood that the merger would be completed;

  •
  the opinion of SG Cowen that, as of February 16, 2003 and subject to the considerations set forth in their opinion, the assumed conversion ratio of 0.1237 shares of Inverness common stock for each outstanding share of Ostex common stock was fair to shareholders of Ostex from a financial point of view;

  •
  the prospects of Ostex as an independent company;

  •
  the terms and conditions of the merger agreement, the stock option agreement and the loan agreement; and

  •
  the potential risks of the merger discussed in the section of this proxy statement/prospectus titled "Risk Factors—Risks Relating to the Merger."

        The above discussion of the factors considered by the Ostex board of directors is described more fully in the section of this proxy statement/prospectus titled "The Merger—Ostex' Reasons for the Merger; Recommendation of Ostex' Board of Directors." The Ostex board of directors has unanimously adopted the merger agreement and determined that the merger is advisable and fair to, and in the best interests of, Ostex and its shareholders and unanimously recommends that you vote "FOR" the approval of the merger agreement.

Material Federal Income Tax Consequences (See page 72)

        Inverness and Ostex expect the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. If the merger does qualify as a reorganization, no gain or loss will be recognized by Ostex, Inverness or Geras Acquisition Corp. by reason of the merger. If you are an Ostex shareholder, we expect that you generally will not recognize gain or loss on the exchange of your shares of Ostex common stock for shares of Inverness common stock, except with regard to any cash you receive instead of fractional shares. If you exercise dissenters' appraisal rights, we expect that you generally will recognize gain or loss on the receipt of payment for your shares of Ostex common stock as a result of your exercise of dissenters' appraisal rights. Because the tax consequences of the merger may vary depending upon each Ostex shareholder's particular circumstances, we urge you to consult your own tax advisors about the federal, state, local or foreign tax consequences to you as a result of the merger.

Dissenters' Appraisal Rights (See page 74)

        Under applicable Washington law, Ostex' shareholders have the right to dissent from the merger and to receive payment in cash for the appraised fair value of their shares of Ostex common stock. The appraised value of the shares of Ostex common stock of dissenting shareholders may be more than, less than or equal to the value of the merger consideration. Each Ostex shareholder seeking to preserve statutory dissenters' rights must:

  •
  deliver to Ostex before the vote is taken at the special meeting written notice of such shareholder's intent to demand payment for such shareholder's Ostex common stock if the merger becomes effective;

  •
  not vote such shareholder's shares of Ostex common stock in person or by proxy in favor of the proposal to approve the merger agreement; and

  •
  follow the statutory procedures for perfecting dissenters' rights under Washington law, which are described in the section entitled "The Merger—Dissenters' Appraisal Rights."

        Merely voting against the merger agreement will not preserve your dissenters' rights. Chapter 23B.13 of the Washington Business Corporation Act is reprinted in its entirety and attached to this proxy statement/prospectus as Annex F. Failure by an Ostex shareholder to precisely comply with all procedures required by Washington law may result in the loss of dissenters' rights for that shareholder.

        Under the merger agreement, if the number of dissenting shares exceeds 2% of the number of shares of outstanding Ostex common stock, Inverness is not obligated to effect the merger.

Interests of Ostex' Directors and Officers in the Merger (See page 70)

        Ostex' directors and executive officers have interests in the merger that are different from, or in addition to, their interests as Ostex shareholders. These interests include:

  •
  the accelerated vesting of all of the officers' and directors' stock options in accordance with their terms and, if they are employees or directors of Ostex immediately prior to the effective time of the merger, the assumption of their stock options by Inverness, both of which will occur at the effective time of the merger;

  •
  the severance payments to be made to Thomas A. Bologna, Chairman, President and Chief Executive Officer of Ostex, under his current employment agreement in connection with the termination of his employment after the merger;

  •
  the fees payable by Ostex to Mr. Bologna after the merger under the consulting agreement entered into in connection with the merger agreement; and

  •
  the directors' and officers' receipt of indemnification and insurance coverage with respect to acts and omissions in their capacities as officers and directors of Ostex prior to the merger.

        For a more detailed discussion of these interests, see the section of this proxy statement/prospectus titled "The Merger—Interests of Ostex' Directors and Officers in the Merger."

Treatment of Stock Options and Warrants (See page 79)

        Each option to purchase shares of Ostex common stock held by an employee or director of Ostex immediately prior to the merger and each warrant exercisable for shares of Ostex common stock outstanding immediately prior to the merger will be assumed by Inverness. At the effective time of the merger:

  •
  each assumed option will fully vest in accordance with its terms; and

  •
  the number of shares issuable upon exercise and the exercise price of each assumed option and warrant will be adjusted to reflect the merger's conversion ratio.

Conditions to the Merger (See page 80)

        Inverness and Ostex will not complete the merger unless a number of conditions are satisfied or waived, including approval of the merger agreement by the Ostex shareholders and Inverness obtaining any necessary consents with respect to the transactions contemplated by the merger agreement required under any material loan agreement of Inverness. Additionally, under the merger agreement, if the number of dissenting shares exceeds 2% of the number of shares of outstanding Ostex common stock, Inverness is not obligated to effect the merger.

        Inverness has obtained the necessary consent under its credit facility with General Electric Capital Corporation and certain other lenders, subject to the condition that the merger be completed by June 30, 2003 and other conditions relating to the addition of Ostex as a party to the credit facility, the lenders obtaining a security interest in Ostex' assets, the delivery of various certificates and updated schedules, the amount of Inverness' fees and expenses in connection with the merger and the repayment of Ostex' indebtedness concurrently with the completion of the merger. As of the date of this proxy statement/prospectus, no other consents with respect to the transactions contemplated by the merger agreement were required under any material loan agreement of Inverness.

Limitations on Considering Other Acquisition Proposals (See page 84)

        Ostex has agreed not to solicit, encourage or consider any acquisition proposal, such as a business combination or other similar transaction, with a party other than Inverness while the merger is pending; however, the Ostex board may engage in discussions in response to an unsolicited bona fide proposal that represents a superior proposal. To consider a superior proposal, the board of Ostex must conclude that considering the superior proposal is required by the directors' fiduciary duties. Ostex has also agreed to promptly inform Inverness if it is approached by any third party with any acquisition proposal or any request or inquiry that could lead to an acquisition proposal.

        Ostex' directors and their affiliates, who collectively owned an aggregate of approximately 19.6% of the total outstanding common stock of Ostex as of the record date for the special meeting, have entered into a voting agreement with Inverness. Under the voting agreement, Ostex' directors and their affiliates have agreed to vote, and have granted Inverness an irrevocable proxy and power of attorney to vote, all of their shares of Ostex common stock in favor of the approval of the merger agreement and against any competing acquisition proposal. Ostex' directors and their affiliates also agreed not to dispose of, or enter into any other voting arrangement with respect to, their shares of Ostex common stock. The voting agreement terminates upon the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

        Even if Ostex' board considers a proposal that it determines to be a superior proposal, Ostex will be required to hold the special meeting of its shareholders to consider and vote on the proposal to approve the merger agreement and Ostex' directors and their affiliates will be required to vote in favor of the approval of the merger agreement.

        Additionally, Ostex and Inverness have entered into a stock option agreement whereby Ostex has granted Inverness an option to purchase from Ostex up to a number of shares of Ostex common stock approximately equal to 19.9% of Ostex' outstanding common stock upon the occurrence of specified events that ordinarily would be associated with an acquisition or potential acquisition of Ostex by a third party. See "Other Material Agreements Relating to the Merger—Stock Option Agreement" beginning on page 90.

Termination of the Merger Agreement (See page 81)

        Ostex may terminate the merger agreement for any of the following reasons:

  •
  a governmental entity has issued an injunction that prohibits the merger or the other transactions contemplated by the merger agreement and Ostex has used its reasonable best efforts to take all actions necessary or advisable to complete the merger and lift the injunction;

  •
  the merger has not occurred on or before June 30, 2003, unless Ostex' failure to comply with the merger agreement was the cause of the failure of the merger to occur on or before this date;

  •
  Inverness has breached any of its representations, warranties, covenants or agreements contained in the merger agreement and cannot cure or has not cured the breach within a 30-day cure period, unless the breach has not had and is not reasonably likely to have a material adverse effect on Ostex; or

  •
  before its shareholders meeting, if:

  *
  it is concurrently entering into an agreement to effect a superior proposal;

  *
  it gives Inverness five business days prior written notice of the superior proposal and, during the five business day period, it considers and discusses, and causes its financial and legal advisors to consider and discuss, with Inverness any subsequent adjustment to the terms of the merger agreement proposed by Inverness; and

  *
  it pays Inverness a $1.8 million termination fee.

        Inverness may terminate the merger agreement for any of the following reasons:

  •
  a governmental entity has issued an injunction that prohibits the merger or the other transactions contemplated by the merger agreement and Inverness has used its reasonable best efforts to take all actions necessary or advisable to complete the merger and lift the injunction;

  •
  the merger has not occurred on or before June 30, 2003, unless Inverness' failure to comply with the merger agreement was the cause of the failure of the merger to occur on or before this date;

  •
  Ostex has breached any of its representations, warranties, covenants or agreements contained in the merger agreement and cannot cure or has not cured the breach within a 30-day cure period, unless the breach has not had and is not reasonably likely to have a material adverse effect on Inverness;

  •
  Ostex has breached any of its representations, warranties, covenants or agreements contained in Section 6.1 of the merger agreement, which relates to Ostex' covenants that it will not solicit acquisition proposals and that its board of directors will not withdraw its approval of the merger agreement or recommendation of the merger agreement to its shareholders, or the stock option agreement, and cannot cure or has not cured the breach within a 30-day cure period, unless the breach has not prevented or materially delayed, and would not reasonably be expected to prevent or materially delay, the merger;

  •
  any required approval of the merger agreement or the transactions contemplated under the merger agreement by Ostex' shareholders was not obtained at a meeting of Ostex' shareholders;

  •
  Ostex' board withdraws or modifies, or resolves to withdraw or modify, its approval or recommendation of the merger agreement or any transaction under the merger agreement;

  •
  Ostex' board approves or recommends, or resolves to approve or recommend, an agreement relating to an acquisition proposal; or

  •
  a tender or exchange offer relating to Ostex' securities is commenced by a third party and Ostex has not sent a statement recommending rejection of the offer to its shareholders within ten business days after the offer is first given.

        The merger agreement may also be terminated upon the mutual written agreement of Ostex and Inverness.

Termination Fee and Expenses (See page 83)

        The merger agreement requires Ostex to pay Inverness a termination fee of $1.8 million if:

  •
  Ostex has willfully or intentionally breached any representation, warranty, covenant or agreement of the merger agreement or stock option agreement and Inverness terminates the merger agreement;

  •
  Inverness terminates the merger agreement pursuant to its termination right related to the failure of Ostex to oppose a third-party tender offer or exchange offer;

  •
  Inverness terminates the merger agreement pursuant to any of its termination rights related to Ostex' board's approval of an acquisition proposal or withdrawal of its approval or recommendation of the merger agreement;

  •
  Ostex terminates the merger agreement concurrently with its entering into an agreement to effect a superior proposal in connection with its related termination right; or

  •
  the following three conditions are met:

  *
  prior to the final adjournment of the special meeting of Ostex' shareholders, an acquisition proposal is received by Ostex or publicly announced;

  *
  the merger agreement is terminated as a result of Ostex' shareholders' failure to approve the merger; and

  *
  within one year after the termination of the merger agreement:

  •
  Ostex enters into an agreement relating to an acquisition proposal with a person other than Inverness;

  •
  Ostex' board recommends or resolves to recommend to its shareholders that they approve or accept an acquisition proposal with a person other than Inverness; or

  •
  Ostex' board does not recommend to its shareholders that they reject and do not accept any acquisition proposal that is in the form of an actual or proposed tender offer or exchange offer within ten business days of the making or announcement of such offer.

        Also, under the merger agreement, Ostex has agreed not to enter into any agreement relating to an acquisition proposal with any person other than Inverness within one year after the termination of the merger agreement, unless that person, prior to entering into the agreement, has paid or caused to be paid to Inverness, to the extent due, any termination fee due under the merger agreement.

Stock Option Agreement (See page 90)

        As a condition to Inverness' willingness to enter into the merger agreement, Ostex granted Inverness an option to purchase from Ostex up to a number of shares of Ostex common stock approximately equal to 19.9% of Ostex' outstanding common stock at an exercise price of $2.39 per share. This option is intended to increase the likelihood that the merger will be completed by, among other things, discouraging other companies from attempting to acquire Ostex during the term of the merger agreement. The option is only exercisable upon the occurrence of specified events that ordinarily would be associated with an acquisition or potential acquisition of Ostex by a third party. If the option becomes exercisable in specified circumstances in connection with an acquisition proposal, Inverness may also cancel the option, or any portion of the option, in exchange for an amount of cash equal to the product of (a) the excess over the per share exercise price of the highest per share purchase price paid or proposed to be paid pursuant to an acquisition proposal that caused, or would cause, the option to become exercisable, or the current average market price per share, if higher, multiplied by (b) the number of shares subject to the portion of the option that is canceled.

        A copy of the stock option agreement is attached to this proxy statement/prospectus as Annex C.

Loan Agreement (See page 92)

        In connection with the merger agreement, Inverness and Ostex entered into, and later amended and restated, a loan agreement. Under the loan agreement, Inverness has agreed to loan, or arrange for one of its affiliates to loan, up to an aggregate of $2 million to Ostex. As of April 23, 2003, Ostex had borrowed $1,624,882 under the loan agreement. Ostex may borrow the remaining $375,118 under the loan agreement if, after the additional loan, the total of Ostex' cash, cash equivalents and short-term investments would not exceed its budgeted working capital needs for the next six months and other specified conditions are met.

        The loans must be repaid at the earliest of:

  •
  the first business day after the effective time of the merger;
  •
  acceleration upon an event of default;
  •
  the termination of the merger agreement in specified circumstances related to Ostex' breach of the terms of merger agreement or stock option agreement or Ostex' board's approval of an acquisition proposal or withdrawal of its approval or recommendation of the merger agreement; or
  •
  December 31, 2003.

        Additionally, if the merger agreement is terminated in circumstances other than those that would require Ostex to immediately repay the loans, Inverness is not required to make or arrange for any additional loans on or after the effective date of termination, if the aggregate outstanding amount of all loans made under the loan agreement, other than the initial loans with an aggregate principal amount of $1 million, would exceed $750,000 after making the additional loan.

        A copy of the loan agreement is attached to this proxy statement/prospectus as Annex D.

Merger-Related Expenses (See page 89 and 100)

        If the merger is effected, Ostex estimates that its merger-related fees and expenses, consisting primarily of fees and expenses of investment bankers, attorneys and accountants and financial printing and other related charges, will be approximately $1.8 million to $2.1 million.

        If the merger is effected, Inverness estimates that its merger-related fees and expenses, consisting primarily of restructuring costs, fees and expenses of investment bankers, attorneys and accountants, SEC filing fees, stock exchange listing fees and financial printing and other related charges, will be approximately $3.9 million. See Notes 1 and 2(l) in "Notes to Unaudited Pro Forma Condensed Combined Financial Information."

Comparative Shareholder Rights (See page 108)

        When the merger becomes effective, Ostex shareholders will hold shares of Inverness common stock. As Ostex shareholders' rights are presently governed by Washington law and Inverness shareholders' rights are presently governed by Delaware law and Ostex' articles of incorporation and bylaws differ from Inverness' certificate of incorporation and bylaws, Ostex shareholders will have different rights when they become holders of Inverness common stock than they currently have as holders of Ostex common stock.

Selected Combined Company Unaudited Pro Forma Financial Data

        The following selected combined company unaudited pro forma financial data for the year ended December 31, 2002 has been derived from the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus. This information is, in part, based on the respective audited historical consolidated financial statements of Inverness and Ostex and after giving effect to the acquisition of Ostex and Inverness' previous acquisitions of IVC Industries, Inc. and Wampole, using the purchase method of accounting for business combinations. This information is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on the selected combined company unaudited pro forma financial data as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger. This information should be read in conjunction with the unaudited pro forma condensed combined financial information and the historical financial statements and related notes of Inverness and Ostex included in or incorporated by reference into this proxy statement/prospectus.

Year Ended December 31, 2002
(in thousands, except per share amounts)
Pro Forma Combined Statement of Operations Data:
Net revenues	$255,373
Cost of sales	142,629

Gross profit	112,744
Operating expenses:
Research and development	16,594
Sales and marketing	50,327
General and administrative	36,788
Other noncash expenses	23,306

Total operating expenses	127,015

Operating loss	(14,271)
Interest and other expenses, net	(12,231)

Loss from continuing operations before income taxes	(26,502)
Provision for income taxes	2,904

Loss from continuing operations	$(29,406)

Loss from continuing operations available to common stockholders	$(41,354)

Loss per common share—basic and diluted:
Loss from continuing operations	$(3.59)

Weighted average common shares—basic and diluted	11,508

December 31, 2002
Pro Forma Combined Balance Sheet Data:
Cash and cash equivalents	$31,998
Working capital	24,410
Total assets	385,556
Debt obligations	105,806
Redeemable convertible preferred stock	9,051
Total stockholders' equity	183,661

Selected Historical Consolidated Financial Data of Inverness

        The following tables provide selected historical consolidated financial data of Inverness as of and for each of the fiscal years in the five year period ended December 31, 2002 and should be read in conjunction with Inverness' consolidated financial statements and notes incorporated by reference into this proxy statement/prospectus.

        The selected historical consolidated financial data as of and for each of the fiscal years in the three-year period ended December 31, 2002 have been derived from Inverness' consolidated financial statements that are incorporated by reference into this proxy statement/prospectus. The selected historical consolidated financial data as of and for the year ended December 31, 1999 have been derived from Inverness' audited consolidated financial statements not included herein. The selected historical consolidated financial data as of and for the year ended December 31, 1998 has been derived from Inverness' unaudited financial statements not included in or incorporated by reference into this proxy statement/prospectus. The unaudited consolidated financial statements for the year ended December 31, 1998 have been prepared on a basis consistent with Inverness' audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of Inverness' consolidated financial position and consolidated results of operations for that period.

        Inverness was formed in May 2001 as a subsidiary of Inverness Medical Technology, Inc., and subsequently split off as an independent public company as part of a split-off and merger transaction whereby Johnson & Johnson acquired Inverness Medical Technology on November 21, 2001. As part of the split-off and merger, Inverness acquired all rights to Inverness Medical Technology's women's health, nutritional supplement and clinical diagnostics businesses, as well as certain intellectual property. Because Inverness had not historically been operated or accounted for as a stand-alone business, the results for the periods prior to the split-off on November 21, 2001, presented below in the selected historical consolidated financial data, are derived from historical consolidated financial statements for Inverness' businesses, which have been carved out of Inverness Medical Technology's financial statements in accordance with the requirements of accounting principles generally accepted in the United States. Because the financial results for the periods prior to the split-off have been carved out of Inverness Medical Technology's past financial statements, they may not reflect what Inverness' results of operations and financial position would have been had it been a separate, stand-alone entity during those periods or be indicative of Inverness' future performance. For a discussion of certain factors that materially affect the comparability of the consolidated financial data or cause the data reflected herein not to be indicative of our future financial condition or results of operations, see the section of this proxy statement/prospectus titled "Risk Factors."

        The historical financial information of Inverness presented in the following table does not include the actual results of the previously acquired entities and businesses (the Unipath business, IVC and Wampole) prior to their respective acquisition dates, December 20, 2001, March 19, 2002 and September 20, 2002. For pro forma financial information including these previously acquired entities and businesses as of and for the year ended December 31, 2002, see the unaudited pro forma condensed combined financial statements included elsewhere in this proxy statement/prospectus.

	1998	1999	2000	2001	2002
	(in thousands, except per share data)
Consolidated Statements of Operations:
Net revenue	$53,445	$49,087	$49,728	$47,268	$207,897
Cost of sales	27,168	27,823	26,235	26,149	112,508

Gross profit	26,277	21,264	23,493	21,119	95,389

Operating expenses:
Purchased in-process research and development	—	—	—	6,980	—
Research and development	2,322	1,395	1,360	1,810	14,471
Sales and marketing	11,481	8,581	8,101	8,531	42,487
General and administrative	9,493	7,214	7,048	11,702	28,067
Other noncash expenses	4,969	—	—	10,441	23,306

Total operating expenses	28,265	17,190	16,509	39,464	108,331

Operating (loss) income	(1,988)	4,074	6,984	(18,345)	(12,942)
Interest and other expenses, net	(3,074)	(2,710)	(2,423)	(3,983)	(8,492)

(Loss) income from continuing operations before income taxes	(5,062)	1,364	4,561	(22,328)	(21,434)
Provision for income taxes	1,115	1,007	1,781	2,134	2,683

(Loss) income from continuing operations	$(6,177)	$357	$2,780	$(24,462)	$(24,117)

(Loss) income from continuing operations available to common stockholders(1)	$(6,177)	$357	$2,780	$(24,462)	$(36,065)

(Loss) income from continuing operations per common share—basic and diluted(1)	$(2.53)	$0.11	$0.59	$(3.84)	$(3.63)

(1)
(Loss) income available to common stockholders and basic and diluted (loss) income per share are computed as described in Notes 1, 2(k) and 11 of the "Notes to Consolidated Financial Statements" included in Inverness' Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference into this proxy statement/prospectus.

	December 31,
	1998	1999	2000	2001	2002
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,111	$661	$3,071	$52,024	$30,668
Working capital (deficit)	(1,986)	(4,060)	(6,464)	19,555	28,208
Total assets	70,191	72,210	74,958	278,521	357,746
Debt obligations	23,163	19,076	12,830	78,124	104,613
Redeemable convertible preferred stock	—	—	—	51,894	9,051
Total stockholders' equity	28,932	34,953	41,812	89,614	162,904

Effect of the Adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"

        On January 1, 2002, Inverness adopted SFAS No. 142, and accordingly, no longer amortizes goodwill and intangible assets with indefinite lives, but rather such assets are subject to annual impairment reviews or more frequent reviews if events or circumstances indicate that there may be an impairment. During the first quarter of 2002, Inverness completed the implementation review as required under SFAS No. 142 and recorded an impairment of goodwill related to its nutritional supplements reporting unit in the amount of $12.1 million, which it accounted for as a cumulative effect of a change in accounting principle in its historical consolidated statement of operations in that quarter. The following table presents the (loss) income from continuing operations data of Inverness, as if SFAS No. 142 was adopted for all periods presented.

	Year Ended December 31,
	1998	1999	2000	2001	2002
	(in thousands, except per share data)
(Loss) income from continuing operations	$(6,177)	$357	$2,780	$(24,462)	$(24,117)
Add back: Goodwill amortization, net of tax	2,052	557	398	398	—

Adjusted (loss) income from continuing operations	$(4,125)	$914	$3,178	$(24,064)	$(24,117)

Adjusted (loss) income from continuing operations available to common stockholders(1)	$(4,125)	$914	$3,178	$(24,064)	$(36,065)

Adjusted (loss) income from continuing operations per common share—basic and diluted(1)	$(1.69)	$0.27	$0.67	$(3.78)	$(3.63)

(1)
(Loss) income available to common stockholders and basic and diluted (loss) income per share are computed as described in Notes 1, 2(k) and 11 of the "Notes to Consolidated Financial Statements" included in Inverness' Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference into this proxy statement/prospectus.

Selected Historical Financial Data of Ostex

        The following table provides selected historical financial data of Ostex as of and for each of the fiscal years in the five year period ended December 31, 2002 and should be read in conjunction with Ostex' financial statements and notes incorporated by reference into this proxy statement/prospectus.

        For a discussion of certain factors that materially affect the data herein, see the section of this proxy statement/prospectus titled "Risk Factors."

	Year Ended December 31,
	1998	1999	2000	2001	2002
	(in thousands, except per share amounts)
Statement of Operations:
Product sales and other revenue	$3,047	$4,732	$5,552	$5,734	$5,428
Cost of products sold	814	1,130	1,858	2,278	2,484
Gross profit on product sales	2,233	3,602	3,694	3,456	2,944
(Percentage of revenue)	73%	76%	67%	60%	54%
Operating expenses:
Point-of-care facility start-up costs	—	—	80	872	569
Research and development	2,901	1,734	1,611	1,834	1,757
Selling, general and administrative	8,122	3,831	4,568	3,932	4,156

Total operating expenses	11,023	5,565	6,259	6,638	6,482

Loss from operations	(8,790)	(1,963)	(2,565)	(3,182)	(3,538)
Other income (expense):
Impairment of investment	—	—	—	—	(599)
Proceeds from legal settlement	—	—	152	—	—
Interest and other, net	695	393	396	83	(188)

Loss before income taxes	(8,095)	(1,570)	(2,017)	(3,099)	(4,325)
Income taxes	—	—	—	—	75
Net loss	$(8,095)	$(1,570)	$(2,017)	$(3,099)	$(4,400)

Basic and diluted net loss per common and common equivalent share	$(0.64)	$(0.13)	$(0.16)	$(0.25)	$(0.35)

	December 31,
	1998	1999	2000	2001	2002
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$10,979	$8,400	$6,578	$3,827	$1,330
Working capital	10,624	9,205	6,600	4,104	597
Total assets	15,065	12,297	12,311	9,635	6,838
Total debt obligations	324	115	1,053	1,773	2,193
Total shareholders' equity	13,488	11,709	9,906	6,932	2,581

Unaudited Comparative Per Share Information

        The following table presents (a) the unaudited basic and diluted loss per share and book value per share data for each of Inverness and Ostex on a historical basis, (b) the unaudited basic and diluted loss per share and book value per share data for the combined company on a pro forma basis and (c) the unaudited basic and diluted loss per share and book value per share data for Ostex on an equivalent pro forma basis. The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the period presented or what the financial position of Inverness would have been had the transaction occurred on December 31, 2002 and should not be construed as representative of the future financial position or operating results of Inverness. Neither Inverness nor Ostex declared any cash dividends for the periods presented below. The pro forma combined loss from continuing operations, pro forma stockholders' equity and the pro forma number of shares of Inverness common stock outstanding used in determining the amounts presented below have been derived from the unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus.

        This information is only a summary and should be read in conjunction with the selected historical financial data of Inverness and Ostex, the Inverness and Ostex unaudited pro forma condensed combined financial statements, and the separate historical financial statements of Inverness and Ostex and related notes included in or incorporated by reference into this proxy statement/prospectus.

	Inverness		Ostex
	Historical (1)	Pro Forma Combined(2)	Historical	Pro Forma Equivalent(3)
Basic and diluted loss from continuing operations per share:
Year ended December 31, 2002	$(3.63)	$(3.59)	$(0.35)	$(0.45)
Book value per share:
December 31, 2002	10.93	11.15	0.21	1.39

(1)
The historical per share information of Inverness does not include the actual results of the previously acquired entities and businesses (IVC and Wampole) prior to their respective acquisition dates, March 19, 2002 and September 20, 2002. For pro forma per share information including these previously acquired entities and businesses as of and for the year ended December 31, 2002, see the unaudited pro forma condensed combined financial statements included elsewhere in this proxy statement/prospectus.

(2)
The pro forma combined information, in addition to giving pro forma effect to Inverness' acquisition of Ostex, also gives pro forma effect to Inverness' previous acquisitions (IVC and Wampole) to the extent to which those acquisitions occurred after the beginning of the periods for which the pro forma combined basic and diluted loss from continuing operations per share are presented. Actual operating results of these previous acquisitions are included in Inverness' historical per share information from the respective acquisition dates.

(3)
Pro forma equivalent amounts are calculated by multiplying the pro forma combined amounts by an assumed conversion ratio of 0.1245. This assumed conversion ratio was calculated by dividing 1.9 million shares of Inverness common stock by the sum of 12,599,912 shares of Ostex common stock outstanding as of April 23, 2003 and 2,666,457 shares of Ostex common stock subject to outstanding stock options and warrants that would be assumed by Inverness if the effective time of the merger occurred on April 23, 2003.

Comparative Stock Prices and Dividends

        Inverness common stock is quoted on the American Stock Exchange under the trading symbol "IMA." Ostex common stock is quoted on The Nasdaq National Market under the trading symbol "OSTX." The following table sets forth, for the periods indicated, the high and low closing sale prices per share of Inverness common stock as reported on the American Stock Exchange and the high and low closing sale prices per share of Ostex common stock as reported on The Nasdaq National Market. Prior to November 23, 2001, two days after Inverness' split-off from Inverness Medical Technology, Inc., there was no established public trading market for shares of Inverness common stock.

	Inverness		Ostex
	High	Low	High	Low
Calendar Quarter 2001
First Quarter	N/A	N/A	$1.94	$1.03
Second Quarter	N/A	N/A	1.99	1.06
Third Quarter	N/A	N/A	3.15	1.22
Fourth Quarter	$19.35	$15.47	3.35	1.76
Calendar Quarter 2002
First Quarter	25.41	18.00	3.15	2.00
Second Quarter	28.21	17.45	2.50	1.37
Third Quarter	18.90	9.49	2.10	1.04
Fourth Quarter	15.35	8.00	2.32	1.11
Calendar Quarter 2003
First Quarter	20.01	13.65	1.94	0.81
Second Quarter (through April 23, 2003)	20.33	15.48	2.00	1.46

Recent Closing Prices

        The following table sets forth the high, low and closing sale prices per share of Inverness common stock as reported on the American Stock Exchange and Ostex common stock as reported on The Nasdaq National Market, respectively, on September 6, 2002, the last trading day before the public announcement of the merger agreement, and on April 23, 2003, the most recent practicable date prior to the date of this proxy statement/prospectus for which closing prices were available. The equivalent per share value is determined by multiplying the closing price of Inverness common stock by an assumed conversion ratio of 0.1245. The actual conversion ratio will not necessarily equal the assumed conversion ratio.

	Inverness			Ostex
							Equivalent Per Share Value of Ostex Common Stock
	High	Low	Closing	High	Low	Closing
September 6, 2002	$16.09	$15.89	$16.00	$1.11	$1.10	$1.10	$1.99
April 23, 2003	16.24	15.97	16.01	1.84	1.67	1.77	1.99

        The market price of Inverness common stock is likely to fluctuate prior to the merger. You should obtain current market quotations. We cannot predict the future prices for Inverness common stock.

Dividend Information

        No cash dividends have ever been paid or declared on the shares of Inverness common stock or Ostex common stock. Inverness' present intention is to retain its earnings to finance the growth and development of its business, and it does not intend to pay cash dividends on its common stock in the foreseeable future. In addition, Inverness' senior credit facility prohibits the payment of dividends. Any future payment of dividends on Inverness common stock will be at its board's discretion, may require the consent of Inverness' lenders and will depend upon, among other things, Inverness' earnings, financial condition, capital requirements, level of indebtedness and other factors that the Inverness board deems relevant.

Number of Holders of Common Stock and Number of Shares Outstanding

        As of April 23, 2003, there were approximately 378 stockholders of record of Inverness common stock who held an aggregate of 15,014,583 shares of Inverness common stock.

        As of April 23, 2003, there were approximately 120 shareholders of record of Ostex common stock who held an aggregate of 12,599,912 shares of Ostex common stock.

RISK FACTORS

        In addition to the other information included in this proxy statement/prospectus, you should consider carefully the risk factors described below in deciding how to vote on the merger proposal. You should keep these risk factors in mind when you read forward-looking statements. Please refer to the section of this proxy statement/prospectus titled "Special Note Regarding Forward-Looking Statements."

Risks Relating to the Merger

The value of Inverness common stock to be received in the merger may decline prior to closing.

        In the merger, an aggregate of approximately 1.9 million shares of Inverness common stock is to be:

  •
  issued in exchange for all outstanding Ostex common stock; and

  •
  reserved for issuance upon exercise of the outstanding stock options and warrants of Ostex that will be assumed by Inverness in the merger.

The aggregate number of Inverness shares will not be adjusted as a result of any change in the price of Inverness common stock. Therefore, the value of the merger consideration to be received by Ostex shareholders will depend on the market price of Inverness common stock at the time the merger becomes effective. The market price of Inverness common stock at the closing of the merger may be lower than its market prices on the date of this proxy statement/prospectus and on the date of the Ostex shareholders meeting. There are many factors that could cause the market price of Inverness common stock to decrease including adverse changes in the businesses, operations or prospects of Inverness or Ostex, general market and economic conditions and the other factors described in this section of the proxy statement/prospectus. Ostex does not have the right to terminate the merger agreement or resolicit the vote of its shareholders based solely on changes in the value of Inverness common stock. You are encouraged to obtain current market quotations for Inverness common stock.

Integration of operations may be difficult and may lead to adverse effects.

        The success of the merger will depend, in part, on the ability of Inverness to realize the anticipated synergies, cost savings and growth opportunities from integrating Ostex' business with Inverness' businesses. Inverness' success in realizing these benefits and the timing of this realization depend upon the successful integration of the operations of Ostex. The integration of two independent companies is a complex, costly and time-consuming process. The difficulties of combining the operations of the companies include among others:

  •
  consolidating manufacturing, research and development operations;

  •
  coordinating sales, distribution and marketing functions;

  •
  preserving the important licensing, research and development, manufacturing and supply, distribution, marketing, customer and other relationships of Ostex;

  •
  minimizing the diversion of management's attention from ongoing business concerns; and

  •
  coordinating geographically separate organizations.

Inverness and Ostex may not accomplish this integration smoothly or successfully. The diversion of the attention of management from its current operations to the integration effort and any difficulties encountered in combining operations could prevent Inverness from realizing the full benefits anticipated to result from the merger and adversely affect other Inverness businesses.

Inverness may not successfully manage its growth or integrate potential future acquisitions.

        Since Inverness was split off from Inverness Medical Technology, Inc., or IMT, on November 21, 2001, it has experienced rapid growth. Inverness has acquired IVC, the Unipath business and Wampole. Additionally, in the future, Inverness may make additional acquisitions of companies, products or technologies. Managing these acquired businesses and integrating their operations with those of Inverness will entail numerous operational and financial risks and challenges, including those described in the preceding risk factor and elsewhere in this section of the proxy statement/prospectus. Inverness may not be able to effectively manage its growth or successfully integrate its operations and its failure to do so may adversely affect its business.

If the merger does not occur, Inverness and Ostex will have incurred substantial expenses without realizing the expected benefits.

        Inverness and Ostex have each incurred substantial expenses in connection with the transactions described in this proxy statement/prospectus. If the merger does not occur, Inverness expects to incur approximately $1.25 million to $1.75 million in merger-related expenses and Ostex expects to incur approximately $1.2 million to $1.6 million in merger-related expenses, excluding any termination fees, if applicable. These expenses may have a material adverse impact on the results of operations and financial condition of Inverness and/or Ostex because neither company would have realized the expected benefits of the merger. The obligations of the parties to effect the merger are subject to several conditions, some of which are outside the parties' control, and there can be no assurance that the merger will occur.

The termination fee, the restrictions on solicitation contained in the merger agreement and the stock option may discourage other companies from trying to acquire Ostex.

        Until the merger becomes effective, and with some exceptions, Ostex is prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to an acquisition proposal from any person other than Inverness. Ostex also has agreed to pay a termination fee to Inverness of $1.8 million if the merger agreement is terminated in specified circumstances, including circumstances in which Ostex takes any of these prohibited actions or fails to obtain the approval of its shareholders after a proposal from an eventual third-party acquiror is received by Ostex or publicly announced. In addition, Ostex has granted Inverness an option to purchase from Ostex up to a number of shares of Ostex common stock approximately equal to 19.9% of Ostex' outstanding shares of common stock at an exercise price of $2.39 per share. Inverness may exercise this option upon the occurrence of specified events that ordinarily would be associated with an acquisition or potential acquisition of Ostex by a third party. If the option becomes exercisable in specified circumstances in connection with an acquisition proposal, Inverness may also cancel the option, or any portion of the option, in exchange for an amount of cash equal to the product of (a) the excess over the per share exercise price of the highest per share purchase price proposed to be paid pursuant to an acquisition proposal that caused, or would cause, the option to become exercisable, or the current average market price per share, if higher, multiplied by (b) the number of shares subject to the portion of the option that is canceled. These provisions could discourage other companies from trying to acquire Ostex even though those other companies might be willing to offer greater value to Ostex shareholders than Inverness has offered in the merger. The payment of the termination fee or cash upon the cancellation of the stock option could also have a material adverse effect on Ostex' financial condition. For a more detailed discussion of these provisions of the merger agreement and stock option agreement, see the sections of this proxy statement/prospectus titled "The Merger Agreement—Material Covenants—No Solicitation," "The Merger Agreement—Termination Fees" and "Other Material Agreements Relating to the Merger—Stock Option Agreement."

Officers and directors of Ostex have interests that are different from, or in addition to, interests of Ostex' shareholders generally.

        The officers and directors of Ostex have interests in the merger that are in addition to, or different from, their interests as Ostex shareholders. The Ostex board was aware of these interests when it adopted the merger agreement. These interests include:

  •
  the accelerated vesting of all of the officers' and directors' stock options in accordance with their terms and, if they are employees or directors of Ostex immediately prior to the effective time of the merger, the assumption of their stock options by Inverness, both of which will occur at the effective time of the merger;

  •
  the severance payments to be made to Thomas A. Bologna, Chairman, President and Chief Executive Officer of Ostex, under his current employment agreement in connection with the termination of his employment after the merger;

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  the fees payable by Ostex to Mr. Bologna after the merger under the consulting agreement entered into in connection with the merger agreement; and

  •
  the directors' and officers' receipt of indemnification and insurance coverage with respect to acts and omissions in their capacities as officers and directors of Ostex prior to the merger.

        For a more detailed discussion of these interests, see the section of this proxy statement/prospectus titled "The Merger—Interests of Ostex' Directors and Officers in the Merger."

Inverness faces different market risks from those faced by Ostex, and these risks may cause the value of the shares of Inverness common stock issued to you to decline.

        In the merger you will receive shares of Inverness common stock. The business, strategy and financial condition of Inverness are different from that of Ostex. Inverness' results of operations, as well as the price of Inverness common stock, will be affected by factors that may be different from those affecting Ostex' results of operations and its common stock price. For a description of Inverness' and Ostex' business and certain risks relating to their respective businesses, see the sections of this proxy statement/prospectus titled "The Companies," "Risk Factors—Risks Relating to Inverness" and "Risk Factors—Risks Relating to Ostex." For a more detailed description of Inverness' and Ostex' business, see Inverness' Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and Ostex' Annual Report on Form 10-K for the fiscal year ended December 31, 2002, each of which is incorporated by reference in this proxy statement/prospectus.

You are unlikely to be able to exercise effective remedies against Arthur Andersen LLP, Inverness' and Ostex' former independent public accountants.

        Although each of Inverness and Ostex has dismissed Arthur Andersen LLP as its independent public accountants and has engaged a new independent public accountant, the following financial statements incorporated by reference into this proxy statement/prospectus were audited by Arthur Andersen:

  •
  the consolidated financial statements of Inverness as of December 31, 2001 and 2000, and for each of the two years in the period ended December 31, 2001; and

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  the financial statements of Ostex as of December 31, 2001 and 2000, and for each of the two years in the period ended December 31, 2001.

On March 14, 2002, Arthur Andersen was indicted on federal obstruction of justice charges arising from the government's investigation of Enron Corporation. On June 15, 2002, a jury in Houston, Texas found Arthur Andersen guilty of these federal obstruction of justice charges. In light of the jury verdict and the underlying events, Arthur Andersen subsequently substantially discontinued operations and dismissed essentially its entire workforce. You are therefore unlikely to be able to exercise effective remedies or collect judgments against Arthur Andersen. In addition, Arthur Andersen has not consented to the inclusion of its report in this document, and the requirement to file its consent has been dispensed with in reliance on Rule 437a under the Securities Act of 1933, as amended. Because Arthur Andersen has not consented to the inclusion of its report in this document, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated in those financial statements.

Failure to complete the merger could negatively impact Ostex' stock price and future business and operations.

        If the merger is not completed for any reason, Ostex may be subject to a number of material risks, including the following:

  •
  Ostex may be required to pay Inverness a termination fee of $1.8 million;

  •
  the stock option granted by Ostex to Inverness may become exercisable;

  •
  the price of Ostex common stock may decline to the extent that the current market price of Ostex common stock reflects an assumption that the merger will be completed;

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  Ostex must pay its accrued costs related to the merger, such as legal, accounting and financial advisory fees, even if the merger is not completed;

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  Ostex will need to repay all amounts that it borrowed under the loan agreement with Inverness by December 31, 2003 at the latest;

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  Ostex will need to seek immediate additional funding to meet its capital and other requirements, which funding may not be available when needed or may not be available on terms acceptable to Ostex; and

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  Ostex will be delisted from The Nasdaq National Market for failing to satisfy The Nasdaq National Market $10 million minimum shareholders' equity requirement, which delisting could adversely affect the liquidity and trading price of its common stock.

        In addition, Ostex' customers may, in response to the announcement of the merger, delay or defer purchasing decisions. Any delay or deferral in purchasing decisions by Ostex customers would have a material adverse effect on Ostex' business, regardless of whether or not the merger is ultimately completed. Similarly, current and prospective Ostex employees may experience uncertainty about their future role with Inverness until Inverness' strategies with regard to Ostex are announced or executed. This uncertainty may adversely affect Ostex' ability to attract and retain key management, marketing, technical, manufacturing, administrative, sales and other personnel.

        Inverness expects to record a significant amount of goodwill and other intangible assets in connection with the merger, which may result in significant future charges against earnings if the goodwill and other intangible assets become impaired.

        In connection with the accounting for the merger, Inverness expects to record a significant amount of goodwill and other intangible assets. Under SFAS No. 142, Inverness must assess, at least annually and potentially more frequently, whether the value of goodwill and other intangible assets has been impaired. Any reduction or impairment of the value of goodwill or other intangible assets will result in a charge against earnings which could materially adversely affect Inverness' results of operations in future periods.

Risks Relating to Inverness

Inverness' business has substantial indebtedness which could result in adverse consequences for it.

        As of December 31, 2002, Inverness had approximately $106.4 million of outstanding indebtedness under its credit facilities and other debt-related instruments. Inverness' substantial level of debt affects its future operations in several important ways, including the following:

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  its ability to obtain additional financing may be impaired;

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  its flexibility to adjust to market conditions is limited, leaving it vulnerable in a downturn in general economic conditions or in its business and less able to plan for, or react to, changes in its business and the industries in which it operates;

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  Inverness may need to use a large portion of its cash flow from operations to pay principal and interest on its indebtedness, which would reduce the amount of cash available to finance its operations and other business activities and may require Inverness, in order to meet its debt service obligations, to delay or reduce capital expenditures or the introduction of new products and/or forego business opportunities including acquisitions, research and development projects or product design enhancements; and

  •
  Inverness may be at a competitive disadvantage compared to its competitors that have less debt.

        Furthermore, Inverness cannot assure you that its cash flow from operations and capital resources will be sufficient to pay its indebtedness. If Inverness' cash flow and capital resources prove inadequate, Inverness could face substantial liquidity problems and might be required to dispose of material assets or operations, restructure or refinance its debt or seek additional equity capital.

        Additionally, the agreements governing Inverness' indebtedness subject it to various restrictions on its ability to engage in certain activities, including, among other things, its ability to:

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  incur additional indebtedness;

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  acquire other businesses;

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  make investments;

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  make loans to or extend credit for the benefit of third parties or its subsidiaries;

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  raise additional capital;

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  make capital or finance lease expenditures; and

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  dispose of or encumber assets.

        These restrictions may limit Inverness' ability to pursue business opportunities or strategies that Inverness would otherwise consider to be in the best interests of its stockholders.

Inverness' credit facilities contain certain financial covenants that Inverness may not satisfy which, if not satisfied, could result in the acceleration of the amounts due under its credit facilities and the limitation of its ability to borrow additional funds in the future.

        As of December 31, 2002, Inverness had approximately $64.7 million of outstanding indebtedness under its various credit facilities, substantially all of which was owed to General Electric Capital Corporation, Keybank National Association, The Royal Bank of Scotland plc and Congress Financial Corporation. The agreements governing these various credit facilities subject Inverness to various financial and other covenants with which Inverness must comply on an ongoing or periodic basis. These include covenants pertaining to fixed charge coverage, capital expenditure, various leverage ratios, minimum EBITDA, total net worth and minimum cash requirements. If Inverness violates any of these covenants, there may be a material adverse effect on Inverness. Most notably, Inverness' outstanding debt under one or more of its credit facilities could become immediately due and its ability to borrow additional funds in the future may be limited.

Rising interest rates would increase Inverness' interest costs and reduce its earnings.

        Inverness currently has, and may incur more, indebtedness that bears interest at variable rates. Accordingly, if interest rates increase, so will Inverness' interest costs, which would adversely affect its earnings, cash flow and its ability to service debt.

Inverness' acquisitions of the Unipath business, IVC and Wampole may not be profitable or successfully integrated and may result in significant charges against earnings.

        On December 20, 2001, Inverness acquired the Unipath business, including Inverness' Clearblue and Clearview product lines, from Unilever and certain affiliated entities. On March 19, 2002, Inverness acquired IVC Industries, Inc. On September 20, 2002, Inverness acquired the Wampole Division of MedPointe Inc. The value of the Unipath business, IVC or Wampole to Inverness may not be greater than or equal to their purchase prices. Further, Inverness cannot guarantee that it will realize any of the benefits or strategic objectives it is seeking to obtain by acquiring the Unipath business, IVC or Wampole. In connection with the accounting for the acquisitions of the Unipath business and Wampole, Inverness has recorded a significant amount of intangible assets. Under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, Inverness must assess, at least annually and potentially more frequently, whether the value of goodwill and other intangible assets has been impaired. Any reduction or impairment of the value of goodwill or other intangible assets will result in a charge against earnings which could materially adversely affect Inverness' results of operations in future periods.

If Inverness chooses to acquire or invest in new and complementary businesses, products or technologies instead of developing them itself, these acquisitions or investments could disrupt Inverness' business and, depending on how Inverness finances these acquisitions or investments, could result in significant dilution to its existing stockholders.

        Inverness' success depends in part on its ability to continually enhance and broaden its product offerings in response to changing technologies, customer demands and competitive pressures. Accordingly, from time to time Inverness may seek to acquire or invest in businesses, products or technologies instead of developing them itself. Acquisitions and investments involve numerous risks, including:

  •
  the inability to complete the acquisition or investment;

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  disruption of Inverness' ongoing businesses and diversion of management attention;

  •
  difficulties in integrating the acquired entities, products or technologies;

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  difficulties in operating the acquired business profitably;

  •
  the inability to achieve anticipated cost savings;

  •
  potential loss of key employees, particularly those of the acquired business;

  •
  difficulties in transitioning key customer, distributor and supplier relationships;

  •
  risks associated with entering markets in which Inverness has no or limited prior experience; and

  •
  unanticipated costs.

        In addition, any future acquisitions or investments may result in:

  •
  dilutive issuances of equity securities, which may be sold at a discount to market price;

  •
  use of significant amounts of cash;

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  the incurrence of debt;

  •
  the assumption of liabilities;

  •
  unfavorable financing terms;

  •
  large one-time expenses; and

  •
  the creation of certain intangible assets, including goodwill, the write-down of which may result in significant charges to earnings.

        Any of these factors could materially harm Inverness' business or its operating results.

If Inverness is unable to post a bond of $35 million, or some other amount determined by the Court, the preliminary injunction that it recently obtained against Pfizer, Inc.'s e.p.t. product will not take effect.

        On March 12, 2003, the United States District Court for the District of New Jersey entered an order granting Inverness' motion for a preliminary injunction against Pfizer, Inc., based on a finding that Pfizer's e.p.t® pregnancy tests, as manufactured by Mizuho USA, Inc., a subsidiary of Mizuho Medy, Ltd., likely infringe two of Inverness' patents. The Court's order effectively would preclude Pfizer from selling this version of its e.p.t. pregnancy test pending appeal, subject to Inverness posting a $35 million bond with the Court. Inverness has not posted the bond and may not be able to secure a sufficient bond at a reasonable cost. If Inverness fails to post this bond, it may fail to realize the full benefits of the injunction imposed by the Court and it may lose the opportunity to increase its share of the market for pregnancy tests that it might have if Pfizer was forced to stop distributing the current version of its e.p.t. product.

Inverness could be liable for damages to Pfizer, Inc. if, despite preliminary injunctions preventing sale of Pfizer's e.p.t. pregnancy tests, the Court ultimately determines that e.p.t. does not infringe Inverness' patents.

        The United States District Court for the District of New Jersey has issued two preliminary injunctions that effectively preclude Pfizer, Inc. from selling existing versions of its e.p.t.® pregnancy tests based on findings that these tests likely infringe certain of Inverness' patents. Both preliminary injunctions were conditioned upon Inverness posting bonds with the Court, and Inverness has posted the bond for the first injunction. Despite the Court's findings that Pfizer's e.p.t. pregnancy tests likely infringe our patents, a final determination on whether these tests infringe Inverness' patents will not be made until after a trial has occurred. The Court could rule against Inverness at trial and find that these tests do not infringe Inverness' patents, in which case Inverness could be held liable for damages to Pfizer for lost profits suffered during the period it was prohibited by the preliminary injunctions from selling these tests. In that case, Inverness would lose any collateral provided by it to any surety for the bonds posted with the Court to the extent of any damages awarded to Pfizer, and Inverness would be liable to its surety provider(s) and/or Pfizer to the extent that damages awarded exceed collateral provided by Inverness.

Inverness could experience significant manufacturing delays, disruptions to its ongoing research and development and increased production costs if Unilever is unable to successfully assign or sublease to Inverness the lease for the multi-purpose facility Inverness currently uses in Bedford, England.

        One of Inverness' primary operating facilities is located in Bedford, England. The Bedford facility is a multi-purpose facility that is registered with the U.S. Food and Drug Administration, contains state-of-the-art research laboratories and is equipped with specialized manufacturing equipment. This facility currently provides the manufacturing for Inverness' Clearblue and Clearview products, serves as Inverness' research and development center and serves as the administrative center for its European operations. Inverness is currently using the Bedford facility pursuant to an agreement with Unilever entered into in connection with Inverness' acquisition of the Unipath business in 2001. Unilever currently leases this facility from a third-party landlord. Pursuant to the terms of Unilever's lease, however, Unilever is not permitted to assign the lease or sublet the Bedford facility without obtaining the prior written consent of the landlord (which consent may not be unreasonably withheld). The landlord has indicated that it will not consent to an assignment of the lease to Inverness. Inverness, Unilever and the landlord are currently negotiating the terms of a sublease. The terms of Inverness' acquisition agreement obligate Unilever to use reasonable endeavors to obtain the landlord's consent to assignment or to a sublease of the facility and, if necessary, to pursue the assignment or sublease through the courts. There are no assurances that Unilever will be successful in obtaining the landlord's consent to assignment of the lease to Inverness or to a sublease to Inverness. If Unilever is unable to successfully acquire such consent or otherwise enable Inverness to realize the benefit of its lease of the Bedford facility, Inverness may be forced to renegotiate a lease of the Bedford facility on substantially less favorable terms or seek alternative means of producing its products, conducting its research and housing its European administrative staff. In either case, Inverness may experience manufacturing delays and disruptions to its ongoing research and development while Inverness is resolving these issues and increased production costs in the future. Additionally, there are no assurances that Inverness will be able to renegotiate a lease for the Bedford facility on terms that are acceptable to it or find an acceptable replacement for this facility. Any one or more of these events may have a material adverse effect on Inverness.

Manufacturing problems or delays could severely affect Inverness' business.

        Inverness produces most of its consumer products in its manufacturing facilities located in New Jersey, Bedford, England and Galway, Ireland and some of its professional diagnostic tests in its manufacturing facilities located in Bedford, England and Yavne, Israel. Inverness' production processes are complex and require specialized and expensive equipment. Replacement parts for Inverness' specialized equipment can be expensive and, in some cases, can require lead times of up to a year to acquire. In addition, Inverness' private label consumer products business, and its private label and bulk nutritional supplements business in particular, rely on operational efficiency to mass produce product at low margins per unit. Inverness also relies on third parties to supply production materials and in some cases there may not be alternative sources immediately available. In addition, Inverness relies on third parties to manufacture most of its professional diagnostic products. Any event impacting Inverness' manufacturing facilities, its manufacturing systems or equipment, or its contract manufacturers or suppliers could delay or suspend shipments of products, or could result in the delivery of inferior products. Inverness' revenues from the affected products would decline or Inverness could incur losses until such time as it was able to restore its production processes or put in place alternative contract manufacturers or suppliers. Even though Inverness carries business interruption insurance policies, it may suffer losses as a result of business interruptions that exceed the coverage available under its insurance policies.

If Inverness fails to meet strict regulatory requirements, it could be required to pay fines or even close its facilities.

        Inverness' facilities and manufacturing techniques generally must conform to standards that are established by government agencies, including those of European and other foreign governments, as well as the United States Food and Drug Administration, or the FDA, and, to a lesser extent, the United States Drug Enforcement Agency, or the DEA, and local health agencies. These regulatory agencies may conduct periodic inspections of Inverness' facilities to monitor its compliance with applicable regulatory standards. If a regulatory agency finds that Inverness fails to comply with the appropriate regulatory standards, it may impose fines on Inverness or if such a regulatory agency determines that Inverness' non-compliance is severe, it may close Inverness' facilities. Any adverse action by an applicable regulatory agency could impair Inverness' ability to produce its products in a cost-effective and timely manner in order to meet its customers' demands. These regulatory agencies may also impose new or enhanced standards that would increase Inverness' costs as well as the risks associated with non-compliance. For example, Inverness anticipates that the FDA may soon finalize and implement "good manufacturing practice", or GMP, regulations for nutritional supplements. GMP regulations would require supplements to be prepared, packaged and held in compliance with certain rules, and might require quality control provisions similar to those in the GMP regulations for drugs. While Inverness' manufacturing facilities for nutritional supplements have been subjected to, and passed, third-party inspections against anticipated GMP standards, the ongoing compliance required in the event that GMP regulations are adopted would involve additional costs and would present new risks associated with any failure to comply with the regulations in the future.

If Inverness delivers products with defects, its credibility may be harmed, market acceptance of its products may decrease and Inverness may be exposed to liability in excess of its product liability insurance coverage.

        The manufacturing and marketing of consumer and professional diagnostic products involve an inherent risk of product liability claims. In addition, Inverness' product development and production are extremely complex and could expose its products to defects. Any defects could harm Inverness' credibility and decrease market acceptance of its products. In addition, Inverness' marketing of vitamins and nutritional supplements may cause it to be subjected to various product liability claims, including, among others, claims that the vitamins and nutritional supplements have inadequate warnings concerning side effects and interactions with other substances. Potential product liability claims may exceed the amount of Inverness' insurance coverage or may be excluded from coverage under the terms of the policy. In the event that Inverness is held liable for a claim for which it is not indemnified, or for damages exceeding the limits of its insurance coverage, that claim could materially damage Inverness' business and its financial condition.

Sales of Inverness' branded nutritional supplements have declined each year since 1998 due to the maturity of the market segments they serve and the age of that product line and Inverness may experience further declines in sales of those products.

        Sales of Inverness' branded nutritional products have declined each year since 1998 until the year 2002 when they increased slightly as compared to 2001. Inverness believes that those products have under-performed because they are, for the most part, aging brands with limited brand recognition that face increasing private label competition. The age of this product line means that Inverness is subject to future distribution loss for under-performing brands, while Inverness' opportunities for new distribution on the existing product lines are limited. Despite the slight increase in sales seen during 2002, Inverness does not expect significant sales growth of its existing branded nutritional products, and Inverness may experience further declines in sales of those products in the future.

The vitamin and nutritional supplements market is subject to significant fluctuations based upon media attention and new developments.

        Most growth in the vitamin and nutritional supplement industry is attributed to new products that tend to generate greater attention in the marketplace than do older products. Positive media attention resulting from new scientific studies or announcements can spur rapid growth in individual segments of the market, and also impact individual brands. Conversely, news that challenges individual segments or products can have a negative impact on the industry overall as well as on sales of the challenged segments or products. Most of Inverness' vitamin and nutritional supplements products serve well-established market segments and, absent unforeseen new developments or trends, are not expected to benefit from rapid growth. A few of Inverness' vitamin and nutritional products are newer products that are more likely to be the subject of new scientific studies or announcements, which could be either positive or negative. News or other developments that challenge the safety or effectiveness of these products could negatively impact the profitability of Inverness' vitamin and nutritional supplements business.

Inverness markets its Orgenics professional diagnostic products to small and medium sized customers in more than 90 countries at considerable cost that reduces the operating margins for those products.

        Because small and medium sized laboratories are the principal customers of Inverness' Orgenics professional diagnostic products, Inverness sells these products worldwide in order to maintain sufficient sales volume. Inverness' Orgenics professional diagnostic products are marketed in more than 90 countries, including many third world and developing nations where smaller laboratories are the norm, more expensive technologies are not affordable and infectious diseases are often more prevalent. This worldwide sales strategy is expensive and results in lower margins than would be possible if Inverness could generate sufficient sales volume by operating in fewer markets.

Inverness could suffer monetary damages, incur substantial costs or be prevented from using technologies important to its products as a result of a number of pending legal proceedings.

        Inverness is involved in various legal proceedings arising out of its consumer diagnostics, nutritional supplements and professional diagnostics business. The current material legal proceedings are:

  •
  a lawsuit by Abbott Laboratories against Inverness and Princeton BioMeditech Corporation (referred to as PBM), which manufactured products for Inverness' consumer diagnostics business while Inverness was part of IMT, claiming, among other things, that some of Inverness' products relating to pregnancy detection and ovulation prediction infringe patents to which Abbott asserts it is the exclusive licensee;

  •
  a counterclaim by PBM against Inverness in a patent infringement suit maintained by Inverness' subsidiaries, Inverness Medical Switzerland, GmbH and Unipath Diagnostics, Inc., against PBM et. al. in which PBM alleges that Inverness has breached various obligations to PBM arising out of its joint venture with Inverness and has attempted to monopolize the market for home pregnancy tests; and

  •
  an action brought by 68 consumers in London alleging defects in Inverness' Persona contraceptive device leading to unwanted pregnancies. Inverness believes that any liability in this matter is fully covered by separate insurance provided by Unilever in connection with Inverness' acquisition of the Unipath business.

        Because the above claims each seek damages and reimbursement for costs and expenses without specific amounts, Inverness is unable to assess the probable outcome of or potential liability arising from the lawsuits.

        In connection with Inverness' split-off from IMT, Inverness agreed to assume, to the extent permitted by law, and indemnify IMT for, all liabilities arising out of the women's health, nutritional supplements and professional diagnostics businesses before or after the split-off to the extent such liabilities are not otherwise retained by IMT. Through Inverness' acquisitions of the Unipath business, IVC and Wampole, Inverness also assumed or acquired substantially all of the liabilities of those businesses. Inverness is unable to assess the materiality or costs associated with these lawsuits at this time. Inverness cannot assure you that these lawsuits or any future lawsuits relating to its businesses will not have a material adverse effect on it.

The profitability of Inverness' consumer products businesses may suffer if Inverness is unable to establish and maintain close working relationships with its customers.

        Inverness' consumer products businesses rely to a great extent on close working relationships with its customers rather than long-term exclusive contractual arrangements. Customer concentration in these businesses is high, especially in Inverness' private label nutritional supplements business. In addition, customers of Inverness' branded and private label consumer products businesses purchase products through purchase orders only and are not obligated to make future purchases. Inverness therefore relies on its ability to deliver quality products on time in order to retain and generate customers. If Inverness fails to meet its customers' needs or expectations, whether due to manufacturing issues that effect quality or capacity issues that result in late shipments, it will harm its reputation and likely lose customers. The loss of a major customer and the failure to generate new accounts could significantly reduce Inverness' revenues or prevent it from achieving projected growth.

Inverness' private label nutritional supplements business is a low margin business susceptible to changes in costs and pricing pressures.

        Inverness' private label nutritional supplements business operates on low profit margins, and it relies on its ability to efficiently mass produce nutritional supplements in order to make meaningful profits from this business. Changes in raw material or other manufacturing costs can drastically cut into or eliminate the profits generated from the sale of a particular product. For the most part, Inverness does not have long-term supply contracts for its required raw materials and, as a result, its costs can increase with little notice. The private label nutritional supplements business is also highly competitive such that Inverness' ability to raise prices as a result of increased costs is limited. Customers generally purchase private label products via purchase order, not through long-term contracts, and they often purchase these products from the lowest bidder on a product by product basis. The Internet has enhanced price competition among private label manufacturers through the advent of on-line auctions, where mass merchandisers will auction off the right to manufacture a particular product to the lowest, often anonymous bidder.

Retailer consolidation poses a threat to existing retailer relationships and can result in lost revenue.

        Recent years have witnessed rapid consolidation within the mass retail industry. Drug store chains, grocery stores and mass merchandisers, the primary purchasers of Inverness' consumer diagnostic products and vitamins and nutritional supplements, have all been subject to this trend. Because these customers purchase through purchase orders, consolidation can interfere with existing retailer relationships, especially private label relationships, and result in the loss of major customers and significant revenue streams.

Inverness' financial condition or results of operations may be adversely affected by international business risks.

        A significant number of Inverness' employees, including sales, support and research and development personnel, are located outside of the United States. Conducting business outside of the United States subjects Inverness to numerous risks, including:

  •
  increased costs or reduced revenue as a result of movements in foreign currency exchange rates;

  •
  decreased liquidity resulting from longer accounts receivable collection cycles typical of foreign countries;

  •
  lower productivity resulting from difficulties managing Inverness' sales, support and research and development operations across many countries;

  •
  lost revenues resulting from difficulties associated with enforcing agreements and collecting receivables through foreign legal systems;

  •
  lost revenues resulting from the imposition by foreign governments of trade protection measures; and

  •
  higher cost of sales resulting from import or export licensing requirements.

Because Inverness' business relies heavily on foreign operations and revenues, changes in foreign currency exchange rates and Inverness' ability to convert currencies may negatively affect Inverness' financial condition and results of operations.

        Inverness' business relies heavily on its foreign operations. Three of Inverness' manufacturing facilities are outside the United States, in Bedford, England, Galway, Ireland and Yavne, Israel. Approximately 42% of Inverness' net revenues was generated from outside the United States during 2002. Inverness' Clearblue products and its pregnancy tests in particular, have historically been much stronger brands outside the United States, with 68% of Inverness' net product sales of Clearblue products coming from outside the United States during 2002. In addition, Inverness Medical Nutritionals Group, or IMN, a subsidiary of Inverness' which was formerly known as IVC Industries, Inc., generated almost 17.5% of its net product sales outside of the United States during 2002. In addition, Persona is sold exclusively outside of the United States, and Inverness' Orgenics professional diagnostic products have always been sold exclusively outside of the United States. Because of Inverness' foreign operations and foreign sales, Inverness faces exposure to movements in foreign currency exchange rates. Inverness' primary exposures are related to the operations of its European subsidiaries. These exposures may change over time as business practices evolve and could result in increased costs or reduced revenue and could impact actual cash flow.

Inverness' Orgenics subsidiary is located in Israel, and its operations could be negatively affected due to military or political tensions in the Middle East.

        Inverness' wholly owned subsidiary, Orgenics, which develops, manufactures and sells certain of Inverness' professional diagnostic products, is incorporated under the laws of the State of Israel. The administrative offices and development and manufacturing operations of Inverness' Orgenics business are located in Yavne, Israel. Although most of Orgenics's sales currently are to customers outside of Israel, political, economic and military conditions in Israel could nevertheless directly affect its operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Despite its history of avoiding adverse effects, Inverness' Orgenics business could be adversely affected by any major hostilities involving

Israel, including the current armed conflict with the Palestinian Authority or any armed conflict with Iraq.

Intense competition could reduce Inverness' market share or limit its ability to increase market share, which could impair the sales of Inverness' products and harm its financial performance.

        The medical products industry is rapidly evolving and developments are expected to continue at a rapid pace. Competition in this industry, which includes both Inverness' consumer diagnostics and professional diagnostics businesses, is intense and expected to increase as new products and technologies become available and new competitors enter the market. Inverness' competitors in the United States and abroad are numerous and include, among others, diagnostic testing and medical products companies, universities and other research institutions. Inverness' future success depends upon maintaining a competitive position in the development of products and technologies in its areas of focus. Inverness' competitors may:

  •
  develop technologies and products that are more effective than Inverness' products or that render Inverness' technologies or products obsolete or noncompetitive;

  •
  obtain patent protection or other intellectual property rights that would prevent Inverness from developing its potential products; or

  •
  obtain regulatory approval for the commercialization of their products more rapidly or effectively than Inverness does.

        Also, the possibility of patent disputes with competitors holding foreign patent rights may limit or delay expansion possibilities for Inverness' consumer diagnostics business in certain foreign jurisdictions. In addition, many of Inverness' existing or potential competitors have or may have substantially greater research and development capabilities, clinical, manufacturing, regulatory and marketing experience and financial and managerial resources.

        The market for the sale of vitamins and nutritional supplements is also highly competitive. This competition is based principally upon price, quality of products, customer service and marketing support. There are numerous companies in the vitamins and nutritional supplements industry selling products to retailers such as mass merchandisers, drug store chains, independent drug stores, supermarkets and health food stores. As most of these companies are privately held, Inverness is unable to obtain the information necessary to assess precisely the size and success of these competitors. However, Inverness believes that a number of its competitors, particularly manufacturers of nationally advertised brand name products, are substantially larger than Inverness is and have greater financial resources.

The rights Inverness relies upon to protect the intellectual property underlying its products may not be adequate, which could enable third parties to use Inverness' technology and would reduce its ability to compete in the market.

        Inverness' success will depend in part on its ability to develop or acquire commercially valuable patent rights and to protect its intellectual property. Inverness' patent position is generally uncertain and involves complex legal and factual questions. The degree of future protection for Inverness' proprietary rights is uncertain.

        The risks and uncertainties that Inverness faces with respect to its patents and other proprietary rights include the following:

  •
  the pending patent applications Inverness has filed or to which Inverness has exclusive rights may not result in issued patents or may take longer than Inverness expects to result in issued patents;

  •
  the claims of any patents which are issued may not provide meaningful protection;

  •
  Inverness may not be able to develop additional proprietary technologies that are patentable;

  •
  the patents licensed or issued to Inverness or its customers may not provide a competitive advantage;

  •
  other companies may challenge patents licensed or issued to Inverness or its customers;

  •
  patents issued to other companies may harm Inverness' ability to do business; and

  •
  other companies may design around technologies Inverness has licensed or developed.

        In addition to patents, Inverness relies on a combination of trade secrets, nondisclosure agreements and other contractual provisions and technical measures to protect its intellectual property rights. Nevertheless, these measures may not be adequate to safeguard the technology underlying Inverness' products. If they do not protect Inverness' rights, third parties could use Inverness' technology and its ability to compete in the market would be reduced. In addition, employees, consultants and others who participate in the development of Inverness' products may breach their agreements with Inverness regarding its intellectual property and Inverness may not have adequate remedies for the breach. Inverness also may not be able to effectively protect its intellectual property rights in some foreign countries. For a variety of reasons, Inverness may decide not to file for patent, copyright or trademark protection or prosecute potential infringements of its patents. Inverness also realizes that its trade secrets may become known through other means not currently foreseen by it. Despite Inverness' efforts to protect its intellectual property, Inverness' competitors or customers may independently develop similar or alternative technologies or products that are equal or superior to Inverness' technology and products without infringing on any of Inverness' intellectual property rights or design around Inverness' proprietary technologies.

Claims by other companies that Inverness' products infringe on their proprietary rights could adversely affect Inverness' ability to sell its products and increase Inverness' costs.

        Substantial litigation over intellectual property rights exists in both the consumer and professional diagnostic industries. Inverness expects that its products and products in these industries may increasingly be subject to third-party infringement claims as the number of competitors grows and the functionality of products and technology in different industry segments overlaps. Third parties may currently have, or may eventually be issued, patents on which Inverness' products or technology may infringe. Any of these third parties might make a claim of infringement against Inverness. Any litigation could result in the expenditure of significant financial resources and the diversion of management's time and resources. In addition, litigation in which Inverness is accused of infringement may cause negative publicity, have an impact on prospective customers, cause product shipment delays, require Inverness to develop non-infringing technology or enter into royalty or license agreements, which may not be available on acceptable terms, or at all. If a successful claim of infringement was made against Inverness and it could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, Inverness' revenue may decrease and Inverness could be exposed to legal actions by its customers.

Inverness has initiated, and may need to further initiate, lawsuits to protect or enforce its patents and other intellectual property rights, which could be expensive and, if Inverness loses, could cause it to lose some of its intellectual property rights, which would reduce its ability to compete in the market.

        Inverness relies on patents to protect a portion of its intellectual property and its competitive position. In order to protect or enforce its patent rights, Inverness may initiate patent litigation against third parties, such as infringement suits or interference proceedings. Litigation may be necessary to:

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  assert claims of infringement;

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  enforce Inverness' patents;

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  protect Inverness' trade secrets or know-how; or

  •
  determine the enforceability, scope and validity of the proprietary rights of others.

        Currently, Inverness has initiated a number of lawsuits against competitors who Inverness believes to be selling products that infringe its proprietary rights. These current lawsuits and any other lawsuits that Inverness initiates could be expensive, take significant time and divert management's attention from other business concerns. Litigation also puts Inverness' patents at risk of being invalidated or interpreted narrowly and its patent applications at risk of not issuing. Additionally, Inverness may provoke third parties to assert claims against it. Patent law relating to the scope of claims in the technology fields in which Inverness operates is still evolving and, consequently, patent positions in Inverness' industry are generally uncertain. Inverness may not prevail in any of these suits and the damages or other remedies awarded, if any, may not be commercially valuable. During the course of these suits, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. If securities analysts or investors perceive any of these results to be negative, Inverness' stock price could decline.

Non-competition obligations and other restrictions will limit Inverness' ability to take full advantage of its management team, the technology Inverness owns or licenses and its research and development capabilities.

        Members of Inverness' management team have had significant experience in the diabetes field. In addition, technology Inverness owns or licenses may have potential applications to this field, and Inverness' research and development capabilities could be applied to this field. However, in conjunction with Invernesss' split-off from Inverness Medical Technology, Inc., or IMT, Inverness agreed in the post-closing covenants agreement not to compete with IMT and Johnson & Johnson in the field of diabetes. In addition, Mr. Ron Zwanziger, Inverness' Chairman, President and Chief Executive Officer, and two of Inverness' senior scientists, Dr. David Scott and Dr. Jerry McAleer, have entered into consulting agreements with IMT that impose similar restrictions. Further, Inverness' license agreement with IMT prevents Inverness from using any of the licensed technology in the field of diabetes. As a result of these restrictions, Inverness cannot pursue opportunities in the field of diabetes.

Inverness is obligated to indemnify IMT and others for liabilities which could require Inverness to pay IMT amounts that it may not have.

        The restructuring agreement, post-closing covenants agreement and related agreements entered into in connection with the split-off and merger transaction with Johnson & Johnson provide that Inverness will indemnify IMT and other related persons for specified liabilities related to Inverness' businesses, statements in the proxy statement/prospectus issued in connection with the split-off and merger about its businesses and breaches of its obligations under the restructuring agreement, post-closing covenants agreement and related agreements.

        In addition, under Inverness' tax allocation agreement with IMT and Johnson & Johnson, Inverness will indemnify Johnson & Johnson and IMT for any unpaid tax liabilities attributable to the pre-split-off operation of Inverness' consumer diagnostics, vitamins and nutritional supplements and professional diagnostics businesses.

        While no claims for indemnification have yet been made, and may never be made, Inverness is unable to predict the amount, if any, that may be required for it to satisfy its indemnification obligations under these agreements. However, if claims are made for indemnification and Inverness is liable for such claims, the amount could be substantial. In such an event, Inverness may not have sufficient funds available to satisfy its potential indemnification obligations. In addition, Inverness may be unable to obtain the funds on terms satisfactory to it, if at all. If Inverness is unable to obtain the necessary funds, it will need to consider other alternatives, including sales of assets, to raise necessary funds.

Inverness' operating results may fluctuate due to various factors and as a result period-to-period comparisons of its results of operations will not necessarily be meaningful.

        Factors relating to Inverness' business make its future operating results uncertain and may cause them to fluctuate from period to period. Such factors include:

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  the timing of new product announcements and introductions by Inverness and its competitors;
  •
  market acceptance of new or enhanced versions of Inverness' products;
  •
  changes in manufacturing costs or other expenses;
  •
  competitive pricing pressures;
  •
  the gain or loss of significant distribution outlets or customers;
  •
  the availability and extent of reimbursement for Inverness' products;
  •
  increased research and development expenses;
  •
  the timing of any future acquisitions;
  •
  general economic conditions; or
  •
  general stock market conditions or other economic or external factors.

Inverness' stock price may fluctuate significantly and shareholders who buy or sell its common stock may lose all or part of the value of their investment, depending on the price of its common stock from time to time.

        Inverness common stock has only been listed on the American Stock Exchange since November 23, 2001 and Inverness has a limited market capitalization. As a result, Inverness is followed by only a few market analysts and a portion of the investment community. Limited trading of Inverness' common stock may therefore make it more difficult for you to sell your shares.

        In addition, Inverness' share price may be volatile due to its operating results, as well as factors beyond its control. It is possible that in some future periods the results of Inverness' operations will be below the expectations of the public market. In any such event, the market price of Inverness common stock could decline. Furthermore, the stock market may experience significant price and volume fluctuations, which may affect the market price of Inverness common stock for reasons unrelated to its operating performance. The market price of Inverness common stock may be highly volatile and may be affected by factors such as:

  •
  Inverness' quarterly and annual operating results, including its failure to meet the performance estimates of securities analysts;

  •
  changes in financial estimates of Inverness' revenues and operating results or buy/sell recommendations by securities analysts;

  •
  the timing of announcements by Inverness or its competitors of significant products, contracts or acquisitions or publicity regarding actual or potential results or performance thereof;

  •
  changes in general conditions in the economy, the financial markets or the health care industry;

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  government regulation in the health care industry;

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  changes in other areas such as tax laws;

  •
  sales of substantial amounts of common stock or the perception that such sales could occur;

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  changes in investor perception of Inverness' industry, its businesses or its prospects;

  •
  the loss of key employees, officers or directors; or

  •
  other developments affecting Inverness or its competitors.

The holders of Inverness Series A Preferred Stock are entitled to receive liquidation payments in preference to the holders of Inverness common stock.

        As of April 23, 2003, there were 323,060 shares of Inverness Series A Preferred Stock outstanding. Pursuant to the terms of the certificate of designation creating the Inverness Series A Preferred Stock, upon a liquidation or a deemed liquidation of Inverness, the holders of the shares of Inverness Series A Preferred Stock are entitled to receive a liquidation payment prior to the payment of any amount with respect to the shares of Inverness common stock. The amount of this preferential liquidation payment is $30 per share of Inverness Series A Preferred Stock (or $40.50 per share in certain circumstances), plus the amount of any dividends that have accrued on those shares, subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Inverness Series A Preferred Stock. Dividends accrue on the shares of Inverness Series A Preferred Stock at the rate of up to $2.10 per share per annum based on the percentage of trading days on which the closing market price of Inverness common stock is less than $15.00. As a result of these terms, the holders of Inverness common stock may be disproportionately affected by any reduction in the value of Inverness' assets or fluctuations in the market price of Inverness common stock.

The ability of Inverness' stockholders to control Inverness' policies and effect a change of control of Inverness is limited, which may not be in your best interests.

        There are provisions in Inverness' certificate of incorporation and bylaws that may discourage a third party from making a proposal to acquire Inverness, even if some of Inverness' stockholders might consider the proposal to be in their best interests. These provisions include the following:

  •
  Inverness' certificate of incorporation provides for three classes of directors with the term of office of one class expiring each year, commonly referred to as a staggered board. By preventing stockholders from voting on the election of more than one class of directors at any annual meeting of stockholders, this provision may have the effect of keeping the current members of Inverness' board of directors in control for a longer period of time than stockholders may desire; and

  •
  Inverness' certificate of incorporation authorizes its board of directors to issue shares of preferred stock without stockholder approval and to establish the preferences and rights of any preferred stock issued, which would allow the board to issue one or more classes or series of preferred stock that could discourage or delay a tender offer or change in control.

        Additionally, Inverness is subject to Section 203 of the Delaware General Corporation Law, which, in general, imposes restrictions upon acquirers of 15% or more of Inverness' stock. Finally, the board of directors may in the future adopt other protective measures, such as a stockholder rights plan, which could delay, deter or prevent a change of control.

Because Inverness does not intend to pay dividends on its common stock, you will benefit from an investment in Inverness common stock only if it appreciates in value.

        Inverness currently intends to retain its future earnings, if any, to finance the expansion of its business and does not expect to pay any cash dividends on its common stock in the foreseeable future. In addition, Inverness' senior credit facility prohibits the payment of dividends. As a result, the success of your investment in Inverness common stock will depend entirely upon any future appreciation. There is no guarantee that Inverness common stock will appreciate in value after the offering or even maintain the price at which you acquired your shares.

Inverness' historical financial information relating to periods beginning prior to its split-off from IMT on November 21, 2001 may not be representative of its results as a separate company.

        On November 21, 2001, Inverness was split off from IMT and became an independent, publicly owned company as part of a transaction by which IMT was acquired by Johnson & Johnson. Prior to that time, Inverness had been a majority owned subsidiary of IMT, and the businesses that Inverness acquired in connection with the restructuring that preceded the split-off represented approximately 20% of IMT's net product sales during the calendar quarter concluded immediately prior to the split-off. The historical financial information relating to any periods beginning prior to November 21, 2001 included in Inverness' reports filed with the Securities and Exchange Commission report on time periods prior to the split-off and reflect the operating history of Inverness' businesses when they were a part of IMT. As a result, the financial information may not reflect what Inverness' results of operations, financial position and cash flows would have been had Inverness been a separate, stand-alone company during those periods. This financial information also may not reflect what Inverness' results of operations, financial position and cash flows will be in the future. This is not only related to the various risks associated with the fact that Inverness has not been a stand-alone company for a long period of time, but also because:

  •
  various adjustments and allocations have been made to produce these financial statements because IMT did not account for Inverness as a single stand-alone business for those periods presented; and

  •
  the information, to the extent it does not report on a period ending on or after November 21, 2001, does not reflect many significant changes that occurred in Inverness' financial condition, capital structure and operations as a result of its separation from IMT.

        The adjustments and allocations Inverness made in preparing the financial information for any periods beginning prior to November 21, 2001, may not appropriately reflect its operations during those periods as if Inverness had operated as a stand-alone company.

 Risks Relating to Ostex

Ostex has a history of losses and may not be able to continue as a going concern.

        KPMG LLP, Ostex' independent auditors, has included a going concern uncertainty paragraph in its audit report on Ostex' financial statements for the year ended December 31, 2002, which states that Ostex' recurring losses from operations and need to raise additional capital to meet its operating and debt requirements if the proposed merger with Inverness is unsuccessful, raise substantial doubt about Ostex' ability to continue as a going concern.

        Ostex has not been profitable for any year since its formation in 1989. Ostex had an accumulated deficit through December 31, 2002 of $43,309,000. Ostex expects to incur additional costs as it continues with its existing operations, marketing and sales efforts for its products, and research and development activities. Ostex' lead product, the Osteomark® NTx Urine test, became commercially available in May 1995 in the United States, but sales to date have not been significant enough to generate net income. Ostex' ability to achieve long-term profitability is dependent upon successfully manufacturing, marketing, and commercializing existing products. Ostex expects to continue to incur additional losses in the near-term future and Ostex is unable to predict when, if ever, it will achieve profitability. Ostex' ability to continue as a going concern is dependant upon numerous factors, including its ability to obtain additional financing, its ability to increase its level of future revenues and its ability to reduce operating expenses.

Ostex cannot assure you that its common stock will continue to be listed on The Nasdaq National Market, and delisting could depress its stock price, limit shareholder liquidity and make it more difficult for Ostex to raise capital.

        On November 22, 2002, Nasdaq notified Ostex that the Nasdaq Staff was reviewing Ostex' eligibility for continued listing on The Nasdaq National Market in light of Ostex' failure to satisfy the $10,000,000 minimum shareholders' equity requirement set forth in Marketplace Rule 4450(a)(3). After reviewing information concerning the proposed merger submitted by Ostex, Nasdaq granted Ostex an extension. Under the terms of the extension, if the merger was not consummated by February 28, 2003 and Ostex did not apply for transfer to The Nasdaq SmallCap Market, Nasdaq would provide formal written notification that Ostex' securities will be delisted. On March 18, 2003, Ostex received formal written notice of the Nasdaq Staff's determination that Ostex' securities should be delisted from The Nasdaq National Market. On March 21, 2003, Ostex requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff delisting determination. At the hearing, which was held on April 24, 2003, Ostex requested continued listing on The Nasdaq National Market pending completion of the merger. If Ostex' appeal fails and if the merger is not consummated, Ostex may seek to list its common stock on The Nasdaq SmallCap Market. If Ostex does not qualify for listing on The Nasdaq SmallCap Market, its common stock would be listed on the over-the-counter bulletin board or another quotation system or exchange on which Ostex would qualify. If Ostex' common stock is delisted, the delisting from Nasdaq could have a material adverse effect on the trading price and liquidity of the common stock, and your ability to sell shares of Ostex stock would be severely limited. Among other things, if not listed on The Nasdaq National Market or The Nasdaq SmallCap Market, Ostex' common stock may then constitute "penny stock," which would place increased regulatory burdens on brokers, making them less likely to make a market in Ostex common stock. Loss of Ostex' Nasdaq National Market status could also make it more difficult for Ostex to raise capital and would also complicate compliance with state "blue sky" laws.

The market acceptance and demand for Ostex' products is uncertain.

        The Osteomark® NTx test became commercially available in May 1995 in the United States, but sales to date have not been significant enough to generate net income. There can be no assurance that

Ostex' Osteomark® NTx tests will gain widespread acceptance from the medical community, clinical or hospital laboratories, pharmaceutical companies, physicians or patients as readily as other forms for testing or any newly developed test. There can be no assurance that Ostex will be able to develop significant market share for its products or maintain or increase its current market share. Ostex did not deliver as many NTx Point-of-Care devices to Procter & Gamble and Aventis Pharmaceuticals as anticipated in the second half of 2001 due to product supply difficulties. In addition, because of delays encountered with the start-up of Ostex' point-of-care manufacturing facility, Ostex was unable to deliver NTx Point-of-Care devices to Procter & Gamble and Aventis during most of the first half of 2002. As a result, Procter & Gamble and Aventis cancelled a portion of their NTx Point-of-Care back orders or switched to Ostex' Osteomark® NTx Urine test in the microtiter plate format.

        Ostex' point-of-care manufacturing facility was validated to produce a high volume of devices. The production capacity exceeds the production plan for devices in the near-term and may exceed the production plan for devices in the long-term. If this were to occur, the resulting excess capacity may have a negative impact to Ostex' margins in future periods. The inability of Ostex to increase market acceptance and demand for its products could have a material adverse effect on Ostex' business, financial condition and results of operations.

Ostex currently relies on a small number of customers and the loss of a significant Ostex customer could harm Ostex' business.

        Ostex' current operations are dependent upon a relatively small number of customers, which change from time to time. Ostex' most significant customers during 2002 were Mochida Pharmaceutical Co., Ltd., Quest Diagnostics Incorporated, Covance Central Lab Services, Johnson & Johnson Clinical Diagnostics, Inc. and Fisher Scientific. These customers collectively accounted for approximately 56% of Ostex' total product sales during the year. Ostex generally does not have long-term purchase contracts with its customers, who order products on a purchase order basis. In certain circumstances, customer orders may be cancelled, changed or delayed on short notice. Because Ostex' finished goods inventory has a limited shelf life, inventory amounts that are not sold within an appropriate time are charged against the cost of products sold. There can be no assurance that Ostex' current significant customers will continue to buy products at their current or increased levels. Ostex lost a number of orders from significant customers as a result of manufacturing delays encountered with the start-up of Ostex' point-of-care manufacturing facility in late 2001 and early 2002. Loss of a significant Ostex customer or further reduction of the level of orders from a significant Ostex customer would have a material adverse effect on Ostex' operating results.

Ostex is dependent on therapeutics developed by others.

        Acceptance of and demand for Ostex' products will be affected by physicians' perceived needs to test for bone resorption for the purposes of the prevention, treatment and monitoring of osteoporosis. There are currently a limited number of therapies that are effective in preventing, treating and monitoring osteoporosis or other bone disorders. In the event new therapies do not receive regulatory approval or experience delayed market acceptance, or existing therapies are deemed not to be as effective or useful as originally suggested, Ostex could be adversely affected. Unfavorable publicity or studies concerning an Ostex product or therapeutic products for osteoporosis could also have an adverse effect on Ostex' ability to obtain regulatory approvals or to achieve market acceptance.

Ostex has limited sales, marketing and distribution experience and resources.

        Ostex has limited sales, marketing and distribution experience and resources. To market any of its products directly or indirectly, Ostex must develop and implement a substantial sales and marketing effort with technical expertise and supporting distribution capability. Ostex may need to increase its sales and marketing resources significantly in order for its products to gain relatively significant market acceptance. Ostex intends to continue to market and sell its products in the United States through research and clinical laboratories and distributors, establish relationships with a pharmaceutical company or companies, and to establish business arrangements to sell its products in other markets through distributors and a pharmaceutical company or companies. There can be no assurance that Ostex will be able to establish effective sales and marketing and distribution capabilities or that its collaborators will be successful in gaining market acceptance for Ostex' products or that Ostex will achieve or maintain significant market share for its products.

Ostex has limited manufacturing experience.

        Ostex has, through an agreement with Metrika, Inc., developed an adaptation of its core technology for use in physicians' offices, called the Osteomark® NTx Point-of-Care device. Until year-end 2001, Ostex depended upon the efforts of Metrika for the production of the NTx Point-of-Care device. In the second quarter of 2002, Ostex itself began manufacturing the NTx Point-of-Care device, but continues to rely on Metrika for supply of certain components. Ostex has limited manufacturing experience and technical expertise with a product like the NTx Point-of-Care device. Failure by Ostex to manufacture the NTx Point-of-Care device and other products in significant quantities in a cost-effective manner could adversely affect Ostex' results of operations. Because of delays encountered with the start-up of Ostex' point-of-care manufacturing facility, Ostex was unable to deliver NTx Point-of-Care devices to customers during late 2001 and most of the first half of 2002. Any similar interruptions in the manufacturing process in the future could have a material adverse effect on Ostex' results of operations.

Ostex is dependent on licensed patents and proprietary rights.

        Ostex' success is dependent in part on obtaining, maintaining and enforcing its patents and other proprietary rights and its ability to avoid and defend against allegations of infringing the proprietary rights of others. Patent law relating to the scope of claims in the biotechnology field in which Ostex operates is still evolving and, consequently, patent positions in Ostex' industry may not be as strong as in other better-established fields. Accordingly, the United States Patent and Trademark Office, or PTO, and foreign patent offices may not issue patents from the patent applications owned by or licensed to Ostex. If issued, the patents may not give Ostex an advantage over competitors with similar technology.

        Ostex is the exclusive licensee of 60 patents in North America, Europe, and Asia. However, the issuance of a patent is not conclusive as to its validity or enforceability and it is uncertain how much protection, if any, will be given to Ostex' patents if it attempts to enforce them and they are challenged in court or in other proceedings, such as oppositions, which may be brought in foreign jurisdictions to challenge the validity of a patent. A third party may challenge the validity or enforceability of a patent after its issuance by the PTO or a foreign patent office. It is possible that a competitor may successfully challenge Ostex' patents or that a challenge will result in limiting their coverage. Moreover, the cost of litigation to uphold the validity of patents and to prevent infringement can be substantial. If the outcome of litigation is adverse to Ostex, third parties may be able to use Ostex' patented invention without payment to Ostex. Moreover, it is possible that competitors may infringe Ostex' patents or successfully avoid them through design innovation. To stop these activities, Ostex may need to file a lawsuit. These lawsuits are expensive and would consume time and other resources, even if Ostex is successful in stopping the violation of its patent rights. In addition, there is a risk that a court would decide that Ostex' patents are not valid and that Ostex does not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of Ostex' patents are upheld, a court would refuse to stop the other party on the ground that its activities do not infringe Ostex' patents.

        Further, once a patent has expired, the technology is no longer protected. Ostex' Type I collagen patents will begin to expire in late 2007 for the United States and in 2010 for Europe and Japan. Ostex

is the exclusive worldwide licensee of Metrika's patents relating to point-of-care devices and subcomponents thereof for the measurement of NTx and other connective tissue markers. The Metrika patents will begin to expire in 2013.

        In addition to the intellectual property rights described above, Ostex relies on unpatented technology, trade secrets and confidential information. Therefore, others may independently develop substantially equivalent information and techniques or otherwise gain access to or disclose Ostex' technology. Ostex may not be able to effectively protect its rights in unpatented technology, trade secrets and confidential information. Ostex requires each of its employees, consultants and advisors to execute a confidentiality agreement at the commencement of an employment or consulting relationship with Ostex. However, these agreements may not provide effective protection of Ostex' information or, in the event of unauthorized use or disclosure, they may not provide adequate remedies.

Ostex' patent rights could conflict with the patent rights of others.

        Ostex' competitors or others may have or acquire patent rights that they could enforce against Ostex. If they do so, Ostex may be required to alter its products, pay licensing fees or cease activities. If Ostex' products conflict with patent rights of others, third parties could bring legal actions against Ostex claiming damages and seeking to enjoin manufacturing and marketing and sales of the affected products. If these legal actions are successful, in addition to any potential liability for damages, Ostex could be required to obtain a license in order to continue to manufacture or market the affected products. Ostex may not prevail in any legal action and a required license under the patent may not be available on acceptable terms or at all.

        In December 2001, Osteometer Biotech A/S, also known as Nordic Bioscience A/S, and its licensee Roche Diagnostics GmbH sent Ostex two notification letters concerning Osteometer's European Patent No. 0742902 which issued November 21, 2001. The patent claims synthetic NTx peptides in assays for bone resorption. Ostex believes that its Osteomark® products do not infringe upon the Osteometer patent and that the patent is invalid in light of prior art that was not taken into consideration by the issuing European Patent Office. In January 2002, Ostex filed an action in the Court of Monza, Italy, seeking a pan-European declaration of noninfringement. This action included a request to stay any such noninfringement determination pending the outcome of an opposition proceeding that Ostex initiated on August 20, 2002, in the European Patent Office against this patent. By letter dated October 24, 2002, Nordic Bioscience A/S informed Ostex that it had filed infringement proceedings in July 2002 against Ostex before the District Court of Düsseldorf, Germany. Ostex was served notification on December 12, 2002 of the German proceeding. On January 9, 2003, Ostex filed a notification of appearance in Germany and indicated that it will contest the matter.

Ostex may be subject to significant costs of litigation relating to Ostex' intellectual property.

        The cost to Ostex of any litigation or other proceedings relating to intellectual property rights, even if resolved in Ostex' favor, could be substantial. Some of Ostex' competitors may be better able to sustain the costs of complex patent litigation because they have substantially greater resources. If third parties file patent applications, or are issued patents claiming technology also claimed by Ostex in pending applications, Ostex may be required to participate in interference proceedings in the PTO, or opposition proceedings abroad, to determine priority of invention. Ostex may be required to participate in interference or opposition proceedings involving its issued patents and pending applications. Ostex may be required to cease using the technology or license rights from prevailing third parties as a result of an unfavorable outcome in an interference proceeding. Such a prevailing party may not offer Ostex a license on commercially acceptable terms.

Ostex is subject to lengthy regulatory processes and the uncertainty of regulatory approvals.

        The manufacture and marketing and sales of Ostex' products and research and development activities are subject to regulation for safety and quality by the FDA in the United States and comparable authorities in other countries.

        The process of obtaining FDA and other required regulatory approvals can be lengthy and expensive. The time required for approvals is uncertain, and often depends on the type, complexity and novelty of the product. There can be no assurance that regulatory agencies will act favorably or quickly in their review of any submission by Ostex. Significant difficulties or costs may be encountered by Ostex in its efforts to obtain approvals that could delay or preclude Ostex from marketing and selling its products. The FDA may request the development of additional data following original submissions, causing Ostex to incur further cost and delay. Additionally, the FDA may restrict the intended use of a submitted product as a condition for clearance.

        The requirements governing the conduct of clinical studies, manufacturing and marketing and selling of Ostex' products outside the United States can vary widely from country to country. Foreign approvals may take longer than FDA approvals and can involve additional testing. Foreign regulatory approval processes involve similar risks associated with the FDA approval processes. Also, approval of a product by the FDA does not ensure approval of the same product by health authorities of other countries.

        Ostex has completed an EC Declaration of Conformity, permitting the sale of its Point-of-Care device in the European Union. Ostex' other products sold in the European Union will be required to meet this regulation as well by December 31, 2003. Ostex is in the process of preparing an EC Declaration of Conformity for these products. For the products currently sold in Canada, Ostex is in the process of fulfilling the quality system requirements and submitting the quality system certificate required by Health Canada by November 1, 2003. If Ostex does not meet these deadlines, it will not be able to continue to sell these products in the respective markets.

Ostex is subject to extensive continuing government regulation.

        The research, development, manufacturing, marketing and sales of Ostex' products are subject to extensive continuing regulation by numerous governmental authorities in the United States and certain other countries, and Ostex, its products, and its manufacturing facilities are subject to continual review and periodic inspection. The regulatory standards for manufacturing are applied stringently by the FDA. Discovery of previously unknown problems with a product, manufacturer, or facility may result in restrictions on such product, manufacturer or facility, including warning letters, fines, suspensions of regulatory approvals, product recalls, operating restrictions, delays in obtaining new product approvals, withdrawal of the product from the market, and criminal prosecution. Other violations of FDA requirements can result in similar penalties. Ostex is also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens, and the handling of biohazardous materials. Any violation of, and the cost of compliance with, these laws and regulations could adversely impact Ostex' operations. Ostex is unable to predict the extent or likelihood of adverse government regulation that might arise from future U.S. or foreign government action.

The market for Ostex' products is subject to intense competition.

        Competition from biotechnology companies, diagnostics companies, pharmaceutical companies, and research and academic institutions is intense and is based on price as well as product performance. Ostex' main competitors are Osteometer Biotech A/S, also known as Nordic Bioscience A/S, and Quidel Corporation and licensees and distributors of their technologies and products. A number of tests and procedures for the detection of osteoporosis and other bone disorders currently exist and others are in development, and the manufacturers of these tests will continue to improve them. In addition, the diagnostics industry is subject to rapid technological change. Ostex' competitors may succeed in developing products which are more effective or less expensive than those that have been or are being developed by Ostex or which would render Ostex' core technology obsolete, uneconomical or non-competitive. Many of Ostex' competitors have, or have access to substantially greater financial, technical and human resources than Ostex. In addition, many of these competitors have significantly greater experience and resources than Ostex in undertaking clinical trials and other regulatory approval procedures, as well as in marketing and sales and achieving manufacturing efficiencies. There are also small companies, academic institutions, governmental agencies and other research organizations that are conducting research in the area of osteoporosis and other collagen-related diseases. These entities are becoming increasingly aware of the commercial value of their findings and more active in seeking patent and other proprietary rights, as well as licensing revenues.

Ostex is dependent on its core technology and may not be able to adapt this technology to different formats.

        Ostex currently relies exclusively upon its core technology for the development of products associated with osteoporosis and other collagen-related diseases. Ostex' Type I collagen patents will begin to expire in late 2007 for the United States and in 2010 for Europe and Japan. Ostex is the exclusive worldwide licensee of Metrika's patents relating to point-of-care devices and subcomponents thereof for the measurement of NTx and other connective tissue markers. The Metrika patents will begin to expire in 2013. Competitors of Ostex may succeed in developing new or more efficient or cost effective tests that are more readily accepted than Ostex' products. Ostex may require additional development work to adapt its core technology to different, additional or more cost-effective formats, instruments and other delivery platforms that currently exist or may be developed. In particular, additional research and development will be required to adapt its core technology to high-speed, high-volume automated instruments typically used in large clinical laboratories or companies through which Ostex may seek to expand the market for its products. In addition, further research and development will be required to lower the cost of the NTx Point-of-Care device beyond volume considerations and to enhance its performance. Ostex may not be successful in adapting and further developing its core technology to meet such needs. In addition, technological changes or medical advancements could diminish or eliminate the commercial viability of the Osteomark® tests or future products based upon Ostex' core technology. The failure to adapt Ostex' core technology to different or more cost effective formats, instruments, and other delivery platforms, or otherwise to commercialize such core technology, could have a material adverse effect on Ostex' results of operations.

Ostex is reliant on collaborative agreements and other relationships.

        Ostex has entered into collaborative, distribution or co-promotional agreements, arrangements, or programs with several partners, including, among others, Johnson & Johnson Clinical Diagnostics, Inc., Mochida Pharmaceutical Co., Ltd., Procter & Gamble, Aventis Pharmaceuticals and Quest Diagnostics Incorporated. The level of each collaborator's involvement and support and the amount and timing of resources it will give or the amount of product it will purchase from Ostex under these agreements, arrangements, or programs are not within the control of Ostex and can significantly impact Ostex' ability to achieve its objectives. There can be no assurance that these collaborators will perform their contractual obligations or intentions as expected or that Ostex will derive revenue from such arrangements. Moreover, the agreements or business could be terminated. Ostex expects to rely on these and additional agreements, arrangements, or programs to develop, commercialize, promote and sell its present and future products. Ostex may not be able to negotiate acceptable agreements in the future. Moreover, new agreements or existing agreements may not be successful. If any collaborator breaches or terminates its agreement, or fails to conduct its collaborative activities in a timely manner, the commercialization of existing and future products could be slowed down or blocked completely.

Disputes may arise between Ostex and its collaborators on a variety of matters, including financial or other obligations under the business relationships and arrangements between the companies. These disputes may be both expensive and time consuming and may result in delays in the development and commercialization of Ostex' products.

Product liability claims with respect to Ostex' products in excess of the amount of insurance could adversely affect Ostex' financial condition.

        The testing, manufacturing, marketing and sale of Ostex' products may subject Ostex to product liability claims. Ostex maintains coverage against product liability risks up to a $2,000,000 aggregate limit. However, continuing insurance coverage may not be available at an acceptable cost, if at all. Ostex may not be able to obtain insurance coverage that will be adequate to satisfy any liability that may arise. Regardless of merit or eventual outcome, product liability claims may result in decreased demand for a product, injury to its reputation, withdrawal of clinical trial volunteers and loss of revenues. As a result, regardless of whether Ostex is insured, a product liability claim or product recall may result in losses that could be material to Ostex.

Ostex has limited suppliers.

        The majority of the raw materials, technologies and purchased components used to manufacture Ostex' products are readily available. However, certain of these materials, technologies and related support such as solid phase membranes and electronics modules for Ostex' NTx Point-of-Care device, are from a sole supplier or a limited group of suppliers. Metrika is the sole supplier of certain critical components for Ostex' NTx Point-of-Care device and any issues with Metrika's ability to supply critical components could interrupt the supply of these components for the device. There can be no assurance that Ostex' reliance on these suppliers will not result in problems with product supply. Interruptions in the availability of products could have a material adverse effect on Ostex' results of operations.

The healthcare reimbursement for Ostex' products is uncertain.

        Ostex' ability to commercialize its products will depend in part on the extent to which reimbursement for the cost of such products and related treatment will be available from third-party payors, such as government health administration authorities, private health coverage insurers and other organizations, and the amount of such reimbursement. The status of the scope of healthcare programs worldwide is uncertain and there can be no assurance that adequate third-party coverage will be available for Ostex to maintain price levels sufficient for realization of an appropriate return on its investment in product development. Third-party payors are increasingly challenging the price and cost effectiveness of medical products and services. There can be no assurance that Ostex' existing or any future products will provide sufficient value or be considered cost effective and that reimbursement to the consumer will be available or sufficient to allow Ostex to sell its products on a competitive basis. The U.S. Department of Health and Human Services Centers for Medicare & Medicaid Services issued its Final Rule for National Medicare Coverage in November 2001. The Rule established mandatory national Medicare coverage for the use of the Osteomark® NTx Urine test. The implementation date for this coverage was January 1, 2003. However, because the Rule was negotiated based on earlier clinical studies with urine tests, the rulemaking did not extend to the Osteomark® NTx Serum test. In the absence of a national coverage decision, Medicare contractors will have local discretion in deciding whether the Osteomark® NTx Serum test is reimbursable as a medically necessary procedure for assessing and monitoring bone loss resorption.

SPECIAL STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including:

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  statements about the benefits of the acquisition by Inverness of Ostex, including future financial and operating results that may be realized from the transaction;

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  statements with respect to Inverness' and Ostex' plans, objectives, expectations and intentions and other statements that are not historical facts; and

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  other statements identified by words such as "may," "could," "should," "would," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets" and similar expressions.

        You should read statements that contain these words carefully because they discuss Inverness' and Ostex' future expectations, contain projections of Inverness' or Ostex' future results of operations or financial condition or state other "forward-looking" information. There may be events in the future that neither Inverness nor Ostex is able to predict accurately or control and that may cause actual results to differ materially from the expectations described in the forward-looking statements contained in this proxy statement/prospectus. All forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed in this proxy statement/prospectus. Readers should not place undue reliance on the forward-looking statements contained in this proxy statement/prospectus. In evaluating these forward-looking statements, you should consider the risks and uncertainties described in the section of this proxy statement/prospectus titled "Risk Factors" and in the reports and documents filed by Inverness or Ostex with the Securities and Exchange Commission. Neither Inverness nor Ostex undertakes any obligation to update any forward-looking statements contained in this proxy statement/prospectus as a result of future events or developments.

THE COMPANIES

Inverness Medical Innovations, Inc.

        Inverness Medical Innovations, Inc., a Delaware corporation, was initially formed in May 2001 as a wholly owned subsidiary of IMT. On November 21, 2001, as part of a split-off and merger transaction in which Johnson & Johnson acquired IMT's diabetes business, Inverness acquired all of IMT's non-diabetes businesses, i.e., its women health, nutritional supplements and professional diagnostics businesses, and was split off from IMT as a separate publicly traded company. Inverness' principal executive offices are located at 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453 and its telephone number is (781) 647-3900.

        Inverness develops, manufactures and markets consumer healthcare products, including self-test diagnostic products for the women's health market and vitamins and nutritional supplements. Inverness also manufactures and distributes a wide variety of diagnostic products for use by medical and laboratory professionals. Inverness' consumer self-test diagnostic products allow individuals to obtain accurate information regarding various medical conditions on a confidential, non-prescription basis, without the expense, inconvenience and delay associated with physician visits or laboratory testing. This information gives individuals greater control over their health and their lives, allowing them to make timely and informed decisions and take action to protect their health, alone or in consultation with healthcare professionals. Inverness' existing self-test products are targeted at the women's health market, one of the largest existing markets for self-care diagnostics, and include home pregnancy detection tests and home ovulation prediction tests. Inverness also sells a wide variety of vitamins and nutritional supplements, which also provide individuals with the ability to better manage their own health.

        In September 2002, Inverness significantly expanded its professional diagnostics business by acquiring the Wampole Laboratories division of MedPointe Inc. Wampole is a leader in enzyme linked immuno sorbent assay, or ELISA, testing within the professional laboratory marketplace and also offers a broad line of visually-read assays for point-of-care testing. Wampole's products are sold to hospitals, major reference testing laboratories, physicians' offices and clinics through an extensive U.S. distribution network, and these products compliment Inverness' existing professional diagnostic products lines and international distribution networks.

        You can find additional information regarding Inverness in Inverness' filings with the Securities and Exchange Commission referenced in the section of this proxy statement/prospectus titled "Where You Can Find More Information."

Ostex International, Inc.

        Ostex International, Inc., a Washington corporation, develops and commercializes products to make "disease management a reality," with osteoporosis being the first area of focus. Ostex' lead product, the Osteomark® NTx test, which is available in multiple test formats, incorporates breakthrough and patented technology for the management of osteoporosis. Ostex has formed collaborative relationships with leading reference laboratories and distributors and markets its Point-of-Care device primarily to pharmaceutical companies to aid in the commercialization of its Osteomark® technology. Ostex' principal executive offices are located at 2203 Airport Way South, Suite 400, Seattle, Washington 98134 and its telephone number is (206) 292-8082.

        You can find additional information regarding Ostex in Ostex' filings with the Securities and Exchange Commission referenced in the section of this proxy statement/prospectus titled "Where You Can Find More Information."

Recent Developments

        On April 22, 2003, Ostex issued a press release reporting its results of operations for the three-month period ended March 31, 2003. This press release is included as an exhibit to the Current Report on Form 8-K that is attached to this proxy statement/prospectus as Annex H.

THE SPECIAL MEETING OF OSTEX SHAREHOLDERS

Date, Time, Place and Purpose of Ostex' Special Meeting

        The special meeting of Ostex' shareholders will be held at the Renaissance Madison Hotel, 515 Madison Street, Seattle, Washington on Friday, June 20, 2003 at 9:00 a.m. local time. At the special meeting, Ostex' shareholders as of the record date will be asked to approve the merger agreement with Inverness.

Record Date; Outstanding Shares; Shares Entitled to Vote

        Only holders of record of Ostex common stock at the close of business on the record date, April 22, 2003, are entitled to notice of and to vote at the special meeting. As of the record date, there were approximately 12,599,912 shares of Ostex common stock outstanding, held of record by approximately 120 shareholders. A list of Ostex shareholders as of the record date will be available for review by any Ostex shareholder or the agent or attorney of any Ostex shareholder at Ostex' principal executive offices during regular business hours for a period of ten days before the special meeting. Each holder of Ostex common stock is entitled to one vote for each share of Ostex common stock that he or she owned as of the record date. If you do not vote, either in person or by proxy, it will have the same effect as voting against the merger agreement.

Quorum; Vote Required

        The required quorum for the transaction of business at the special meeting is a majority of the shares of Ostex common stock outstanding on the record date, represented in person or by proxy.

        The affirmative vote of the holders of at least two-thirds of the outstanding shares of Ostex common stock is required to approve the merger agreement.

Recommendation of Ostex' Board of Directors

        THE OSTEX BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, OSTEX AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT.

Share Ownership of Management

        As of the record date, Ostex' directors and executive officers collectively beneficially owned            shares of Ostex common stock, or approximately 20.3% of Ostex' outstanding shares. Ostex' directors and their affiliates, who collectively beneficially owned an aggregate of approximately 19.6% of the total outstanding common stock of Ostex as of the record date for the special meeting, have entered into a voting agreement with Inverness. Under the voting agreement, Ostex' directors and their affiliates have agreed to vote, and have granted Inverness an irrevocable proxy and power of attorney to vote, all of their shares of Ostex common stock in favor of the approval of the merger agreement.

Voting of Proxies

        The Ostex board of directors requests that you return the proxy card accompanying this proxy statement/prospectus for use at the special meeting. Please complete, date and sign the proxy card and promptly return it to W.F. Doring & Co., Inc., the firm that Ostex has retained to provide proxy solicitation services, in the enclosed envelope. All properly signed proxies received by W.F. Doring and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, to approve the merger agreement.

        We do not expect that any matter other than approval of the merger agreement will be brought before the special meeting. If other matters are properly presented and are within the purpose of the special meeting, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

        If you have questions or need assistance in completing or submitting your proxy card, please contact W.F. Doring at the following address and telephone number:

  W.F. Doring & Co., Inc.
  150 Bay Street, 8th Floor
  Jersey City, NJ 07302
  (888) 330-5111

How to Revoke Your Proxy

        You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

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  delivering a written notice bearing a date later than the date of your proxy card to W.F. Doring, stating that you revoke your proxy;

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  signing and delivering to W.F. Doring a new proxy card relating to the same shares and bearing a later date; or

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  attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

        You should send any notice of revocation or your completed new proxy card, as the case may be, to W.F. Doring at the following address:

  W.F. Doring & Co., Inc.
  150 Bay Street, 8th Floor
  Jersey City, NJ 07302

Voting in Person

        If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must bring to the special meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

Abstentions and Broker Non-Votes

        Only shares affirmatively voted "FOR" the approval of the merger agreement, including shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes "FOR" the approval of the merger agreement.

        Brokers who hold shares of Ostex common stock in street name for a customer who is the beneficial owner of those shares may not exercise voting authority on the customer's shares with respect to the action proposed in this proxy statement/prospectus without specific instructions from the customer. Proxies submitted by a broker that do not exercise this voting authority are referred to as broker non-votes. If your broker holds your Ostex stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement/prospectus. Accordingly, you are urged to mark and return the enclosed proxy card to indicate your vote, and fill out the voter instruction form, if applicable.

        Abstentions and broker non-votes will be included in determining the presence of a quorum at the special meeting, but will have the same effect as voting against the approval of the merger agreement.

Proxy Solicitation

        The enclosed proxy is solicited by and on behalf of Ostex' board of directors. Ostex will pay the expenses of soliciting proxies to be voted at the meeting, except that Ostex and Inverness have each agreed to share equally the costs of preparing, printing, filing and mailing this proxy statement/prospectus, other than attorneys' and accountants' fees which will be paid by the party incurring the expense. Following the original mailing of the proxies and other soliciting materials, Ostex and its agents also may solicit proxies by mail, telephone, facsimile or in person. No additional compensation will be paid to directors, officers or other employees of Ostex for making these solicitations. In addition, Ostex has retained a proxy solicitation firm, W.F. Doring & Co., Inc., to aid it in the solicitation process. Ostex will pay that firm a fee of approximately $5,000, plus reasonable expenses, for its services. Ostex intends to reimburse persons who hold Ostex stock of record but not beneficially, such as brokers, custodians, nominees and fiduciaries, for their reasonable expenses in forwarding copies of proxies and other soliciting materials to, and requesting authority for the exercise of proxies from, the persons for whom they hold the shares.

Dissenters' Rights of Appraisal

        Under applicable Washington law, Ostex' shareholders have the right to dissent from the merger and to receive payment in cash for the appraised fair value of their shares of Ostex common stock. The appraised value of their shares of Ostex common stock may be more than, less than or equal to the value of the merger consideration. Each Ostex shareholder seeking to preserve statutory dissenters' rights must:

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  deliver to Ostex before the vote is taken at the special meeting written notice of such shareholder's intent to demand payment for such shareholder's Ostex common stock if the merger becomes effective;

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  not vote such shareholder's shares of Ostex common stock in person or by proxy in favor of the proposal to approve the merger agreement; and

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  follow the statutory procedures for perfecting dissenters' rights under Washington law, which are described in the section of this proxy statement/prospectus titled "The Merger—Dissenters' Appraisal Rights."

Merely voting against the merger agreement will not preserve your dissenters' rights. Chapter 23B.13 of the Washington Business Corporation Act is reprinted in its entirety and attached to this proxy statement/prospectus as Annex F. Failure by an Ostex shareholder to precisely comply with all procedures required by Washington law may result in the loss of dissenters' rights for that shareholder.

        Under the merger agreement, if the number of dissenting shares exceeds 2% of the number of shares of outstanding Ostex common stock, Inverness is not obligated to effect the merger.

        YOU SHOULD NOT SEND IN ANY CERTIFICATES REPRESENTING OSTEX COMMON STOCK AT THIS TIME. FOLLOWING THE EFFECTIVE TIME OF THE MERGER, YOU WILL RECEIVE INSTRUCTIONS FOR THE SURRENDER AND EXCHANGE OF YOUR OSTEX STOCK CERTIFICATES.

THE MERGER

General

        The Inverness board of directors has unanimously approved the merger agreement and the Ostex board of directors has unanimously adopted the merger agreement and has determined that the merger is advisable and fair to, and in the best interests of, Ostex and its shareholders. At the effective time of the merger, Geras Acquisition Corp., a wholly owned subsidiary of Inverness, will be merged with and into Ostex, and Ostex will become a wholly owned subsidiary of Inverness. In connection with the merger, each outstanding share of Ostex common stock, except for shares held by any shareholder who effectively exercises dissenters' rights to appraisal, will be converted into the right to receive a number of shares of Inverness common stock equal to the conversion ratio described in detail in this proxy statement/prospectus. For a description of the material terms of the merger agreement, which governs the merger, see the section of this proxy statement/prospectus titled "The Merger Agreement." We encourage you to read carefully this entire proxy statement/prospectus, including the merger agreement, which is attached to this proxy statement/prospectus as Annex A, for a complete understanding of the merger.

Background of the Merger

        Approximately five years ago, in 1998, Mr. Thomas Bologna, the Chairman, President and Chief Executive Officer of Ostex, met Mr. Ron Zwanziger, the Chairman, President and Chief Executive Officer of Inverness. At the time, Mr. Zwanziger was the Chairman, President and Chief Executive Officer of Selfcare, Inc., which later changed its name to Inverness Medical Technology, Inc., the former parent of Inverness. At this meeting and in subsequent conversations, Messrs. Zwanziger and Bologna discussed the possibility of Ostex and Selfcare entering into a distribution agreement, taking into account the complementary nature of Ostex' NTx technology and Selfcare's calcium supplements.

        On February 13, 2001, Ostex entered into an agreement with SG Cowen Securities Corporation whereby SG Cowen agreed to serve as financial advisor to Ostex in connection with a possible sale of the company.

        From mid-February 2001 through June 2001, SG Cowen, at the direction of Ostex, contacted several potentially interested parties about the possibility of acquiring Ostex. Inverness Medical Technology was one of the parties contacted by SG Cowen. As part of this process, SG Cowen sent Inverness Medical Technology an information package on Ostex. Also, on or about May 1, 2001, Mr. Bologna met with Mr. Zwanziger, who was still at Inverness Medical Technology, to discuss Ostex' products, markets and opportunities. Messrs. Zwanziger and Bologna did not discuss any terms of a potential acquisition at this meeting and, after reviewing the information package it received from SG Cowen, Inverness Medical Technology declined to pursue an acquisition of Ostex.

        From June 2001 through early 2002, Ostex continued to evaluate potential strategic alternatives.

        On November 21, 2001, Inverness Medical Technology was acquired by Johnson & Johnson in a transaction in which Inverness was simultaneously split off from Inverness Medical Technology as an independent public company. In connection with this transaction, Mr. Zwanziger became the Chairman, President and Chief Executive Officer of Inverness.

        On February 21, 2002, the Ostex board met in a telephonic meeting to discuss, among other things, strategic alternatives for Ostex.

        On March 12, 2002, Messrs. Bologna and Zwanziger had a telephone conversation in which they discussed the possibility of a strategic combination of Ostex and Inverness. Messrs. Bologna and Zwanziger continued their conversation by telephone on March 18, 2002, at which time

Messrs. Bologna and Zwanziger agreed that Inverness and Ostex would enter into a mutual confidentiality agreement to enable the parties to more fully investigate the possibility of a potential acquisition of Ostex by Inverness. On March 26, 2002, Ostex and Inverness entered into a mutual confidentiality agreement containing customary terms.

        On March 27, 2002, the Ostex board met in a regularly scheduled meeting to discuss, among other things, possible strategic transactions involving Ostex. Mr. Bologna informed the board about his discussions with Inverness regarding a possible business combination, and discussed possible transactions with other companies. The board authorized Mr. Bologna to continue to pursue strategic alternatives.

        On April 1, 2002, the Inverness board met in a special meeting. At this meeting, among other things, Mr. Zwanziger reported to the Inverness board that Inverness had entered into a mutual confidentiality agreement with Ostex and that members of its senior management were investigating a possible acquisition of Ostex.

        On April 10 and April 16, 2002, Messrs. Bologna and Zwanziger had telephone conversations regarding the major terms of the potential acquisition of Ostex by Inverness.

        On May 2, 2002, Messrs. Bologna and Zwanziger met at the offices of Inverness to discuss the potential acquisition and due diligence.

        On May 22, 2002, the Ostex board met in a regularly scheduled meeting to discuss, among other things, pending strategic matters, including the potential acquisition by Inverness. At the meeting the board discussed materials provided by SG Cowen and other items regarding the business of Inverness since its split-off from Johnson & Johnson.

        On May 30, 2002, Messrs. Bologna and Zwanziger had a telephone conversation to discuss further terms regarding the potential acquisition.

        On June 5 and June 6, 2002, personnel from Inverness met with Ostex management at Ostex' offices to conduct due diligence. At this time, the Inverness personnel conducted due diligence regarding Ostex' products and manufacturing operations, technology, marketing and sales, patents and vendor and distributor arrangements and toured Ostex' manufacturing facilities.

        On June 10 and July 3, 2002, Messrs. Bologna and Zwanziger had telephone conversations regarding the terms of the potential acquisition.

        On July 8, 2002, Messrs. Bologna and Zwanziger met in Waltham, Massachusetts to discuss the major terms of the potential acquisition, including the number of shares of Inverness common stock to be exchanged for Ostex common stock and the treatment of Ostex' options and warrants in the proposed transaction.

        On July 9, 2002, Mr. Bologna notified KPMG LLP, Ostex' independent auditors, that Ostex was in merger discussions with Inverness and requested that KPMG assist in performing certain due diligence tasks relating to Inverness for the proposed transaction. Mr. Bologna had further discussions with KPMG on July 12, 2002 to discuss the scope of their due diligence review.

        On July 9, 2002, the Ostex board met in a telephonic board meeting to discuss the status of the proposed merger transaction with Inverness. After discussion, the board authorized proceeding with the negotiation of the proposed transaction.

        From approximately July 9, 2002 to November 14, 2002, representatives of Inverness engaged in the negotiation of a new credit facility with General Electric Capital Corporation, or GECC, and certain other lenders, including discussions regarding whether the lenders would consent to Inverness' acquisition of Ostex. GECC indicated that it would not consider giving its consent until after the new credit facility was signed.

        On July 10 and July 11, 2002, a representative of Inverness conducted a due diligence review of Ostex at Ostex' offices. Additionally, throughout the negotiations, Ostex continued to make available, and representatives of Inverness and its counsel continued to review, due diligence materials concerning Ostex.

        On July 12, 2002, Goodwin Procter LLP, counsel to Inverness, distributed the first draft of a merger agreement to Perkins Coie LLP, counsel for Ostex. From this date through approximately July 24, 2002, when negotiations were suspended, Inverness' counsel distributed initial drafts of the voting agreement and the stock option agreement and representatives of and counsel for Inverness and Ostex engaged in extensive initial negotiations regarding the merger agreement and the other transaction documents. During these negotiations, among other things, the parties discussed the basic terms of the loan agreement and Inverness indicated that a consulting agreement between Mr. Bologna and Ostex that would take effect after completion of the proposed transaction would be required.

        On July 12, 2002, the Inverness board met in a special meeting to, among other things, discuss and consider the proposed merger transaction. At the meeting, Mr. Zwanziger made a presentation regarding Ostex and the negotiation process in connection with Inverness' proposed acquisition of Ostex. Mr. Zwanziger also discussed with the board how the acquisition of Ostex would affect Inverness from a financial viewpoint using an analysis prepared by Inverness' financial advisor, Covington Associates LLC. After discussion, the Inverness board approved the acquisition of Ostex substantially on the terms presented at the meeting. The board also authorized Inverness' management to continue negotiating and complete the proposed acquisition of Ostex and to execute the merger agreement and any other transaction documents deemed necessary or advisable by Inverness' management in connection with the proposed acquisition of Ostex.

        On July 15 and July 16, 2002, SG Cowen and counsel for Ostex conducted a due diligence review of Inverness at the offices of Inverness.

        On July 16 and July 17, 2002, Mr. Bologna, Mr. Paul Hempel, General Counsel of Inverness, and counsel for Ostex and Inverness met in Seattle, Washington, to discuss the proposed merger transaction and negotiate terms and conditions of the transaction, and to discuss the results of the due diligence reviews.

        On July 17, 2002, Mr. Bologna met in Calgary, Canada with Mr. David Toohey, Inverness' Vice President of European Operations, a senior member of Inverness' research and development staff and representatives of Procter & Gamble's Canadian operations. During this meeting, the parties discussed the Ostex/Procter & Gamble point-of-care program and point-of-care market opportunity. From July 19 through July 21, 2002, Mr. Bologna and Mr. Zwanziger had several telephone conversations discussing this meeting with Procter & Gamble.

        On July 22, 2002, Messrs. Bologna and Zwanziger met at the offices of Ostex and discussed, among other things, the status of the proposed transaction. During the week of July 22, 2002, Messrs. Bologna and Zwanziger exchanged telephone messages regarding the proposed transaction. On or about July 24, 2002, following completion of Inverness' technical and business due diligence to date, Mr. Zwanziger informed Mr. Bologna via telephone message that Inverness was discontinuing negotiations of the proposed transaction. Shortly thereafter, Inverness requested its counsel and Ostex requested its counsel and KPMG to discontinue their efforts with respect to the proposed transaction.

        On July 26, 2002, the Ostex board met in a telephonic board meeting and discussed the status of the proposed merger transaction and related agreements and documents, including Inverness' decision to discontinue negotiations. The board also discussed other strategic alternatives, including consideration of another company as a potential merger candidate.

        On July 31, 2002, Ostex sent a letter to Inverness requesting the return of all due diligence documents that had been provided by Ostex in connection with its discussions with Inverness regarding Inverness' proposed acquisition of Ostex.

        On July 31, 2002, the Inverness board met in a regularly scheduled meeting. At the meeting Mr. Zwanziger reported that Inverness had discontinued negotiations regarding the potential acquisition of Ostex.

        During the week of July 29, 2002, Mr. Bologna called SG Cowen to discuss the status of the proposed merger transaction with Inverness. From August 2 through August 11, 2002, SG Cowen had telephone conversations with Mr. Bologna and, at Ostex' direction, Mr. Zwanziger to discuss resuming negotiations regarding Inverness' proposed acquisition of Ostex. During this time period Messrs. Bologna and Zwanziger also had several telephone conversations regarding the terms of a proposed transaction.

        On August 12, 2002, Messrs. Bologna and Zwanziger met at the offices of Inverness to continue their renewed negotiations of the proposed merger transaction. At this meeting, Messrs. Bologna and Zwanziger discussed major terms of the transaction, including the number of shares of Inverness common stock to be exchanged for Ostex common stock and the assumption of Ostex' options and warrants in the proposed transaction.

        On August 13, 2002, Messrs. Bologna and Zwanziger had a telephone conversation to further discuss the terms of the transaction. Messrs. Bologna and Zwanziger agreed to a purchase price of 2.3 million shares of Inverness common stock, subject to the completion of agreed upon outstanding due diligence tasks, the negotiation of satisfactory formal documents and the approval of Ostex' board of directors.

        On August 13, 2002, counsel for Ostex and counsel for Inverness resumed the negotiation and exchange of drafts of the merger agreement and other transaction documents. From August 13, 2002 through the date of signing, September 6, 2002, representatives of and counsel for Inverness and Ostex engaged in extensive negotiations by telephone regarding the merger agreement and the other transaction documents.

        On August 16, 2002, Ostex notified KPMG to resume its efforts in performing certain due diligence tasks relating to Inverness with respect to the proposed transaction.

        On August 20, 2002, a representative of Inverness met with personnel of Ostex at the offices of Ostex to conduct a further due diligence review of Ostex.

        On August 27, 2002, Messrs. Bologna, Zwanziger and Hempel, and counsel for Inverness and Ostex held a conference call to negotiate terms and conditions of the merger agreement and the other transaction documents.

        On August 29, 2002, the Ostex board met in a telephonic meeting to review the terms of the proposed merger transaction and receive an update on the status of the transaction negotiations and the due diligence review of Inverness. At this meeting, representatives from Perkins Coie LLP gave a general presentation on subjects related to the proposed transaction and the results of the due diligence review of Inverness, and representatives of SG Cowen discussed several topics related to the transaction.

        On September 5, 2002, the Ostex board held a special meeting at which it was briefed on the status of discussions between Inverness and Ostex and reviewed the possible transaction. At the meeting:

  •
  representatives of KPMG orally summarized the findings from the due diligence tasks it performed relating to Inverness;

  •
  representatives of SG Cowen gave a presentation to the board regarding the financial aspects of the proposed transaction and delivered SG Cowen's oral opinion to the Ostex board, subsequently confirmed in writing, as of the same date, that, as of that date and subject to the considerations set forth in their opinion, the assumed conversion ratio of 0.1494 shares of Inverness common stock for each outstanding share of Ostex common stock was fair to shareholders of Ostex, from a financial point of view; and

  •
  representatives from Perkins Coie LLP gave a presentation on the general subjects of the final terms of the proposed merger documents, required consents and other approvals and a proposed amendment of Ostex' shareholder rights plan in contemplation of the proposed transaction.

        There followed a board discussion of the potential benefits and detriments of the proposed merger and whether the transaction was in the best interests of Ostex and its shareholders. The existence and nature of director conflicts of interest, including but not limited to Mr. Bologna's proposed consulting agreement, were disclosed and discussed. The board also reviewed the fiduciary duties and liabilities of directors under Washington law. Following this discussion, the Ostex board unanimously determined that the proposed merger was advisable and fair to, and in the best interests of, Ostex and its shareholders, and adopted the merger agreement and approved the other transaction documents and resolved to recommend to the Ostex shareholders that they approve and adopt the merger agreement. The board also authorized Ostex' management to negotiate the remaining outstanding terms of the proposed transaction with Inverness and approved an amendment to Ostex' shareholder rights plan to prevent the proposed transaction from triggering various rights under the plan.

        On September 6, 2002, Messrs. Bologna and Hempel and counsel for Inverness and Ostex held a conference call to discuss remaining details of the transaction terms relating to the loan agreement and Ostex' options.

        On the evening of September 6, 2002, the parties executed the merger agreement, the voting agreements, the stock option agreement, the loan agreement, the consulting agreement with Mr. Bologna and other transaction documents.

        On the morning of September 9, 2002, before trading commenced on the American Stock Exchange and The Nasdaq National Market, Inverness and Ostex issued a joint press release announcing the execution of the merger agreement and the related agreements.

        On November 7, 2002, Inverness filed a registration statement on Form S-4 containing a draft of a proxy statement/prospectus relating to Inverness' proposed acquisition of Ostex.

        On November 14 and 15, 2002, Inverness signed and closed a new credit facility with GECC and certain other lenders and paid off in full and terminated its prior credit facilities with The Royal Bank of Scotland plc and related entities.

        On November 15, 2002, representatives of Inverness contacted GECC to request GECC's consent to Inverness' acquisition of Ostex. From this date through December 4, 2002, representatives of Inverness engaged in numerous discussions with, and provided requested information to, representatives of GECC in connection with Inverness' attempt to obtain GECC's consent to Inverness' acquisition of Ostex. Additionally, from this date through December 4, 2002, Mr. Bologna had several conversations with Mr. Zwanziger and with SG Cowen regarding the timing of the filing of definitive proxy materials, the timing of the Ostex shareholders meeting to approve the proposed transaction and the status of the consent from GECC.

        On November 25, 2002, a representative of GECC advised Inverness that GECC might consider providing its consent to the merger if Inverness raised approximately $10 million in cash by selling stock or subordinated debt.

        On December 4, 2002, Mr. Bologna met with Mr. Zwanziger at the offices of Inverness and Mr. Zwanziger informed him that, at that time, it appeared unlikely that Inverness would receive the GECC consent to Inverness' acquisition of Ostex unless Inverness raised an additional $10 million in cash by selling stock or subordinated debt. Messrs. Bologna and Zwanziger discussed the possibility of reducing the purchase price in order to increase the likelihood of obtaining GECC's consent.

        On December 10, 2002, the Ostex board held a special meeting after being advised by Inverness that Inverness was having difficulty obtaining the consent of GECC to the merger. The board directed counsel for Ostex to deliver to Inverness a letter requesting that Inverness diligently pursue the required lender consent issues.

        From December 11, 2002 through December 17, 2002, Messrs. Bologna and Zwanziger, other representatives of Inverness and counsel for Inverness and Ostex had several conversations to discuss revising the terms of the proposed transaction, including a possible reduction in the purchase price.

        On December 17, 2002, Messrs. Zwanziger and Bologna discussed the possibility of amending the merger agreement to reduce the purchase price to an aggregate of 1.9 million shares of Inverness common stock and remove the provision that each option assumed in the merger would be amended to provide that it will be exercisable for its entire remaining term, regardless of whether or not the holder of the option continues to be an employee or a director of Ostex or Inverness. Such potential amendment to the merger agreement would be subject to Inverness making further progress in obtaining the consent of GECC and raising $10 million in new financing, as well as the negotiation of satisfactory formal documents amending the merger agreement and related agreements and the approval of Ostex' board of directors.

        On December 17, 2002, the Ostex board held a special meeting at which it discussed Inverness' oral reports with respect to the potential requirements of GECC. After careful consideration of the general terms and conditions under discussion, the board authorized Ostex' management to continue negotiations with Inverness of the terms of an amendment to the merger agreement, including the possible reduction of the consideration to be received in the merger to an aggregate of 1.9 million shares of Inverness common stock and the removal of the provision that each option assumed in the merger would be amended to provide that it will be exercisable for its entire remaining term, and to negotiate other terms of the amendment to the merger agreement.

        From December 18, 2002 through April 16, 2003, representatives of Inverness engaged in numerous discussions with, and provided requested due diligence materials to, representatives of GECC in connection with Inverness' attempt to obtain GECC's consent to Inverness' acquisition of Ostex. During this time, Inverness and its financial advisors also considered various methods of raising an additional $10 million in cash and engaged in efforts to obtain, and obtained, proposals from various investors to purchase $10 million of subordinated debt of Inverness. Also during this time, representatives of and counsel for Inverness and Ostex were in regular contact to discuss issues identified to Inverness by GECC and possible strategies for increasing the likelihood of obtaining GECC's consent.

        On December 20, 2002, counsel for Inverness distributed the first draft of an amendment to the merger agreement to representatives of Ostex and its counsel. From this date through February 18, 2003, representatives of and counsel for Inverness and Ostex engaged in negotiations by telephone regarding the proposed amendment to the merger agreement and the other transaction documents.

        On January 2, 2003, before trading commenced on the American Stock Exchange and The Nasdaq National Market, Inverness and Ostex issued a joint press release providing an update on the status of the proposed transaction.

        On January 19, 2003, the Ostex board held a special meeting at which Mr. Bologna updated the board on recent events related to the proposed transaction, including Inverness' continuing negotiations with GECC. The board discussed GECC's requirement that Inverness raise an additional $10 million in cash prior to closing the merger. The board also reviewed with Ostex' counsel specific issues which had arisen in connection with the parties' efforts to negotiate amended merger documents, and the legal risks associated with various alternatives available to Ostex. After extensive discussion, the board directed the officers of Ostex to continue negotiations with Inverness and instructed SG Cowen to contact Inverness' financial advisors and to report to management on the status and viability of Inverness' efforts to raise the additional $10 million.

        On February 16, 2003, the Ostex board held a special meeting at which it was briefed on the status of discussions between Inverness and Ostex and reviewed the terms of the transaction as proposed to be amended. At the meeting:

  •
  Mr. Zwanziger described the status of Inverness' negotiations with its lenders to obtain their consent to Inverness' acquisition of Ostex and its efforts to raise an additional $10 million in cash. Mr. Zwanziger stated that Inverness expected to raise the $10 million through the sale of subordinated debt. He also advised that Inverness' financial advisors had received several proposals from interested investors. Mr. Zwanziger stated that Inverness was committed to completing the merger and that he believed that Inverness could complete the financing and obtain the required lenders' consent in a timely manner;

  •
  representatives from Perkins Coie LLP gave a presentation to the board on the general subject of the final terms of the proposed amended merger documents; and

  •
  representatives of SG Cowen gave a presentation to the board regarding the financial aspects of the transaction as contemplated in the amended merger agreement and delivered SG Cowen's oral opinion to the Ostex board, subsequently confirmed in writing, as of the same date, that, as of that date and subject to the considerations set forth in their opinion, the assumed conversion ratio of 0.1237 shares of Inverness common stock for each outstanding share of Ostex common stock was fair to shareholders of Ostex, from a financial point of view.

        There followed a board discussion of the potential benefits and detriments of the proposed merger, as contemplated in the amended merger agreement, and whether the transaction was in the best interests of Ostex and its shareholders. The board also reviewed the fiduciary duties and liabilities of directors under Washington law. Following this discussion, the Ostex board unanimously determined that the proposed merger, as contemplated in the amended merger agreement, was advisable and fair to, and in the best interests of, Ostex and its shareholders, and adopted the amended merger agreement and approved the other amended transaction documents and resolved to recommend to the Ostex shareholders that they approve and adopt the amended merger agreement and approve the merger. The board also approved an amendment to Ostex' shareholder rights plan to prevent the proposed transaction, as contemplated in the amended merger agreement, from triggering various rights under the plan.

        On the evening of February 18, 2003, the parties executed the amendment to the merger agreement, the letter amendment to the voting agreement, the second amended and restated loan agreement and other related documents.

        On February 19, 2003, before trading commenced on the American Stock Exchange and The Nasdaq National Market, Inverness and Ostex issued a joint press release announcing the amendment of the merger agreement.

        On April 17, 2003, Inverness obtained the written consent of its lenders to the proposed transaction, subject to the condition that the merger be completed by June 30, 2003 and other conditions relating to the addition of Ostex as a party to the credit facility, the lenders obtaining a security interest in Ostex' assets, the delivery of various certificates and updated schedules, the amount of Inverness' fees and expenses in connection with the proposed transaction and the repayment of

Ostex' indebtedness concurrently with the completion of the merger. As a result of discussions between Inverness and GECC and the due diligence materials that Inverness provided to GECC, including, in particular, information about Inverness' operating results and cash position, the consent did not require Inverness to raise any additional cash.

Inverness' Reasons for the Merger

        In evaluating the proposed merger, Inverness' board of directors reviewed presentations from and consulted with its management and advisors, including its legal counsel, Goodwin Procter LLP, and its financial advisor, Covington Associates LLC, and considered the following information and factors:

  •
  Ostex' leading-edge intellectual property rights in the field of osteoporosis testing;

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  the difficulties that Inverness would face in attempting to develop non-infringing technology in the field of osteoporosis testing that was comparable to Ostex';

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  Inverness' familiarity with the expected consumer market for a point-of-care osteoporosis testing device;

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  Inverness' anticipated ability to use its existing intellectual property in the field of in vitro diagnostics to enhance Ostex' current products;

  •
  expected synergies through the acquisition of Ostex' existing and in-process intellectual property and the elimination of redundancies;

  •
  the anticipated enhancement of Inverness' ability to develop, market, manufacture and distribute a cost-effective point-of-care osteoporosis testing device;

  •
  Inverness' anticipated ability to increase sales of Ostex' existing products through the use of Inverness' marketing and distribution channels;

  •
  the complementary nature of Inverness' and Ostex' businesses and the opportunity for significant cost savings;

  •
  the business, operations, financial condition, earnings and prospects of each of Inverness and Ostex, taking into account Inverness' due diligence review of Ostex' business;

  •
  the terms and conditions of the merger agreement, including the prohibition against Ostex' solicitation or encouragement of acquisition proposals; and

  •
  the terms and conditions of the voting agreement and stock option agreement.

        The Inverness board of directors weighed these advantages against the potential risks of the merger discussed in the section of this proxy statement/prospectus titled "Risk Factors—Risks Relating to the Merger."

        The foregoing discussion of the information and factors considered by the Inverness board of directors is not intended to be exhaustive but is believed to include all material factors considered by the Inverness board. In view of the wide variety of factors considered by the Inverness board, the Inverness board did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, the Inverness board did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of the Inverness board may have given different weight to different factors. However, after taking into account all of the factors set forth above, the Inverness board unanimously approved the merger agreement and the merger.

Ostex' Reasons for the Merger; Recommendation of Ostex' Board of Directors

Ostex' Reasons for the Merger

        The Ostex board of directors believes that a merger with Inverness is advisable and fair to, and in the best interests of, Ostex and its shareholders. At a meeting held on February 16, 2003, the Ostex board of directors unanimously adopted the merger agreement and determined that the merger is advisable and fair to, and in the best interests of, Ostex and its shareholders and resolved to recommend that Ostex' shareholders vote "FOR" the approval of the merger agreement.

        In making its determination to adopt the merger agreement, the Ostex board of directors considered reasons why the merger should be beneficial to Ostex and its shareholders. These potential benefits include the following:

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  the opportunity for Ostex shareholders to receive a premium over the market price for shares of Ostex common stock existing before the public announcement of the merger;

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  the ability of Ostex shareholders to continue to participate in the growth of the business conducted by Inverness and Ostex following the merger and to benefit from the potential appreciation in value of shares of Inverness common stock; and

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  the larger public float of shares of Inverness common stock compared to the public float of shares of Ostex common stock, which would provide Ostex shareholders, to the extent that they receive Inverness common stock, with the opportunity to gain greater liquidity in their investment.

        In the course of deliberations, Ostex' board reviewed historical, present and projected financials of Ostex under various scenarios, historical and short-and long-term strategic objectives of Ostex, the opportunities in the marketplace that Ostex is pursuing and the risks associated therewith. The board also reviewed with its legal, accounting and financial advisors a number of additional factors relevant to the merger, including:

  •
  information concerning conditions in the biotechnology industry in general;

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  information concerning the recent and historical stock price performance, volatility and trading volume of Ostex common stock and Inverness common stock;

  •
  comparisons of historical financial and operational measures for Ostex and Inverness including revenues and earnings, technology, management and competitive position;

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  the likelihood that the merger would be completed;

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  the expected qualification of the merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code;

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  the opinion of SG Cowen that, as of February 16, 2003 and subject to the considerations set forth in their opinion, the assumed conversion ratio of 0.1237 shares of Inverness common stock for each outstanding share of Ostex common stock was fair to shareholders of Ostex from a financial point of view;

  •
  views concerning the financial condition, results of operations and businesses of Inverness and Ostex before and after giving effect to the merger based on due diligence and publicly available earnings estimates;

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  terms and conditions of the merger agreement, including termination fees and closing conditions;

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  the belief that the terms of the merger agreement, loan agreement and the stock option agreement, including the parties' representations, warranties and covenants, and the conditions to the parties' respective obligations, are reasonable;

  •
  the prospects of Ostex as an independent company, including:

  *
  Ostex' need to secure additional funding;

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  the ability of Ostex to raise funds in the present economic environment and discussions management had with potential investors, including terms under which the funding would be obtained;

  *
  the challenges faced by Ostex in developing its new point-of-care manufacturing facility;

  *
  the challenges associated with Ostex being operated with minimal financial and other resources;

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  the resources needed to grow Ostex' business in the immediate, foreseeable and long-term future; and

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  the pending delisting of Ostex' common stock from The Nasdaq National Market;

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  the views of the Ostex board as to the potential and timing for third parties to enter into strategic relationships with or to combine with Ostex;

  •
  the impact of the merger on Ostex' customers and employees; and

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  reports from Perkins Coie LLP and SG Cowen as to the results of their due diligence investigation of Inverness and the oral report by KPMG LLP as to the results of their agreed-upon due diligence tasks.

        The Ostex board also considered a number of potentially negative factors in its deliberations concerning the merger, including:

  •
  the risk that because the conversion ratio will not be adjusted for changes in the market price of either Inverness common stock or Ostex common stock, the per share value of the consideration to be received by Ostex shareholders might be less than the price per share implied by the conversion ratio immediately prior to the announcement of the amendment to the merger agreement on February 19, 2003 due to fluctuations in the market value of Inverness common stock and Ostex common stock;

  •
  the fact that shareholders of Ostex will not receive the full benefit of any future growth in the value of their equity that Ostex might have achieved as an independent company, and the potential disadvantage to Ostex shareholders who receive Inverness common stock in the event that Inverness does not perform as well in the future as Ostex might have performed as an independent company;

  •
  the risk that the merger might not be completed;

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  the possibility that some provisions of the merger agreement, including the nonsolicitation and termination fee provisions, together with the stock option and loan agreements, might have the effect of discouraging other parties potentially interested in merging with or acquiring Ostex from pursuing such an opportunity;

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  the potential loss of revenues and business opportunities for Ostex as a result of uncertainty in the marketplace resulting from the announcement of the merger, and the possible exploitation of such uncertainty by Ostex' and Inverness' competitors;

  •
  the possibility of management and employee disruption associated with the merger and integration of the operations of the companies, and the risk that, despite the efforts of the combined company, key management, technical and other personnel of Ostex might not continue with the combined company;

  •
  the risk that the benefits sought to be achieved by the merger will not be realized; and

  •
  other applicable risks described in the section of this proxy statement/prospectus titled "Risk Factors."

        Ostex' board concluded that overall these risks were outweighed by the potential benefits of the merger, and unanimously adopted the merger agreement and determined that the merger was advisable and fair to, and in the best interests of, Ostex and its shareholders.

        The above discussion does not include all of the information and factors considered by Ostex' board. In view of the variety of factors considered in connection with its evaluation of the merger agreement, Ostex' board did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. The Ostex board did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. In addition, individual members of Ostex' board may have given different weight to different factors.

Recommendation of Ostex' Board of Directors

        After carefully evaluating the factors described above, both positive and negative, the Ostex board of directors unanimously adopted the merger agreement and determined the merger is advisable and fair to, and in the best interests of, Ostex and its shareholders and unanimously recommends that Ostex' shareholders vote "FOR" the approval of the merger agreement.

        In considering the recommendation of the Ostex board of directors with respect to the merger, you should be aware that the directors and officers of Ostex have interests in the merger that are different from, or are in addition to, the interests of Ostex shareholders generally. The Ostex board of directors was aware of these interests when it adopted the merger agreement. Please see the section of this proxy statement/prospectus titled "The Merger—Interests of Ostex' Directors and Officers in the Merger."

Fairness Opinion of Ostex' Financial Advisor

        Pursuant to an engagement letter dated February 13, 2001, Ostex retained SG Cowen Securities Corporation to render an opinion to the board of directors of Ostex as to the fairness, from a financial point of view, to the holders of Ostex common stock of the assumed conversion ratio of 0.1237 shares of Inverness common stock for each outstanding share of Ostex common stock.

        On February 16, 2003, SG Cowen delivered certain of its written analyses and its oral opinion to the Ostex board and subsequently confirmed in writing as of the same date that, subject to the considerations set forth therein, as of February 16, 2003, the assumed conversion ratio was fair, from a financial point of view, to the common shareholders of Ostex. The full text of the written opinion of SG Cowen, dated February 16, 2003, is attached to this proxy statement/prospectus as Annex E and is incorporated by reference. Holders of Ostex common stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by SG Cowen. The summary of the written opinion of SG Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. SG Cowen's analyses and opinion were prepared for and addressed to the Ostex board and are directed only to the fairness, from a financial point of view, of the assumed conversion ratio, and do not constitute an opinion as to the merits of the merger or a recommendation to any shareholder as to how to vote on the proposed merger. The conversion ratio was determined through negotiations between Ostex and Inverness and not pursuant to recommendations of SG Cowen.

        In arriving at its opinion, SG Cowen reviewed and considered the financial and other matters that it deemed relevant, including, among other things:

  •
  the merger agreement dated September 6, 2002;

  •
  a draft of the amendment to the merger agreement dated February 12, 2003;

  •
  publicly available information for Ostex and other relevant financial and operating data furnished to SG Cowen by Ostex management;

  •
  publicly available information for Inverness and other relevant financial and operating data furnished to SG Cowen by Inverness management;

  •
  internal financial analyses, financial forecasts, reports and other information concerning Ostex (which we refer to as the Ostex forecasts) and Inverness (which we refer to as the Inverness forecasts) prepared by the management of Ostex and Inverness, respectively;

  •
  First Call estimates and financial projections in Wall Street analyst reports (which we refer to as Wall Street projections) for Inverness;

  •
  discussions SG Cowen had with members of the managements of Ostex and Inverness concerning the historical and current business operations, financial conditions and prospects of Ostex and Inverness and other matters that SG Cowen deemed relevant;

  •
  operating results and the reported price and trading histories of the shares of the common stock of Ostex and Inverness as compared to the operating results and the reported price and trading histories of other publicly traded companies that SG Cowen deemed relevant;

  •
  financial terms of the merger as compared to the financial terms of other selected business combinations that SG Cowen deemed relevant;

  •
  based on the Ostex forecasts, the cash flows generated by Ostex on a stand-alone basis to determine the present value of the discounted cash flows;

  •
  based on the Inverness forecasts, the cash flows generated by Inverness on a stand-alone basis to determine the present value of the discounted cash flows;

  •
  pro forma financial effects of the merger on an accretion/dilution basis; and

  •
  other information, financial studies, analyses and investigations and other factors that SG Cowen deemed relevant for the purposes of its opinion.

        In conducting its review and arriving at its opinion, SG Cowen, with Ostex' consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Ostex or Inverness or which was publicly available. SG Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or to independently verify, this information. In addition, SG Cowen did not conduct or assume any obligation to conduct any physical inspection of the properties or facilities of Ostex or Inverness. SG Cowen further relied upon the assurance of management of Ostex that they were unaware of any facts that would make the information provided to SG Cowen incomplete or misleading in any respect. SG Cowen, with Ostex' consent, assumed that the Ostex forecasts and the Inverness forecasts were reasonably prepared by the respective managements of Ostex and Inverness, and reflected the best available estimates and good faith judgments of these managements as to the future performance of Ostex and Inverness, and that each of the Ostex forecasts and the Inverness forecasts and Wall Street projections utilized in SG Cowen's analyses provided a reasonable basis for its opinion.

        SG Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Ostex or Inverness, nor was SG Cowen furnished with these materials. With respect to all legal matters relating to Ostex and Inverness, SG Cowen relied on the advice of legal counsel to Ostex. SG Cowen's services to Ostex in connection with the merger were comprised of rendering an opinion from a financial point of view of the assumed conversion ratio. SG Cowen's opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by SG Cowen on the date of its opinion. It should be understood that although subsequent developments may affect its opinion, SG Cowen does not have any obligation to update, revise or reaffirm its opinion and SG Cowen expressly disclaims any responsibility to do so.

        In rendering its opinion, SG Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without waiver thereof. SG Cowen assumed that the final form of the amendment to the merger agreement would be substantially similar to the last draft received by SG Cowen prior to rendering its opinion. SG Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions would be imposed or waivers made that would have an adverse effect on the contemplated benefits of the merger. SG Cowen expressed no opinions as to whether the merger will be consummated on terms satisfactory to Ostex if those consents and approvals are not obtained. Ostex informed SG Cowen, and SG Cowen assumed, that the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

        SG Cowen's opinion does not constitute a recommendation to any shareholder as to how the shareholder should vote on the proposed merger. SG Cowen's opinion does not imply any conclusion as to the likely trading range for Inverness common stock following consummation of the merger or otherwise, which may vary depending on numerous factors that generally influence the price of securities. SG Cowen's opinion is limited to the fairness to the common shareholders of Ostex, from a financial point of view, of the assumed conversion ratio. SG Cowen expresses no opinion as to the underlying business reasons that may support the decision of the Ostex board to approve, or Ostex' decision to consummate, the merger.

        The following is a summary of the principal financial analyses performed by SG Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. SG Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of Ostex and Inverness the assumptions on which such analyses were based and other factors, including the historical and projected financial results of Ostex and Inverness. No limitations were imposed by the Ostex board with respect to the investigations made or procedures followed by SG Cowen in rendering its opinion.

Analysis of Premiums Paid in Selected Transactions

        SG Cowen reviewed the premium of the offer price over the trading prices of the corresponding target's stock one trading day and four weeks prior to the announcement date, to the extent the target's stock was publicly traded on those dates, of selected transactions in the diagnostic industry announced since January 24, 1997. The selected transactions were (listed as target/acquiror):

  •
  Athena Diagnostics, Inc. (Elan plc)/Behrman Capital

  •
  Elan Diagnostics, Inc. (Elan plc)/Novitron International, Inc.

  •
  Wampole Laboratories (MedPointe Inc.)/Inverness Medical Innovations, Inc.

  •
  Visible Genetics Inc./Bayer Corporation (Diagnostics Division)

  •
  Digene Corp./Cytyc Corp.

  •
  Unilever U.K. Holdings plc (Unipath Business)/Inverness Medical Innovations, Inc.

  •
  Vysis, Inc./Abbott Laboratories

  •
  Pro-Duct Health, Inc./Cytyc Corp.

  •
  MiniMed Inc./Medtronic, Inc.

  •
  Inverness Medical Technologies, Inc./Johnson & Johnson

  •
  Wyntek Diagnostics, Inc./Genzyme Corp.

  •
  LXN Corp./Inverness Medical Technologies, Inc.

  •
  Medizin-Technologie GmbH/ResMed, Inc.

  •
  Organon Teknika BV/BioMerieux SA

  •
  Integ, Inc./Inverness Medical Technologies, Inc.

  •
  STC Technologies, Inc./Epitope, Inc.

  •
  Nycomed Pharma AS' Diagnostics Division/Axis-Shield plc

  •
  Pasteur Sanofi Diagnostics, Inc./Bio-Rad Laboratories, Inc.

  •
  NeoPath, Inc./AutoCyte, Inc.

  •
  Metra Biosystems, Inc./Quidel Corp.

  •
  Clontech Laboratories, Inc./Becton, Dickinson & Company

  •
  Hemoliance/Grupo CH-Werfen SA (Instrumentation Laboratory)

  •
  CN Biosciences, Inc./Merck AG (EM Industries)
  •
  Centocor, Inc.'s Oncology Diagnostics Business/Fujirebio, Inc.
  •
  Chiron Diagnostics/Bayer AG
  •
  Biostar, Inc./Thermo Bioanalysis Corp.
  •
  Can-Am Care Corp./Inverness Medical Technologies, Inc.
  •
  BioWhittaker, Inc./Cambrex Corp.
  •
  Incstar Corp./American Standard Companies, Inc.

        The following table presents the median and mean percentage premiums of the offer price over the trading prices one day and four weeks prior to the announcement date, to the extent the relevant target's stock was publicly traded on those dates, of the selected diagnostic industry transactions and the percentage premiums implied for Ostex, based on the assumed conversion ratio and on the closing sale prices of Inverness and Ostex common stock on February 11, 2003 and September 9, 2002.

			Premium Implied by Assumed Conversion Ratio for Ostex
	Premiums Paid for Selected Diagnostic Industry Transactions
			September 2002	February 2003
	Median	Mean
Premiums Paid to Stock Price:
1 Day Prior to Announcement	27.1%	29.8%	62.0%	65.0%
4 Weeks Prior to Announcement	51.9	54.3	41.4	59.1

Analysis of Selected Transactions

        SG Cowen reviewed the financial terms, to the extent publicly available, of the selected diagnostic industry transactions.

        SG Cowen reviewed the enterprise value (defined as the market capitalization of common stock plus total debt less cash and equivalents) paid in the selected diagnostic industry transactions as a multiple of latest reported twelve month period (referred to as LTM) revenue, earnings before interest expense, income taxes, depreciation and amortization (referred to as EBITDA) and earnings before interest expense and income taxes (referred to as EBIT), and also examined the multiples of equity value (defined as the market capitalization of common stock) paid in the selected diagnostic industry transactions to LTM earnings.

        The following table presents, for the periods indicated, the low, mean, median and high multiples from the multiples implied by (1) the ratio of enterprise value to LTM revenues, EBIT and EBITDA, and (2) the ratio of equity value to LTM earnings for the selected diagnostic industry transactions compared to the corresponding multiples for Ostex implied by the assumed conversion ratio. The multiples implied by the assumed conversion ratio for Ostex are based on the closing sale price of Inverness common stock on February 11, 2003.

	Multiples for Selected Diagnostic Industry Transactions
									Multiples Implied by Assumed Conversion Ratio for Ostex
	Low		Mean		Median		High
Enterprise Value as a Ratio of:
LTM Revenue	0.46	x	4.66	x	2.35	x	17.21	x	4.37x
LTM EBITDA	9.7		26.2		15.4		55.0		NM
LTM EBIT	5.6		30.7		19.7		73.8		NM
Equity Value as a Ratio of:
LTM Earnings	6.4x		48.5x		45.0x		85.6x		NM

"NM" means not meaningful

        Although the selected diagnostic industry transactions were used for comparison purposes, none of those transactions is directly comparable to the merger, and none of the companies in those transactions is directly comparable to Ostex or Inverness. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of these companies or Ostex, to which they are being compared.

Analysis of Selected Publicly Traded Companies Compared to Ostex

        To provide contextual data and comparative market information, SG Cowen compared selected historical operating and financial data and ratios for Ostex to the corresponding financial data and ratios of selected point-of-care diagnostics companies and selected other clinical testing companies whose securities are publicly traded and which SG Cowen believes have operating, market valuation and trading valuations similar to what might be expected of Ostex. The selected point-of-care diagnostics companies were:

  •
  Axis-Shield plc

  •
  Biosite Inc.

  •
  Cholestech Corp.

  •
  IGEN International, Inc.

  •
  i-STAT Corp.

  •
  Quidel Corp.

  •
  Radiometer A/S

  •
  Therasense, Inc.

The selected clinical testing companies were:

  •
  Abbott Laboratories

  •
  Bayer AG

  •
  Beckman Coulter

  •
  Diagnostic Products Corp.

  •
  Johnson & Johnson

  •
  Roche Group

        The data and ratios included the enterprise value of both the selected point-of-care diagnostics companies and the selected clinical testing companies as multiples of LTM, estimated 2003 calendar year and projected 2004 calendar year revenues.

        The following tables present, for the periods indicated, the low, mean, median and high multiples from the multiples implied by the ratio of enterprise value to LTM, estimated 2003 calendar year and projected 2004 calendar year revenues for the selected point-of-care diagnostics companies and the selected clinical testing companies compared to the corresponding multiples for Ostex implied by the assumed conversion ratio. The multiples implied by the assumed conversion ratio for Ostex are based on the closing sale price of Inverness common stock on February 11, 2003.

	Selected Point-Of-Care Diagnostics Company Multiples
									Multiples Implied by Assumed Conversion Ratio for Ostex
	Low		Mean		Median		High
Enterprise Value as a Ratio of Revenues:
LTM	1.17	x	1.82	x	1.37	x	4.32	x	4.37	x
CY2003E	0.98		1.52		1.19		3.20		4.10
CY2004P	0.81		1.04		0.89		1.42		3.12
	Selected Clinical Testing Company Multiples
									Multiples Implied by Assumed Conversion Ratio for Ostex
	Low		Mean		Median		High
Enterprise Value as a Ratio of Revenues:
LTM	0.94	x	2.74	x	3.18	x	4.34	x	4.37	x
CY2003E	0.72		2.37		2.56		3.88		4.10
CY2004P	0.71		2.21		2.51		3.56		3.12

        Although the selected point-of-care diagnostics companies and the selected clinical testing companies were used for comparison purposes, none of those companies is directly comparable to Ostex. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected point-of-care diagnostics companies and the selected clinical testing companies and other factors that could affect the public trading value of the selected point-of-care diagnostics companies and the selected clinical testing companies or Ostex, to which they are being compared.

Analysis of Selected Publicly Traded Companies Compared to Inverness

        To provide contextual data and comparative market information, SG Cowen compared selected historical operating and financial data and ratios for Inverness to the corresponding financial data and ratios of the selected point-of-care diagnostics companies and the selected clinical testing companies.

        The data and ratios included the enterprise value of both the selected point-of-care diagnostics companies and the selected clinical testing companies as multiples of LTM, estimated 2003 calendar year and projected 2004 calendar year revenues, EBITDA and EBIT. SG Cowen also examined the ratios of the share prices as of February 11, 2003 of both the selected point-of-care diagnostics companies and the selected clinical testing companies to earnings per share (referred to as EPS) for the LTM and estimated 2003 calendar year and projected 2004 calendar year EPS (in each case, as available from First Call or, if not so available, research analyst reports) for the selected point-of-care diagnostics companies and for the selected clinical testing companies.

        The following tables present, for the periods indicated, the low, mean, median, and high multiples from the multiples implied by (1) the ratio of enterprise value to LTM, estimated 2003 calendar year and projected 2004 calendar year revenues, EBITDA and EBIT and (2) the ratio of share price as of February 11, 2003 to LTM, estimated 2003 calendar year and projected 2004 calendar year EPS for the selected point-of-care diagnostics companies and the selected clinical testing companies compared to the corresponding multiples for Inverness. The multiples for Inverness are based on the closing sale price of its common stock on February 11, 2003.

	Selected Point-Of-Care Diagnostics Company Multiples
									Inverness Multiples
	Low		Mean		Median		High
Enterprise Value as a Ratio of Revenues:
LTM	1.17	x	1.82	x	1.37	x	4.32	x	1.46	x
CY2003E	0.98		1.52		1.19		3.20		1.09
CY2004P	0.81		1.04		0.89		1.42		1.05
Enterprise Value as a Ratio of EBITDA:
LTM	8.0x		17.9x		18.3x		26.8x		14.1x
CY2003E	5.2		13.7		10.9		27.7		7.6
CY2004P	4.4		4.8		4.6		5.4		NA
Enterprise Value as a Ratio of EBIT:
LTM	12.0x		20.6x		19.7x		30.2x		29.5x
CY2003E	6.4		11.4		13.8		14.0		12.1
CY2004P	5.2		6.1		5.6		7.5		NA
Price as a Ratio of EPS:
LTM	27.5x		30.1x		30.1x		32.8x		NM
CY2003E	10.2		16.5		15.9		23.9		23.9x
CY2004P	5.7		14.4		14.1		23.8		17.3
	Selected Clinical Testing Company Multiples
									Inverness Multiples
	Low		Mean		Median		High
Enterprise Value as a Ratio of Revenues:
LTM	0.94	x	2.74	x	3.18	x	4.34	x	1.46	x
CY2003E	0.72		2.37		2.56		3.88		1.09
CY2004P	0.71		2.21		2.51		3.56		1.05
Enterprise Value as a Ratio of EBITDA:
LTM	6.7x		10.8x		11.3x		13.7x		14.1x
CY2003E	5.3		8.6		8.2		12.1		7.6
CY2004P	4.8		8.0		8.2		10.8		NA
Enterprise Value as a Ratio of EBIT:
LTM	10.1x		15.0x		16.0x		17.0x		29.5x
CY2003E	9.5		12.2		12.2		15.2		12.1
CY2004P	8.6		11.3		12.4		13.9		NA
Price as a Ratio of EPS:
LTM	10.9x		18.4x		19.6x		24.5x		NM
CY2003E	9.4		16.0		16.6		22.1		23.9x
CY2004P	8.4		13.8		14.4		18.2		17.3

"NM" means not meaningful; "NA" means not available

        Although the selected point-of-care diagnostics companies and the selected clinical testing companies were used for comparison purposes, none of those companies is directly comparable to Inverness. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected point-of-care diagnostics companies and the selected clinical testing companies and other factors that could affect the public trading value of the selected point-of-care diagnostics companies and the selected clinical testing companies or Inverness, to which they are being compared.

Historical Exchange Ratio Analysis

        SG Cowen analyzed the ratios of the closing sale prices of Ostex common stock to those of Inverness common stock over various periods beginning from Inverness' split-off from Johnson & Johnson on November 23, 2001 and ending February 11, 2003. The table below illustrates the ratios for those periods and the premium or discount to those historical ratios implied by the assumed conversion ratio.

Historical Exchange	Closing Sale Price Ratio		Premium (Discount) Implied by Assumed Conversion Ratio
Current	0.0750	x	65.0%
High	0.2004		(38.2)
Low	0.0502		146.2
One Day Prior	0.0688		80.0
One Month Prior	0.0788		57.1
Three Months Prior	0.1051		17.8
Six Months Prior	0.1113		11.2
Average Since November 23, 2001	0.1052		17.6
Latest One Month Average	0.0766		61.5
Latest Two Months Average	0.0839		47.5
Latest Three Months Average	0.0849		45.7
Latest Six Months Average	0.0918		34.7
Assumed Conversion Ratio for Ostex	0.1237

Stock Trading History

        To provide contextual data and comparative market data, SG Cowen reviewed the historical market prices of Ostex common stock for the twelve month period ended February 11, 2003. SG Cowen noted that over the indicated period the high and low closing sale prices for shares of Ostex common stock as reported on The Nasdaq National Market were $2.69 and $0.81, respectively.

        SG Cowen also reviewed the historical market prices of Inverness common stock for the twelve month period ended February 11, 2003. SG Cowen noted that over the indicated period the high and low closing sale prices for shares of Inverness common stock as reported on the American Stock Exchange were $28.21 and $8.00, respectively.

Contribution Analysis

        SG Cowen analyzed the respective contributions of actual 2002 calendar year, estimated 2003 calendar year and projected 2004, 2005 and 2006 calendar year revenue, and net income of Ostex and Inverness to the combined company, based upon the Ostex forecasts and, in the case of Inverness, upon the Inverness forecasts and Wall Street projections.

Pro Forma Ownership Analysis

        SG Cowen analyzed the pro forma ownership in the combined company by the holders of Ostex common stock and noted that holders of Ostex common stock would own, on a fully diluted basis, approximately 9.0% of the combined company.

Discounted Cash Flow Analysis for Ostex

        SG Cowen estimated a range of values for Ostex common stock based upon the discounted present value of the projected after-tax cash flows of Ostex described in the Ostex forecasts for the fiscal years ended December 31, 2003 through December 31, 2008, and of the terminal value of Ostex at December 31, 2008, based upon multiples of EBITDA. After-tax cash flow was calculated by taking projected EBIT and subtracting from this amount projected taxes, capital expenditures and changes in working capital and adding back projected depreciation and amortization. This analysis was based upon certain assumptions described by, projections supplied by and discussions held with the management of Ostex. In performing this analysis, SG Cowen utilized discount rates ranging from 25% to 35% and used terminal multiples of EBITDA ranging from 17.0 times to 19.0 times. Utilizing this methodology, the per share equity value of Ostex ranged from $0.48 to $1.15 per share, based on the Ostex forecasts.

Discounted Cash Flow Analysis for Inverness

        SG Cowen estimated a range of values for Inverness common stock based upon the discounted present value of the projected after-tax cash flows of Inverness described in the Inverness forecasts for the fiscal years ended December 31, 2003 through December 31, 2006, and of the terminal value of Inverness at December 31, 2006, based upon multiples of EBITDA. After-tax cash flow was calculated by taking projected EBIT and subtracting from this amount projected taxes, capital expenditures and changes in working capital and adding back projected depreciation and amortization. This analysis was based upon certain assumptions described by, projections supplied by and discussions held with the management of Inverness. In performing this analysis, SG Cowen utilized discount rates ranging from 15% to 25% and used terminal multiples of EBITDA ranging from 17.0 times to 19.0 times. Utilizing this methodology, the per share equity value of Inverness ranged from $17.67 to $28.63 per share, based on the Inverness forecasts.

Pro Forma Earnings Analysis

        SG Cowen analyzed the potential effect of the proposed merger on the projected combined Ostex forecasts and Inverness forecasts for the 2003-2006 calendar years. This analysis, with Ostex' management's consent, was based upon (1) the projected Ostex forecasts, and in the case of Inverness, upon the Inverness forecasts and Wall Street projections and (2) the terms of the merger. SG Cowen's pro forma earnings analysis did not take into account the possible effect of any cost savings or synergies in the proposed merger. The table below summarizes the results.

Year	Accretion/(Dilution) $	Accretion/(Dilution) %	Pretax Synergies Required to be EPS Neutral (in millions)
CY2003E	$(0.17)	(28.9)%	$5.1
CY2004P	(0.27)	(32.4)	8.0
CY2005P	(0.30)	(22.5)	8.9
CY2006P	(0.23)	(11.7)	4.4

        The summary set forth above does not purport to be a complete description of all the analyses performed by SG Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. SG Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, SG Cowen believes, and has advised the Ostex board, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, SG Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Ostex and Inverness. These analyses performed by SG Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Ostex, Inverness, SG Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by SG Cowen and its opinion were among several factors taken into consideration by the Ostex board in making its decision to enter into the merger agreement and should not be considered as determinative of that decision.

        SG Cowen was selected by the Ostex board to render an opinion to the Ostex board because SG Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, SG Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. SG Cowen is providing financial services for Ostex for which it will receive customary fees. In addition, in the ordinary course of its business, SG Cowen and its affiliates may trade the equity securities of Ostex and Inverness for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in these securities. SG Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to Ostex and Inverness, including serving as a financial advisor on potential acquisitions and as an underwriter on equity offerings, and have received and may in the future receive fees for the rendering of such services. In particular, SG Cowen acted as sole underwriter of Inverness' follow-on offering completed on May 22, 2002.

        Pursuant to the SG Cowen engagement letter, if the merger is consummated, SG Cowen will be entitled to receive a customary transaction fee. Ostex has also agreed to pay a customary fee to SG Cowen for rendering its opinion, which fee will be credited against any transaction fee paid. Additionally, Ostex has agreed to reimburse SG Cowen for its out-of-pocket expenses, including attorneys' fees, and has agreed to indemnify SG Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with SG Cowen, which are customary in transactions of this nature, were negotiated at arm's length between Ostex and SG Cowen, and the Ostex board was aware of the arrangement, including the fact that a significant portion of the fee payable to SG Cowen is contingent upon the completion of the transaction.

Interests of Ostex' Directors and Officers in the Merger

        When considering the recommendation of Ostex' board of directors, you should be aware that Ostex' directors and executive officers have interests in the merger that are different from, or are in addition to, their interests as shareholders of Ostex generally. The Ostex board of directors was aware of these interests when it adopted the merger agreement. These include, among other things, acceleration of option vesting, assumption of options for the entire remaining term of such options, indemnification rights, and other benefits and payments under certain agreements.

Stock Options

        Under the terms of the merger agreement, at the effective time of the merger, each outstanding option to purchase shares of Ostex common stock issued under Ostex' option plans that is held by a person who was a director or an employee of Ostex immediately prior to the effective time of the merger, will be assumed by Inverness and will automatically become an option to purchase shares of Inverness common stock. The terms of the options assumed by Inverness will not be affected by the merger, except that at the effective time of the merger the number of shares subject to the options and the exercise prices per share will be adjusted to reflect the conversion ratio.

        Additionally, at the effective time of the merger, all of Ostex' options, whether assumed by Inverness or not, will accelerate and become fully vested and immediately exercisable.

        As of April 23, 2003, the most recent practicable date prior to the date of this proxy statement/prospectus, directors and executive officers of Ostex collectively held outstanding options to purchase 2,417,000 shares of Ostex common stock. Of these options, 1,971,135 were vested as of April 23, 2003.

Indemnification and Insurance

        Inverness has agreed that if the merger becomes effective, it will honor all existing rights to indemnification (including advancement of expenses), and all limitations on the personal liability, of Ostex' directors, officers and employees arising from actions taken before the effective time of the merger, as provided in Ostex' articles of incorporation and bylaws, for six years from the effective time of the merger. The merger agreement also provides for continued directors' and officers' liability insurance coverage for Ostex' directors and officers, with respect to acts and omissions in their capacities as officers and directors of Ostex prior to the merger, for a period of six years from the effective time of the merger.

Severance Payment to the Chief Executive Officer

        Thomas A. Bologna, Ostex' Chairman, President and Chief Executive Officer, entered into an employment agreement with Ostex dated as of July 16, 1997. Under the agreement, if Mr. Bologna's employment is terminated without cause after the merger, then Mr. Bologna is entitled to a lump sum payment equal to two years' base salary, plus a bonus of 30% of such lump sum, and continuation of benefits for a period of 24 months following his termination. Mr. Bologna's current base salary is $412,000, and the current term of the employment agreement, as amended, extends through July 15, 2006.

        On September 6, 2002, Mr. Bologna entered into a consulting agreement with Geras Acquisition Corp., a wholly owned subsidiary of Inverness. The consulting agreement provides that, immediately following the effective time of the merger, Ostex will terminate Mr. Bologna's employment without cause and Mr. Bologna will be entitled to the termination payments described above.

Fees to be Paid to the Chief Executive Officer Pursuant to Consulting Agreement

        Immediately following the effective time, Ostex will retain Mr. Bologna as a consultant for a term of one year under the consulting agreement described in the previous paragraph. Pursuant to this agreement, Ostex will pay Mr. Bologna a fee of $16,833 per month during this term, which fee is subject to adjustment. The agreement also provides that Mr. Bologna will be reimbursed for reasonable costs and expenses incurred in performing the consulting services, and legal expenses of up to $5,000 incurred in the preparation of the agreement.

        As a result of these interests, agreements, arrangements and commitments, the directors and executive officers of Ostex could be more likely to vote to approve the merger agreement and recommend that Ostex' shareholders approve the merger agreement than if they did not hold these interests.

Post-Closing Capitalization

        Based on Inverness' current capital structure, Inverness will have approximately 16.9 million shares of common stock outstanding following the merger, assuming exercise of all outstanding Ostex stock options and warrants. Based on these assumptions, stockholders of Inverness immediately before the merger will own approximately 88.8% of the total shares outstanding after the merger and Ostex' shareholders immediately before the merger will own approximately 11.2% after the merger.

        All of the percentages calculated above do not take into account the exercise of any outstanding stock options or warrants, other than the outstanding Ostex stock options and warrants, or the conversion of any convertible security that would result in the issuance of additional common stock of Inverness.

Accounting Treatment

        Inverness will account for the acquisition of Ostex under the purchase method of accounting. Under this method of accounting, the assets and liabilities of Ostex, including intangible assets, will be recorded at their fair values. The results of operations and cash flows of Ostex will be included in Inverness' financial statements following the effective time of the merger. Inverness expects that it will allocate a portion of the purchase price to Ostex' in-process research and development which, under generally accepted accounting principles, will be expensed by Inverness immediately following the effective time of the merger.

Material Federal Income Tax Consequences

        The following is a summary of material anticipated federal income tax consequences of the merger to Ostex shareholders who hold Ostex common stock as a capital asset. The summary is based on the Internal Revenue Code, referred to herein as the Code, treasury regulations under the Code and administrative rulings and court decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect. This summary does not consider the particular facts and circumstances of the tax situation of each shareholder of Ostex. Furthermore, this summary does not discuss all of the consequences that may be relevant to Ostex shareholders subject to special treatment under U.S. federal income tax law, including, for example, foreign persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, holders who acquired their Ostex common stock pursuant to the exercise of employee stock options or otherwise as compensation and holders who hold Ostex common stock as part of a hedge, straddle or conversion transaction. The following summary does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the merger agreement or the merger itself. No information is provided in this summary with respect to the tax consequences, if any, of the merger under state, local or foreign tax laws.

General

        Inverness and Ostex expect that the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code and that for federal income tax purposes no gain or loss will be recognized by Ostex shareholders who exchange their shares of Ostex common stock solely for shares of Inverness common stock pursuant to the merger (except upon the receipt of cash by an Ostex shareholder in lieu of fractional shares of Inverness common stock). The Internal Revenue Service has not been and will not be asked to rule upon the tax consequences of the merger. Instead, Ostex will rely upon the opinion of Perkins Coie LLP, its counsel, as to certain federal income tax consequences of the merger and Inverness will rely on the opinion of Goodwin Procter LLP, its counsel, as to certain federal income tax consequences of the merger. It is a condition to the closing of the merger that Inverness and Ostex receive these tax opinions. These tax opinions will be based on various representations and covenants made by Ostex, Inverness and Geras Acquisition Corp., and are subject to various assumptions and qualifications. The tax opinions are also based upon the Code, regulations now in effect under the Code, current administrative rulings and practice, and judicial authority, all of which are subject to change, possibly with retroactive effect. Unlike a ruling from the Internal Revenue Service, an opinion of counsel is not binding on the IRS and there can be no assurance, and none is hereby given, that the IRS will not take a position contrary to the tax opinions or to one or more positions reflected in this summary or that the tax opinions will be upheld by the courts if challenged by the IRS.

        Based upon the facts described in this proxy statement/prospectus and various representations and covenants made by Ostex, Inverness and Geras Acquisition Corp., and subject to various assumptions and qualifications, each of Perkins Coie LLP and Goodwin Procter LLP has opined that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Assuming the merger qualifies as a reorganization for purposes of the Code, the merger will result in the following federal income tax consequences:

  •
  No gain or loss will be recognized by Ostex, Inverness or Geras Acquisition Corp. as a result of the consummation of the merger.

  •
  Subject to the last bullet point below, no gain or loss will be recognized by the holders of Ostex common stock upon the exchange of Ostex common stock solely for Inverness common stock pursuant to the merger.

  •
  The tax basis of the Inverness common stock received by an Ostex shareholder pursuant to the merger, including any fractional shares deemed received as described in the last point below, will be the same as the tax basis of the Ostex common stock surrendered in exchange therefor.

  •
  The holding period of the Inverness common stock received by a shareholder of Ostex pursuant to the merger will include the period during which the Ostex common stock surrendered in exchange therefor was held by that Ostex shareholder, if the Ostex common stock is a capital asset in the hands of the Ostex shareholder at the time of the merger.

  •
  Cash received by an Ostex shareholder in lieu of a fractional share interest in Inverness common stock will generally be treated as received in redemption of such fractional share interest. The Ostex shareholder will generally recognize gain or loss in connection with the redemption of its fractional share interest, provided the redemption is not essentially equivalent to a dividend under Section 302 of the Code. The gain or loss will be capital gain or loss if the Ostex common stock was a capital asset in the hands of the Ostex shareholder at the time of the merger. For U.S. federal income tax purposes, the gain or loss is measured by the difference between the amount of cash received and the portion of the tax basis of the share of Ostex common stock allocable to such fractional share interest.

        Ostex shareholders validly exercising dissenters' appraisal rights generally will recognize gain or loss equal to the difference, if any, between the cash they receive as a result of exercising these rights and their basis in the shares of Ostex common stock surrendered in exchange. Assuming these shares are held as capital assets, and provided that the payment is not essentially equivalent to a dividend within the meaning of Section 302 of the Code, any gain or loss recognized generally will be capital gain or loss and, in the case of shares held for more than one year, the gain, if any, generally will be long-term capital gain. However, a dissenting stockholder may be required to recognize gain or loss in the year the merger closes, irrespective of whether the dissenting stockholder actually receives payment for his or her shares in that year. Moreover, a portion of the payment received by a dissenting stockholder may be characterized as interest income.

        Each holder of Ostex common stock is urged to consult that holder's own tax advisor as to the federal income tax consequences of the merger, and also as to any state, local, foreign or other tax consequences, based on that holder's own particular facts and circumstances.

Restrictions on Resale of Inverness Common Stock by Affiliates

        The shares of Inverness common stock to be received by Ostex shareholders in the merger have been registered under the Securities Act of 1933, as amended, on the registration statement of which this proxy statement/prospectus is a part and, except as described in this paragraph, may be freely traded without restriction. The shares of Inverness common stock to be issued in the merger and received by persons who are considered to be "affiliates," as that term is used in Rule 145 under the Securities Act, of Ostex before the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or pursuant to an exemption from the registration requirements of the Securities Act. Affiliates of Ostex for this purpose include individuals or entities that control, are controlled by, or are under common control with, Ostex and are expected to include the directors and executive officers of Ostex and certain entities affiliated with these directors and executive officers. These affiliates or their brokers risk being characterized as "underwriters" when they sell shares of Inverness common stock received in the merger. The U.S. securities laws require registration of shares sold by underwriters. An affiliate and its broker can avoid being characterized as an underwriter and, therefore, avoid the Securities Act registration requirements by selling shares in compliance with Rule 145. This proxy statement/prospectus does not cover resales of Inverness common stock received by any person upon the effectiveness of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

Delisting and Deregistration of Ostex Common Stock Following the Merger

        If the merger becomes effective, Ostex' common stock will be delisted from The Nasdaq National Market and will be deregistered under the Exchange Act.

Listing of Inverness Common Stock to be Issued in the Merger

        The listing on the American Stock Exchange of the shares of Inverness common stock to be issued in the merger is a condition to the closing of the merger.

Dissenters' Appraisal Rights

        The following is a brief summary of the rights under Washington law of holders of Ostex common stock to dissent from the merger and receive cash equal to the fair value of their Ostex common stock instead of receiving shares of Inverness common stock. This summary is not exhaustive, and you should carefully read all of Chapter 23B.13 of the Washington Business Corporation Act, or WBCA, which sets forth dissenters' rights under Washington law and is attached to this proxy statement/prospectus as Annex F.

        If you are contemplating the possibility of dissenting from the merger, you should carefully review the text of Annex F, particularly the procedural steps required to perfect dissenters' rights, which are complex. You should also consult your legal counsel. If you do not fully and precisely satisfy the procedural requirements of the WBCA, you will lose your dissenters' rights.

        Under the merger agreement, if the number of dissenting shares exceeds 2% of the number of shares of outstanding Ostex common stock, Inverness is not obligated to effect the merger.

Requirements for Exercising Dissenters' Rights

        To exercise dissenters' rights, you must:

  •
  deliver to Ostex before the vote is taken at the special meeting written notice of your intent to demand payment for your Ostex common stock if the merger becomes effective;

  •
  not vote your shares of Ostex common stock in person or by proxy in favor of the proposal to approve the merger agreement; and

  •
  comply with the appraisal procedures described below under "—Appraisal Procedures."

        If you do not satisfy each of these requirements, and the merger agreement is approved at the special meeting, you will be entitled only to receive the merger consideration provided in the merger agreement.

        Submitting a proxy card that does not direct how the Ostex common stock represented by that proxy is to be voted will constitute a vote in favor of the approval of the merger agreement and a waiver of your statutory dissenters' rights. In addition, voting against the proposal to approve the merger agreement will not satisfy the notice requirement referred to above. You must deliver the written notice of the intent to exercise dissenters' rights to Ostex at: Ostex International, Inc., 2203 Airport Way South, Suite 400, Seattle, WA 98134, Attn: Cassie Vlk, Director of Investor Relations and Administration.

Appraisal Procedures

        Within ten days after the effective time of the merger, Ostex will deliver written notice to all shareholders who have delivered written notice under the dissenters' rights provisions and have not voted in favor of the approval of the merger agreement as described above. The notice will contain:

  •
  the address where the demand for payment and certificates representing shares of Ostex common stock must be sent and the date by which the certificates must be deposited;

  •
  any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

  •
  a form for demanding payment that states the date of the first announcement to the news media or to shareholders of the terms of the merger and requires certification of the date the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired beneficial ownership of the Ostex common stock;

  •
  the date by which Ostex must receive the payment demand; and

  •
  a copy of Chapter 23B.13 of the WBCA, which is also attached to this proxy statement/prospectus as Annex F.

        If you wish to assert dissenters' rights, you must demand payment by returning the form that Ostex will supply to you and deposit your Ostex common stock certificates by the date set forth in the notice. If you fail to make a demand for payment and deposit your Ostex common stock certificates by the required date, you will lose the right to receive fair value for your shares under the dissenters' rights provisions, even if you filed a timely notice of intent to demand payment.

        If Ostex does not consummate the merger within 60 days after the date set for demanding payment and depositing share certificates, Ostex will return all deposited certificates. If Ostex does not return the deposited common stock certificates within 60 days after the date set, you may notify Ostex in writing of your estimate of the fair value of your Ostex common stock plus the amount of interest due and demand payment of your estimated amount.

        Except as provided below, within 30 days of the later of the effective time of the merger or Ostex' receipt of a valid demand for payment, Ostex will remit to each dissenting shareholder who complied with the requirements of the WBCA the amount Ostex estimates to be the fair value of the shareholder's Ostex common stock, plus accrued interest. Ostex will include the following information with the payment:

  •
  annual and interim period financial statements relating to Ostex;

  •
  Ostex' estimate of the fair value of the shares and a brief description of the method used to reach that estimate;

  •
  an explanation of how the interest was calculated;

  •
  a copy of Chapter 23B.13 of the WBCA; and

  •
  a brief description of the procedures to be followed by a dissenting shareholder if that shareholder is dissatisfied with Ostex' estimate of the fair value of the dissenting shares.

        For dissenting shareholders who were not the beneficial owners of the shares of Ostex common stock before September 9, 2002, the date of the first announcement to news media or Ostex shareholders of the terms of the merger, Ostex may withhold payment and instead send a statement setting forth its estimate of the fair value of their shares and offering to pay such amount, with interest, as a final settlement of the dissenting shareholder's demand for payment. The offer will be accompanied by an explanation of how Ostex estimated fair value and calculated interest and a statement of the shareholder's rights if dissatisfied with the payment offer.

        If Ostex fails to make payment within 60 days after the date set for demanding payment or if you are dissatisfied with your payment or offer for payment, you may, within 30 days of the payment or offer, notify Ostex in writing of your estimate of fair value of your shares and the amount of interest due and demand payment of your estimate. If any dissenting shareholder's demand for payment is not settled within 60 days after receipt by Ostex of his or her payment demand, Section 23B.13.300 of the WBCA requires that Ostex commence a proceeding in King County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding.

        The court may appoint one or more appraisers to receive evidence and make recommendations to the court as to the amount of the fair value of the shares. If the court determines that the fair value of the shares is in excess of any amount remitted by Ostex, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds the amount previously remitted.

        The court will determine the costs and expenses of the court proceeding and assess them against Ostex, except that the court may assess part or all of the costs against any dissenting shareholders whose actions in demanding payment are found by the court to be arbitrary, vexatious or not in good faith. If the court finds that Ostex did not substantially comply with the relevant provisions of Sections 23B.13.200 through 23B.13.280 of the WBCA, the court may also assess against Ostex any fees and expenses of attorneys or experts that the court deems equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith in bringing the proceedings. The court may award, in its discretion, fees and expenses of an attorney for the dissenting shareholders out of the amount awarded to the shareholders, if it finds the services of the attorney were of substantial benefit to the other dissenting shareholders and that those fees should not be assessed against Ostex.

        A shareholder of record may assert dissenters' rights as to fewer than all of the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies Ostex in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of the partial dissenting shareholder are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders. Beneficial owners of Ostex common stock who desire to exercise dissenters' rights themselves must dissent with respect to all the shares they beneficially own and must obtain and submit the record shareholder's written consent to the dissent at or before the time they file the notice of intent to demand fair value.

        For purposes of the WBCA, "fair value" means the value of Ostex common stock immediately before the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable. Under Section 23B.13.020 of the WBCA, an Ostex shareholder has no right, at law or in equity, to set aside the approval and adoption of the merger or the consummation of the merger except if the approval, adoption or consummation fails to comply with the procedural requirements of Chapter 23B.13 of the WBCA, Ostex' articles of incorporation or Ostex' bylaws, or was fraudulent with respect to that shareholder or Ostex.

THE MERGER AGREEMENT

        The following is a brief summary of the significant provisions of the agreement and plan of merger between Inverness and Ostex dated as of September 6, 2002, as amended. The merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated herein by reference, contains the complete terms of that agreement. You should read the entire merger agreement carefully.

Structure of the Merger

        The merger agreement provides for the merger of Geras Acquisition Corp., a wholly owned subsidiary of Inverness, with and into Ostex. The surviving company will be Ostex, which will become a wholly owned subsidiary of Inverness.

Closing of the Merger

        The closing of the merger will occur on a date that is no later than the second business day after the satisfaction or waiver of all of the closing conditions described in the merger agreement, unless Inverness and Ostex agree to another date. The merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Washington.

        We currently expect that the merger will become effective in the second quarter of 2003; however, because the merger is subject to a number of conditions we cannot predict the actual timing.

Merger Consideration

        In the merger, each outstanding share of Ostex common stock, other than those held by Inverness or its subsidiaries, will be converted into the right to receive a number of shares of Inverness common stock equal to a conversion ratio that will be calculated immediately prior to the effective time of the merger. The conversion ratio will be calculated by dividing 1.9 million by the sum of:

  •
  the total number of shares of Ostex common stock outstanding immediately prior to the effective time of the merger; and

  •
  the total number of shares of Ostex common stock subject to outstanding stock options and warrants that are to be assumed by Inverness in the merger.

        The total number of shares of Ostex common stock outstanding as of April 23, 2003, the most recent practicable date prior to the date of this proxy statement/prospectus, is 12,599,912 shares. The total number of shares of Ostex common stock subject to outstanding stock options and warrants that would be assumed by Inverness if the effective time of the merger occurred on that date is 2,666,457 shares. Accordingly, if the effective time of the merger had occurred on that date the conversion ratio would have equaled 0.1245.

        No fractional shares of Inverness common stock will be issued in connection with the merger. Instead, each Ostex shareholder will receive an amount of cash for any fractional share based on the average per share closing price of Inverness common stock on the American Stock Exchange over the ten trading days immediately preceding the closing date.

        Shares held by dissenting Ostex shareholders who effectively exercise their dissenters' appraisal rights as described in this proxy statement/prospectus will not be converted into shares of Inverness common stock. Additionally, at the effective time of the merger, all shares of Ostex common stock held by Inverness or its subsidiaries will be canceled without payment.

Exchange of Ostex Stock Certificates for Inverness Stock Certificates

        Promptly after the effective time of the merger, Inverness' exchange agent for the merger, will mail to you, if you were an Ostex shareholder at the effective time of the merger, a letter of transmittal and instructions for use in surrendering your Ostex stock certificates in exchange for an Inverness stock certificate. When you deliver your Ostex stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your Ostex stock certificates will be cancelled and you will receive an Inverness stock certificate representing the number of whole shares of Inverness common stock that you are entitled to under the merger agreement and cash, without interest, in lieu of any fractional shares. You should not submit your stock certificates for exchange until you have received the letter of transmittal and instructions referred to above.

        You are not entitled to receive any dividends or other distributions on Inverness common stock with a record date after the merger until you have surrendered your Ostex stock certificates in exchange for an Inverness stock certificate. If there is any dividend or other distribution on Inverness common stock with a record date after the merger and a payment date prior to the date you surrender your Ostex stock certificates in exchange for an Inverness stock certificate, you will receive the dividend without interest, with respect to the number of whole shares of Inverness common stock issued to you, promptly after they are issued. If there is any dividend or other distribution on Inverness common stock with a record date after the merger and a payment date after the date you surrender your Ostex stock certificates in exchange for an Inverness stock certificate, you will receive the dividend with respect to the number of whole shares of Inverness common stock issued to you promptly after the payment date.

        Inverness will only issue an Inverness stock certificate or a check for cash in lieu of a fractional share in a name other than the name in which a surrendered Ostex stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that any applicable stock transfer taxes have been paid.

Ostex Stock Options and Warrants

        Inverness has agreed to assume the following stock options and warrants at the effective time of the merger:

  •
  all outstanding stock options to purchase shares of Ostex common stock that are held by a person who was a director or an employee of Ostex immediately prior to the effective time of the merger; and

  •
  all warrants to purchase shares of Ostex common stock.

        At the effective time of the merger, each assumed stock option and warrant will become exercisable for the number of whole shares of Inverness common stock equal to the number of shares of Ostex common stock that were issuable upon exercise of the assumed stock option or warrant immediately prior to the effective time of the merger multiplied by the conversion ratio, rounded down to the nearest whole number. The new per share exercise price of each assumed stock option and warrant shall be equal to the quotient determined by dividing the per share exercise price immediately prior to the effective time of the merger by the conversion ratio, rounded up to the nearest whole cent. All Ostex stock options that are not assumed by Inverness will terminate at the effective time. To the extent that any assumed options or warrants are not exercised, the shares of Inverness common stock reserved for issuance upon their exercise will remain part of Inverness' pool of authorized but unissued shares.

        As soon as practicable after the effective time of the merger, but in no event later than 10 business days after the effective time, Inverness will file a registration statement under the Securities Act on the appropriate form covering the shares of Inverness common stock subject to the assumed stock options.

Inverness has also agreed to use its commercially reasonable efforts to maintain the effectiveness of the registration statement for so long as any assumed stock options remain outstanding.

Conditions to the Merger

        The obligations of Ostex and Inverness to complete the merger are subject to the fulfillment or written waiver, where permissible, of the following conditions:

  •
  the merger agreement and the transactions contemplated by the merger agreement being approved by the requisite vote of the shareholders of Ostex;

  •
  the absence of any law, order or injunction prohibiting, restricting or imposing a burdensome condition on completion of the merger;

  •
  the registration statement of which this proxy statement/prospectus is a part being declared effective and the absence of any proceeding or threatened proceeding to suspend, or stop order suspending, that effectiveness;

  •
  Inverness having obtained approval for the listing of the shares of Inverness common stock issuable in the merger and upon exercise of the stock options and warrants assumed by Inverness in the merger on the American Stock Exchange, subject to official notice of issuance; and

  •
  Inverness having received any necessary consents with respect to the transactions contemplated by the merger agreement required under any material loan agreement of Inverness.

        Inverness has obtained the necessary consent under its credit facility with General Electric Capital Corporation and certain other lenders, subject to the condition that the merger be completed by June 30, 2003 and other conditions relating to the addition of Ostex as a party to the credit facility, the lenders obtaining a security interest in Ostex' assets, the delivery of various certificates and updated schedules, the amount of Inverness' fees and expenses in connection with the merger and the repayment of Ostex' indebtedness concurrently with the completion of the merger. As of the date of this proxy statement/prospectus, no other consents with respect to the transactions contemplated by the merger agreement were required under any material loan agreement of Inverness.

        The obligations of Ostex to complete the merger are subject to the fulfillment or written waiver of the following additional conditions:

  •
  Ostex having received an opinion from Perkins Coie LLP, its tax counsel, that the merger will qualify as a tax-free reorganization for federal income tax purposes;

  •
  Inverness having performed its obligations under the merger agreement in all material respects;

  •
  each of the representations and warranties of Inverness contained in the merger agreement having been true and correct in all material respects as of the date of the merger agreement and, except to the extent such representations and warranties speak as of an earlier date, continuing to be true and correct in all material respects as of the date of the merger; and

  •
  Inverness having obtained all consents of and made all filings with third parties required in connection with the execution, delivery and performance of the merger agreement, unless Inverness' failure to obtain these consents or make these filings has not had and could not reasonably be expected to have a material adverse effect on Inverness.

        The obligations of Inverness to complete the merger are subject to the fulfillment or written waiver of the following additional conditions:

  •
  Ostex having performed its obligations under the merger agreement in all material respects;

  •
  each of the representations and warranties of Ostex contained in the merger agreement having been true and correct in all material respects as of the date of the merger agreement and, except to the extent such representations and warranties speak as of an earlier date, continuing to be true and correct in all material respects as of the date of the merger;

  •
  no event having occurred after the date of the merger agreement that has had or would reasonably be expected to have a material adverse effect on Ostex;

  •
  Ostex having obtained all consents of and made all filings with third parties required in connection with the execution, delivery and performance of the merger agreement, unless Ostex' failure to obtain these consents or make these filings has not had and could not reasonably be expected to have a material adverse effect on Ostex;

  •
  Ostex having obtained scheduled third-party consents and an amendment to one of its license agreements with Washington Research Foundation;

  •
  Inverness having received an opinion from Goodwin Procter LLP, its tax counsel, that the merger will qualify as a tax-free reorganization for federal income tax purposes;

  •
  the number of shares of Ostex common stock which have dissented from the merger not exceeding 2% of the outstanding Ostex common stock;

  •
  Inverness having received an executed affiliate letter from each affiliate of Ostex; and

  •
  the consulting agreement between Thomas A. Bologna and Geras Acquisition Corp. not having been terminated, unless by Geras Acquisition Corp. without cause.

        As of the date of this proxy statement/prospectus, Inverness has obtained the required amendment to its license agreement with Washington Research Foundation.

        "Material adverse effect" when used in reference to Ostex or Inverness, means an effect on the referenced company or any of its subsidiaries that is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, financial condition or results of operations or current prospects of the referenced company and its subsidiaries, taken as a whole, except for an effect resulting from or arising out of:

  •
  changes or developments in financial or securities markets in general;

  •
  any change in the referenced company's stock price or trading volume in and of itself; or

  •
  with respect to Ostex, the initiation by Nasdaq of delisting procedures relating to, or the actual delisting of, Ostex common stock from The Nasdaq National Market for failure to satisfy quantitative criteria for continued listing.

Termination

        The merger agreement may be terminated in accordance with its terms at any time prior to the effective time of the merger:

  •
  by Ostex, Inverness or Geras Acquisition Corp. if:

  *
  a governmental entity has issued a final and nonappealable injunction that prohibits the merger or the other transactions contemplated by the merger agreement and the terminating party has used its reasonable best efforts to take all actions necessary or advisable to complete the merger and lift the injunction; or

  *
  the merger has not occurred on or before June 30, 2003, unless the terminating party's failure to comply with the merger agreement was the cause of the failure of the merger to occur on or before this date;

  •
  by Ostex or Inverness if:

  *
  the other party consents in writing; or

  *
  the other party has breached any of its representations, warranties, covenants or agreements contained in the merger agreement and cannot cure or has not cured the breach within a 30-day cure period, unless the breach has not had and is not reasonably likely to have a material adverse effect on the other party;

  •
  by Inverness if:

  *
  Ostex has breached any of its representations, warranties, covenants or agreements contained in Section 6.1 of the merger agreement, which relates to Ostex' covenants that it will not solicit acquisition proposals and that its board of directors will not withdraw its approval of the merger agreement or recommendation of the merger agreement to its shareholders, or the stock option agreement, and cannot cure or has not cured the breach within a 30-day cure period, unless the breach has not prevented or materially delayed, and would not reasonably be expected to prevent or materially delay, the merger;

  *
  any required approval of the merger agreement or the transactions contemplated under the merger agreement by Ostex' shareholders is not obtained at a meeting of Ostex' shareholders;

  *
  Ostex' board withdraws or modifies, or resolves to withdraw or modify, its approval or recommendation of the merger agreement or any transaction under the merger agreement;

  *
  Ostex' board approves or recommends, or resolves to approve or recommend, an agreement relating to an acquisition proposal; or

  *
  a tender or exchange offer relating to Ostex' securities is commenced by a third party and Ostex has not sent a statement recommending rejection of the offer to its shareholders within ten business days after the offer is first given; or

  •
  by Ostex if, before its shareholders meeting:

  *
  it is concurrently entering into an agreement to effect a superior proposal;

  *
  it gives Inverness five business days prior written notice of the superior proposal and, during the five business day period, it considers and discusses, and causes its financial and legal advisors to consider and discuss, with Inverness any subsequent adjustment to the terms of the merger agreement proposed by Inverness; and

  *
  it pays Inverness a $1.8 million termination fee.

        An "acquisition proposal" means any proposed or actual:

  •
  merger, consolidation or similar transaction involving Ostex;

  •
  sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of Ostex representing 15% or more of Ostex' assets;

  •
  issuance, sale or other disposition by Ostex, including by way of merger, consolidation, share exchange or any similar transaction, of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes associated with the outstanding securities of Ostex;

  •
  tender offer or exchange offer in which any person shall acquire beneficial ownership or the right to acquire beneficial ownership, or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding shares of Ostex common stock;

  •
  recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to Ostex; or

  •
  transaction that is substantially similar in form, substance and purpose to any of the transactions described in the five preceding bullet points.

The term "acquisition proposal" does not include the merger and the other transactions contemplated by the merger agreement.

        A "superior proposal" means an unsolicited, bona fide written offer made by a third party to consummate an acquisition proposal, which acquisition proposal is likely to be completed, and that:

  •
  Ostex' board of directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if completed, result in a transaction that is more favorable to the shareholders of Ostex, in their capacities as shareholders, than the merger;

  •
  is not conditioned on obtaining financing and with respect to which Inverness has received written evidence of such person's ability to fully finance its acquisition proposal;

  •
  is for all of Ostex' common stock; and

  •
  is, in the opinion of SG Cowen, or any other nationally recognized investment banking firm, more favorable to the shareholders of Ostex from a financial point of view than the merger.

Termination Fees

        Under the terms of the merger agreement, Ostex must pay Inverness a termination fee of $1.8 million if:

  •
  Ostex has willfully or intentionally breached any representation, warranty, covenant or agreement of the merger agreement or stock option agreement and Inverness terminates the merger agreement pursuant to any of its termination rights related to Ostex' breach of its representations, warranties, covenants or agreements contained in the merger agreement or the stock option agreement;

  •
  Inverness terminates the merger agreement pursuant to its termination rights related to the failure of Ostex to oppose a third-party tender offer or exchange offer;

  •
  Inverness terminates the agreement pursuant to any of its termination rights related to Ostex' board's approval of an acquisition proposal or withdrawal of its approval or recommendation of the merger agreement;

  •
  Ostex terminates the merger agreement concurrently with its entrance into an agreement to effect a superior proposal in connection with its related termination right; or

  •
  the following three conditions are met:

  *
  prior to the meeting of Ostex' shareholders, an acquisition proposal is received by Ostex or publicly announced;

  *
  the merger agreement is terminated as a result of Ostex' shareholders' failure to approve the merger; and

  *
  within 12 months following the termination of the merger agreement:

  •
  Ostex enters into an agreement relating to an acquisition proposal with a person other than Inverness;

      •
      Ostex' board recommends or resolves to recommend to its shareholders that they approve or accept an acquisition proposal; or

      •
      Ostex' board does not recommend to its shareholders that they reject and do not accept any acquisition proposal that is in the form of an actual or proposed tender offer or exchange offer within ten business days of the making or announcement of such offer.

        Also, under the merger agreement, Ostex has agreed not to enter into any agreement relating to an acquisition proposal with any person other than Inverness within one year after the termination of the merger agreement, unless that person, prior to entering into the agreement, has paid or caused to be paid to Inverness, to the extent due, any termination fee due under the merger agreement.

Material Covenants

No Solicitation

        Ostex has agreed that neither it nor any of its officers, directors, employees or other representatives will, directly or indirectly:

  •
  solicit, initiate or encourage, including by way of furnishing non-public information, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal;

  •
  participate in any discussions or negotiations, or otherwise communicate in any way with any person other than Inverness, regarding an acquisition proposal; or

  •
  enter into any agreement, arrangement or understanding regarding an acquisition proposal or requiring Ostex to abandon, terminate or fail to complete the merger.

        In the merger agreement, Ostex represented that it had terminated all discussions or negotiations relating to, or that may reasonably be expected to lead to, any acquisition proposal.

        Under the merger agreement, Ostex is obligated to notify Inverness promptly in writing of any acquisition proposal or any request or inquiry received by Ostex or any of its officers, directors, employees or representatives with respect to, or that could reasonably be expected to lead to, an acquisition proposal. The notice must include the identity of the person making the acquisition proposal, request or inquiry, the terms and conditions of the acquisition proposal, request or inquiry and all written materials received in connection with the acquisition proposal, request or inquiry. Ostex also must keep Inverness fully informed of the status of any discussions related to any acquisition proposal, request or inquiry and provide Inverness with all further written materials that it receives in connection with any acquisition proposal, request or inquiry.

        Notwithstanding the prohibitions contained in the merger agreement, if at any time prior to the date on which the merger is approved by the Ostex shareholders, Ostex' board of directors has concluded in good faith that an acquisition proposal is, or is reasonably likely to result in, a superior proposal that did not result from a breach of its covenants relating to the solicitation of acquisition proposals, Ostex may:

  •
  furnish non-public information with respect to Ostex to the person who made the acquisition proposal pursuant to a confidentiality agreement with terms at least as restrictive as the terms contained in the confidentiality agreement entered into with Inverness; and

  •
  participate in discussions or negotiations regarding the acquisition proposal with the person who made the acquisition proposal.

However, Ostex may only take these actions if its board of directors determines in good faith that failing to take these actions would constitute a breach of its fiduciary duties under applicable law.

Ostex Shareholders Meeting

        Ostex has agreed to call, hold and convene a meeting of its shareholders as promptly as practicable to consider and vote upon the approval of the merger agreement and the merger and to use its reasonable best efforts to solicit proxies from its shareholders in favor of these proposals. Ostex has agreed that its board of directors will unanimously recommend that its shareholders vote in favor of and approve the merger agreement and the merger at its shareholders meeting and will not:

  •
  withhold, withdraw or modify, or propose to withhold, withdraw or modify, in a manner adverse to Inverness, its approval or adoption of the merger agreement or the merger or its recommendation of the merger agreement and the merger to its shareholders;

  •
  approve or recommend, or propose to approve or recommend, any acquisition proposal;

  •
  approve or recommend, or propose to approve or recommend, or execute or enter into a letter of intent or agreement relating to an acquisition proposal; or

  •
  resolve to take any of the actions described in the prior three bullet points.

        Notwithstanding this prohibition, Ostex' board of directors may withdraw, or propose to withdraw, in a manner adverse to Inverness, its approval or recommendation of the merger agreement or the merger (and in the case of a superior proposal that is a tender offer or exchange offer made directly to its shareholders, may recommend that its shareholders accept the tender or exchange offer), if:

  •
  this action is in response to a superior proposal that has not been withdrawn and that did not result from a breach of Ostex' covenants relating to the solicitation of acquisition proposals;

  •
  Ostex' board of directors determines in good faith that failing to take this action would constitute a breach of its fiduciary duties under applicable law; and

  •
  prior to taking this action, Ostex has given Inverness at least five business days prior written notice of its board of director's intention to take this action and the opportunity to meet with Ostex and its legal and financial advisors.

However, regardless of whether Ostex' board of directors withdraws its approval or recommendation of the merger agreement or the merger, Ostex is obligated to hold a meeting of its shareholders to consider and vote on a proposal to adopt and approve the merger agreement and the merger.

American Stock Exchange Listing

        Under the terms of the merger agreement, Inverness has agreed to prepare and submit to the American Stock Exchange all reports, applications and other documents necessary to cause the shares of its common stock that are to be issued in the merger or reserved for issuance upon exercise of stock options and warrants that are assumed in the merger to be approved for listing on the American Stock Exchange.

Ostex' Directors and Officers Insurance

        Under the terms of the merger agreement, Ostex has agreed to obtain and Inverness has agreed to permit Ostex to obtain a tail policy under Ostex' existing directors' and officers' liability insurance coverage that will provide Ostex' directors and officers with coverage for six years following the effective time of the merger, provided that the aggregate cost of such coverage is less than $387,000.

Delisting of Ostex Common Stock

        Under the terms of the merger agreement, each of the parties has agreed to cooperate in taking all actions necessary to delist Ostex' common stock from The Nasdaq National Market or any other national exchange or quotation system on which it is listed, provided that the delisting will not be effective until after the effective time of the merger.

Advice of Changes

        Under the merger agreement, each of the parties has agreed to promptly advise the other of any event or development that could reasonably be expected to cause any representation or warranty contained in the merger agreement to be untrue or inaccurate in any material respect and any material failure of that party to comply with or satisfy any covenant, condition or agreement under the merger agreement.

Other Covenants

        The merger agreement contains covenants relating to the cooperation of Inverness and Ostex in the preparation of this proxy statement/prospectus and their agreement to use their reasonable best efforts to complete the merger. The merger agreement also contains additional covenants relating to, among other things, publicity, access to information, confidentiality, coordination of periodic governmental filings and matters relating to Section 16 of the Securities Exchange Act of 1934, as amended.

Ostex' Conduct of Business Before the Merger

        Pursuant to the merger agreement, Ostex agreed that, until the effective time of the merger or the termination of the merger agreement, Ostex will:

  •
  use its reasonable best efforts to conduct its operations according to its usual, regular and ordinary course in substantially the same manner as previously conducted;

  •
  use its reasonable best efforts to preserve intact its business organizations and goodwill and keep available the services of its executive officers and material employees;

  •
  provide Inverness with copies of all internal control reports submitted to Ostex by its independent accountants in connection with each audit of Ostex' books; and

  •
  provide Inverness with monthly profit and loss statements and additional monthly or other financial data as Inverness may reasonably request.

        Ostex also agreed that, except as contemplated or permitted by the merger agreement or otherwise consented to by Inverness in writing, it will comply with specified restrictions relating to the operation of its business, including restrictions relating to the following:

  •
  the declaration or payment of any dividend or other distribution on its capital stock;

  •
  the split, combination or reclassification of its capital stock;

  •
  the acquisition of its capital stock or other securities;

  •
  the issuance of any securities or equity equivalents;

  •
  the acquisition or disposition of any material assets;

  •
  incurring indebtedness for borrowed money;

  •
  guaranteeing any indebtedness or issuing any debt securities;

  •
  making any loans, advances or capital contributions;

  •
  mortgaging or encumbering any assets or creating or suffering any lien on its assets;

  •
  the satisfaction of any of its obligations, other than in the ordinary course of business consistent with past practice;

  •
  changing its accounting principles or practices;

  •
  the adoption, amendment or termination of any of its benefit plans or any agreement, arrangement, plan or policy between Ostex and any of its directors, officers, employees, agents or consultants;

  •
  the increase of the compensation or benefits of any director, officer, employee, agent or consultant, except for normal increases in the ordinary course of business consistent with past practice;

  •
  the amendment of its articles of incorporation or bylaws;

  •
  the liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization of Ostex;

  •
  the settlement of any material litigation;

  •
  the waiver of any rights under or amendment of its shareholder rights agreement;

  •
  making any capital expenditures other than in ordinary course of business and consistent with past practice and in an amount not in excess of $50,000, in the aggregate;

  •
  tax elections or other actions that could have the effect of increasing Ostex' tax liability or decreasing Ostex' tax assets;

  •
  the material amendment of the terms of any outstanding security;

  •
  the modification or amendment in any material respect of, or waiver of any rights under, any material contract;

  •
  entering into any material agreement;

  •
  licensing, transferring, amending in any material respect or failing to maintain, any of its intellectual property assets;

  •
  the termination of any insurance policy for Ostex' benefit;

  •
  the termination of any of its officers;

  •
  discouraging its employees and business associates from maintaining their business relationship with Ostex;

  •
  engaging in any action that would reasonably be expected to cause the merger to fail to qualify as a tax-free reorganization for U.S. federal income tax purposes; and

  •
  taking any action that would make any of its representations and warranties contained in the merger agreement incorrect.

The agreements relating to the conduct of Ostex' business contained in the merger agreement are complicated and not easily summarized. You are urged to carefully read Section 6.2 of the merger agreement attached to this proxy statement/prospectus as Annex A.

Employee Benefits

        Under the terms of the merger, after the effective time of the merger, Inverness may, but is not obligated to, continue Ostex' employee benefit plans, other than Ostex' stock option plans which must be continued to the extent to which they apply to Ostex stock options that are assumed by Inverness. Inverness also has the right, in its sole discretion, to direct Ostex to terminate any of its employee benefit plans, other than its stock option plans as described above, immediately prior to the effective time of the merger. To the extent to which Ostex' employees become eligible to participate in Inverness' employee benefit plans after the merger, Inverness will:

  •
  provide each employee with eligibility and vesting credit, but not benefit accrual credit, equal to the amount of service credited by Ostex prior to the merger;

  •
  waive all limitations as to preexisting conditions, exclusions and waiting periods applicable to each employee and his or her covered spouse and dependents if and to the extent that employee is not subject to, or satisfies, such limitations, exclusions and waiting periods under the analogous Ostex employee benefit plan; and

  •
  provide each employee and his or her covered spouse and dependants with credit for any co-payments and deductibles paid by that employee in his or her current coverage period in satisfying the deductible or out-of-pocket requirements of the relevant Inverness employee benefit plan for its current coverage period.

Representations and Warranties

        The merger agreement contains reciprocal representations and warranties of Inverness and Ostex relating to:

  •
  due organization, existence, good standing and corporate authority;

  •
  authorization, validity and effect of agreements;

  •
  capitalization;

  •
  lack of violation of organizational documents and terms of agreements;

  •
  consents required;

  •
  SEC documents and filings;

  •
  tax treatment of the merger;

  •
  litigation;

  •
  financial records;

  •
  corporate records; and

  •
  absence of certain changes.

        The merger agreement also contains additional representations and warranties by Ostex relating to:

  •
  subsidiaries;

  •
  ownership interests in other entities;

  •
  taxes;

  •
  property;

  •
  intellectual property;

  •
  environmental matters;

  •
  compliance with applicable law;

  •
  material contracts;

  •
  regulatory matters;

  •
  employee programs;

  •
  labor relations and employment;

  •
  vote required to approve the merger;

  •
  brokers;

  •
  opinion of financial advisor;

  •
  insurance;

  •
  amendment of the shareholder rights agreement;

  •
  ownership of Inverness capital stock;

  •
  compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

  •
  related party transactions;

  •
  takeover law;

  •
  collectibility of accounts receivable;

  •
  inventory;

  •
  accounting policies;

  •
  backlog;

  •
  customers, distributors and suppliers;

  •
  product liability and warranty matters;

  •
  equipment;

  •
  business practices; and

  •
  disclosure.

        None of the representations and warranties by either party survive the effective time of the merger. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read Articles 4 and 5 of the merger agreement attached to this proxy statement/prospectus as Annex A.

Expenses

        Each party will pay all fees and expenses it incurs in the merger, except that Ostex and Inverness will share equally the costs of preparing, printing, filing and mailing this proxy statement/prospectus, other than attorneys' and accountants' fees which will be paid by the party incurring the expense.

        If the merger is effected, Inverness estimates that its merger-related fees and expenses, consisting primarily of restructuring costs, fees and expenses of investment bankers, attorneys and accountants, SEC filing fees, stock exchange listing fees and financial printing and other related charges, will be approximately $3.9 million. See Notes 1 and 2(l) in "Notes to Unaudited Pro Forma Condensed Combined Financial Information." Ostex estimates that its merger-related fees and expenses, excluding any termination fees, if applicable, and consisting primarily of fees and expenses of investment bankers, attorneys and accountants and financial printing and other related charges, will be approximately $1.8 million to $2.1 million.

Amendments

        Inverness, Geras Acquisition Corp. and Ostex may amend the merger agreement by executing a written amendment, provided that the board of directors of Geras Acquisition Corp. and Ostex have authorized the amendment. After the approval of the merger agreement and the transactions contemplated by the merger agreement by the shareholders of Ostex or Geras Acquisition Corp., no amendment may be made that requires approval of the shareholders of Ostex or Geras Acquisition Corp. under applicable law without obtaining that approval.

OTHER MATERIAL AGREEMENTS RELATING TO THE MERGER

Voting Agreement

        In connection with the execution of the merger agreement, Ostex' directors and their affiliates entered into a voting agreement with Inverness dated as of September 6, 2002, which they later amended in connection with the amendment to the merger agreement. In the voting agreement, each of Ostex' directors and their affiliates agreed to vote, and granted Inverness an irrevocable proxy and power of attorney to vote, all of his, her or its shares of Ostex common stock:

  •
  in favor of the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement;

  •
  against any acquisition proposal, as described in the section of this proxy statement/prospectus titled "The Merger Agreement—Termination," and any action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect completion of the transactions contemplated by the merger agreement; and

  •
  in favor of any other matter reasonably necessary for completion of the transactions contemplated by the merger agreement.

        In the voting agreement, each of Ostex' directors and their affiliates also agreed not to dispose of or encumber his, her or its shares of Ostex common stock and not to enter into any other voting agreement or arrangement or grant any other proxy or power of attorney with respect to his, her or its shares of Ostex common stock. Ostex' directors and their affiliates owned approximately 19.6% of the total outstanding Ostex common stock as of the record date for the special meeting of Ostex' shareholders. The voting agreement terminates immediately upon the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

        You are urged to read the voting agreement in its entirety. The voting agreement is attached to this proxy statement/prospectus as Annex B.

Stock Option Agreement

Option

        In connection with the execution of the merger agreement, Inverness and Ostex entered into a stock option agreement, dated as of September 6, 2002, which was amended by the amendment to the merger agreement. In the stock option agreement, Ostex granted Inverness an option to purchase from Ostex up to a number of shares of Ostex common stock approximately equal to 19.9% of the outstanding shares of Ostex common stock at a price of $2.39 per share.

Exercise Events

        Inverness may exercise the option if:

  •
  Inverness terminates the merger agreement as a result of the failure of Ostex to obtain shareholder approval of the merger, and within one year thereafter:

  *
  Ostex enters into an agreement relating to an acquisition proposal with a person other than Inverness;

  *
  Ostex' board of directors recommends or resolves to recommend to Ostex' shareholders approval or acceptance of an acquisition proposal with a person other than Inverness; or

  *
  Ostex' board of directors does not recommend to its shareholders that they reject and do not accept any acquisition proposal that is in the form of an actual or proposed tender offer or exchange offer within ten business days of the making or announcement of that offer; or

  •
  Inverness or Ostex terminates the merger agreement in circumstances which entitle Inverness to receive the $1.8 million termination fee from Ostex under the merger agreement.

Cancellation of Option for Cash

        If the option is exercisable as a result of the second bullet point above, then Inverness may cancel the option, or any portion of the option, in exchange for an amount of cash equal to the product of the number of shares subject to the portion of the option that it canceled multiplied by the excess, if any, of the higher of the following over the per share exercise price of the option:

  •
  the highest price per share of Ostex common stock paid or proposed to be paid by any person pursuant to any proposal, offer or agreement that caused, or would cause, the option to be exercisable; or

  •
  the average of the closing price of the shares of Ostex common stock on The Nasdaq National Market, or any other national securities exchange or securities quotation system on which the Ostex common stock may be listed, at the end of the regular session for the ten consecutive trading days ending on and including the third trading day immediately preceding the date on which Inverness sends notice that it elects to exercise this option.

Total Profit Limit

        Notwithstanding any contrary provisions in the stock option agreement, the aggregate total profit that Inverness may receive upon all exercises of the option for cash and all sales of the shares of Ostex common stock received upon exercise of the option is limited to $1.8 million less any termination fee paid to Inverness by Ostex under the merger agreement. Inverness is also prohibited from exercising the option in circumstances where the exercise would result in Inverness exceeding this profit limit assuming that all shares of Ostex common stock received upon the exercise, and all other shares received upon prior exercises of the option that are still held by Inverness, are sold for a price per share equal to the closing price of the Ostex common stock on the immediately preceding trading day.

Termination

        The option terminates upon the earliest to occur of:

  •
  the effective time of the merger;

  •
  90 days after Ostex pays the full $1.8 million termination fee under the merger agreement to Inverness;

  •
  12 months after the date on which the option first becomes exercisable; or

  •
  the date of termination of the merger agreement if, upon termination, the option is not exercisable and cannot become exercisable.

Registration Rights

        The option also grants Inverness certain rights to have the shares it obtains upon the exercise of the option registered under the Securities Act.

        You are urged to carefully read the stock option agreement in its entirety. The stock option agreement is attached to this proxy statement/prospectus as Annex C and the amendment to the merger agreement, which also amends the stock option agreement, is attached to this proxy statement/prospectus as a part of Annex A.

Loan Agreement

Loans

        In connection with the execution of the merger agreement, Inverness and Ostex entered into a loan agreement, dated as of September 6, 2002, which they later amended and restated as of October 10, 2002 and February 18, 2003. Under the loan agreement, Inverness agreed to loan, or arrange for one of its affiliates to loan, up to $2 million to Ostex. On October 10, 2002, November 12, 2002 and December 9, 2002, Inverness made initial loans of $334,000, $433,000 and $233,000, respectively, to Ostex under the loan agreement. On January 14, 2003 and February 25, 2003, Inverness made additional loans of $378,724 and $246,158, respectively, to Ostex under the loan agreement. Additionally, Ostex may require Inverness to make, or arrange for one of its affiliates to make, one or more additional loans to Ostex in an aggregate amount of up to the remaining $375,118 available under the loan agreement, unless:

  •
  the merger agreement has been terminated other than under Section 8.1(b), 8.1(c) or 8.1(d)(iii) of the merger agreement;

  •
  the merger agreement is terminated under Section 8.1(b), 8.1(c) or 8.1(d)(iii) of the merger agreement and:

  *
  the aggregate outstanding amount of all additional loans would exceed $750,000 if the additional loan requested was made; or

  *
  after making the additional loan, the total of Ostex' cash, cash equivalents and short-term investments would exceed its working capital needs, as set forth in Ostex' 2003 budget provided to Inverness, for the six months after its request.

Referenced Sections of the Merger Agreement

        In several instances the terms of the loan agreement refer to a termination of the merger agreement under Section 8.1(b), 8.1(c) or 8.1(d)(iii) of the merger agreement. These sections of the merger agreement refer to a termination of the merger agreement:

  •
  by Ostex, Inverness or Geras Acquisition Corp. if:

  *
  a governmental entity has issued a final and nonappealable injunction that prohibits the merger or the other transactions contemplated by the merger agreement and the terminating party has used its reasonable best efforts to take all actions necessary or advisable to complete the merger and lift the injunction; or

    *
    the merger has not occurred on or before June 30, 2003, unless the terminating party's failure to comply with the merger agreement was the cause of the failure of the merger to occur on or before this date; or

  •
  by Ostex if Inverness has breached any of its representations, warranties, covenants or agreements contained in the merger agreement and cannot cure or has not cured the breach within a 30 day cure period, unless the breach has not had and is not reasonably likely to have a material adverse effect on Inverness; or

  •
  by Inverness if any required approval of the merger agreement or the transactions contemplated under the merger agreement by Ostex' shareholders was not obtained at a meeting of Ostex' shareholders.

Interest Rate

        The interest rate of each loan is at a rate per annum equal to LIBOR for one-year loans as published in the Wall Street Journal on the date of each loan, plus four and one-half percent. As of April 23, 2003, the interest rates for the loans made under the loan agreement range from 5.8975% to 6.2725%. Interest is due and payable quarterly.

Maturity

        The maturity date of the loans will be the earliest to occur of:

  •
  the first business day after the effective date of the merger;

  •
  the acceleration of any of the loans upon the occurrence of an event of default;

  •
  the termination of the merger agreement, unless such termination is under Section 8.1(b), 8.1(c) or 8.1(d)(iii) of the merger agreement; or

  •
  December 31, 2003.

Conditions

        The obligations of Inverness to make, or arrange for one of its affiliates to make, any loan under the loan agreement is subject to the fulfillment or written waiver of the following conditions:

  •
  Inverness, or the affiliate of Inverness making the loan, receiving an executed promissory note in a principal amount equal to the amount of the loan;

  •
  all of Ostex' representations and warranties under the loan agreement, the merger agreement, the stock option agreement and all other documents related to the merger being true and correct;

  •
  Ostex having fulfilled all of its obligations required to be fulfilled prior to the date of the loan under the loan agreement, the merger agreement, the stock option agreement and all other documents related to the merger; and

  •
  no event of default having occurred.

Events of Default

        Each of the following constitutes an event of default under the loan agreement:

  •
  Ostex' failure to pay any amount due under the loan agreement and related promissory notes or the stock option agreement or merger agreement within two business days after the date the payment is due;

  •
  specified events related to the insolvency or bankruptcy of Ostex;

  •
  Ostex' failure to perform its covenants under the loan agreement;

  •
  Ostex' failure to perform any material covenant, condition or agreement under the merger agreement or the stock option agreement, which failure is not cured within 30 days after the earlier of written notice from Inverness or discovery or knowledge of the failure by Ostex, provided however, that an event of default will not be deemed to occur as a result of this failure to perform if the merger agreement was terminated under Section 8.1(b), 8.1(c) or 8.1(d)(iii) of the merger agreement prior to the failure to perform;

  •
  termination of the merger agreement unless such termination is under Section 8.1(b), 8.1(c) or 8.1(d)(iii) of the merger agreement;

  •
  Ostex granting any interest in or assignment of its assets to a third party, unless the proceeds of such actions are sufficient and are used to repay all outstanding amounts under the loan agreement, in certain circumstances, after a termination of the merger agreement under Section 8.1(b), 8.1(c) or 8.1(d)(iii) of the merger agreement;

  •
  any judgment, garnishment, seizure, tax lien or levy against any material assets of Ostex;

  •
  Ostex receiving funding for working capital from a third party other than Inverness, unless the proceeds of such actions are sufficient and are used to repay all outstanding amounts under the loan agreement, in certain circumstances, after a termination of the merger agreement under Section 8.1(b), 8.1(c) or 8.1(d)(iii) of the merger agreement; or

  •
  Ostex, without the consent of Inverness, entering into an agreement with a third party, other than Inverness, related to any material corporate transaction not in the ordinary course of business, unless the agreement is entered into:

  *
  after termination of the merger agreement:

  •
  by Ostex, Inverness or Geras Acquisition Corp. if:

  *
  a governmental entity has issued a final and nonappealable injunction that prohibits the merger or the other transactions contemplated by the merger agreement and the terminating party has used its reasonable best efforts to take all actions necessary or advisable to complete the merger and lift the injunction; or

  *
  the merger has not occurred on or before June 30, 2003, unless the terminating party's failure to comply with the merger agreement was the cause of the failure of the merger to occur on or before this date; or

  •
  by Ostex if Inverness has breached any of its representations, warranties, covenants or agreements contained in the merger agreement and cannot cure or has not cured the breach within a 30 day cure period, unless the breach has not had and is not reasonably likely to have a material adverse effect on Inverness; or

  *
  for the purpose of reducing its costs and expenses or in connection with the repayment of all outstanding amounts under the loan agreement, in certain circumstances, after a termination of the merger agreement under Section 8.1(b), 8.1(c) or 8.1(d)(iii) of the merger agreement.

Covenants

        Under the loan agreement, Ostex agreed that, until all of the loans under the loan agreement have been repaid, Ostex will:

  •
  preserve and maintain its corporate existence;

  •
  use its best efforts to maintain all material rights, licenses, patents and franchises;

  •
  comply in all material respects with all valid and applicable statutes, rules and regulations necessary for the conduct of its business;

  •
  engage only in the businesses which it was conducting on September 6, 2002;

  •
  pay and discharge all lawful taxes and other governmental charges imposed upon it, other than those that Ostex is contesting in good faith for a period of up to 90 days from the date of the imposition of such taxes or other governmental charges;

  •
  give Inverness immediate written notice of any event of default under the loan agreement or any default of Ostex under any of its material agreements and any matter that has resulted in or is likely to result in a material adverse change in the financial condition or operations of Ostex;

  •
  promptly notify Inverness of the threat or commencement of any judicial, administrative or other proceeding against Ostex; and

  •
  upon request by Inverness, provide Inverness with access to Ostex' books and records.

        Ostex also agreed that, until all of the loans under the loan agreement have been repaid and except pursuant to the loan agreement or otherwise consented to by Inverness in writing, it will comply with specified restrictions relating to the operation of its business. However, Ostex may take certain of these actions for the purpose of reducing its costs and expenses or in connection with the repayment of all outstanding amounts under the loan agreement, after a termination of the merger agreement under Section 8.1(b), 8.1(c) or 8.1(d)(iii) of the merger agreement. These restrictions include restrictions relating to the following:

  •
  the declaration or payment of any dividend or other distribution on its capital stock;

  •
  the split, combination or reclassification of its capital stock;

  •
  the acquisition of its capital stock or other securities;

  •
  the issuance of any securities or equity equivalents;

  •
  the acquisition or disposition of any material assets;

  •
  incurring indebtedness for borrowed money;

  •
  guaranteeing any indebtedness or issuing any debt securities;

  •
  making any loans, advances or capital contributions;

  •
  mortgaging or encumbering any material assets or creating or suffering any lien on its material assets;

  •
  the satisfaction of any of its obligations, other than in the ordinary course of business consistent with past practice;

  •
  changing its accounting principles or practices;

  •
  the adoption, amendment or termination of any of its benefit plans or any agreement, arrangement, plan or policy between Ostex and any of its directors or officers;

  •
  the increase of the compensation or benefits of any director, officer or employee, except for normal increases in the ordinary course of business consistent with past practice;

  •
  the liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization of Ostex;

  •
  the settlement of any litigation;

  •
  licensing, transferring, amending in any material respect or failing to maintain, any of its intellectual property assets;

  •
  making any capital expenditures other than in the ordinary course of business and consistent with past practice and in an amount not in excess of $50,000 in the aggregate;

  •
  settling any tax claim or surrendering any right to a tax refund;

  •
  the modification or amendment in any material respect of, or waiver of any rights under, any material contract;

  •
  entering into any material agreement;

  •
  the material amendment of the terms of any outstanding security;

  •
  the amendment of its articles of incorporation or bylaws;

  •
  the termination of any of its officers; and

  •
  taking any action that would make any of its representations and warranties contained in the loan agreement incorrect.

Representation and Warranties

        In the loan agreement, Ostex represents and warrants that all of the representations and warranties contained in the loan agreement and related promissory notes, the merger agreement, the stock option agreement and all other documents related to the merger are true and correct. Ostex also makes representations and warranties related to corporate authority, authorization, validity and effect of agreements and lack of violation of its organizational documents and the terms of its agreements.

        The terms of the loan agreement are complicated and not easily summarized. You are urged to carefully read the loan agreement in its entirety. The loan agreement is attached to this proxy statement/prospectus as Annex D.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to be indicative of the consolidated financial position and the results of operations for future periods or the results that actually would have been realized had Inverness, its previously acquired businesses (IVC and Wampole, each as defined and described in Note 1 of the notes to these unaudited pro forma condensed combined financial statements) and Ostex been a consolidated company during the specified periods.

        The unaudited pro forma condensed combined financial statements are based on the respective audited and unaudited historical consolidated financial statements and the notes thereto of Inverness, its previously acquired businesses, as listed above, and Ostex after giving effect to each of the acquisitions using the purchase method of accounting and assumptions and adjustments described below. Actual operating results of the previously acquired businesses are included in Inverness' historical financial results only from the respective dates of the acquisitions.

        The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2002 assumes each of the acquisitions, as listed above, occurred on January 1, 2002. The unaudited pro forma condensed combined balance sheet as of December 31, 2002 assumes the acquisition of Ostex occurred on that date.

        In the accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2002, the estimated purchase price of Ostex is allocated to the estimated fair value of the assets to be acquired and liabilities to be assumed based on Ostex' balance sheet on that date. The final purchase price allocation will be based upon an independent appraisal of the fair value of the assets of Ostex. The preliminary purchase price allocation of Ostex included in the accompanying unaudited pro forma condensed combined financial statements are based upon estimates made by management and will be revised upon completion of the appraisal and the merger with Ostex.

        The pro forma adjustments are based upon available information and upon certain assumptions as described in the notes to the unaudited pro forma condensed combined financial statements that Inverness' management believes are reasonable in the circumstances. In accordance with accounting principles generally accepted in the United States, the amount allocated to in-process technology will be expensed in the quarter in which the acquisition of Ostex is consummated. The estimated in-process research and development adjustment has been excluded from the unaudited pro forma condensed combined statement of operations because it is a material, non-recurring charge. The effect of the estimated in-process research and development charge has been included in accumulated deficits in the accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2002.

        The unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with the historical consolidated financial statements and accompanying notes thereto of Inverness included in its Annual Report on Form 10-K for the year ended December 31, 2002 which is incorporated by reference into this proxy statement/prospectus, and the corresponding separate historical financial statements of Ostex included in its Annual Report on Form 10-K for the year ended December 31, 2002 which is incorporated by reference into this proxy statement/prospectus and attached to this proxy statement/prospectus as Annex G.

 UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002
(in thousands, except per share data)

	Historical		Pro Forma			Historical	Pro Forma
	Inverness	Previous Acquisitions	Adjustments		Subtotal	Ostex	Ostex Adjustments		Combined Company

Net product sales	$201,492	$42,782	$(1,497)	2(a)	$242,777	$5,428	$—		$248,205
License revenue	6,405	763	—		7,168	—	—		7,168

Net revenue	207,897	43,545	(1,497)		249,945	5,428	—		255,373
Cost of sales	112,508	28,632	(1,346)	2(a)	140,145	2,484	—		142,629
			(476) 827	2(b) 2(c)

Gross profit	95,389	14,913	(502)		109,800	2,944	—		112,744

Operating expenses:
Purchased in-process research and development	—	—	—		—	—	3,048	2(f)	—
							(3,048)	2(f)
Research and development	14,471	366	—		14,837	1,757	—		16,594
Sales and marketing	42,487	7,122	—		49,609	718	—		50,327
General and administrative	28,067	3,952	—		32,019	4,007	762	2(g)	36,788
Charge related to asset impairment	12,681	—	—		12,681	—	—		12,681
Stock-based compensation	10,625	—	—		10,625	—	—		10,625

Total operating expenses	108,331	11,440	—		119,771	6,482	762		127,015

Operating (loss) income	(12,942)	3,473	(502)		(9,971)	(3,538)	(762)		(14,271)
Interest expense, including amortization of discounts	(9,376)	(372)	(2,548)	2(d)	(12,296)	(249)	—		(12,545)
Other income (expense), net	884	(32)	—		852	(538)	—		314

(Loss) income from continuing operations before income taxes	(21,434)	3,069	(3,050)		(21,415)	(4,325)	(762)		(26,502)
Income tax provision (benefit)	2,683	1,825	(1,679)	2(e)	2,829	75	—		2,904

(Loss) income from continuing operations	$(24,117)	$1,244	$(1,371)		$(24,244)	$(4,400)	$(762)		$(29,406)

Loss from continuing operations available to common stockholders	$(36,065)				$(36,192)				$(41,354)

Loss per common share — basic and diluted:
Loss from continuing operations	$(3.63)				$(3.64)				$(3.59)

Weighted average shares—basic and diluted	9,940				9,940		1,568	2(h)	11,508

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

 UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2002

(in thousands)

	Historical		Pro Forma
	Inverness	Ostex	Adjustments		Combined Company
Assets
Current assets:
Cash and cash equivalents	$30,668	$1,330	$—		$31,998
Accounts receivable, net of allowances	37,283	944	—		38,227
Inventory	37,154	1,468	—		38,622
Deferred tax assets	2,137	—	—		2,137
Prepaid expenses and other current assets	6,685	175	(1,000)	2(i)	5,860

Total current assets	113,927	3,917	(1,000)		116,844
Property, plant and equipment, net	45,800	2,832	—		48,632
Goodwill, trademarks and other intangible assets, net	188,814	—	21,972	2(j)	210,786
In-process research and development	—	—	3,048	2(k)	—
			(3,048)	2(k)
Deferred financing costs and other assets, net	4,908	89	—		4,997
Deferred tax assets	4,297	—	—		4,297

Total assets	$357,746	$6,838	$20,972		$385,556

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$17,200	$1,855	$(1,000)	2(i)	$18,055
Current portion of capital lease obligations	642	—	—		642
Accounts payable	27,495	622	—		28,117
Accrued expenses and other current liabilities	40,382	843	4,484	2(l)	45,620
			(89)	2(m)

Total current liabilities	85,719	3,320	3,395		92,434

Long-term liabilities:
Long-term debt, net of current portion	84,533	338	—		84,871
Capital lease obligations, net of current portion	2,238	—	—		2,238
Deferred tax liabilities	9,365	—	—		9,365
Other liabilities	3,936	599	(599)	2(m)	3,936

Total long-term liabilities	100,072	937	(599)		100,410

Series A redeemable convertible preferred stock	9,051	—	—		9,051

Stockholders' equity:
Common stock	15	126	(126)	2(n)	17
			2	2(o)
Additional paid-in capital	251,457	45,764	(45,764)	2(n)	275,260
			23,803	2(o)
Notes receivable from stockholders	(14,691)	—	—		(14,691)
Deferred compensation	(48)	—	—		(48)
Accumulated deficit	(77,720)	(43,309)	43,309	2(n)	(80,768)
			(3,048)	2(k)
Accumulated other comprehensive income	3,891	—	—		3,891

Total stockholders' equity	162,904	2,581	18,176		183,661

Total liabilities and stockholders' equity	$357,746	$6,838	$20,972		$385,556

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation and Purchase Prices

        Included in the accompanying unaudited pro forma condensed combined financial statements are the following entities and businesses, as defined below, that Inverness acquired since January 1, 2002 or has currently agreed to acquire:

  •
  IVC

  •
  Wampole

  •
  Ostex

        Actual operating results of these entities and businesses are only included in Inverness' historical results as of the dates of the respective acquisitions, as discussed below.

        On March 19, 2002, Inverness acquired IVC Industries, Inc. ("IVC"). The aggregate purchase price of IVC was $27,300,000, which consisted of $5,619,000 in cash, the assumption of fully-vested options to purchase an aggregate of 115,744 shares of Inverness common stock, which options had an aggregate fair value of $1,299,000, $1,587,000 in costs to exit certain activities of IVC, primarily severance costs, $17,359,000 in assumed debt and $1,436,000 in direct acquisition costs. Included in the historical results of Previous Acquisitions in the accompanying unaudited pro forma condensed combined statement of operations for the year ended December 31, 2002 are the actual results of IVC for the period from January 1, 2002 to March 18, 2002, while the actual results of IVC for the period from its acquisition date, March 19, 2002, to December 31, 2002 are included in Inverness' historical results. The financial position of IVC as of December 31, 2002 is included in Inverness' historical financial position in the accompanying unaudited pro forma condensed combined balance sheet on that date.

        On September 20, 2002, Inverness acquired the Wampole Division of MedPointe Inc. ("Wampole"). The aggregate purchase price of Wampole is estimated at approximately $71,500,000, which consists of $69,921,000 in cash and $1,579,000 in estimated direct acquisition costs. Included in the historical results of Previous Acquisitions in the accompanying unaudited pro forma condensed combined statement of operations for the year ended December 31, 2002 are the actual results of Wampole for the period from January 1, 2002 to September 19, 2002, while the actual results of Wampole for the period from its acquisition date, September 20, 2002, to December 31, 2002 are included in Inverness' historical results. The financial position of Wampole as of December 31, 2002 is included in Inverness' historical financial position in the accompanying unaudited pro forma condensed combined balance sheet on that date.

        On September 6, 2002, Inverness entered into a definitive merger agreement with Ostex, which was amended on February 18, 2003. The aggregate purchase price of Ostex is estimated to be $30,482,000, which consists of the estimated issuance of 1,568,000 shares of Inverness common stock with an estimated fair value of $23,155,000, based upon an assumed fair value per share of $14.78, the estimated assumption of options and warrants to purchase an aggregate of 332,000 shares of Inverness common stock, which options and warrants have an estimated aggregate fair value of $650,000, estimated restructuring costs of $2,604,000, estimated direct acquisition costs of $1,880,000 and estimated assumed debt of $2,193,000. The fair value of the shares estimated to be issued was determined based on the average market price of Inverness' common stock over the periods just prior to and following the date of the amendment to the merger agreement, which amended the number of shares to be paid for the acquisition of Ostex, pursuant to the guidance in Emerging Issues Task Force Issue No. 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination.

        The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2002 gives effect to each of the above acquisitions as if the transactions had occurred as of January 1, 2002. The unaudited pro forma condensed combined balance sheet as of December 31, 2002 gives effect to the acquisition of Ostex as if the transaction had occurred on that date. The estimated allocation of the estimated purchase price of Ostex is based on management estimates and assumptions. The following indicates the estimated purchase price allocation of Ostex:

Cash	$1,330,000
Accounts receivable	944,000
Inventory	1,468,000
Property, plant and equipment	2,832,000
Goodwill and other intangible assets	21,972,000
In-process research and development	3,048,000
Other assets	264,000
Other liabilities	(1,376,000)

$30,482,000

Note 2. Pro Forma Adjustments

        The following describes the pro forma adjustments made to the accompanying unaudited pro forma condensed combined financial statements:

  (a)
  Represents the elimination of intercompany sales and profit in inventory that Wampole purchased from a subsidiary of Inverness prior to its acquisition by Inverness.

  (b)
  Represents an adjustment to Wampole's historical amortization expense on assigned value of patents. The estimated fair values of acquired intangible assets in connection with the acquisition of Wampole and the respective estimated useful lives are as follows:

	Estimated Fair Value*	Estimated Life
Trade name**	$6,020,000	Indefinite
Patents	3,900,000	13 years
Supplier agreements	11,020,000	10 years
Goodwill**	35,361,000	Indefinite

Total intangible assets	$56,301,000

    *
    Fair values of the Wampole intangible assets are based on a preliminary independent appraisal.

    **
    No amortization expense was recorded on acquired goodwill and other intangible assets with indefinite lives in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

  (c)
  Represents amortization of the intangible asset, supplier agreements (see Note 2(b) above), acquired as part of the Wampole acquisition.

  (d)
  Represents $2,606,000 in interest expense associated with the $35 million debt financings for the acquisition of Wampole, including amortization of original issue discount and deferred financing costs, but net of a reduction of $58,000 in interest expense as a result of a prepayment of $1.5 million upon the IVC acquisition and an amendment to the IVC credit facility.

  (e)
  Represents the reversal or reduction of the historical federal income tax benefit or provision of IVC and Wampole to reflect an income tax provision on a combined basis for the full reported period.

  (f)
  Represents the charge to operations for the estimated fair value allocated to certain in-process research and development projects and the corresponding reversal of such nonrecurring charge in connection with the Ostex merger. See note 2(g) for the allocation of the purchase price of Ostex to intangible assets.

  (g)
  Reflects amortization expense on acquired intangible assets, core technology and patents, in connection with the acquisition of Ostex. No amortization expense was recorded on acquired goodwill in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. The estimated fair values of acquired intangible assets in connection with the acquisition of Ostex and the respective estimated useful lives are as follows:

	Ostex*	Estimated Life*
Core technology & patents	$6,096,000	8 years
In-process research & development	3,048,000	N/A
Goodwill	15,876,000	Indefinite

Total intangibles	$25,020,000

    *
    Fair values and estimated useful lives of the Ostex intangibles are based on management's estimates and are preliminary. Final fair values and estimated useful lives will be adjusted based on an independent appraisal subsequent to the merger.

  (h)
  Represents issuance of shares of Inverness common stock upon the consummation of the merger with Ostex.

  (i)
  Represents the elimination of loans from Inverness to Ostex in the aggregate amount of $1,000,000.

  (j)
  Represents the allocation of the estimated purchase price to goodwill and other intangible assets in connection with the acquisition of Ostex. See Note 2(g) above for the estimated allocation of the purchase price to the intangible assets acquired in connection with the Ostex acquisition.

  (k)
  Represents the estimated fair value allocated to in-process research and development projects and the related charge to operations for the estimated fair value assigned to such in-process research and development projects in connection with the Ostex acquisition.

  (l)
  Represents accruals for estimated restructuring costs ($2,604,000) and estimated direct acquisition costs ($1,880,000) in connection with the acquisition of Ostex.

  (m)
  Represents an adjustment of Ostex' deferred revenue balance to estimated fair value.

  (n)
  Represents the elimination of the equity accounts of Ostex.

  (o)
  Represents the issuance of 1,568,000 shares of Inverness common stock in exchange for all of the outstanding Ostex common stock ($23,155,000 based upon an assumed fair value per share of $14.78) and the fair value of the fully-vested stock options and warrants that Inverness estimates it will assume in connection with the merger ($650,000).

Note 3. Pro Forma Loss Per Share

        For the year ended December 31, 2002, the unaudited pro forma combined basic and diluted loss from continuing operations per share are calculated based on the weighted average number of Inverness common shares outstanding prior to the acquisition of Ostex plus the number of Inverness common shares to be issued upon the closing of the Ostex acquisition. Common stock equivalents resulting from assumed conversion or exercise of preferred stock, convertible debt, stock options or warrants are not included in the dilutive loss per share calculation because to do so would have been anti-dilutive.

DESCRIPTION OF INVERNESS CAPITAL STOCK

        The following summary describes the material terms of Inverness' capital stock. To fully understand the actual terms of Inverness' capital stock you should refer to Inverness' certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this proxy statement/prospectus is a part.

Authorized and Outstanding Capital Stock

        The total authorized capital stock of Inverness consists of 50,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share, issuable in one or more series designated by Inverness' board of directors, of which 2,666,667 shares have been designated as Series A Convertible Preferred Stock. As of April 23, 2003, 15,014,583 shares of Inverness common stock and 323,060 shares of Inverness Series A Convertible Preferred Stock were issued and outstanding.

Common Stock

        Voting Rights.    The holders of Inverness common stock have one vote per share. Holders of common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock.

        Dividends.    Holders of common stock will share ratably in any dividends declared by Inverness' board of directors, subject to the preferential rights of any preferred stock then outstanding. Inverness may pay dividends consisting of shares of common stock to holders of shares of common stock.

        Other Rights.    Upon the liquidation, dissolution or winding up of Inverness, all holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock, subject to the preferential rights of any preferred stock then outstanding. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

Preferred Stock

        Inverness' certificate of incorporation provides that Inverness may issue shares of preferred stock from time to time in one or more series. Inverness' board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors may, without stockholder approval issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects, including preferred stock or rights to acquire preferred stock in connection with implementing a shareholder rights plan. The ability of the board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Inverness or the removal of its existing management.

Series A Convertible Preferred Stock

        As noted above, there are currently 323,060 shares of Series A Convertible Preferred Stock issued and outstanding. The general terms of the Series A Convertible Preferred Stock are as follows:

        Voting Rights.    Except as described below, the holders of Series A Convertible Preferred Stock generally vote with the holders of common stock, as a single class, on an as converted basis. As of

April 23, 2003, each share of Series A Convertible Preferred Stock was convertible into two shares of common stock and, accordingly, had two votes.

        With respect to the election of directors, the holders of Series A Convertible Preferred Stock, other than officers, directors and certain related persons and entities, are entitled to elect one or more directors as a separate class unless these holders do not own at least 5% of the issued and outstanding common stock, assuming that all shares of Series A Convertible Preferred Stock and other convertible securities, options and warrants have been fully converted into, or exercised for, shares of common stock. If these holders are entitled to elect one or more directors as a separate class, then the shares of Series A Convertible Preferred Stock may not be voted with the common stock for the election of any other members of the board of directors. If these holders are not entitled to elect one or more directors as a separate class, then the shares of Series A Convertible Preferred Stock may be voted with the common stock for the election of all of the directors. Currently, the holders of Series A Convertible Preferred Stock are not entitled to elect any directors as a separate class.

        The holders of Series A Convertible Preferred Stock have class voting rights which require Inverness to obtain the affirmative vote of the holders of two-thirds of the outstanding shares of Series A Convertible Preferred Stock before:

  •
  amending or repealing any provision of Inverness' certificate of incorporation or bylaws, but only to the extent that the terms and conditions of the Series A Convertible Preferred Stock are adversely affected by the amendment or repeal;

  •
  authorizing or designating any class or series of stock that is senior to the Series A Convertible Preferred Stock with respect to liquidation or dividends; or

  •
  entering into any material transaction with any person or entity that controls, is controlled by, or is under common control with Inverness, other than a wholly owned subsidiary of Inverness, unless the transaction is negotiated on an arms' length basis.

        Liquidation.    Upon any voluntary or involuntary liquidation, dissolution or winding up of Inverness, the holders of the then outstanding shares of Series A Convertible Preferred Stock will be entitled to receive, prior to any payments to the holders of common stock, a liquidation preference of $30 per share, or $40.50 per share in certain circumstances relating to a sale of Inverness or a transaction resulting in a change in control of Inverness' board of directors, plus accrued but unpaid dividends, if any.

        Dividends.    Each share of Series A Convertible Preferred Stock accrues dividends on a quarterly basis at $2.10 per annum, but only on those days when the closing price of Inverness' common stock is less than $15. Accrued dividends are payable only if declared by the board of directors. Until December 31, 2003, accrued dividends must be paid in shares of common stock. The number of shares of common stock to be issued in payment of any accrued dividends is equal to the number that is determined by dividing the aggregate amount of the accrued dividends then payable by the greater of (a) $15.00 and (b) the average market price of one share of Inverness common stock during the 30 trading day period immediately preceding the date the dividend is declared. Thereafter, Inverness has the option to pay dividends in cash or shares of Inverness common stock, if dividends are declared by the board of directors.

        Conversion.    Each share of Series A Convertible Preferred Stock is convertible into common stock at any time upon the election the holder of that share. The number of shares of common stock to be issued upon any voluntary conversion of one share of Series A Convertible Preferred Stock is equal to the number determined by dividing $30 by the conversion price in effect at the time of the conversion. As of April 23, 2003, the conversion price was $15. Accordingly, each share of Series A Convertible Preferred Stock is currently convertible into two shares of common stock.

        Starting on December 20, 2003, we may convert all of the outstanding shares of Series A Convertible Preferred Stock into common stock in the event that the average closing price of one share of Inverness common stock exceeds $20 for any consecutive 30 trading day period.

        Redemption.    On or after June 30, 2011, the Series A Convertible Preferred Stock will be redeemed if the holders of at least two-thirds of the outstanding shares of Series A Convertible Preferred Stock vote in favor of a redemption. The redemption price per share of Series A Convertible Preferred Stock will be equal to $30 plus accrued interest calculated at 5% per annum from the date of issuance.

Indemnification Matters

        The Inverness certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

        The Inverness bylaws provide that directors and officers shall be, and in the discretion of the board of directors, non-officer employees may be, indemnified by Inverness to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of Inverness. The Inverness bylaws also provide for the advancement of expenses to directors and, in the discretion of the board of directors, officers and non-officer employees. In addition, the bylaws provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders or otherwise. Inverness also has directors' and officers' insurance against certain liabilities. Inverness believes that the limitation of liability and indemnification provisions of the certificate of incorporation and bylaws and directors' and officers' insurance, will assist in attracting and retaining qualified individuals to serve as Inverness directors and officers.

        Insofar as indemnification for liabilities arising under the Securities Act may be provided to the directors or officers, or persons controlling Inverness as described above, Inverness has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. At present, there is no pending material litigation or proceeding involving any of Inverness' directors, officers, employees or agents in which indemnification will be required or permitted.

Provisions of Inverness' Certificate of Incorporation and Bylaws that May Have Anti-Takeover Effects

        Certain provisions of the Inverness certificate of incorporation and bylaws described below, as well as the ability of the board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the board of directors, including takeovers which particular stockholders may deem to be in their best interests. These provisions also could have the effect of discouraging open market purchases of Inverness common stock because these provisions may be considered disadvantageous by a stockholder who desires subsequent to such a purchase to participate in a business combination transaction with Inverness or elect a new director to the Inverness board.

        Classified Board of Directors.    The Inverness board of directors is divided into three classes serving staggered three-year terms, with one-third of the board being elected each year. The classified board, together with the provisions of the Inverness certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board, may prevent a stockholder from removing, or delay the removal of, incumbent directors and simultaneously gaining control of the board of directors by filling vacancies created by those removals with its own nominees.

        Director Vacancies and Removal.    The Inverness certificate of incorporation provides that the affirmative vote of a majority of the remaining directors is necessary to fill vacancies in the board of directors, except for any directorship that is to be filled exclusively by holders of Series A Convertible Preferred Stock. The certificate of incorporation provides that directors, other than those elected exclusively by the holders of Series A Convertible Preferred Stock, may be removed from office only for cause and only by the affirmative vote of holders of at least 75% of the shares entitled to vote in an election of directors.

        No Common Stockholder Action by Written Consent.    The Inverness certificate of incorporation provides that any action required or permitted to be taken by the holders of Inverness common stock at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders.

        Special Meetings of Stockholders.    The Inverness certificate of incorporation and bylaws provide that only the board of directors may call a special meeting of stockholders. The bylaws provide that only those matters included in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law.

        Advance Notice of Director Nominations and Stockholder Proposals.    Inverness' bylaws include advance notice and informational requirements and time limitations on any director nomination or any new proposal that a stockholder wishes to make at an annual meeting of stockholders. A stockholder's notice of a director nomination or proposal will be timely if delivered to Inverness' corporate secretary at the principal executive offices of Inverness not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting.

        Amendment of the Certificate of Incorporation.    As required by Delaware law, any amendment to the Inverness certificate of incorporation must first be approved by a majority of the board of directors and, if required by law, thereafter approved by a majority of the outstanding shares entitled to vote with respect to the amendment, except that any amendment to the provisions relating to common stockholder action, directors (other than those provisions contained in the certificate of designation of the Series A Convertible Preferred Stock), limitation of liability, amendment of the certificate of incorporation and amendment of the bylaws must be approved by not less than 75% of the outstanding shares entitled to vote with respect to the amendment.

        Amendment of Bylaws.    The Inverness certificate of incorporation and bylaws provide that the bylaws may be amended or repealed by the board of directors or by the stockholders. Any amendment or repeal of the bylaws by the board of directors requires the affirmative vote of a majority of the directors then in office. Any amendment or repeal of the bylaws by the stockholders requires the affirmative vote of at least 75% of the outstanding shares entitled to vote on the amendment or repeal at an annual meeting of stockholders or a special meeting called for the purpose unless the board of directors recommends that the stockholders approve the amendment or repeal at the meeting, in which case the amendment or repeal only requires the affirmative vote of a majority of the outstanding shares entitled to vote on the amendment or repeal at the meeting.

Statutory Business Combination Provision

        Inverness is subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from completing a "business combination," except in some circumstances, with an "interested stockholder" for a period of three years after the date such person became an "interested stockholder" unless:

  •
  before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

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  upon the closing of the transaction that resulted in the interested stockholder becoming such, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and shares held by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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  following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

        The term "interested stockholder" generally is defined as a person who, together with affiliates and associates, owns 15% or more of a corporation's outstanding voting stock or is an affiliate or associate of the corporation who owned 15% or more of the outstanding voting stock at any time within the prior three-year period.

        The term "business combination" includes:

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  a merger or consolidation;

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  a sale or other disposition of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation or the aggregate market value of the outstanding stock of the corporation;

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  any transaction resulting in the issuance or transfer of stock by the corporation, or its majority-owned subsidiaries, to the interested stockholder, with exceptions;

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  transactions involving the corporation or its majority-owned subsidiaries that would increase the interested stockholder's proportionate share ownership in the corporation or its majority-owned subsidiaries; and

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  receipt by the interested stockholder of any financial benefit provided by or through the corporation or its majority-owned subsidiaries.

        Section 203 makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period. A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from an amendment approved by holders of at least a majority of the outstanding voting stock. Neither Inverness' certificate of incorporation nor its bylaws contain any such exclusion.

Trading On The American Stock Exchange

        Inverness' common stock is listed on the American Stock Exchange under the symbol "IMA."

Transfer Agent and Registrar

        The transfer agent and registrar for Inverness' common stock is EquiServe Trust Company.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF OSTEX AND INVERNESS

        This section of the proxy statement/prospectus describes some differences between the rights of holders of Ostex common stock and the rights of holders of Inverness common stock. While we believe that the description covers the material differences between the rights of the holders, this summary may not contain all of the information that is important to you. You should carefully read this entire document and refer to the other documents discussed below for a more complete understanding of the differences between your rights as a holder of Ostex common stock and your rights as a holder of Inverness common stock.

        As a shareholder of Ostex, a Washington corporation, your rights are governed by Washington law, Ostex' amended and restated articles of incorporation, as currently in effect, and Ostex' amended and restated bylaws, as currently in effect. When the merger becomes effective, you will become a stockholder of Inverness, a Delaware corporation. Inverness' common stock is quoted on the American Stock Exchange under the symbol "IMA." As an Inverness stockholder, your rights will be governed by Delaware law, Inverness' amended and restated certificate of incorporation and Inverness' amended and restated bylaws. The rights and privileges of stockholders of a Delaware corporation are in many instances comparable to those of shareholders of a Washington corporation, although there are also differences.

        The following discussion of similarities and material differences between the rights of Ostex shareholders under Washington law and the articles of incorporation and bylaws of Ostex and the rights of Inverness stockholders under Delaware law and the certificate of incorporation and bylaws of Inverness is only a summary of some provisions and is not a complete description of these similarities and differences. This discussion is qualified in its entirety by reference to Washington law and Delaware law, the common law thereunder and the full texts of the certificate of incorporation and bylaws of Inverness and the articles of incorporation and bylaws of Ostex. A holder of shares of a Washington corporation is termed a "shareholder," and a holder of shares of a Delaware corporation is termed a "stockholder." There is no material difference between the use of these terms.

Capitalization

        Inverness.    The total authorized capital stock of Inverness consists of 50,000,000 shares of common stock, par value $.001 per share, 2,666,667 shares of Series A Convertible Preferred Stock, par value $.001 per share, and 2,333,333 shares of undesignated preferred stock, par value $.001 per share. As of April 23, 2003, there were 15,014,583 shares of common stock and 323,060 shares of Series A Convertible Preferred Stock outstanding. All shares of Inverness common stock are generally non-assessable.

        Ostex.    The total authorized capital stock of Ostex consists of 50,000,000 shares of common stock, par value $.01 per share, 500,000 shares of Series A Junior Participating Preferred Stock and 9,500,000 shares of undesignated preferred stock, par value $.01 per share. As of April 23, 2003, there were 12,599,912 shares of common stock and no shares of Series A Junior Participating Preferred Stock outstanding. All shares of Ostex common stock are generally non-assessable.

Notice of Shareholder Meetings

        Inverness.    In accordance with Delaware law, Inverness' bylaws provide that written notice of any stockholders meeting must be given to each stockholder entitled to vote not less than 10 nor more than 60 days before the meeting. Delaware law provides that notice must be given to stockholders at least 20 days prior to a meeting at which the stockholders will be asked to approve and adopt an agreement relating to the merger of a Delaware corporation.

        Ostex.    In accordance with Washington law, Ostex' bylaws provide that written notice of any shareholders meeting must be given to each shareholder entitled to vote not less than 10 or more than 60 days before the meeting date, except that notice of not less than 20 nor more than 60 days before the meeting date must be given in the case of a meeting to act on an amendment to the articles of incorporation, a plan of merger or share exchange, the sale, lease, exchange or other disposition of all or substantially all of the corporation's assets or the dissolution of the corporation.

Right to Call Special Meetings

        Inverness.    Under Delaware law, a special meeting of stockholders may be called by the board of directors or by the person or persons who may be authorized by the certificate of incorporation or the bylaws. Inverness' bylaws authorize the calling of a special meeting of stockholders only by the board of directors, and no other person is authorized by Inverness' certificate of incorporation or bylaws to call a special meeting. Therefore, stockholders of Inverness do not have the right to call a special meeting of stockholders.

        Ostex.    Under Washington law, a special meeting of the shareholders may be called by a corporation's board of directors, the persons authorized to do so in the corporation's articles of incorporation or bylaws or, unless limited or denied by a corporation's articles of incorporation, by the holders of at least 10% of all the votes entitled to be cast on any issues proposed to be considered at the special meeting. The bylaws of Ostex provide that special meetings can be called by (a) the holders of 10% of the voting shares of the corporation, (b) the president or (c) a majority of the board of directors.

Actions by Written Consent of Shareholders

        Inverness.    Under Delaware law, unless otherwise provided in the certificate of incorporation, stockholders may act by a written consent in lieu of a meeting provided the written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Inverness' certificate of incorporation, however, provides that all actions required or permitted to be taken by the common stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing of stockholders.

        Ostex.    Under Washington law, action by the shareholders of a public company may be taken without a meeting only if consents approving the action are executed by all shareholders entitled to vote on the action and delivered to the corporation. The articles of incorporation and the bylaws of Ostex do not further regulate shareholder action by written consent.

Rights of Dissenting Shareholders

        Inverness.    Under Delaware law, stockholders may, under certain circumstances, exercise a right of dissent from certain limited corporate actions and obtain payment for the fair value of their shares.

        Appraisal rights are available under Delaware law with respect to the shares of any class of stock of a constituent corporation to a merger unless the shares were listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders. Notwithstanding the foregoing, appraisal rights are available under Delaware law with respect to the shares of any class of stock of a constituent corporation if the terms of a merger or consolidation require the holders of the stock to exchange their stock for anything other than:

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  shares of the surviving corporation;

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  shares of another corporation that will be listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

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  cash in lieu of fractional shares of any such corporation; or

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  any combination of such shares and cash in lieu of fractional shares.

        Appraisal rights are also available under Delaware law, to the extent so provided in the certificate of incorporation, in connection with amendments to the certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, or sales of all or substantially all of the assets of a corporation. Inverness' certificate of incorporation and bylaws do not grant any dissenters' rights in addition to the statutorily prescribed rights. Stockholders who desire to exercise their dissenters' rights must satisfy all of the conditions and requirements as set forth in the Delaware General Corporation Law in order to maintain these rights and obtain any payment due in respect of the exercise of these rights.

        Ostex.    Under Washington law, a shareholder is entitled to dissent from, and obtain the fair value of his or her shares in connection with certain corporate actions including some mergers, share exchanges, and sales or exchanges of all or substantially all of the corporation's property other than in the usual and regular course of business.

        Appraisal rights are also available under Washington law to the extent permitted by the articles of incorporation, bylaws or resolutions of the board of directors with respect to any corporate action taken pursuant to a shareholder vote. Neither the articles of incorporation nor the bylaws of Ostex extend appraisal rights to these corporate actions.

        For more information regarding dissenters' rights please see Chapter 23B.13 of the Washington Business Corporation Act, a copy of which is attached to this proxy statement/prospectus as Annex F. A summary of Chapter 23B.13 is set forth in the section of this proxy statement/prospectus titled "The Merger—Dissenters' Appraisal Rights."

Board of Directors: Number, Removal and Classification

        Inverness.    Delaware law states that the board of directors must consist of one or more members with the number of directors to be fixed as provided in the bylaws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate. Inverness' certificate of incorporation and bylaws provide that the number of directors to constitute the whole board of directors shall be fixed from time to time by resolution of the board of directors. Inverness' board currently consists of eight directors. In certain circumstances described in the section of this proxy statement/prospectus titled "Description of Inverness Capital Stock," the holders of the Series A Convertible Preferred Stock have the right to elect one or more directors as a separate class. Currently, the holders of Series A Convertible Preferred Stock are not entitled to elect any directors as a separate class.

        Delaware law also states that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, with an exception for corporations with cumulative voting. In the case of a corporation whose board is divided into classes, holders only may remove a director for cause unless the certificate of incorporation provides otherwise. Inverness' certificate of incorporation provides for a classified board of directors in which the board of directors is divided into three classes as nearly equal in number as reasonably possible, with the term of office of one class expiring each year. Inverness' certificate of incorporation does not provide for cumulative voting of directors.

        Inverness' certificate of incorporation provides that a director, other than a director elected exclusively by the holders of Series A Convertible Preferred Stock, may be removed only for cause and only by the affirmative vote of the holders of 75% of the shares entitled to vote at an election of directors.

        Ostex.    Washington law provides that the board of directors of a Washington corporation must consist of one or more directors as fixed by the articles of incorporation or bylaws. Ostex' bylaws provide that the Ostex board of directors shall consist of no more than ten and no fewer than three directors, the exact number to be set by the board of directors from time to time. Currently, Ostex has six directors. Ostex' bylaws provide that the directors shall serve for classified three-year terms and the term of at least two but no more than three directors shall expire each year.

        Washington law provides that shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors can only be removed for cause. The Ostex articles of incorporation do not alter the statutory provisions regarding the removal of directors. Under Washington law, a director may be removed by the shareholders only at a special meeting called for the purpose of removing such director and such directors will be removed if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director.

Filling Vacancies on the Board of Directors

        Inverness.    Delaware law provides that, unless otherwise provided in the certificate of incorporation or bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled with directors elected by all the stockholders having the right to vote as a class or by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Further, if the directors then in office constitute less than a majority of the whole board at the time of filling any vacancy or newly created directorship, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for directors, the Court of Chancery may summarily order an election to be held to fill any vacancies or newly created directorships or to replace the directors chosen by the directors then in office.

        Inverness' certificate of incorporation provides that in case of any vacancies, by reason of an increase in the number of directors or otherwise, each additional director, except for any directorship that is to be filled exclusively by holders of Series A Convertible Preferred Stock, shall be elected by the affirmative vote of a majority of the directors then in office, even if less than a quorum of the board of directors, to serve until the end of the remainder of the term of the class to which that director is assigned and until his or her successor has been elected and qualified or until earlier resignation or removal. Furthermore, when the number of directors is changed, any newly created directorships or any decrease in directorships must be so apportioned such that the classes are as nearly equal in number as reasonably possible, provided, however, that no decrease in the number of directors shall shorten the term of any incumbent director.

        Ostex.    Under Washington law, unless a corporation's articles of incorporation provide otherwise, a vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by the shareholders, by the board of directors or if the directors in office constitute fewer than a quorum, by the affirmative vote of a majority of all the directors in office. If the corporation has allocated the right to select certain directors to holders of one or more authorized classes or series of shares, only the shareholders of those classes or series may fill the vacant board seat. The articles of incorporation of Ostex do not provide for filling vacancies on the board of directors.

Preemptive Rights

        A preemptive right allows a shareholder to maintain its proportionate share of ownership of that corporation by permitting the shareholder to purchase a proportionate share of any new stock issuances. Preemptive rights protect the shareholders from dilution of value and control upon new stock issuances.

        Inverness.    Unless the certificate of incorporation of a Delaware corporation provides otherwise, stockholders of a corporation have no preemptive rights. Inverness' certificate does not provide for preemptive rights.

        Ostex.    Under Washington law, shareholders have preemptive rights unless the corporation's articles of incorporation provide otherwise. These preemptive rights allow shareholders to acquire proportional amounts of the corporation's unissued shares upon the decision of the board of directors to issue them. The articles of incorporation of Ostex provide that no preemptive rights exist with respect to the shares of the corporation's capital stock, except as may be provided by the board of directors.

Dividends

        Inverness.    Under Delaware law, the board of directors, subject to restrictions in its certificate of incorporation, may declare and pay dividends out of its surplus or, if it has no surplus, out of any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year, provided that the payment will not reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets.

        Ostex.    Under Washington law, a corporation may make a distribution to its shareholders upon the authorization of its board of directors and subject to its articles of incorporation unless, after giving effect to that distribution, (1) the corporation would be unable to pay its debts as they become due in the usual course of business or (2) the corporation's total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the distribution. The Ostex articles of incorporation permit the board of directors or any authorized committee to declare distributions, subject to the limitations under Washington law.

Advance Notice Requirement of Shareholder Proposals and Director Nominations

        Inverness.    Inverness' bylaws include advance notice and informational requirements and time limitations on any director nomination or any new proposal that a stockholder wishes to make at an annual meeting of stockholders. A stockholder's notice of a director nomination or proposal will be timely if delivered to Inverness' corporate secretary at the principal executive offices of Inverness not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting.

        Ostex.    Neither the articles of incorporation nor the bylaws of Ostex require the advance notice of shareholder proposals and director nominations.

Amendments to Bylaws and Articles

        Inverness.    In order to amend the certificate of incorporation of a Delaware corporation, Delaware law requires the approval of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock of each class entitled to vote, unless the certificate of incorporation requires a greater level of approval. Further, Delaware law states that if an amendment would increase or decrease the aggregate number of authorized shares of a particular class, increase or decrease the par value of shares of a particular class or alter or change the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, the class shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this paragraph. Inverness' certificate of incorporation states that Inverness cannot amend or repeal the provisions of the Inverness certificate relating to common stockholder action, directors (other than those provisions contained in the certificate of designation of the Series A Convertible Preferred Stock), limitation of liability, amendment of the certificate of incorporation and amendment of the bylaws without the affirmative vote of 75% of the outstanding shares entitled to vote with respect to the amendment or repeal.

        Delaware law also states that the stockholders have the power to adopt, amend or repeal the bylaws of a corporation, provided that the corporation in its certificate of incorporation may confer such powers on the board of directors in addition to the stockholders. Inverness' certificate of incorporation and bylaws permit the board of directors to amend or repeal the bylaws of the corporation. Any amendment or repeal of the bylaws by the board of directors requires the affirmative vote of a majority of the directors then in office. Any amendment or repeal of the bylaws by the stockholders requires the affirmative vote of at least 75% of the outstanding shares entitled to vote on the amendment or repeal at an annual meeting of stockholders or a special meeting called for the purpose unless the board of directors recommends that the stockholders approve the amendment or repeal at such meeting, in which case the amendment or repeal only requires the affirmative vote of a majority of the outstanding shares entitled to vote on the amendment or repeal at the meeting.

        Ostex.    Under Washington law, a board of directors may adopt one or more amendments to the articles of incorporation to make certain ministerial changes without shareholder action, including changes to the corporate name and, if the corporation has only one class of shares outstanding, changes to the number of shares in order to effectuate a stock split or stock dividend, or changes to, or the elimination of, provisions with respect to the par value of a corporation's stock. Other amendments to the articles of incorporation must be recommended to the shareholders by the board of directors and the holders of a majority of the outstanding shares of stock entitled to vote on the amendment must approve the amendment unless another percentage is specified (i) in the articles of incorporation, (ii) by the board of directors as a condition to its recommendation or (iii) by the provisions of the Washington Business Corporation Act. The articles of incorporation of Ostex limit the corporation's ability to amend the articles of incorporation by requiring the affirmative vote of the holders of two-thirds of the outstanding shares of Series A Preferred Stock, voting as a class, if an amendment to the articles of incorporation would materially alter or change the powers, preferences or special rights of the holders of Series A Preferred Stock.

        Under Washington law, a corporation's board of directors can amend or repeal the bylaws, or adopt new bylaws, unless the articles of incorporation or the Washington Business Corporation Act reserve this power exclusively to the shareholders in whole or in part or if the shareholders, in amending or repealing a particular bylaw, provide that the board of directors may not amend or repeal that bylaw. A corporation's shareholders may amend or repeal the bylaws, or adopt new bylaws. The Ostex bylaws provide that the power to alter, amend or repeal the bylaws and adopt new bylaws is vested in the board of directors, subject to the repeal or change by the shareholders.

Indemnification of Directors, Officers and Employees

        Washington law and Delaware law both contain provisions setting forth conditions under which a corporation may indemnify its directors, officers and employees. Specifically, the person to be indemnified must have acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the conduct was unlawful. Indemnification is permissive under Delaware law and Washington law, except that corporations of both states must indemnify a present or former director or officer who is successful on the merits or otherwise in the defense of some specified actions, suits or proceedings for expenses, including attorney's fees, actually and reasonably incurred in connection therewith.

        Inverness.    Although indemnification is permissive in Delaware, a corporation may, through its certificate of incorporation, bylaws or other intracorporate agreements, make indemnification mandatory. Pursuant to this authority, Inverness' bylaws provide that any person who serves or has served as a director or officer of the corporation and any heirs, executors, administrators or personal representatives of such person shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law against all liabilities and expenses incurred by the person in connection with any proceeding in which the person is involved as a result of having served as a director or officer of the corporation or in any capacity for any other entity at the request of the corporation.

        The bylaws of Inverness also permit the board of directors, in its discretion, to permit the corporation to indemnify to the fullest extent authorized by the Delaware General Corporation Law any other employee of the company against all liabilities and expenses incurred by the employee in connection with any proceeding in which the employee is involved as a result of serving or having served in any capacity with any other corporation, organization, partnership, joint venture, trust or any other entity at the request or direction of the corporation.

        However, Inverness' bylaws also provide that no indemnification may be provided for any person unless a determination has been made that the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. The bylaws provide that this determination shall be made (a) by a majority vote of disinterested directors, (b) by the stockholders or (c) if there are no disinterested directors or a majority of disinterested directors so directs, by independent legal counsel in a written opinion.

        Ostex.    The standards for allowing indemnification of officers and directors are substantially the same under Washington law as they are under Delaware law. Ostex' articles of incorporation provide that any officer or director who is, was, or is threatened to be made a party to or is otherwise involved in any threatened, pending, or completed action, suit, or other proceeding, by reason of the fact that he or she is or was a director or officer of the corporation or was serving in another specific capacity at the request of the corporation, shall be indemnified and held harmless by the corporation to the full extent permissible by Washington law. However, the corporation may not indemnify any director from or on account of:

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  any act or omission of the director finally adjudged to be intentional misconduct or a knowing violation of law;

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  any conduct of the director finally adjudged to be in violation of Section 23B.08.310 of the Washington Business Corporation Act pertaining to unlawful distributions; or

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  any transaction with respect to which it is finally adjudged that the director personally received a benefit in money, property, or services, to which the director was not legally entitled.

        The Ostex bylaws have no provision related to the indemnification of directors, officers and employees.

Liabilities of Directors

        Inverness.    Under Delaware law, a certificate of incorporation may contain a provision limiting or eliminating a director's personal liability to the corporation or its stockholders for monetary damages for a director's breach of fiduciary duty, subject to certain limitations. Pursuant to this authority, Inverness' certificate of incorporation provides that the directors of Inverness shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

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  for any breach of the director's duty of loyalty to the corporation or its stockholders;

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  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

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  under Section 174 of the Delaware General Corporation Law, which provides for unlawful payment of dividend or unlawful stock purchase or redemption; or

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  for any transaction from which the director derived an improper personal benefit.

        Inverness' certificate of incorporation also provides that if Delaware law is amended to eliminate or limit the liability of directors further, then the liability of Inverness' directors shall be limited to the fullest extent permitted by Delaware law, as so amended.

        Ostex.    Under Washington law, a director's personal liability to the corporation or its shareholders for monetary damages for conduct as a director may be eliminated or limited in the articles except that the articles cannot limit the liability of a director:

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  for acts or omissions by a director that involve intentional misconduct or a knowing violation of the law;

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  for conduct violating Section 23B.08.310 of the Washington Business Corporation Act pertaining to unlawful distributions; or

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  for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

        Ostex' articles of incorporation provide that directors of the corporation are to be protected from personal liability to the corporation or its shareholders for monetary damages for conduct as a director to the fullest extent permitted by the Washington Business Corporation Act. Ostex' articles of incorporation also provide that if Washington law is amended to eliminate or limit the liability of directors further, then the liability of Ostex' directors shall be limited to the fullest extent permitted by Washington law, as so amended.

Shareholder Approval of Merger

        Inverness.    In order to effect a merger under Delaware law, a corporation's board of directors must adopt an agreement of merger or consolidation and recommend it to the stockholders. The agreement must be approved and adopted by holders of a majority of the outstanding shares of the corporation entitled to vote thereon, unless a higher percentage is specified in the corporation's certificate of incorporation. Inverness' certificate of incorporation does not provide for a higher percentage.

        Ostex.    Washington law provides that a plan of merger must be adopted by the board of directors, recommended by the board to the shareholders and approved by two-thirds of all votes entitled to be cast by each voting group entitled to vote as a separate group. Unlike Delaware law, Washington law requires that any class of shares of a Washington corporation must vote as a separate group on the plan of merger if it contains a provision which, if contained in a proposed amendment to the corporation's articles of incorporation, would entitle that class to vote separately from other classes. Washington law permits the articles of incorporation to provide for lower voting requirements, provided that the minimum vote requirement may not be below a majority of all votes entitled to be cast by the voting group. The Ostex articles of incorporation do not provide for a vote of less than two-thirds.

Shareholder or Stockholder Rights Plan

        Inverness.    Inverness does not have a stockholders rights plan.

        Ostex.    Ostex has adopted a shareholders rights plan pursuant to a rights agreement dated as of January 21, 1997. Under the shareholders rights plan, each share of Ostex common stock that is issued and outstanding prior to the earliest of the distribution date (as described below), the date on which all of the rights are redeemed or the expiration date also entitles the holder to one preferred share purchase right. Each right, if it becomes exercisable, entitles the registered holder to purchase from Ostex one one-hundredth of one share of Series A Junior Participating Preferred Stock, par value $.01 per share, of Ostex, at a purchase price of $38 per one one-hundredth of a preferred share, subject to adjustment. The rights currently are attached and trade only together with outstanding certificates of Ostex common stock. The rights will expire on January 27, 2007 unless the expiration date is extended or unless the rights are earlier redeemed or exchanged by Ostex.

        The preferred share purchase rights will separate from the common stock and become exercisable following the earlier of:

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  10 days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of the outstanding shares of common stock; or

  •
  10 business days, or a later date if determined by action of the board prior to such time as any person or group of affiliated persons becomes a beneficial owner of 20% or more of the outstanding shares of common stock, following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the completion of which would result in a person or group becoming the beneficial owner of 20% or more of the outstanding shares of common stock.

        The earlier of either of these dates is referred to as the distribution date.

        Preferred shares purchasable upon exercise of the rights will not be redeemable. Each preferred share will be entitled to a minimum preferential quarterly dividend payment of $1 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of the preferred shares will be entitled to a minimum preferential liquidation payment of $100 per share, but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each preferred share will have 100 votes, voting together with the shares of common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each preferred share will be entitled to receive 100 times the amount received per share of common stock.

        If Ostex is acquired in a merger or other business combination transaction or 50% or more of its assets or earning power are sold after a person or group has acquired beneficial ownership of 20% or more of the outstanding shares of common stock, then each holder of a right will thereafter have the right to receive, upon the exercise of the right at the then current exercise price, that number of shares of common stock of the acquiring company that at the time of the transaction will have a market value of two times the exercise price of the right. If any person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of the outstanding shares of common stock, then each holder of a right, other than rights that are or were beneficially owned by such person or group of affiliated or associated persons (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of common stock having a market value of two times the exercise price of the right.

        At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding shares of common stock, the board of directors may redeem the rights in whole, but not in part, at a price of $.0001 per right. The redemption of the rights may be made effective at such time on such basis with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the rights will no longer be exercisable and the holders of rights will only be entitled to receive the redemption price.

        At any time after any person or group has acquired beneficial ownership of 20% or more of the outstanding shares of common stock and prior to the acquisition by a person or group of 50% or more of the outstanding shares of common stock, the board of directors may exchange the rights (other than rights owned by that person or group that will have become void), in whole or in part, at an exchange ratio of one share of common stock, or one one-hundredth of a preferred share, per right, subject to adjustment.

        The terms of the rights may be amended by the board of directors without the consent of the holders of the rights, except that, from and after the time at which any person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of the outstanding shares of common stock, no amendment may adversely affect the interests of the holders of the rights. Ostex' board of directors amended the rights agreement prior to the signing of the merger agreement, the voting agreement and the stock option agreement in order to provide that neither the signing nor the performance of these agreements nor the completion of the merger nor any other transactions contemplated by these agreements would result in the rights becoming exercisable or any person being considered the beneficial owner of 20% of the outstanding shares of common stock.

Business Combinations, Control Share Acquisitions and Anti-Takeover Provisions

        Inverness.    Section 203 of the Delaware General Corporation Law, prohibits a publicly held Delaware corporation from completing a "business combination," except in some circumstances, with an "interested stockholder" for a period of three years after the date such person became an "interested stockholder" unless:

  •
  before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

  •
  upon the closing of the transaction that resulted in the interested stockholder becoming such, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and shares held by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

        The term "interested stockholder" generally is defined as a person who, together with affiliates and associates, owns 15% or more of a corporation's outstanding voting stock or is an affiliate or associate of the corporation who owned 15% or more of the outstanding voting stock at any time within the prior three-year period.

        The term "business combination" includes:

  •
  a merger or consolidation;

  •
  a sale or other disposition of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation or the aggregate market value of the outstanding stock of the corporation;

  •
  any transaction resulting in the issuance or transfer of stock by the corporation, or its majority-owned subsidiaries, to the interested stockholder, with exceptions;

  •
  transactions involving the corporation or its majority-owned subsidiaries that would increase the interested stockholder's proportionate share ownership in the corporation or its majority-owned subsidiaries; and

  •
  receipt by the interested stockholder of any financial benefit provided by or through the corporation or its majority-owned subsidiaries.

        A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from an amendment approved by holders of at least a majority of the outstanding voting stock. Neither Inverness' certificate of incorporation nor its bylaws contain any such exclusion.

        Ostex.    Under Washington law, public companies in Washington (or that have significant contacts with the state) are prohibited, with specific exceptions, from engaging in significant business transactions with any person or group of persons who beneficially own 10% or more of the voting shares of the target corporation for a period of five years after such share acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the board of directors of the target corporation prior to the time of the initial acquisition of shares by the acquiring person. These significant business transactions include:

  •
  a merger, share exchange or consolidation with, dispositions of assets with an aggregate market value over 5% of the total market value of all of the target's assets or all of the target's outstanding shares to, or issuance or redemption of shares to or from, the acquiring person or its affiliates or associates;

  •
  termination of 5% or more of the Washington-based employees of the target corporation over the course of the five-year period following the acquiring person's acquisition of 10% or more of the shares of the target corporation, if such termination is the result of the acquiring person's acquisition;

  •
  the liquidation or dissolution of the target corporation pursuant to an arrangement with an acquiring person;

  •
  a reclassification of securities of the target corporation pursuant to an arrangement with the acquiring person that has the effect of increasing the proportionate share of voting securities owned by the acquiring person; or

  •
  an issuance to the acquiring person, or a transfer or redemption in favor of the acquiring person, by the target corporation of shares, options, warrants or other rights to acquire shares of the target corporation if the issuance, transfer or redemption is not made to all shareholders of the target corporation on the same proportional basis.

        After the five-year period, certain significant business transactions may still not occur unless they comply with certain fair price provisions of the statute or are approved by disinterested shareholders. The Ostex board of directors has expressly approved the merger agreement and the voting agreement so that the restrictions set forth above with respect to business combinations do not apply to the merger agreement or the voting agreement or the transactions contemplated thereby.

        The foregoing discussion of certain similarities and material differences between the rights of Inverness stockholders and the rights of Ostex shareholders under Inverness' certificate of incorporation and bylaws and Ostex' articles of incorporation and bylaws is only a summary of certain provisions and does not purport to be a complete description of the similarities and differences, and is qualified in its entirety by reference to Delaware law and Washington law, the common law thereunder and the full text of the certificate of incorporation and bylaws of Inverness and the articles of incorporation and bylaws of Ostex.

LEGAL MATTERS

        Goodwin Procter LLP, Boston, Massachusetts, will pass upon the validity of the shares of Inverness common stock offered by this proxy statement/prospectus for Inverness. Perkins Coie LLP, Seattle, Washington, on behalf of Ostex, and Goodwin Procter LLP, on behalf of Inverness, will pass upon certain legal matters to the effect that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The owners and presidents of four professional corporations, which are partners in the firm of Goodwin Procter LLP beneficially own an aggregate of approximately 4,133 shares of Inverness common stock, 6,666 shares of Inverness common stock, 1,666 shares of Inverness common stock and 23,361 shares of Inverness common stock, respectively.

EXPERTS

        The consolidated financial statements of Inverness Medical Innovations, Inc. included in Inverness' Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Inverness Medical Innovations, Inc., as of December 31, 2001 and 2000, and for each of the years in the two-year period ended December 31, 2001, incorporated by reference herein and in the registration statement were audited by Arthur Andersen LLP, independent public accountants.

        The financial statements of MedPointe Inc.-Wampole Division as of March 31, 2002 and 2001 and for the periods from September 29, 2001 to March 31, 2002 and April 1, 2001 to September 28, 2001 and for the year ended March 31, 2002 have been incorporated by reference into this proxy statement/prospectus and elsewhere in the registration statement in reliance on the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Ostex International, Inc., as of and for the year ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report covering the December 31, 2002 financial statements of Ostex International, Inc. contains an explanatory paragraph that states that Ostex has suffered recurring losses from operations and needs to raise significant additional capital to meet its operating and debt requirements if the proposed merger is unsuccessful and that these factors raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

        The financial statements of Ostex International, Inc. as of December 31, 2001 and 2000, and for each of the years in the two-year period ended December 31, 2001, incorporated by reference herein and in the registration statement, were audited by Arthur Andersen LLP, independent public accountants.

        Arthur Andersen LLP has not consented to the inclusion in this proxy statement/prospectus of its reports on the financial statements of Inverness or Ostex described above, and the requirement to file its consent to such inclusion with the Securities and Exchange Commission has been dispensed with in reliance upon Rule 437a under the Securities Act. Because Arthur Andersen LLP has not consented to the inclusion of its reports in this document, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements described above that were audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

WHERE YOU CAN FIND MORE INFORMATION

        Inverness and Ostex file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Inverness and Ostex file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

        You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC filings of Inverness and Ostex are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Inverness and Ostex may also be inspected at the offices of The American Stock Exchange and the Nasdaq Stock Market, both of which are located at 1735 K Street, N.W., Washington, D.C. 20006. Inverness' SEC file number is 1-16789 and Ostex' SEC file number is 0-25250.

        Inverness has filed a registration statement on Form S-4 to register with the SEC the Inverness stock to be issued to Ostex shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Inverness in addition to being a proxy statement of Ostex. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in Inverness' registration statement or the exhibits to the registration statement. Statements made in this proxy statement/prospectus as to the content of any contract, agreement or other document referenced to are not necessarily complete. With respect to each of those contracts, agreements or other documents to be filed or incorporated by reference as an exhibit to the registration statement, you should refer to the corresponding exhibit, when it is filed, for a more complete description of the matter involved and read all statements in this proxy statement/prospectus in light of that exhibit.

        The SEC allows Inverness and Ostex to incorporate by reference the information that each company files with the SEC. Incorporation by reference means that Inverness and Ostex can disclose important information to you by referring you to other documents filed separately with the SEC that are legally considered to be part of this proxy statement/prospectus, and later information that is filed by Inverness or Ostex with the SEC will automatically update and supersede the information in this proxy statement/prospectus and the documents listed below. Inverness incorporates by reference the specific documents listed below and any future filings that Inverness makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and prior to the later of the date of Ostex' special meeting or the date on which the offering of shares of Inverness common stock under this proxy statement/prospectus is completed or terminated.

  •
  Annual Report on Form 10-K for the year ended December 31, 2002;

  •
  Current Report on Form 8-K, event date September 20, 2002, which was filed on October 4, 2002, as amended by the Current Report on Form 8-K/A filed on October 8, 2002 and the Current Report on Form 8-K/A filed on November 6, 2002;

  •
  Current Report on Form 8-K, event date February 19, 2003, which was filed on February 19, 2003;

  •
  Current Report on Form 8-K, event date April 11, 2003, which was filed on April 18, 2003; and

  •
  the description of its common stock contained in its Registration Statement on Form 8-A, filed on November 21, 2001, and all amendments and reports updating such description.

        Ostex incorporates by reference the specific documents and portions of documents listed below and any future filings that Ostex makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and prior to the later of the date of Ostex' special meeting or the date on which the offering of shares of Inverness common stock under this proxy statement/prospectus is completed or terminated.

  •
  Annual Report on Form 10-K for the year ended December 31, 2002;

  •
  Current Report on Form 8-K, event date January 2, 2003, which was filed on January 2, 2003;

  •
  Current Report on Form 8-K, event date February 19, 2003, which was filed on February 20, 2003; and

  •
  Current Report on Form 8-K, event date February 28, 2003, which was filed on March 4, 2003.

        This proxy statement/prospectus is accompanied by copies of Ostex' Annual Report on Form 10-K for the year ended December 31, 2002 and Current Report on Form 8-K dated April 22, 2003 which copies are attached to this proxy statement/prospectus as Annex G and H, respectively.

        You can obtain any of the documents incorporated by reference into this proxy statement/prospectus, and any exhibits specifically incorporated by reference as an exhibit in this proxy statement/prospectus, at no cost, by contacting Inverness or Ostex at:

For information about Inverness:	For information about Ostex:
Inverness Medical Innovations, Inc 51 Sawyer Road, Suite 200 Waltham, Massachusetts 02453 Attn: Investor Relations Telephone: (781) 647-3900	Ostex International, Inc 2203 Airport Way South, Suite 400 Seattle, Washington 98134 Attn: Investor Relations Telephone: (206) 292-8082

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. Inverness has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Inverness and Geras Acquisition Corp., and Ostex has supplied all such information relating to Ostex. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated            , 2003. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to Ostex shareholders nor the issuance of Inverness common stock in the merger creates any implication to the contrary.

FUTURE SHAREHOLDER PROPOSALS

        Ostex will hold an annual meeting in the year 2003 only if the merger is not completed. If this meeting is held, shareholders' proposals or nominations for members to Ostex' board of directors to be presented at Ostex' 2003 annual meeting of shareholders and to be included in Ostex' proxy statement and form of proxy card relating to that meeting must have been received in writing by Ostex no later than November 28, 2002, with information regarding the proposal or nominee. Any proposals or nominations should be directed to the Secretary of Ostex, 2203 Airport Way South, Suite 400, Seattle, Washington 98134.

        Pursuant to Rule 14a-4(c) under the Securities Exchange Act of 1934, Ostex intends to retain discretionary authority to vote proxies with respect to shareholder proposals for which the proponent does not seek inclusion of the proposed matter in Ostex' proxy statement for its 2003 annual meeting of shareholders, except in circumstances where the Company received notice of the proposed matter no later than February 4, 2003 and the proponent complies with the other requirements of Rule 14a-4.

AGREEMENT AND PLAN OF MERGER
AMONG
INVERNESS MEDICAL INNOVATIONS, INC.
GERAS ACQUISITION CORP.
AND
OSTEX INTERNATIONAL, INC.

Dated as of September 6, 2002

TABLE OF CONTENTS

Page
ARTICLE I—THE MERGER		A-2-2
1.1	The Merger	A-2-2
1.2	Closing	A-2-2
1.3	Effective Time	A-2-2
1.4	Tax Consequences	A-2-2
1.5	Articles of Incorporation; Bylaws	A-2-2
1.6	Directors of the Surviving Corporation	A-2-2
1.7	Officers of the Surviving Corporation	A-3-2
ARTICLE II—EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS		A-2-3
2.1	Effect on Capital Stock	A-2-3
2.2	Dissenters' Rights	A-2-3
2.3	Company Stock Options	A-2-4
2.4	Company Warrants	A-2-5
2.5	Associated Rights	A-2-5
ARTICLE III—PAYMENT OF SHARES		A-2-5
3.1	Payment for Shares of Company Common Stock	A-2-5
ARTICLE IV—REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-2-7
4.1	Existence; Good Standing; Authority	A-2-7
4.2	Authorization, Validity and Effect of Agreements	A-2-8
4.3	Capitalization	A-2-8
4.4	Subsidiaries	A-2-9
4.5	Other Interests	A-2-9
4.6	No Violation; Consents	A-2-9
4.7	SEC Documents; Absence of Liabilities	A-2-10
4.8	Litigation	A-2-11
4.9	Absence of Certain Changes	A-2-11
4.10	Taxes	A-2-11
4.11	Books and Records	A-2-13
4.12	Property	A-2-13
4.13	Intellectual Property	A-2-14
4.14	Environmental Matters	A-2-17
4.15	Compliance with Applicable Law	A-2-18
4.16	Material Contracts	A-2-18
4.17	Regulatory Matters	A-2-19
4.18	Employee Programs	A-2-21
4.19	Labor Relations and Employment	A-2-23
4.20	Vote Required	A-2-24
4.21	No Brokers	A-2-24
4.22	Opinion of Financial Advisor	A-2-24
4.23	Insurance	A-2-25
4.24	Reorganization	A-2-25
4.25	Company Rights Agreement	A-2-25
4.26	Ownership of Parent Common Stock; Affiliates and Associates	A-2-25

A-2-i

4.27	Compliance with the HSR Act	A-2-25
4.28	Related Party Transactions	A-2-26
4.29	Takeover Law	A-2-26
4.30	Collectibility of Accounts Receivable	A-2-26
4.31	Inventory	A-2-26
4.32	Accounting Policies	A-2-26
4.33	Backlog	A-2-26
4.34	Customers, Distributors and Suppliers	A-2-27
4.35	Product Liability and Warranty Matters	A-2-27
4.36	Equipment	A-2-28
4.37	Certain Business Practices	A-2-28
4.38	Disclosure	A-2-28
ARTICLE V—REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO		A-2-28
5.1	Existence; Good Standing; Authority	A-2-28
5.2	Authorization, Validity and Effect of Agreements	A-2-28
5.3	Capitalization	A-2-29
5.4	No Violation; Consents	A-2-30
5.5	SEC Documents	A-2-30
5.6	Reorganization	A-2-31
5.7	Litigation	A-2-31
5.8	Books and Records	A-2-31
5.9	Absence of Certain Changes	A-2-32
ARTICLE VI—COVENANTS		A-2-32
6.1	No Solicitation	A-2-32
6.2	Conduct of Business	A-2-34
6.3	Meeting of Shareholders	A-2-36
6.4	Additional Agreements	A-2-37
6.5	Proxy Statement; Registration Statement; Filing Cooperation	A-2-38
6.6	Financial and Other Statements	A-2-39
6.7	Listing Application	A-2-39
6.8	Affiliates	A-2-40
6.9	Expenses	A-2-40
6.10	Officers' and Directors' Indemnification	A-2-40
6.11	Access to Information; Confidentiality	A-2-41
6.12	Publicity	A-2-41
6.13	Advice of Changes	A-2-41
6.14	Delisting	A-2-41
6.15	Further Assurances	A-2-41
6.16	Tax-Free Reorganization	A-2-41
6.17	Section 16	A-2-42
6.18	Employee Benefit Matters	A-2-42
ARTICLE VII—CONDITIONS TO THE MERGER		A-2-42
7.1	Conditions to the Obligations of Each Party to Effect the Merger	A-2-42
7.2	Conditions to Obligations of the Company	A-2-43
7.3	Conditions to Obligations of Parent	A-2-43

A-2-ii

ARTICLE VIII—TERMINATION, AMENDMENT AND WAIVER		A-2-45
8.1	Termination	A-2-45
8.2	Effect of Termination	A-2-46
8.3	Amendment	A-2-47
8.4	Extension; Waiver	A-2-47
ARTICLE IX—GENERAL PROVISIONS		A-2-48
9.1	Notices	A-2-48
9.2	Interpretation	A-2-48
9.3	Non-Survival of Representations, Warranties, Covenants and Agreements	A-2-48
9.4	Miscellaneous	A-2-49
9.5	Assignment	A-2-49
9.6	Severability	A-2-49
9.7	Choice of Law; Consent to Jurisdiction	A-2-49
9.8	Incorporation	A-2-49
9.9	Defined Terms	A-2-50

A-2-iii

Company Disclosure Schedule

Section	Title
4.2	Authorization, Validity and Effect of Agreements
4.3	Capitalization
4.5	Other Interests
4.6	No Violation; Consents
4.7	SEC Documents; Absence of Liabilities
4.8	Litigation
4.9	Absence of Certain Charges
4.10	Taxes
4.12	Property
4.13	Intellectual Property
4.14	Environmental Matters
4.15	Compliance with Applicable Law
4.16	Material Contracts
4.17	Regulatory Matters
4.18	Employee Programs
4.19	Labor Relations and Employment
4.23	Insurance
4.28	Related Party Transactions
4.31	Inventory
4.32	Accounting Policies
4.33	Backlog
4.34	Customer, Distributors and Suppliers
4.35	Product Liability and Warranty Matters
4.36	Equipment
6.8	Affiliates
7.3	Conditions to Obligations of Parent

Parent Disclosure Schedule

Section	Title
5.4	No Violation; Consents
5.9	Absence of Certain Changes

EXHIBITS

Exhibit A:        Form of Affiliate Letter

A-2-iv

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of September 6, 2002, by and among Inverness Medical Innovations, Inc., a Delaware corporation ("Parent"), Geras Acquisition Corp., a Washington corporation and a wholly owned subsidiary of Parent ("MergerCo"), and Ostex International, Inc., a Washington corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Section 9.9 hereof.

RECITALS

        WHEREAS, each of the respective Boards of Directors of Parent, MergerCo and the Company has approved and adopted an Agreement pursuant to which MergerCo will merge with and into the Company (the "Merger") in accordance with the Business Corporation Act of the State of Washington (the "WBCA") and, upon the terms and subject to the conditions set forth in this Agreement, holders of shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time will be entitled, subject to the terms and conditions hereof, to the right to receive shares of common stock, par value $.001 per share, of Parent (the "Parent Common Stock");

        WHEREAS, the Board of Directors of the Company (the "Company Board") has, in light of and subject to the terms and conditions set forth herein, (a) determined that the Merger is in the best interests of the Company and its shareholders and adopted this Agreement and approved the transactions contemplated or required by this Agreement, the Option Agreement, the Voting Agreement or the Loan Agreement, including the Merger (collectively, the "Transactions"), and (b) resolved to recommend approval by the shareholders of the Company of this Agreement and the Transactions;

        WHEREAS, the Board of Directors of each of Parent and MergerCo has, in light of and subject to the terms and conditions set forth herein, determined that the Merger is in the best interests of Parent and Merger Co and their respective shareholders and approved and adopted this Agreement and approved the Transactions;

        WHEREAS, as a condition to the willingness of Parent and MergerCo to enter into this Agreement, simultaneously with the execution of this Agreement, certain shareholders of the Company (the "Voting Agreement Shareholders") have entered into a Voting Agreement with Parent (the "Voting Agreement"), pursuant to which each Voting Agreement Shareholder has agreed, among other things, to vote such Voting Agreement Shareholder's shares of Company Common Stock in favor of the approval of the Transactions, upon the terms and subject to the conditions set forth in the Voting Agreement;

        WHEREAS, as an inducement to Parent to enter into this Agreement, the Company desires to enter into, and simultaneous with the execution and delivery hereof is entering into a stock option agreement (the "Option Agreement"), dated as of the date hereof with Parent, pursuant to which the Company shall grant to Parent an option to purchase shares of the Company Common Stock;

        WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

        WHEREAS, Parent, MergerCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions, and also to prescribe various conditions to the Transactions.

A-2-1

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound, Parent, MergerCo and the Company hereby agree as follows:

ARTICLE I—THE MERGER

        1.1    The Merger.    Subject to the terms and conditions of this Agreement, and in accordance with the WBCA, at the Effective Time the Company and MergerCo shall consummate the Merger pursuant to which (a) MergerCo shall be merged with and into the Company and the separate corporate existence of MergerCo shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Washington and the WBCA, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the applicable provisions of Section 23B.11.060 of the WBCA.

        1.2    Closing.    The closing of the Merger (the "Closing") shall take place at 1:30 p.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver (subject to applicable law) of all of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VII hereof (the "Closing Date"), at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109, unless another time, date or place is agreed to by the parties hereto.

        1.3    Effective Time.    Subject to the provisions of this Agreement, as soon as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived, the parties will file articles of merger (the "Articles of Merger") executed in accordance with the relevant provisions of the WBCA and will make all other filings or recordings required under the WBCA in order to effect the Merger. The Merger will become effective at such time as the Articles of Merger have been duly filed with the Secretary of State of the State of Washington, or at such subsequent date or time as MergerCo and the Company agree and specify in the Articles of Merger (the time the Merger becomes effective being herein referred to as the "Effective Time").

        1.4    Tax Consequences.    It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Code and that this Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

        1.5    Articles of Incorporation; Bylaws.

          (a)    Articles of Incorporation.    At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended in their entirety to read as the Articles of Incorporation of MergerCo, until thereafter changed or amended as provided therein or by the WBCA, except that Article I thereof shall be amended to read as follows: "The name of the Corporation is Ostex International, Inc." The Articles of Incorporation of the Surviving Corporation shall not be inconsistent with Section 6.10 of this Agreement.

          (b)    Bylaws.    At the Effective Time, the Bylaws of MergerCo, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by the WBCA. The Bylaws of the Surviving Corporation shall not be inconsistent with Section 6.10 of this Agreement.

        1.6    Directors of the Surviving Corporation.    The directors of MergerCo immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation immediately after the Effective Time until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

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        1.7    Officers of the Surviving Corporation.    The officers of MergerCo immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE II—EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

        2.1    Effect on Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of MergerCo, the Company or any holder of shares of Company Common Stock or shares of capital stock of MergerCo:

          (a)    Conversion Generally.    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any such shares owned by Parent, MergerCo or any other Parent Subsidiary or the Company and, subject to Section 2.2, other than any Dissenting Shares, shall be canceled and shall be converted automatically into and represent solely the right to receive a number of shares of Parent Common Stock equal to the Conversion Ratio.

          (b)    Company Common Stock Owned by Parent or the Company.    Each issued and outstanding share of Company Common Stock owned by Parent, MergerCo or any other Parent Subsidiary or by the Company, immediately prior to the Effective Time, shall be canceled and retired and cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto.

          (c)    MergerCo Shares.    Each share of common stock, par value $.001 per share, of MergerCo (the "MergerCo Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted automatically into and represent the right to receive one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

          (d)    Effect of Conversion on Company Common Stock.    All shares of Company Common Stock, when converted as provided in Section 2.1(a), shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing such shares of Company Common Stock (each, a "Certificate") shall thereafter represent solely the right to receive shares of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock in accordance with Sections 2.1(a) and 3.1(e). The holders of Certificates previously evidencing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Company Common Stock except as otherwise provided herein or by law and, upon the surrender of Certificates in accordance with the provisions of Article III hereof, shall only have the right to receive for their shares of Company Common Stock, shares of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock in accordance with Sections 2.1(a) and 3.1(e).

          (e)    Change in Shares.    If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into, or exchanged for, a different number of shares or different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Conversion Ratio shall be correspondingly adjusted, if necessary, to provide the holders of Company Common Stock, Company Options and Company Warrants the same economic effect as contemplated by this Agreement prior to such event.

        2.2    Dissenters' Rights.    Notwithstanding anything in this Agreement to the contrary, with respect to each share, if any, of Company Common Stock as to which the holder thereof shall have properly complied with the provisions of Chapter 23B.13 of the WBCA as to dissenters' rights required to be complied with prior to the Effective Time (each, a "Dissenting Share"), such holder shall not be

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entitled to receive any consideration pursuant to Section 2.1 hereof, but instead shall be entitled to payment, solely from the Surviving Corporation, of the appraisal value of the Dissenting Shares to the extent permitted by and in accordance with the provisions of Chapter 23B.13 of the WBCA; provided, however, that (a) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the WBCA, affirmatively withdraws such holder's demand for appraisal of such Dissenting Shares, (b) if any holder of Dissenting Shares fails to establish such holder's entitlement to dissenters' rights as provided in the WBCA or (c) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment for such holder's shares under the WBCA, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon be deemed to have been converted, as of the Effective Time, into and represent solely the right to receive the Merger Consideration payable in respect of such shares of Company Common Stock. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all Company negotiations and proceedings with respect to such demands. The Company shall not settle, make any payments with respect to, or offer to settle, any claim with respect to Dissenting Shares without the written consent of Parent.

        2.3    Company Stock Options.

          (a)  Each option (collectively, the "Company Options") granted under the Company's Amended and Restated Stock Option Plan (the "Old Plan"), the Amended and Restated 1994 Stock Option Plan (the "1994 Plan") and the Amended and Restated Directors' Nonqualified Stock Option Plan (the "Directors' Plan" and, together with the Old Plan and the 1994 Plan, the "Company Stock Option Plans"), which is outstanding (whether or not then exercisable) as of immediately prior to the Effective Time and is held by a person who is a director or an employee at the Company immediately prior to the Effective Time and which has not been exercised or canceled prior thereto, shall, at the Effective Time, be assumed by Parent, subject to its terms (including acceleration of vesting that will occur as a consequence of this Merger according to the Company Stock Option Plans and the instruments governing the Company Options) and the provisions of this Section 2.3 (the "Assumed Options"). The Assumed Options shall not terminate in connection with the Merger and shall continue to have, and be subject to, the same terms and conditions as set forth in the Company Stock Option Plans and agreements (as in effect immediately prior to the Effective Time) pursuant to which the Assumed Options were granted, except that (i) all references to the Company shall be deemed to be references to Parent and all references to shares of Company Common Stock shall be deemed to be references to shares of Parent Common Stock, (ii) each Assumed Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of the subject Assumed Option immediately prior to the Effective Time multiplied by the Conversion Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (iii) the exercise price per share of Parent Common Stock under such Assumed Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which the subject Assumed Option was exercisable immediately prior to the Effective Time by the Conversion Ratio, rounded up to the nearest cent, and (iv) the period of exercisability under each Assumed Option following termination of employment or, in the case of non-employee directors, termination of their service on the board of directors (including termination for retirement, death or total and permanent disability, but excluding termination for cause) shall be amended and deemed to continue for the entire remaining term of the Assumed Option. Parent shall (A) reserve for issuance the number of shares of Parent Common Stock that will become issuable upon the exercise of such Assumed Options pursuant to this Section 2.3, (B) promptly after the Effective Time issue to each holder of an Assumed Option a document evidencing the assumption and amendment by Parent of the

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  Company's obligations with respect thereto under this Section 2.3 and (C) as soon as reasonably practicable after the Effective Time, but in no event later than fifteen (15) business days after the Effective Time, cause to be filed a registration statement or registration statements or amend an existing registration statement or registration statements on appropriate forms under the Securities Act relating to the Company Stock Option Plans then in effect and covering the shares of Parent Common Stock issuable upon exercise of the Assumed Options. Parent shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as any Assumed Options remain outstanding. All Company Options which are not Assumed Options shall terminate upon the Effective Time.

          (b)  The adjustments provided in this Section 2.3 with respect to any Assumed Options that are "incentive stock options" as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.

        2.4    Company Warrants.    At the Effective Time, Parent shall assume each Company Warrant (as defined in Section 4.3(a)) hereof in accordance with the terms (as in effect as of the date hereof) of such Company Warrant. From and after the Effective Time, (a) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock, (b) the number of shares of Parent Common Stock subject to each Company Warrant shall be equal to the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time multiplied by the Conversion Ratio, rounded down to the nearest whole number of shares, (c) the per share exercise price under each such Company Warrant shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the Conversion Ratio, rounded up to the nearest cent and (d) any restriction on the exercise of any Company Warrant shall continue in full force and effect and the term, exercisability and other provisions of such Company Warrant shall otherwise remain unchanged. Parent shall (i) reserve for issuance the number of shares of Parent Common Stock that will become issuable upon the exercise of such assumed Company Warrants pursuant to this Section 2.4 and (ii) promptly after the Effective Time issue to each holder of a Company Warrant outstanding at the Effective Time a document evidencing the assumption by Parent of the Company's obligations with respect thereto under this Section 2.4. The Company shall take all action that may be necessary (under the Company Warrants and otherwise) to effectuate the provisions of this Section 2.4 and to ensure that, from and after the Effective Time, holders of the Company Warrants have no rights with respect thereto other than those specifically provided therein.

        2.5    Associated Rights.    References in this Agreement to Company Common Stock shall include, unless the context requires otherwise, the associated preferred share purchase rights issued pursuant to the Rights Agreement dated as of January 21, 1997 between the Company and ChaseMellon Shareholder Services L.L.C., as Rights Agent (the "Rights Plan").

ARTICLE III—PAYMENT OF SHARES

        3.1    Payment for Shares of Company Common Stock.

          (a)  At or prior to the Effective Time, Parent shall deposit, or otherwise take all steps necessary to cause to be deposited, with Boston EquiServe or another bank or trust company designated by Parent (the "Exchange Agent"), certificates representing the shares of Parent Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Parent Common Stock being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 2.1 and paid pursuant to this Article III in exchange for the issued and outstanding shares of Company Common Stock.

          (b)  Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal which shall specify

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  that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing the number of whole shares of Parent Common Stock to which such holder shall be entitled and (B) a check representing the amount of cash in lieu of fractional shares, if any, plus the amount of any dividends, or distributions, if any, payable pursuant to paragraph (c) below, after giving effect to any required withholding tax. The Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares or on any dividend or distribution, if any, payable to holders of Certificates pursuant to this Section 3.1. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for the cash to be paid in lieu of fractional shares of Parent Common Stock plus, to the extent applicable, the amount of any dividend or distribution, if any, payable pursuant to paragraph (c) below, may be issued to such a transferee if the Certificate representing shares of such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          (c)  Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made with respect to Parent Common Stock shall be paid with respect to any shares of Company Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein; provided, however, that subject to the effect of applicable abandoned property, escheat and similar laws and applied tax and other laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon.

          (d)  At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares, if any, in accordance with this Section 3.1. Until surrendered as contemplated by this Section 3.1, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate and any dividends or other distributions to which such holder is entitled pursuant to Section 3.1(c).

          (e)  No fractional shares of Parent Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Parent Common Stock pursuant to Section 2.1(d), each holder of Company Common Stock upon surrender of a Certificate for exchange shall be paid an

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  amount in cash (without interest), rounded down to the nearest cent, determined by multiplying (i) the average per share closing price of a share of Parent Common Stock as reported on the AMEX over the ten (10) trading days immediately preceding the Closing Date by (ii) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive under this Section 3.1.

          (f)    Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Parent Common Stock) that remains unclaimed by the former shareholders of the Company six (6) months after the Effective Time shall be delivered to Parent. Any former shareholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of their shares of Parent Common Stock and cash in lieu of fractional shares (plus dividends and distributions to the extent set forth in Section 3.1(c), if any), as determined pursuant to this Agreement, without any interest thereon. None of Parent, MergerCo, the Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or Parent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash in lieu of fractional shares (plus, to the extent applicable, dividends and distributions payable pursuant to Section 3.1(c)) to which the holders thereof are entitled, in each case without any interest thereon.

          (g)  Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

          (h)  Notwithstanding anything in this Article III to the contrary, no holder of Dissenters Shares shall be entitled under this Article III to receive any share of Parent Common Stock or any cash or other payments or distributions with respect to such Dissenters Shares.

ARTICLE IV—REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent and MergerCo as follows:

        4.1    Existence; Good Standing; Authority.    The Company is a corporation duly incorporated and validly existing under the laws of the State of Washington and has paid all excise taxes required by the Washington Department of Revenue. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified and in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite corporate power and authority and government approvals to own, operate, lease and encumber its properties and carry on its business as now conducted.

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        4.2    Authorization, Validity and Effect of Agreements.    The Company has the requisite corporate power and authority to execute and deliver this Agreement, the Option Agreement, the Loan Agreement and the Voting Agreement and enter into and perform its obligations hereunder and consummate the Transactions. The Company Board, by resolutions adopted by unanimous vote of the Board of Directors of the Company at a meeting duly called and held at which a quorum of not less than a majority of all of the directors of the Company was present and acting throughout, has duly (a) approved and adopted this Agreement, the Option Agreement, the Loan Agreement and Voting Agreement and the Transactions, which approval and adoption has not been rescinded or modified, (b) resolved to recommend this Agreement and the Merger to its shareholders for approval and (c) directed that this Agreement be submitted to its shareholders for consideration in accordance with the WBCA and this Agreement. In connection with the foregoing, the Company Board has unanimously approved this Agreement, the Option Agreement, the Loan Agreement and the Voting Agreement and the Transactions for purposes of Chapter 23B.19 of the WBCA such that the restrictions set forth in Section 23B.19.040 of the WBCA are not applicable to this Agreement, the Option Agreement, the Loan Agreement or the Voting Agreement or the consummation of the Transactions or to the Surviving Corporation or Parent or to any "affiliate" or "associate" of the Surviving Corporation (as those terms are defined in Section 23.B.19.040 of the WBCA), following the Merger. No other State of Washington takeover statute or similar statute or regulation is applicable to the Merger. Subject only to the approval of this Agreement by the holders of two-thirds of the outstanding shares of Company Common Stock, the execution by the Company of this Agreement, the Option Agreement, the Loan Agreement and the Voting Agreement and the consummation of the Transactions have been duly authorized by all requisite corporate action on the part of the Company. As of the date hereof, all of the directors and the executive officers of the Company listed on Section 4.2 of the Company Disclosure Schedule have indicated that they presently intend to vote all shares of Company Common Stock that they beneficially own to approve this Agreement and the Transactions at the shareholders' meeting of the Company to be held in accordance with the provisions of Section 6.3. This Agreement, the Voting Agreement, the Loan Agreement and the Option Agreement have each been duly and validly executed and delivered by the Company and, assuming in the case of this Agreement and the Option Agreement due and valid authorization, execution and delivery thereof by Parent and MergerCo, each constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

        4.3    Capitalization.

          (a)  The authorized capital stock of the Company consists of Company Common Stock, Series A Junior Participating Preferred Stock, par value $.01 per share (the "Company Series A Preferred Stock"), and undesignated preferred stock, par value $.01 per share, of the Company (the "Company Undesignated Preferred Stock"). There are 50,000,000 shares of Company Common Stock authorized, and as of the date of this Agreement, (i) 12,581,216 shares of Company Common Stock were issued and outstanding and (ii) 4,554,504 shares of Company Common Stock have been authorized and reserved for issuance, of which 4,350,000 have been reserved for issuance for grant pursuant to the Company Stock Option Plans, subject to adjustment on the terms set forth in the Company Stock Option Plans and 204,504 shares of Company Common Stock have been authorized and reserved for issuance upon the exercise of the Company Warrants. There are 500,000 shares of Company Series A Preferred Stock authorized, of which no shares are issued and outstanding as of the date of this Agreement. There are 9,500,000 shares of Company Undesignated Preferred Stock authorized, of which no shares are issued and outstanding as of the date of this Agreement. As of the date of this Agreement, there are outstanding options to purchase 2,711,864 shares of Company Common Stock under the Company Stock Option Plans and options to purchase 1,638,136 shares of Company Common Stock available for grant. As of the date of this Agreement, there are outstanding warrants to purchase 104,504 shares of Company Common Stock (the "Company Warrants").

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          (b)  As of the date of this Agreement, the Company had no shares of Company Common Stock reserved for issuance other than as described above. All such issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. Except for the Company Options (all of which have been issued under the Company Stock Option Plans) and the Company Warrants, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company to issue, transfer or sell any shares of capital stock of the Company. Section 4.3(b) of the Company Disclosure Schedule sets forth a full list of the Company Options, including the name of the Person to whom such Company Options have been granted, the number of shares subject to each Company Option, the per share exercise price for each Company Option, the date of grant of each Company Option and the vesting schedule for each Company Option. At the Effective Time, pursuant to the Company Stock Option Plans, the Assumed Options will be fully vested and immediately exercisable.

          (c)  There are no agreements or understandings to which the Company is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company. The Company is not under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act.

          (d)  Section 4.3(d) of the Company Disclosure Schedule sets forth a full list of the Company Warrants, including the name of the Person to whom each such Company Warrant has been issued, the number of shares subject to each Company Warrant, the per share exercise price for each Company Warrant, the date of grant of each Company Warrant and the vesting schedule for each Company Warrant.

        4.4    Subsidiaries.    The Company has no subsidiaries.

        4.5    Other Interests.    Except as set forth in Section 4.5 of the Company Disclosure Schedule, the Company does not own (beneficially or of record), directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other entity (other than investments in short-term investment securities).

        4.6    No Violation; Consents.    Neither the execution and delivery by the Company of this Agreement, the Voting Agreement, the Loan Agreement or the Option Agreement, nor the performance by the Company of its obligations hereunder nor the consummation by the Company of the Transactions in accordance with the terms hereof, will conflict with or result in a breach of any provisions of the Company Charter or the Company Bylaws or the Company Rights Agreement. Except as set forth in Section 4.6 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement, the Voting Agreement, the Loan Agreement and the Option Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions in accordance with the terms hereof will not violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance ("Lien") upon any of the properties of the Company under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or

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provisions of (a) any note, bond, mortgage, indenture or deed of trust or (b) any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company is a party, or by which the Company or any of its properties is bound, except as otherwise individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect or to prevent or materially delay the Closing or the performance of this Agreement by the Company. Other than the filings provided for in Article I of this Agreement and any filings, authorizations, orders and approvals as may be required under the HSR Act, the NASD and AMEX bylaws and rules and regulations, the Exchange Act, the Securities Act or applicable foreign laws and state securities and "Blue Sky" laws (collectively, the "Regulatory Filings"), the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations under this Agreement and the consummation of the Transactions do not, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, except where the failure to obtain any one or more consents, approvals, or authorizations of, or declarations, filings or registrations with any governmental or regulatory authorities, individually or in the aggregate, would not be reasonably expected either to have a Company Material Adverse Effect or to prevent or delay the Closing or the performance of this Agreement by the Company.

        4.7    SEC Documents; Absence of Liabilities.

          (a)  The Company has filed all required forms, reports and documents with the SEC since January 1, 1999 (collectively, the "Company SEC Reports"), all of which were prepared in all material respects in accordance with the applicable requirements of the Sarbanes-Oxley Act of 2002, the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder in effect as of their respective filings dates (the "Securities Laws"). As of their respective dates, the Company SEC Reports (i) complied as to form in all respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Company SEC Report filed prior to the date of this Agreement which was superseded by and corrected in a subsequent Company SEC Report filed prior to the date of this Agreement. Each of the balance sheets of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules), as superseded by or corrected in a subsequent Company SEC Report filed prior to the date of this Agreement, fairly presents the financial position of the Company as of its date and each of the statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules), as superseded by or corrected in a subsequent Company SEC Report filed prior to the date of this Agreement, fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the Company for the periods set forth therein, in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except, in the case of unaudited statements, for the related notes and for normal year-end audit adjustments which will not be material in amount or effect.

          (b)  Except as and to the extent set forth on the balance sheet of the Company as of June 30, 2002 or otherwise disclosed in the notes thereto included in the Company Form 10-Q, the Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2002; (ii) liabilities and obligations incurred in connection with this Agreement and the Transactions contemplated hereby as and to the extent set forth in Section 4.7(b) of the Company Disclosure Schedule; and (iii) liabilities and obligations

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  that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (c)  As of the date hereof, no "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K) filed as an exhibit to the Company Form 10-K has been amended or modified, except for such amendments or modifications which have been filed as an exhibit to a subsequently dated Company SEC Report or are not required to be filed with the SEC. The Company Form 10-K includes all "material contracts" to which the Company is a party except for (i) this Agreement, the Loan Agreement, the Voting Agreement and the Option Agreement, and (ii) those agreements set forth in Section 4.7(c) of the Company Disclosure Schedule.

        4.8    Litigation.    Except as set forth in Section 4.8 of the Company Disclosure Schedule, there is no claim, litigation, suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, would (a) have a Company Material Adverse Effect, (b) materially and adversely affect the Company's ability to perform its obligations under this Agreement or (c) prevent or delay the consummation of any of the Transactions. Except as set forth in Section 4.8 of the Company Disclosure Schedule, there is no claim, litigation, suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened for which the Company is obligated to indemnify a third party.

        4.9    Absence of Certain Changes.    Except as disclosed in the Company SEC Reports filed and publicly available prior to the date of this Agreement or as set forth in Section 4.9 of the Company Disclosure Schedule, since December 31, 2001, the Company has conducted its business only in the ordinary course of business consistent with past practice, and there has not been: (a) any declaration, setting aside or payment of any dividend or other distribution with respect to Company Common Stock; (b) any material commitment, contractual obligation (including, without limitation, any management or franchise agreement, any lease (capital or otherwise) or any letter of intent), borrowing, liability, guaranty, capital expenditure or transaction (each, a "Commitment") entered into by the Company outside of the ordinary course of business except for Commitments for expenses of attorneys, accountants and investment bankers incurred in connection with the Transactions; (c) any material change in the Company's accounting principles, practices or methods, except as required by GAAP; (d) any event or development that individually or together with any one or more other events or developments has had or would reasonably be expected to have a Company Material Adverse Effect; or (e) any event or development that would individually or together with any one or more other events or developments reasonably be expected to prevent or materially delay the Closing or the performance of this Agreement by the Company.

        4.10    Taxes.

          (a)  The Company has timely filed all Tax Returns required to be filed by it (after giving effect to any filing extension granted by a Governmental Entity), and all such Tax Returns were (at the time they were filed) correct and complete in all respects, except where the failures to file Tax Returns or the failures of any Tax Returns to be correct and complete, individually or in the aggregate, have not had and would not have a Company Material Adverse Effect. The Company has paid all Taxes required to be paid, collected or withheld, except for Taxes for which adequate reserves for Taxes on the face of the financial statements contained in the Company Form 10-Q (rather than in any notes thereto) have been established in accordance with GAAP and except where the failure to pay such Taxes, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The most recent audited financial statements contained in the Company Form 10-K, on the face of such financial statements (rather than in any notes thereto) reflect an adequate reserve for all material unpaid Taxes of the Company (other than any reserve for deferred Taxes established to reflect differences between

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  book and Tax income) for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP. No deficiencies for any Taxes have been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such Taxes are pending or in effect. Except as set forth in Section 4.10(a) of the Company Disclosure Schedule, the Company is not currently the beneficiary of any extension of time within which to file any material Tax Return or within which to pay any material amounts of Taxes. No claim has ever been made in writing against the Company by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The Company is not a party to any Tax sharing agreements and there are no liens for material amounts of Taxes on the assets of the Company except for statutory liens for current Taxes not yet due and payable.

          (b)  The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

          (c)  No officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company has knowledge based upon personal contact with any agent of such authority. Section 4.10(c) of the Company Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1998, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Parent correct and complete copies of all federal, state, local and foreign Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 1997.

          (d)  The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that would reasonably be expected to obligate it to make any payments that will not be deductible under Code Section 280G. The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (ii) does not have any liability for the Taxes of any Person (other than Taxes of the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

          (e)  The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) except as set forth in Section 4.10(e) of the Company Disclosure Schedule, prepaid amount received on or prior to the Closing Date.

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          (f)    The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

          (g)  To the knowledge of the Company, there are no facts or circumstances relating to the Company, including any covenants or undertaking of the Company pursuant to this Agreement, that would prevent Perkins Coie LLP from delivering the opinion referred to in Section 7.2(e) as of the date hereof.

          (h)  The Company has no interests in real estate in the State of Washington, which, as a result of the execution of this Agreement or the consummation of the Transactions, would give rise to Washington real estate excise tax.

        4.11    Books and Records.

          (a)  The books of account and other financial records of the Company are true, complete and correct in all material respects, have been and are being maintained in all material respects in accordance with good business practices, GAAP and any other applicable legal and accounting requirements, and are accurately reflected in all material respects in the financial statements included in the Company SEC Reports.

          (b)  The minute books and other records of the Company have been made available to Parent and (i) on the date of this Agreement, contained in all material respects accurate records of all meetings held before August 29, 2002; and (ii) on the Closing Date, will contain in all material respects accurate records of all meetings held prior to the Closing Date, and, in each case, accurately reflect and will accurately reflect in all material respects all other corporate action of the shareholders and directors and any committees of the Company Board taken before such respective dates.

          (c)  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        4.12    Property.

          (a)  The Company does not own a fee interest in any real property.

          (b)  Section 4.12(b) of the Company Disclosure Schedule contains a list of all leases, subleases and other occupancy agreements, including all amendments, supplements, extensions and other modifications including the dates of such documents, the other parties thereto, any extension or expansion options and rent payable thereunder (the "Leases") for real property (the "Leased Real Property") to which the Company is the "tenant," "subtenant" or other lessee party. The Company has a good and valid leasehold interest in and to all of the Leased Real Property, free from all Liens, encroachments, encumbrances or other defects in title, except as described in Section 4.12(b) of the Company Disclosure Schedule and except for such Liens, encroachments, encumbrances or other defects in title which individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Lease is in full force and effect and is a valid, binding and enforceable obligation of the Company in accordance with its terms. There exists no material default or condition which, with the giving of notice, the passage of time or both, would reasonably be expected to become a material default of the Company under any Lease. The Company has previously delivered to Parent true and

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  complete copies of all the Leases. Except as described in Section 4.12(b) of the Company Disclosure Schedule, no consent, waiver, approval or authorization is required from the landlord under any Lease as a result of the execution of this Agreement or the consummation of the Transactions.

          (c)  The Leased Real Property constitutes all of the real property owned, leased, occupied or used by the Company in connection with the business of the Company. Except as set forth in Section 4.12(c) of the Company Disclosure Schedule, other than the Company, there are no parties in possession or parties having any current or future right to occupy any of the Leased Real Property during the term of any Lease regarding such Leased Real Property. The Leased Real Property is sufficient and appropriate for the conduct of the business of the Company as it is currently conducted or as it is currently proposed to be conducted. To the knowledge of the Company (i) the Leased Real Property conforms in all material respects to all applicable building, zoning and other laws, ordinances, rules and regulations, (ii) all licenses and other approvals necessary to the current occupancy and use of the Leased Real Property have been obtained and are in full force and effect, and there have been no violations thereof that individually or in the aggregate have had or reasonably would be expected to have a Company Material Adverse Effect and (iii) there exists no breach or violation of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Leased Real Property which individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, there is no pending or threatened condemnation proceeding affecting any portion of the Leased Real Property.

          (d)  Except as set forth in Section 4.12(d) of the Company Disclosure Schedule, the Company owns good title, free and clear of all Liens, to all property and assets necessary to conduct the business of the Company as currently conducted, except for (i) Liens reflected on the Company's consolidated balance sheet at December 31, 2001 included in the Company SEC Reports, (ii) Liens or imperfections of title which do not detract from the value or interfere with the present or presently contemplated use of the assets subject thereto or affected thereby, and (iii) Liens for current Taxes not yet due and payable. The Company, as lessee, has the right under valid and subsisting leases to use, possess and control all personalty leased by the Company as now used, possessed and controlled by the Company, as applicable.

        4.13    Intellectual Property.

          (a)    Ownership of Intellectual Property Assets.    Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, the Company owns or has valid rights or licenses to use all of the Company Intellectual Property Assets. Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, all Company Intellectual Property Assets are free and clear of all mortgages, pledges, charges, liens, equities, security interests or other encumbrances, and the Company has the right to use without payment to a third party all of such Company Intellectual Property Assets. No claim is pending or, to the Company's best knowledge, threatened against the Company and/or its officers, employees or consultants to the effect that the Company's right, title and interest in and to any of the Company Intellectual Property Assets is invalid or unenforceable by the Company. Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, the Company is not aware of any information which would adversely affect the validity or enforceability of any of the Patents, Marks or Copyrights which constitute Company Intellectual Property Assets. All former and current employees, consultants and contractors of the Company who were involved in, or who contributed to, the creation or development of any of the Company Intellectual Property Assets have executed written instruments with the Company that assign to the Company all of such Person's rights to any inventions, improvements, discoveries, writings or information relating to the business of the Company constituting Company Intellectual Property Assets. Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, no employee of

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  the Company has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his work to anyone other than the Company.

          (b)    Patents.    Section 4.13(b) of the Company Disclosure Schedule sets forth a complete and accurate list and summary description of all issued Patents and patent applications constituting Company Intellectual Property Assets. All of such Patents and patent applications are currently in compliance with formal governmental legal requirements (including, without limitation, payment of filing, examination and maintenance fees and proofs of working or use) and are not subject to any maintenance fees or taxes or governmental actions falling due within ninety (90) days after the date of the Closing. Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, all of such Patents are valid and enforceable. In each case where such an issued Patent is held by the Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, no such issued Patent or patent application has been or is now involved in any interference, reissue, re-examination or opposition proceeding. Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, to the Company's knowledge, there is no potentially interfering patent or patent application of any third party that has had or would reasonably be expected to have a Company Material Adverse Effect. All Products made, used or sold under the Patents have been marked with the proper patent notice.

          (c)    Trademarks.    Section 4.13(c) of the Company Disclosure Schedule sets forth a complete and accurate list and summary description of all Marks constituting Company Intellectual Property Assets. All such Marks that have been registered with the U. S. Patent and Trademark Office and/or any other jurisdiction are currently in compliance with formal governmental legal requirements (including, without limitation, the timely post-registration filing of affidavits of use and incontestability and renewal applications), are, to the Company's knowledge, valid and enforceable in the jurisdictions in which they are registered and are not subject to any maintenance fees or taxes or governmental actions falling due within ninety (90) days after the date of the Closing. In each case where such a Mark is held by the Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. Except as set forth in Section 4.13(c) of the Company Disclosure Schedule, no such Mark has been or is now involved in any opposition, invalidation or cancellation proceeding and, to the Company's knowledge, no such action is threatened against the Company with respect to any of such Marks. All Products and materials containing a Mark bear the proper notice where required by law.

          (d)    Copyrights.    The Company does not have any Copyrights registered with the U. S. Copyright Office.

          (e)    Trade Secrets.    The Company has taken all reasonable security measures (including, without limitation, entering into appropriate confidentiality and nondisclosure agreements with all officers, directors, employees and consultants of the Company and any other Persons with access to the Trade Secrets constituting Company Intellectual Property Assets) to protect the secrecy, confidentiality and value of the Trade Secrets constituting Company Intellectual Property Assets. To the knowledge of the Company, there has not been any breach by any party to any such confidentiality or non-disclosure agreement. The Trade Secrets constituting Company Intellectual Property Assets have not been disclosed by the Company to any Person other than employees or contractors of the Company who had a need to know and use such Trade Secrets in the course of their employment or contract performance, or under confidentiality and non-disclosure agreements. To the knowledge of the Company, the Company has the right to use, free and clear of claims of third parties, all Trade Secrets. To the knowledge of the Company, no third party has asserted that the use by the Company of any Trade Secret violates the rights of such third party.

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          (f)    Exclusivity of Rights.    Except as set forth in Section 4.13(f) of the Company Disclosure Schedule, the Company has the exclusive right to use, license, distribute, transfer and bring infringement actions with respect to the Company Intellectual Property Assets owned or exclusively licensed by the Company. Except as set forth in Section 4.13(f) of the Company Disclosure Schedule, the Company (i) has not licensed or granted to anyone rights of any nature to use any of the Company Intellectual Property Assets and (ii) is not obligated to and does not pay royalties or other fees to anyone for the Company's ownership, use, license or transfer of any of the Company Intellectual Property Assets.

          (g)    Licenses Received.    All licenses or other agreements under which the Company is granted rights by others in Company Intellectual Property Assets are listed in Section 4.13(g) of the Company Disclosure Schedule other than licenses and agreements for commercial off-the-shelf computer software having a cost of less than $5,000 per seat or license. Except as set forth in Section 4.13(g) of the Company Disclosure Schedule: (i) all licenses or other agreements under which the Company is granted rights by others in Company Intellectual Property Assets are in full force and effect, (ii) to the knowledge of the Company, there is no material default under any such license or other agreement by any party thereto, and (iii) all of the rights of the Company under such licenses and other agreements are assignable without the consent of the licensor except, with respect to this clause (iii), as would not reasonably be expected to have a Company Material Adverse Effect. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Parent, and to the knowledge of the Company, the licensors under the licenses and other agreements under which the Company is granted rights have all requisite power and authority to grant the rights purported to be conferred thereby.

          (h)    Licenses Granted.    All licenses or other agreements under which the Company has granted rights to others in Company Intellectual Property Assets are listed in Section 4.13(h) of the Company Disclosure Schedule. Except as set forth thereon, all such licenses or other agreements are in full force and effect, and to the knowledge of the Company there is no material default thereunder by any party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Parent.

          (i)    Sufficiency.    The Company Intellectual Property Assets constitute all of the Intellectual Property Assets used in designing, creating and developing the Products and are all of the Intellectual Property Assets necessary for the operation of the Company's business as currently conducted and planned to be conducted.

          (j)    Infringement.    Except as set forth in Section 4.13(j) of the Company Disclosure Schedule, none of the Products developed, manufactured and sold by the Company, nor any process or know-how used by the Company in connection therewith, infringes or conflicts with any Copyright or Trade Secret of any Person, or to the Company's knowledge, infringes any Patent, Mark, or other proprietary right of any Person.

          (k)    Nondisclosure Contracts.    To the knowledge of the Company, each of the Nondisclosure Contracts is a valid and binding obligation of the other party thereto enforceable in accordance with its terms, and no such third party is in material breach of any such Nondisclosure Contract.

          (l)    Definitions.    For purposes of this Agreement,

            (i)    "Intellectual Property Assets" means:

              (A)  patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented) (collectively, "Patents");

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              (B)  the names "OSTEOMARK," "OSTEX" (U.S. only) and "CTx", all trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and applications (collectively, "Marks");

              (C)  copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, "Copyrights");

              (D)  know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, prototypes, techniques, beta testing procedures and beta testing results (collectively, "Trade Secrets");

              (E)  goodwill, franchises, licenses, permits, consents, approvals, technical information and telephone numbers and claims of infringement against third parties (the "Rights"); and

              (F)  customer lists and telephone numbers, business strategies, outside analyst's plans and reports, outlooks, forecasts and other similar documents.

            (ii)  "Company Intellectual Property Assets" means all Intellectual Property Assets owned by the Company, used in the business of the Company as it is presently or presently proposed to be conducted or otherwise necessary for the development, manufacture, sale or distribution of the Products in the jurisdictions in which the Company is presently selling or distributing the Products. "Company Intellectual Property Assets" includes, without limitation, the Products.

            (iii)  "Products" means the Osteomark NTx test in its various formats and related documentation designed, manufactured, marketed, sold and/or distributed by the Company. A complete list of the Products owned or sold by the Company is provided in Section 4.13(l)(iii) of the Company Disclosure Schedule.

            (iv)  "Nondisclosure Contracts" means all nondisclosure and/or confidentiality agreements entered into between the Company and Persons in connection with disclosures by the Company relating to the Products and the other Company Intellectual Property Assets. A complete list of all Nondisclosure Contracts is provided in Section 4.13(l)(iv) of the Company Disclosure Schedule.

        4.14    Environmental Matters.

          (a)  The Company is in compliance with all Environmental Laws, except for instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 4.14 of the Company Disclosure Schedule, there is no administrative or judicial enforcement proceeding pending, or to the knowledge of the Company threatened, against the Company under any Environmental Law. Except as set forth in Section 4.14 of the Company Disclosure Schedule, neither the Company nor, to the knowledge of the Company, any legal predecessor of the Company, has received any written notice that it is potentially responsible under any Environmental Law for response costs or natural resource damages, as those terms are defined under the Environmental Laws, at any location and the Company has not transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any waste containing Hazardous Materials at any location included on the National Priorities List, as defined under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or any location proposed for inclusion on that list or at any location on any analogous state list. Except as set forth in Section 4.14 of the Company

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  Disclosure Schedule, (i) the Company has no knowledge of any release on any real property owned or leased by the Company or any predecessor entity of Hazardous Materials in a manner that could result in an order to perform a response action or in material liability under the Environmental Laws, and (ii) to the Company's knowledge, there is no hazardous waste treatment, storage or disposal facility, underground storage tank, landfill, surface impoundment, underground injection well, friable asbestos or PCB's, as those terms are defined under the Environmental Laws, located at any of the real property owned or leased by the Company or predecessor entity or facilities utilized by the Company.

          (b)    Definitions.    As used in this Section 4.14, (i) "Environmental Laws" shall mean all federal, state and local laws, rules, regulations, ordinances and orders that purport to regulate the release of hazardous substances or other materials into the environment, or impose requirements relating to environmental protection; and (ii) "Hazardous Materials" means any "hazardous waste" as defined in either the Resource Conservation and Recovery Act or regulations adopted pursuant to said act, any "hazardous substances" or "hazardous materials" as defined in CERCLA and, to the extent not included in the foregoing, any medical waste, oil or fractions thereof, pollutants or contaminants.

        4.15    Compliance with Applicable Law.    Except as set forth in Section 4.15 of the Company Disclosure Schedule, (a) the Company holds, and is in compliance with the terms of, all authorizations, certificates, certifications, clearances, notifications, consents, registrations, permits, licenses, exemptions, orders and approvals of all Governmental Entities necessary or required for the current conduct of its business ("Company Permits"), (b) no fact exists or event has occurred, and no action or proceeding is pending or, to the Company's knowledge, threatened, that would reasonably be expected to result in a revocation, nonrenewal, termination, suspension or other impairment of any Company Permits, (c) the business of the Company is not being conducted in violation of any applicable law, ordinance, regulation, judgment, decree or order of any Governmental Entity, except for violations or possible violations that individually or in the aggregate, (i) have not had and would not reasonably be expected to have a Company Material Adverse Effect or (ii) will not delay or prevent the Closing, and (d) to the knowledge of the Company, (i) no investigation or review by any Governmental Entity with respect to the Company is pending or to the knowledge of the Company, threatened or has been undertaken within the past five (5) years and (ii) no Governmental Entity has indicated in writing to the Company an intention to conduct the same. For purposes of this Agreement, "Governmental Entity" means any federal, state, local or foreign government or governmental authority, agency or entity or any federal, state, local or foreign court of competent jurisdiction.

        4.16    Material Contracts.    Section 4.16 of the Company Disclosure Schedule contains a true, complete and correct list of all Material Contracts of the Company, complete and correct copies of which have been provided to Parent. Except as set forth in Section 4.16 of the Company Disclosure Schedule, all of the Material Contracts are valid, binding and in full force and effect and the Company is not in default (nor has any event occurred that with notice or lapse of time or both would become a default) of any of its obligations under any of the Material Contracts. Except as set forth in Section 4.16 of the Company Disclosure Schedule, to the knowledge of the Company, no contracting party to any Material Contract (other than the Company) is in default (nor has any event occurred that with notice or lapse of time or both would become a default) of any of its obligations under any of the Material Contracts. Except as set forth in Section 4.16 of the Company Disclosure Schedule, no contracting party to any Material Contract has notified (whether orally or in writing) the Company of its intention to terminate, cancel or modify such Material Contract or otherwise to reduce or change its activity thereunder so as to affect adversely the benefits derived, or currently expected to be derived, by the Company under such Material Contract. For purposes of this Agreement, "Material Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally

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binding commitment or undertaking of any nature (each, a "Contract") to which the Company is a party or by which the Company or any of its properties or assets is bound:

          (a)  relating to the acquisition, transfer, development, or sharing of any Intellectual Property Asset (except for any Contract pursuant to which any Intellectual Property Asset is licensed to the Company under any third party software license generally available to the public);

          (b)  that provides for indemnification by the Company of any officer, director, employee or agent of the Company;

          (c)  imposing any restriction on the right or ability of the Company (i) to compete with any other Person, (ii) to acquire any product or other asset or any services from any other Person, or (iii) to develop, sell, supply, distribute, offer, support, service any product or any technology or asset to or for any other Person;

          (d)  containing any standstill or similar provisions;

          (e)  (i) to which any Governmental Entity is a party or under which any Governmental Entity has any rights or obligations, or (ii) directly or indirectly benefiting any Governmental Entity;

          (f)    requiring that the Company give any notice or provide any information to any Person prior to considering or accepting any proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Proposal or any of the Transactions;

          (g)  that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 annually, or contemplates or involves the performance of services having a value in excess of $50,000 annually;

          (h)  that is a "material contract" that is or would be required to be filed as an exhibit to an annual report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K of the SEC; or

          (i)    that has had or would be reasonably expected to have or result in a Company Material Adverse Effect.

        4.17    Regulatory Matters.

          (a)  The Company has established and administers a compliance program (including a written compliance policy) applicable to the Company (i) to assist the Company and the directors, officers and employees of the Company in complying with applicable regulatory guidelines (including, without limitation, those administered by the FDA and the U.S. Centers for Disease Control and Prevention and any other foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA or the U.S. Centers for Disease Control and Prevention) applicable to the Company or its business and (ii) to provide compliance policies governing applicable areas for medical device companies (including, without limitation, pre-clinical and clinical testing, product design and development, product testing, product manufacturing, product labeling, product storage, pre-market clearance and approval, advertising and promotion, product sales and distribution, medical device reporting regulations, and record keeping).

          (b)  The Company (i) is in compliance with the provisions of all laws relating to the regulation of the Company's Products, including the FDC Act, CLIA and all state laws comparable to the FDC Act, the rules and regulations promulgated thereunder and all rules and regulations promulgated by the FDA and all comparable state regulatory authorities, except for instances of noncompliance which are not known to the Company and would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, and (ii) has had no liabilities, debts, obligations or claims asserted against it, whether accrued, absolute, contingent or

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  otherwise, and whether due or to become due, on account of regulatory matters relating to the Company, its business or its Products or the manufacture and/or sales thereof. All applications, submissions, information, claims and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for authorizations, approvals, certificates, waivers, certifications, clearances, exemptions, notifications, consents, orders, registrations, licenses or permits relating to the Company, its business and its Products, when submitted are true, complete and correct as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the appropriate regulatory body. All experiments, human or otherwise, performed in connection with or as the basis for any regulatory approval required for the Products have been performed in accordance with appropriate research and study design, and all required protocols and consents and any conclusions derived therefrom are scientifically supported. The claims allowed by the FDA for the Products are valid and supported by proper research design, testing, analysis and disclosure.

          (c)  The Company's activities and relevant facilities, as well as, to the Company's knowledge, its suppliers, distributors and other intermediaries, are in compliance with all applicable requirements of CLIA, the FDC Act and implementing FDA regulations, including without limitation, the registration, listing labeling and manufacturing requirements of 21 C.F.R. Parts 801, 807, 809.10 and 820, all to the extent applicable to in vitro diagnostic products and devices, except for noncompliance which is not known to the Company and would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. The Company is in compliance with, and current in the performance of, any obligation arising under any consent decree, consent agreement, or warning letter issued by or entered into with the FDA or other notice, response or commitment made to the FDA or any comparable Governmental Entity. The Company has disclosed to Parent any warning letters, untitled (or "notice of violation") letters, or similar notices, or other correspondence relating to the Company's compliance status under applicable legal requirements from the FDA within the last three (3) years.

          (d)  The Company has no ongoing nonclinical laboratory studies of Products and all such past studies have been conducted in compliance with all applicable federal, state, local and foreign laws, rules and regulations (including, without limitation, any reporting requirements thereof) and with accepted standards of good laboratory practice, except for instances of noncompliance which are not known to the Company and would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. All clinical trials of the Products conducted by or on behalf of the Company have been and are being conducted in compliance with all applicable federal, state, local and foreign laws, rules and regulations (including, without limitation, any reporting requirements thereof) and with accepted standards of good clinical practice except for instances of noncompliance which are not known to the Company and would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

          (e)  All biological products being manufactured, distributed, or developed by the Company that are subject to the jurisdiction of the FDA are being manufactured, labeled, stored, tested, distributed, and marketed in compliance with all applicable requirements under the FDC Act, the Public Health Service Act, and their respective applicable implementing regulations, except for instances of noncompliance which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (f)    Except as set forth in Section 4.17(f) of the Company Disclosure Schedule, there are no nonclinical, pre-clinical or clinical trials or studies being conducted by or on behalf of the Company. All pre-clinical trials and clinical trials conducted by or on behalf of the Company have been, and are being conducted in material compliance with the applicable requirements of Good Clinical Practice, Informed Consent, and all applicable requirements relating to protection of

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  human subjects contained in 21 C.F.R. Parts 50, 54 and 56, except for instances of noncompliance which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (g)  The Company has provided Parent with copies of any and all notices of inspectional observations, establishment inspection reports and any other documents received from Governmental Entities, that indicate or suggest lack of compliance with the regulatory requirements of such Governmental Entities. The Company has made available to Parent for review all correspondence to or from all Governmental Entities, minutes of meetings, written reports of phone conversations, visits or other contact with Governmental Entities, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from Governmental Entities, or prepared by or which bear in any way on the Company's compliance with regulatory requirements of Governmental Entities, or on the likelihood of timing of approval of any Products.

          (h)  Neither the Company nor, to the knowledge of the Company, any of its officers, employees or agents has committed any act, made any statement, or failed to make any statement, that would be reasonably expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.

          (i)    The Company has not been convicted of any crime or engaged in any conduct that could result in debarment under 21 U.S.C. Section 335a or any similar state law or regulation.

          (j)    There are no proceedings pending with respect to a violation by the Company of the FDC Act, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other United States Governmental Entity that reasonably might be expected to result in criminal liability.

          (k)  The Company is in compliance with all applicable registration and listing requirements set forth in 21 C.F.R. Parts 801 and 809.10 for in vitro diagnostic devices and all similar applicable laws, except for instances of noncompliance which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        4.18    Employee Programs.

          (a)  Section 4.18 of the Company Disclosure Schedule sets forth a list of every Employee Program that has been maintained by the Company or an Affiliate at any time during the three (3) year period ending on the Closing Date.

          (b)  Each Employee Program which has ever been maintained by the Company or an Affiliate and which has been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section (or is within the applicable IRS remedial amendment period related thereto) and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing Date (or, if earlier, the date that all of such Employee Program's assets were distributed). To the knowledge of the Company, no event or omission has occurred which would cause any Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)). Except as set forth in Section 4.18(b) of the Company Disclosure Schedule, each asset held under any such Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Program.

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          (c)  Neither the Company nor any Affiliate knows, nor should any of them reasonably know, of any failure of any party to comply with any laws applicable with respect to the Employee Programs that have ever been maintained by the Company or any Affiliate that would result in a material liability. With respect to any Employee Program ever maintained by the Company or any Affiliate, there has been no (i) "prohibited transaction," as defined in Section 406 of ERISA or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable law, or any agreement, or (iii) non-deductible contribution, which, in the case of any of (i), (ii), or (iii), could subject the Company or any Affiliate to liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other loss or expense. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or to the Company's knowledge threatened with respect to any such Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs ever maintained by the Company or any Affiliate, for all periods prior to the Closing Date, either have been made or have been accrued (and all such unpaid but accrued amounts are described in Section 4.18 of the Company Disclosure Schedule).

          (d)  Neither the Company nor any Affiliate has ever maintained an Employee Program subject to Title IV of ERISA. Neither the Company nor any Affiliate has ever contributed to or been obligated to contribute to a Multiemployer Plan and neither the Company nor any Affiliate has ever had any collectively bargained employees. None of the Employee Programs ever maintained by the Company or any Affiliate has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits.

          (e)  With respect to each Employee Program maintained by the Company within the three (3) years preceding the Closing Date, complete and correct copies of the following documents (if applicable to such Employee Program) have been made available to Parent or its representatives: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three (3) most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the three (3) most recent actuarial valuation reports completed with respect to such Employee Program; (v) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Employee Program; (vii) any registration statement or other filing made pursuant to any federal or state securities law and (viii) all correspondence to and from any state or federal agency within the last three (3) years with respect to such Employee Program, other than correspondence in the ordinary course of administration.

          (f)    Each Employee Program required to be listed in Section 4.18 of the Company Disclosure Schedule may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Employee Program and no employee communications or provision of any Employee Program document has failed to effectively reserve the right of the Company or the Affiliate to so amend, terminate or otherwise modify such Employee Program.

          (g)  Each Employee Program ever maintained by the Company (including each non-qualified deferred compensation arrangement) has been maintained in material compliance with all

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  applicable requirements of federal and state securities laws including (without limitation, if applicable) the requirements that the offering of interests in such Employee Program be registered under the Securities Act and/or state "Blue Sky" laws.

          (h)  Each Employee Program ever maintained by the Company or an Affiliate has complied in all material respects with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, Health Insurance Portability and Accountability Act of 1996, the Newborns' and Mothers' Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women's Health and Cancer Rights Act of 1998.

          (i)    For purposes of this section:

            (i)    "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements (including any informal arrangements) not described in (A) above, including, without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

            (ii)  An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

            (iii)  An entity is an "Affiliate" of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA Section 302(d)(8)(C).

            (iv)  "Multiemployer Plan" means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

        4.19    Labor Relations and Employment.

          (a)  There is no labor strike, picketing of any nature, material labor dispute, slowdown or any other concerted interference with normal operations, stoppage or lockout pending or to the knowledge of the Company, threatened against or affecting the Company. There are no union claims or demands to represent or question concerning representation with respect to any of the employees of the Company or Contingent Workers (as defined in Section 4.19(c)), the Company has no collective bargaining obligations with respect to any of its employees or Contingent Workers, and there are no current union organizing activities among the employees of the Company or Contingent Workers. The Company is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association, applicable to employees of the Company.

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          (b)  The Company employs a total of approximately 48 full-time employees and one part-time employee. The Company does not employ a total of 100 or more employees (excluding employees who work less than 20 hours per week or who have worked for the Company less than six of the last twelve months) and will not have employed 100 or more employees at any point during the 90 days prior to and including the Closing Date. The Company is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours. The Company is not delinquent in any payments to any of its employees or Contingent Workers for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees or Contingent Workers. Except as set forth in Section 4.19(b) of the Company Disclosure Schedule, there are no grievances, demands, complaints or charges with respect to employment or labor matters (including, without limitation, charges of employment discrimination, retaliation or unfair labor practices) pending or to the knowledge of the Company threatened in any judicial, regulatory or administrative forum, or under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement). None of the Company's employment policies or practices is currently being audited or investigated, or to the Company's knowledge is subject to imminent audit or investigation, by any federal, state or local government agency. The Company is not subject to any consent decree, court order or settlement in respect of any labor or employment matters. No arbitration or similar proceeding with respect to employment matters is pending or threatened and, to the knowledge of the Company, no claim therefor has been asserted. Except as set forth in Section 4.19(b) of the Company Disclosure Schedule, the Company does not have any policy, plan or program of paying severance pay or any form of severance compensation in connection with the termination of the Company's employees. The Company is, and at all time since its formation it has been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986.

          (c)  Except as set forth on Section 4.19(c) of the Company Disclosure Schedule, the Company does not employ or use any independent contractors, temporary employees, leased employees or any other servants or agents compensated other than through reportable wages paid by the Company (collectively, "Contingent Workers"). To the extent that the Company employs or uses Contingent Workers, it has properly classified and treated them in accordance with applicable laws and for purposes of all benefit plans and perquisites.

        4.20    Vote Required.    The affirmative vote of the holders of two-thirds of the shares of Company Common Stock outstanding on the record date for the Company shareholders' meeting is the only vote of the holders of any class or series of the Company's capital stock or other equity interest in the Company necessary to approve and adopt this Agreement and to approve the Merger and the other Transactions.

        4.21    No Brokers.    The Company has not entered into any contract, arrangement or understanding with any Person or firm that may result in the obligation of such entity or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions, except that the Company has retained SG Cowen Securities Corporation ("SG Cowen") as its financial advisor in connection with the Transactions. Other than the foregoing arrangements, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions.

        4.22    Opinion of Financial Advisor.    The Board of Directors of the Company has received, and has furnished to Parent a copy of the written opinion of SG Cowen to the effect that, as of the date of the approval of this Agreement and the Merger by the Company Board, the Merger Consideration is

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fair to the holders of Company Common Stock from a financial point of view, and the Company has furnished to Parent a copy of such opinion.

        4.23    Insurance.    The Company is covered by insurance in scope and amount customary and reasonable for the business in which it is engaged. Except as disclosed in Section 4.23 of the Company Disclosure Schedule, each insurance policy to which the Company is a party is in full force and effect and will not require any consent as a result of the consummation of the Transactions. The Company is not in material breach or default (including with respect to the payment of premiums or the giving of notices) under any insurance policy to which it is a party, and to the knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default by the Company or would permit termination, material modification or acceleration, under such policies; and the Company has not received any notice from the insurer disclaiming coverage or reserving rights with respect to any material claim or any such policy in general. Copies of all material insurance policies maintained by the Company, including but not limited to fire and casualty, general liability, product liability, business interruption and professional liability policies have been made available to Parent.

        4.24    Reorganization.    As of the date of this Agreement, the Company has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        4.25    Company Rights Agreement.    The Shareholder Rights Agreement, dated as of January 21, 1997 (the "Company Rights Agreement"), has been amended to provide that the execution, delivery and performance of this Agreement, the Voting Agreement, the Option Agreement and the consummation of the Merger and the other Transactions will not cause any change, effect or result under the Company Rights Agreement, which is adverse to the interests of Parent or any of its affiliates, including, without limitation, causing Parent or any of its affiliates to become an "Acquiring Person" (as defined in the Company Rights Agreement) under the Company Rights Agreement. Without limiting the generality of the foregoing, the Company represents that it has taken all necessary actions to (a) render the Company Rights Agreement inapplicable to the Merger, this Agreement, the Option Agreement, the Voting Agreement and the Transactions, (b) ensure that (i) neither Parent nor MergerCo, nor any of their affiliates, shall be deemed to have become an Acquiring Person (as such term is defined in the Company's Rights Agreement) pursuant to the Company Rights Agreement by virtue of the execution of this Agreement, the Option Agreement or the Voting Agreement, the consummation of the Merger or the consummation of the other Transactions and (ii) a Distribution Date (as such term is defined in the Company Rights Agreement) or similar event does not occur by reason of the execution of this Agreement and the Voting Agreement, the Option Agreement or the consummation of the Merger, or the consummation of the other Transactions and (c) provide that the Final Expiration Date (as defined in the Company Rights Agreement) shall be immediately prior to the Effective Time.

        4.26    Ownership of Parent Common Stock; Affiliates and Associates.    As of the date hereof, the Company does not beneficially own, directly or indirectly, and is not a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of Parent.

        4.27    Compliance with the HSR Act.    No Person, directly or indirectly through fiduciaries, agents, controlled entities or other means, holds fifty percent (50%) or more of the outstanding voting securities of, or has the contractual right to designate fifty percent (50%) or more of the directors of, the Company. In addition, the Company (a) did not produce or derive annual sales or revenues in excess of $10,000,000 for the year ended December 31, 2001 and (b) has less than $10,000,000 in total assets, as stated on the last regularly prepared balance sheet of the Company.

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        4.28    Related Party Transactions.    The Company has not entered into any agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy or commitment or undertaking of any nature with any of its officers, directors or holders of more than five percent of the Company's outstanding Common Stock, except pursuant to the Company Stock Option Plans and employment agreements, severance agreements, consulting agreements and Company Warrants in each case as set forth in Section 4.28 of the Company Disclosure Schedule.

        4.29    Takeover Law.    Assuming that the only shares of Company Common Stock which may be deemed to be owned (beneficially or of record) by Parent are shares subject to the Voting Agreement and the Option Agreement, the execution, delivery and performance of this Agreement, the Voting Agreement, the Option Agreement and the consummation of the Transactions will not violate or conflict with, and are exempt from, any provisions of Chapter 23B.19 of the WBCA.

        4.30    Collectibility of Accounts Receivable.    All of the accounts receivable of the Company shown in the financial statements included or incorporated by reference in the Company SEC Reports or acquired thereafter are valid obligations arising from sales actually made or services actually performed by the Company in the ordinary course of business. Except as reserved against in the financial statements included or incorporated by reference in the Company SEC Reports, such accounts receivable are or will be collectible in full and are not subject to any setoff or counterclaim (other than returns in the ordinary course of business of the Company). The Company has no accounts or loans receivable from any Person which is affiliated with the Company or from any director, officer or employee of the Company.

        4.31    Inventory.    Except as set forth in Section 4.31 of the Company Disclosure Schedule, all inventory of the Company, including, without limitation, raw materials, work in process and finished products, packaging, items purchased for distribution or resale and items which have been ordered or purchased by the Company, including, without limitation, inventory shown in the financial statements included or incorporated by reference in the Company SEC Reports or acquired thereafter (collectively, "Inventory"): (a) was acquired or manufactured in the ordinary course of business consistent with past practice; (b) is of good and merchantable quality, free of any defect or deficiency; (c) is saleable or usable for the purposes for which intended; (d) is not damaged or obsolete, except as fully reserved against in the financial statements included or incorporated by reference in the Company SEC Reports; and (e) is valued on the books of account and the financial statements included or incorporated by reference in the Company SEC Reports, in accordance with GAAP. The financial statements included or incorporated by reference in the Company SEC Reports contain all material inventory reserves that are appropriate in accordance with GAAP and the Company's historical inventory policies. The Company has good and valid title to all of its Inventory, free and clear of all Liens, other than as set forth in Section 4.31 of the Company Disclosure Schedule.

        4.32    Accounting Policies.    The accounting policies, including without limitation, those policies related to revenue recognition, utilized by the Company in preparing the Company's financial statements are as set forth in Section 4.32 of the Company Disclosure Schedule and are in conformity with GAAP. All estimates made by management in connection with the preparation of such financial statements in accordance with these accounting policies are set forth in Section 4.32 of the Company Disclosure Schedule. The financial statements included or incorporated by reference in the Company SEC Reports were prepared in accordance with such accounting policies and management estimates.

        4.33    Backlog.

          (a)  As of the date hereof, the Company has a backlog of firm orders for the sale or lease of products or services, for which revenues have not been recognized by the Company, as set forth in Section 4.33(a) of the Company Disclosure Schedule. None of such orders have been, or to the knowledge of the Company are threatened to, or otherwise likely to be, cancelled.

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          (b)  A summary of shipments and orders received by the Company during the six-month period from January 2002 through June 2002, as disclosed in Section 4.33(b) of the Company Disclosure Schedule, is, as of the date hereof, true, correct and complete. Section 4.33(b) of the Company Disclosure Schedule sets forth for each month in the six-month period (i) the current backlog, (ii) shipments made during each month and (iii) the orders received for each month.

        4.34    Customers, Distributors and Suppliers.

          (a)  Section 4.34(a) of the Company Disclosure Schedule sets forth a complete and accurate list of the largest customers, representatives and distributors (whether pursuant to a commission, royalty or other arrangement) who, in the aggregate, accounted for more than 80% of the sales of the Company for the fiscal year ended December 31, 2001, showing, with respect to each, the name, address and dollar amount involved (collectively, the "Customers and Distributors"). Section 4.34(a) of the Company Disclosure Schedule is a complete and accurate list of the suppliers of the Company to whom during the fiscal year ended December 31, 2001, the Company made payments aggregating $50,000 or more, showing, with respect to each, the name, address and dollar amount involved (the "Suppliers"). The relationships of the Company with their Customers, Distributors and Suppliers are good commercial working relationships and, to the knowledge of the Company, neither the announcement of the Transactions nor the consummation thereof will adversely affect any of such relationships. Except as set forth in Section 4.34(a) of the Company Disclosure Schedule, no Customer, Distributor or Supplier has cancelled, materially modified, or otherwise terminated its relationship with the Company, or has decreased materially its usage or purchase of the services or products of the Company or its services, supplies or materials furnished to the Company since December 31, 2001, nor, to the knowledge of the Company, does any Customer, Distributor or Supplier have any plan or intention to do any of the foregoing.

          (b)  Except as set forth in Section 4.34(b) of the Company Disclosure Schedule, the Company is not a party to any oral or written agreement or arrangement with any customer, supplier or distributor related to the offering of discounts, extended warranties, service contracts, bundling of any Products, rights of return or any other similar agreements or arrangements.

        4.35    Product Liability and Warranty Matters.    There are no facts, events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans known to the Company which would reasonably be expected to give rise to any liability or obligation or otherwise form the basis of any claim based on or related to any product that is or was designed, formulated, manufactured, processed, distributed, sold or placed in the stream of commerce by the Company or any service provided by or on behalf of the Company. There are no existing or to the knowledge of the Company threatened product liability, warranty, failure to adequately warn or any other similar claims against the Company for products or services provided by the Company. To the Company's knowledge, there are no statements, citations, correspondence or decisions by any Governmental Entity stating that any of the Company's products is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Entity. There have been no written notices of recall served on the Company by any such Governmental Entity with respect to any of the Company's products. All products, including the packaging and advertising related thereto, which were designed, formulated, manufactured, processed, distributed, sold or placed in the stream of commerce by the Company or any services provided by or on behalf of the Company complied with applicable permits, applicable laws or applicable industry or customer standards and there have not been and there are no material defects or deficiencies in such services or products. There is no (a) fact relating to any Product that may impose upon the Company a duty to recall any Product or a duty to warn customers of a defect in any Product, (b) latent or overt design, manufacturing or other defect in any Product, or (c) liability for warranty or other claims or returns with respect to any Product except in the ordinary course of business. Except as set forth in Section 4.35 of the Company Disclosure Schedule, no notice of claim has been served against the Company for renegotiation or price re-determination of any business

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transaction, and to the Company's knowledge, there are no facts upon which any such claim could be based. Section 4.35 of the Company Disclosure Schedule sets forth all written warranties made by the Company in respect of its Products.

        4.36    Equipment.    Except as set forth in Section 4.36 of the Company Disclosure Schedule, all of the material machinery, equipment and tangible personal property and assets owned by the Company and regularly used in the conduct of its business are in good operating condition and repair, reasonable wear and tear excepted, and is adequate for its intended purpose. There is no material asset used or required by the Company in the conduct of its business as presently operated which is not either owned by it or licensed or leased to it.

        4.37    Certain Business Practices.    No director, officer, agent or employee of the Company, has, directly or indirectly, on behalf of the Company (a) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction, (b) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of the Company for any reason, (c) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (d) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of the Company, which the Company, knew or had reason to believe to have been illegal under any federal, state or local laws (or any rules or regulations thereunder) of the United States or any other country having jurisdiction.

        4.38    Disclosure.    The representations, warranties and statements by the Company in this Agreement, the Company Disclosure Schedule, the Voting Agreement, the Option Agreement and the certificates delivered pursuant hereto do not contain any untrue statement of a material fact and, when taken together with each other, do not omit to state a material fact necessary to make such representations, warranties and statements, in the light of the circumstances under which they are made, not misleading.

ARTICLE V—REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO

        Each of Parent and MergerCo represents and warrants to the Company as follows:

        5.1    Existence; Good Standing; Authority.    Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. MergerCo is a corporation duly incorporated and validly existing and under the laws of the State of Washington. Each of Parent and MergerCo is duly licensed or qualified to do business as a foreign corporation and is in corporate good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified and in good standing has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and MergerCo and each Material Parent Subsidiary has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

        5.2    Authorization, Validity and Effect of Agreements.    Each of Parent and MergerCo has the requisite corporate power and authority to enter into the Transactions and to execute and deliver this Agreement, the Option Agreement, the Loan Agreement and the Voting Agreement and enter into and perform its obligations hereunder and consummate the Transactions. The Board of Directors of Parent (the "Parent Board") has approved this Agreement, the Merger, the Loan Agreement and the other Transactions. The Board of Directors of MergerCo and the shareholder of MergerCo have approved this Agreement, the Merger, the Loan Agreement and the other Transactions. The execution

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by Parent and MergerCo of this Agreement and the Loan Agreement, as applicable, and the consummation of the Transactions have been duly authorized by all requisite corporate action on the part of Parent and MergerCo. This Agreement has been duly and validly executed and delivered by each of Parent and MergerCo, and assuming due and valid authorization, execution and delivery thereof by the Company, constitutes a valid and legally binding obligation of Parent and MergerCo, enforceable against Parent and MergerCo in accordance with its terms. The Loan Agreement has been duly and validly executed and delivered by Parent, and assuming due and valid authorization, execution and delivery thereof by the Company, constitutes a valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms.

        5.3    Capitalization.

          (a)  The authorized capital stock of Parent consists of Parent Common Stock, series A convertible preferred stock, par value $0.001 per share (the "Parent Series A Preferred Stock"), and undesignated preferred stock, par value $0.001 per share (the "Parent Undesignated Preferred Stock"). There are 50,000,000 shares of Parent Common Stock authorized, and as of the date of this Agreement, (i) 11,509,112 shares of Parent Common Stock were issued and outstanding and (ii) 4,659,618 shares of Parent Common Stock have been authorized and reserved for issuance, of which 2,996,509 have been reserved for issuance for grant pursuant to Parent's 2001 Stock Option and Incentive Plan (the "Parent Stock Option Plan") subject to adjustment on the terms set forth in the Parent Stock Option Plan, 619,370 shares have been reserved for issuance upon the exercise of outstanding stock options to purchase Parent Common Stock that were not granted under the Parent Stock Option Plan, 481,644 shares have been reserved for issuance pursuant to the Parent's Employee Stock Purchase Plan and 562,095 shares of Parent Common Stock were authorized and reserved for issuance upon the exercise of the Parent Warrants. There are 5,000,000 shares of Parent Preferred Stock authorized, of which 2,666,667 shares have been designated as Parent Series A Preferred Stock and 2,005,407 shares are issued and outstanding as of the date of this Agreement. There are 2,333,333 shares of Parent Undesignated Preferred Stock authorized, of which no shares are issued and outstanding as of the date of this Agreement. There are outstanding options to purchase 1,914,863 shares of Parent Common Stock under the Parent Stock Option Plan and options to purchase 1,081,646 shares of Parent Common Stock available for grant. As of the date of this Agreement, there are outstanding warrants to purchase 562,095 shares of Parent Common Stock (the "Parent Warrants").

          (b)  As of the date of this Agreement, Parent had no shares of Parent Common Stock reserved for issuance other than as described above. The authorized capital stock of MergerCo consists of 1,000 shares of MergerCo Common Stock, of which 1,000 shares were outstanding as of the date of this Agreement and held by Parent. MergerCo is a direct wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby. All issued and outstanding shares of capital stock of each of Parent and MergerCo are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Neither Parent nor MergerCo has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Parent or MergerCo on any matter. Except for the Parent Options and Parent Warrants, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate Parent to issue, transfer or sell any shares of capital stock of Parent. Parent is the owner, directly or indirectly, of all outstanding shares of capital stock of each Parent Subsidiary free and clear of all liens, pledges, security interests, claims and other encumbrances and all such shares are duly authorized, validly issued, fully paid and nonassessable.

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        5.4    No Violation; Consents.

          (a)  Neither the execution and delivery by Parent and MergerCo of this Agreement, nor the performance by Parent and MergerCo of their obligations hereunder in accordance with the terms hereof, nor the consummation by Parent and MergerCo of the Transactions in accordance with the terms hereof, will conflict with or result in a breach of any provisions of the Parent Certificate or the Parent Bylaws. Except as set forth in Section 5.4 of the Parent Disclosure Schedule or as would not have a Parent Material Adverse Effect or prevent or materially delay the Closing or the performance of this Agreement by the Parent and MergerCo, the execution and delivery by the Parent and MergerCo of this Agreement, the performance by Parent and MergerCo of their obligations hereunder and the consummation by Parent and MergerCo of the Transactions in accordance with the terms hereof will not violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Parent under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of (a) any note, bond, mortgage, indenture or deed of trust existing on the date hereof or (b) any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Parent is a party, or by which Parent or any of its properties is bound, existing on the date hereof. Other than the Regulatory Filings, and based upon the accuracy of the Company's representation and warranty contained in Section 4.27 hereof, the execution and delivery of this Agreement by Parent and MergerCo, the performance of this Agreement by Parent and MergerCo and the consummation of the Transactions do not, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, except where the failure to obtain one or more consents, approvals or authorizations of, or declarations, filings or registrations with, any governmental or regulatory authorities, individually or in the aggregate, would not be reasonably expected either to have a Parent Material Adverse Effect or to prevent or delay the Closing or the performance of this Agreement by Parent.

        5.5    SEC Documents.

          (a)  Parent has filed all required forms, reports and documents with the SEC since November 21, 2001 (collectively, the "Parent SEC Reports"), all of which were prepared in all material respects in accordance with the Securities Laws. As of their respective dates, the Parent SEC Reports (a) complied as to form in all material respects with the applicable requirements of the Securities Laws and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in clause (b) of the preceding sentence does not apply to any misstatement or omission in any Parent SEC Report filed prior to the date of this Agreement which was superseded by and corrected in a subsequent Parent SEC Report filed prior to the date of this Agreement. Each of the consolidated balance sheets of Parent included in or incorporated by reference into the Parent SEC Reports (including any related notes and schedules), as superseded by or corrected in a subsequent Parent SEC Report filed prior to the date of this Agreement, fairly presents the consolidated financial position of Parent and the Parent Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Parent included in or incorporated by reference into the Parent SEC Reports (including any related notes and schedules), as superseded by or corrected in a subsequent Parent SEC Report filed prior to the date of this Agreement, fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Parent and the Parent Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods

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  involved except, in the case of unaudited statements, for the related notes and for normal year-end audit adjustments which will not be material in amount or effect.

          (b)  Except as and to the extent set forth on the balance sheet of Parent as of June 30, 2002 included in Parent's Form 10-Q for the quarter then ended or otherwise disclosed in the notes thereto, such Form 10-Q or any Form 8-K filed by Parent from June 30, 2002 to the date of this Agreement, Parent, as of the date of this Agreement, does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2002; (ii) liabilities and obligations incurred in connection with this Agreement and the Transactions or in connection with the Asset Purchase Agreement by and among Parent, Medpointe, Inc. and the other parties named therein dated as of August 7, 2002, the related agreements and the transactions contemplated thereby; and (iii) liabilities and obligations that individually or in the aggregate have not had or would not reasonably be expected to have a Parent Material Adverse Effect.

          (c)  As of the date hereof, no "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K) filed as an exhibit to Parent's Form 10-K has been amended or modified, except for such amendments or modifications which have been filed as an exhibit to a subsequently dated Parent SEC Report or are not required to be filed with the SEC.

        5.6    Reorganization.    As of the date of this Agreement, Parent has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        5.7    Litigation.    Except as set forth in the Parent SEC Reports, there is no claim, litigation, suit, action, proceeding or investigation pending or, to the knowledge of the Parent, threatened against the Parent, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, would (a) have a Parent Material Adverse Effect, (b) materially and adversely affect the Parent's ability to perform its obligations under this Agreement or (c) prevent or delay the consummation of any of the Transactions. Except as set forth in the Parent SEC Reports, there is no claim, litigation, suit, action, proceeding or investigation pending or, to the knowledge of Parent, threatened for which Parent obligated to indemnify a third party.

        5.8    Books and Records.

          (a)  The books of account and other financial records of Parent are true, complete and correct in all material respects, have been and are being maintained in all material respects in accordance with good business practices, GAAP and any other applicable legal and accounting requirements, and are accurately reflected in all material respects in the financial statements included in the Parent SEC Reports.

          (b)  The minute books and other records of Parent have been made available to the Company and, (i) on the date of this Agreement, contained in all material respects accurate records of all meeting held before August 29, 2002; and (ii) on the Closing Date, will contain in all material respects accurate records of all minutes of all meetings held prior to the Closing Date, and, in each case, accurately reflect and will accurately reflect in all material respects all other corporate action of the shareholders and directors and any committees of the Parent Board taken before such respective dates.

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        5.9    Absence of Certain Changes.    Except as disclosed in Parent SEC Reports filed and publicly available prior to the date of this Agreement or as set forth in Section 5.9 of the Parent Disclosure Schedule, there has not been, since June 30, 2002: (a) any declaration, setting aside or payment of any dividend or other distribution with respect to Parent capital stock or securities; (b) any material change in Parent's accounting principles, practices or methods, except as required by GAAP; (c) any event or development that individually or together with any one or more other events or developments has had or would reasonably be expected to have a Parent Material Adverse Effect; or (d) any event or development that would individually or together with any one or more other events or developments reasonably be expected to prevent or materially delay the Closing or the performance of this Agreement by Parent.

ARTICLE VI—COVENANTS

        6.1    No Solicitation.

          (a)  The Company represents and warrants that it has terminated, and caused its affiliates, and its and their respective officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives to terminate, any discussions or negotiations relating to, or that may reasonably be expected to lead to, any Acquisition Proposal and will promptly request the return or destruction of all Confidential Information regarding the Company provided to any third party prior to the date of this Agreement pursuant to the terms of any confidentiality agreements entered into in connection with any such Acquisition Proposal. Except as permitted by this Agreement, the Company shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations, or otherwise communicate in any way with any Person (other than Parent or MergerCo), regarding an Acquisition Proposal, or (iii) enter into any agreement, arrangement or understanding regarding an Acquisition Proposal or requiring it to abandon, terminate or fail to consummate the Transactions. Notwithstanding the foregoing, at any time prior to the date on which this Agreement is approved by the shareholders of the Company at the meeting referred to in Section 6.3, in response to an Acquisition Proposal that the Board of Directors has in good faith concluded (following the receipt of the advice of its outside counsel and its financial advisor) is, or is reasonably likely to result in a Superior Proposal that did not result from a breach of this Section 6.1, the Company may (x) furnish non-public information with respect to the Company and the Company Subsidiaries to the Person who made such Acquisition Proposal pursuant to a confidentiality agreement at least as restrictive as the terms contained in the Confidentiality Agreement and (y) participate in discussions or negotiations with such Person regarding such Acquisition Proposal, if the Company Board determines in good faith (based on the advice of its outside legal counsel) that failing to take such action would constitute a breach of its fiduciary duties under applicable law.

          (b)  The Company Board shall not (i) withhold, withdraw or modify, or propose to withhold, withdraw or modify, in a manner adverse to Parent or MergerCo, its approval or adoption of this Agreement or the Merger or its recommendation thereof to its shareholders, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, or execute or enter into a letter of intent, agreement in principle, definitive agreement or other agreement relating to an Acquisition Proposal (other than a confidentiality agreement described in the last sentence of Section 6.1(a) hereof), or (iv) resolve to do any of the foregoing. Notwithstanding the foregoing, the Company Board may withdraw, or propose to withdraw, in a manner adverse to Parent or MergerCo, its

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  approval or recommendation of this Agreement or the Merger (and in the case of a Superior Proposal that is a tender or exchange offer made directly to its shareholders, may recommend that its shareholders accept the tender or exchange offer) if, in response to a Superior Proposal that has not been withdrawn and that did not otherwise result from a breach of this Section 6.1, the Company Board shall have determined in good faith (based on advice of its outside legal counsel) that failing to take such action would constitute a breach of its fiduciary duties under applicable law; provided, however, that prior to taking any such action, the Company shall have given Parent at least five business days written notice of the Company Board's intention to take such action and the opportunity to meet with the Company, its financial advisors and its legal counsel. Nothing contained in this Section 6.1(b) shall limit the Company's obligation to hold and convene the meeting of the Company's shareholders referred to in Section 6.3 and submit proposals to adopt and approve this Agreement and the Merger to the Company's shareholders for approval at such meeting (including, without limitation, regardless of whether the recommendation or approval of the Company Board of this Agreement or the Merger shall have been withdrawn). In any case in which the Company withdraws its recommendation of this Agreement or the Transactions pursuant to this Section 6.1(b), recognizing that special circumstances, as provided in Section 23B.11.030 of the WBCA, exist in light of the provisions of this Section 6.1(b), the Company shall submit this Agreement and the Transactions to a vote of its shareholders with no recommendation as permitted by Section 23B.11.030(2) of the WBCA.

          (c)  The Company shall promptly (and in any event within 24 hours) advise Parent and MergerCo orally and in writing of any Acquisition Proposal (including any amendments or proposed amendments thereof), or any request or inquiry received by the Company or any of its officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, including, in each case, the identity of the Person making any such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to Parent and MergerCo any written materials (including facsimile transmission and emails) received by the Company or any of its officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives in connection therewith. The Company shall keep Parent and MergerCo fully informed of the status of the discussions related to such Acquisition Proposal, request or inquiry, including, without limitation, by promptly (and in any event within 12 hours) providing Parent with all written materials that it receives in connection with any such Acquisition Proposal, request or inquiry. The Company agrees not to release any Person from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party (other than the Confidentiality Agreement).

          (d)  Nothing contained in this Section 6.1 shall prohibit the Company from at any time taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or making any disclosure required by Rule 14a-9 promulgated under the Exchange Act.

          (e)  As used in this Agreement, the term "Acquisition Proposal" shall mean any proposed or actual (i) merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company representing fifteen percent (15%) or more of the assets of the Company, (iii) issue, sale or other disposition by the Company of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing fifteen percent (15%) or more of the votes associated with the outstanding securities of the Company, (iv) tender offer or exchange offer in which any Person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group"

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  (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding shares of Company Common Stock, (v) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to the Company or (vi) transaction that is substantially similar in form, substance and purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include the Merger and the other Transactions.

        6.2    Conduct of Business.

          (a)    General.    Except as specifically permitted by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of the Agreement in accordance with its terms or to the Effective Time, the Company shall:

            (i)    subject to Section 6.1 and this Section 6.2, report to Parent on a regular basis on material operational matters and any proposals to engage in material transactions;

            (ii)  subject to Section 6.1 and this Section 6.2, promptly notify Parent of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or normal course of the Company's business, any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein; and

            (iii)  promptly deliver to Parent true and correct copies of any report, statement or schedule filed by the Company with the SEC subsequent to the date of this Agreement.

          (b)  Conduct by the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of the Agreement in accordance with its terms, or the Effective Time, except as specifically permitted by this Agreement, unless Parent has consented in writing thereto, the Company shall use its reasonable best efforts to conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted and use its reasonable best efforts to preserve intact its business organizations and goodwill and keep available the services of its executive officers and material employees. Notwithstanding the foregoing, the Company shall not except as expressly contemplated or permitted by this Agreement, or to the extent Parent shall otherwise consent in writing:

              (i)  (A) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any of its capital stock, (B) split, combine or reclassify any of its capital stock or (C) repurchase, redeem or otherwise acquire any of its securities, except for the acquisition of shares of Company Common Stock from holders of Company Options and Company Warrants in full or partial payment of the exercise price payable by such holders upon exercise of Company Options and Company Warrants (if such repurchase, redemption or acquisition is permitted on the date hereof);

            (ii)  authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including without limitation, stock appreciation rights) other than the issuance of Company Common Stock upon the exercise of Company Options or Company Warrants existing on the date hereof in accordance with their present terms;

            (iii)  acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business that are material to the Company (whether by asset acquisition, stock acquisition or otherwise);

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            (iv)  incur any amount of indebtedness for borrowed money other than in connection with purchases of equipment not in violation of subsection (xii) below under lines of credit existing prior to the date of this Agreement, guarantee any indebtedness, issue or sell debt securities or warrants or rights to acquire any debt securities, guarantee (or become liable for) any debt of others, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any assets, create or suffer any Lien thereupon except in connection with the Transactions;

            (v)  pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction (A) in the ordinary course of business consistent with past practice or (B) in connection with the Transactions;

            (vi)  change any of the accounting principles or practices used by it (except as required by GAAP, in which case written notice shall be provided to Parent prior to any such change);

          (vii)  except as required by law, (A) enter into, adopt, amend or terminate any Company benefit plan, (B) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company and one or more of its directors or officers, or (C) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Company benefit plan or arrangement as in effect as of the date hereof;

          (viii)  adopt any amendments to the Company Charter or the Company Bylaws;

            (ix)  adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company;

            (x)  settle or compromise any material litigation (whether or not commenced prior to the date of this Agreement);

            (xi)  waive any rights under or amend the Company Rights Agreement, except as expressly contemplated by Section 4.25 hereof;

          (xii)  authorize, commit to or make any equipment purchases or capital expenditures other than in the ordinary course of business and consistent with past practice and in an amount not in excess of $50,000, in the aggregate;

          (xiii)  with respect to Taxes of or affecting the Company, make, change or revoke any election, change any accounting period, adopt or change any accounting method, file any amended Tax return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, fail to timely file any Tax return, take a position on a Tax return not in keeping with prior practice or take or omit to take any other action, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission is outside the ordinary course of business or could have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Company;

          (xiv)  except as required by law, (i) enter into, adopt, amend or increase in any material respect benefits under any Employee Program, (ii) enter into, adopt, materially amend or renew any agreement, arrangement, plan or policy between the Company and one or more of its directors, officers, employees, agents or consultants, (iii) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the

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    compensation or fringe benefits of any director, officer, employee, agent or consultant or (iv) pay any benefit not required by any Employee Program or arrangement as in effect on the date hereof;

          (xv)  amend any term of any outstanding security of the Company in any material respect;

          (xvi)  modify or amend in any material respect any Material Contract or waive, release or assign any rights or claims under any Material Contract;

        (xvii)  enter into any agreement or other arrangement that is material to the business of the Company;

        (xviii)  license, assign or otherwise transfer to any Person or entity or otherwise extend, amend or modify in any material respect any rights to any Company Intellectual Property Assets or fail to maintain or enforce any Company Intellectual Property Assets;

          (xix)  permit any insurance policy naming the Company as a beneficiary or a loss payable payee to be canceled or terminated without obtaining a replacement insurance policy in a comparable amount and against comparable risks and losses;

          (xx)  terminate the employment of any officer of the Company;

          (xxi)  discourage customers, employees, suppliers, lessors, and other associates of the Company from maintaining the materially same business relationships with the Company after the date of this Agreement as were maintained prior to the date of this Agreement;

        (xxii)  engage in any action that would reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code;

        (xxiii)  take or agree to take any action which would make any of the representations and warranties of the Company contained in this Agreement untrue or incorrect as of the date when made in any material respect if such action had then been taken; or

        (xxiv)  enter into any agreement, contract, commitment or arrangement with respect to, or authorize, recommend, propose or announce an intention to do, any of the foregoing.

        6.3    Meeting of Shareholders.

          (a)  Promptly following execution of this Agreement, the Company will take all action necessary in accordance with applicable law, the Company Charter and the Company Bylaws to convene a meeting of its shareholders as promptly as practicable to consider and vote upon the approval of this Agreement and the Transactions. Subject to Section 6.1, the Company will use its reasonable best efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its shareholders as required by the rules of NASDAQ (or such other national exchange or securities quotation system on which the Company Common Stock may then be listed) or the WBCA to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the meeting of its shareholders to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Company's shareholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the meeting of the Company's shareholders is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the meeting of the Company's shareholders. The Company shall ensure that the meeting of the Company's shareholders is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the meeting of the Company's shareholders are solicited, in compliance with the

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  WBCA, the Company Charter and the Company Bylaws, the rules of NASDAQ (or such other national exchange or securities quotation system on which the Company Common Stock may then be listed) and all other applicable legal requirements. The Company's obligation to call, give notice of, convene and hold the meeting of its shareholders in accordance with this Section 6.3(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal.

          (b)  Subject to Section 6.1: (i) the Board of Directors of Company shall unanimously recommend that Company's shareholders vote in favor of and approve this Agreement and the Merger at the meeting of the Company's shareholders; (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that the Company's shareholders vote in favor of and approve this Agreement and the Merger at the meeting of the Company's shareholders; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of the Company that the Company's shareholders vote in favor of and approve this Agreement and the Merger.

        6.4    Additional Agreements.    Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private third party, including, without limitation, any that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which the Company or Parent, as the case may be, is a party or by which any of its properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Transactions, to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Transactions, and to effect all necessary registrations and other filings, including, but not limited to, filings under the HSR Act, if any, and submissions of information requested by governmental authorities; provided, however, that notwithstanding anything to the contrary in this Agreement, Parent and MergerCo shall not be required to sell, divest or otherwise dispose of any assets, businesses or lines of business material to Parent in order to comply with any provision of this Agreement, and neither Parent nor MergerCo shall be required to agree to or to observe any material restrictions or limitations on its ability to compete in any markets or lines of business or to acquire any assets or entities. Each of Parent and the Company shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any Regulatory Filings by any Governmental Entity or official, and each of Parent and the Company shall supply the other with copies of all correspondence between it and each of their respective Subsidiaries and representatives, on the one hand, and any other appropriate governmental official, on the other hand, with respect to any Regulatory Filings.

        The Company and Parent each shall keep the other apprised of the status of matters relating to the completion of the Transactions and work cooperatively in connection with obtaining any consents from Governmental Entities, including, without limitation: (a) promptly notifying the other of, and if in writing, furnishing the other with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Entity with respect to the Merger or any of the other Transactions; (b) permitting the other party to review and discuss in advance, and considering in good faith the views of one another in connection with, any proposed written (or any material proposed oral) communication with any Governmental Entity; (c) not participating in any meeting with any Governmental Entity unless it consults with the other party in advance and to the

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extent permitted by such Governmental Entity gives the other party the opportunity to attend and participate thereat; (d) furnishing the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any Governmental Entity with respect to this Agreement and the Transactions; and (e) furnishing the other party with such necessary information and assistance as such other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any Governmental Entity. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.4 as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Parent, MergerCo and the Company shall take all such necessary action.

        6.5    Proxy Statement; Registration Statement; Filing Cooperation.

          (a)  The Company and Parent shall prepare and Parent shall file with the SEC, under the Exchange Act and the Securities Act, a registration statement on Form S-4 (such registration statement, together with any amendments or supplements thereto, the "Form S-4") which shall include a proxy statement/prospectus and form of proxy (such proxy statement/prospectus together with any amendments or supplements thereto, the "Proxy Statement") relating to the shareholders meeting of the Company and the vote of the shareholders of the Company with respect to this Agreement and the Transactions. Parent will cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder, and the Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Parent shall also use all reasonable efforts to take any action required to be taken by it under any applicable state securities laws in connection with the offer and sale of Parent Common Stock in the Merger and the assumption of the Assumed Options and Company Warrants. Each of Parent and the Company shall furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Proxy Statement and the Form S-4.

          Parent shall use its reasonable best efforts, and the Company will cooperate with it, to have the Form S-4 declared effective by the SEC as promptly as practicable (including clearing the Proxy Statement with the SEC). Each of Parent and the Company agrees promptly to correct any information provided by it for use in the Proxy Statement and the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Proxy Statement and, in the case of Parent, the Form S-4, and the Company further agrees to take all steps necessary to cause the Proxy Statement and, in the case of Parent, the Form S-4, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Company's shareholders as and to the extent required by applicable federal and state securities laws.

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          Each of Parent and the Company agrees that the information provided by it for inclusion in the Proxy Statement or the Form S-4 and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of shareholders of the Company, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent will advise the Company, and deliver copies (if any) to the Company, promptly after either receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, or notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order or the suspension of the qualification of the securities issuable in connection with the Merger for offering or sale in any jurisdiction.

          (b)  The Company shall use its reasonable best efforts to promptly mail the Proxy Statement to its shareholders.

          (c)  The Company shall cooperate with Parent and its advisors in connection with any filings to be made by Parent, including, without limitation, filings under (a) the Securities Act, including, but not limited to, the filing of registration statements on Form S-3 and Form S-4, with the SEC, (b) the Exchange Act, and (c) applicable state securities laws, and shall furnish all information required in connection therewith. Such cooperation shall include, but not be limited to, obtaining any consent to inclusion of the Company's financial statements and the reports of the Company's independent public accountants with respect thereto in any filing made pursuant to any federal or state securities laws (and any public disclosure related thereto).

        6.6    Financial and Other Statements.    During the term of this Agreement, the Company shall also provide to Parent the following documents and information:

          (a)  As soon as practicable, the Company shall furnish to Parent copies of all such financial statements and reports as it shall send to its shareholders, the SEC or any other regulatory authority, to the extent any such reports furnished to any such regulatory authority are not confidential and except as legally prohibited thereby.

          (b)  Promptly upon receipt thereof, the Company shall furnish to Parent copies of all internal control reports submitted to the Company by its independent accountants in connection with each annual, interim or special audit of the books of the Company made by such accountants.

          (c)  As soon as practicable, the Company shall furnish to Parent (i) monthly profit and loss statements, and (ii) such additional monthly or other financial data as Parent may reasonably request, including, without limitation, accounts receivable (including an aging), an inventory analysis, a listing of accounts payable (including an aging) and a summary of shipments and orders received.

        6.7    Listing Application.    Parent shall promptly prepare and submit to the AMEX all reports, applications and other documents that may be necessary or desirable to enable all of the shares of Parent Common Stock that will be outstanding or will be reserved for issuance at the Effective Time to be listed for trading on the AMEX. Each of Parent and the Company shall furnish all information about itself and its business and operation and all necessary financial information to the other as the other may reasonably request in connection with such AMEX listing process. Each of Parent and the Company agrees promptly to correct any information provided by it for use in the AMEX listing process if and to the extent that such information shall have become false or misleading in any material respect. Each of Parent and the Company will advise and deliver copies (if any) to the other parties, promptly after it receives notice thereof, of any request by the AMEX for amendment of any submitted

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materials or comments thereon and responses thereto or requests by the AMEX for additional information.

        6.8    Affiliates.    Section 6.8 of the Company Disclosure Schedule contains a complete and accurate list of names and addresses of those Persons who may be deemed to be "affiliates" (each such Person, a "Company Affiliate") of the Company within the meaning of Rule 145 promulgated under the Securities Act. The Company shall use its best efforts to provide Parent such information and documents as Parent reasonably requests for purposes of reviewing such list. The Company shall advise the Persons identified on the list of the resale restrictions imposed by applicable securities laws and shall use its reasonable best efforts to deliver or cause to be delivered to Parent, prior to the Closing Date, from each of Company Affiliates, an Affiliate Letter in the form attached as Exhibit A. Parent shall be entitled to place appropriate legends on the certificates evidencing any shares of Parent Common Stock to be received by the Company's Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for such shares of Parent Common Stock, consistent with the terms of such legends.

        6.9    Expenses.    Subject to Section 8.2 hereof and except as otherwise expressly provided herein, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees, costs or expenses, provided, however, that Parent and the Company shall share equally in all fees, costs and expenses (other than attorneys' and accountants' fees, which fees shall be paid by the party incurring such expense), incurred in connection with the preparation, printing, filing and mailing of the Proxy Statement (including any preliminary materials related thereto) and the Form S-4 (including financial statements and exhibits).

        6.10    Officers' and Directors' Indemnification.

          (a)  From and after the Effective Time, Parent will and will cause the Surviving Corporation to, fulfill and honor in all respects all rights to indemnification existing in favor of, and all limitations on the personal liability of, the directors, officers, employees and agents of the Company (collectively, the "Indemnified Parties") provided for in the Company Charter, the Company Bylaws and in any indemnification or other agreements of the Company in effect as of the date hereof with respect to matters occurring prior to the Effective Time, and including the Merger and the other Transactions, shall continue in full force and effect for a period of not less than six (6) years from the Effective Time. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties.

          (b)  Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement (a so called "tail policy") under the Company's existing directors' and officers' liability insurance coverage for the Company and the Company's directors and officers in a form acceptable to the Company and Parent which shall provide the Company and such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by the Company so long as the aggregate cost of the directors' and officers' liability insurance for such six (6) year period is less than $387,000 (the "Maximum Insurance Premium"); provided, however, that the Company agrees to cooperate in good faith with Parent in order to obtain the lowest premium for the above-referenced coverage. In the event that the Maximum Insurance Premium is insufficient for the above-referenced coverage, the Company may spend up to the Maximum

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  Insurance Premium to purchase such lesser coverage that may be obtained for the Maximum Insurance Premium.

          (c)  If Parent or any of its successors or assigns consolidates with or mergers into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, Parent will cause proper provision to be made so that the successors and assigns of Parent will assume the obligations set forth in this Section 6.10.

        6.11    Access to Information; Confidentiality.    From the date hereof until the Effective Time, each of Parent and the Company shall, and shall cause each of their respective Subsidiaries and each of their and their respective Subsidiaries' officers, employees and agents to, afford to the other and to the officers, employees and agents of the other complete access, except to the extent such access is prohibited by the terms of a binding agreement with a third party or would jeopardize attorney-client privilege, at all reasonable times to such officers, employees, agents, properties, books, records and contracts, and shall furnish to the other such financial, operating and other data and information as the other may reasonably request. Each Party shall hold in confidence all such information on the terms and subject to the conditions contained in that certain confidentiality agreement between Parent and the Company dated as of March 26, 2002 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms. At the Effective Time the Confidentiality Agreement will terminate.

        6.12    Publicity.    Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that either such party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or the applicable rules of any stock exchange or quotation system if it has used reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner. In this regard, the parties shall make a joint public announcement of the Transactions promptly after this Agreement is signed.

        6.13    Advice of Changes.    Each party shall promptly advise the other of (a) any change, effect, event, occurrence, non-occurrence, condition or development which could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, and (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

        6.14    Delisting.    Each of the parties hereto agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NASDAQ or from such other national exchange or quotation system on which it may then be listed, provided that such delisting shall not be effective until after the Effective Time.

        6.15    Further Assurances.    At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or MergerCo, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or MergerCo, any other actions and things to vest, perfect or confirm on record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

        6.16    Tax-Free Reorganization.    Parent, MergerCo and the Company will execute and deliver to Perkins Coie LLP and Goodwin Procter LLP certificates in customary form as are reasonably requested by such counsel in connection with the delivery by such counsel of the opinions described in

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Section 7.2(e) and 7.3(f), such certificates and opinions to be delivered in connection with both the Form S-4 and the Closing. Except as otherwise required by law, each of Parent, MergerCo and the Company agrees to file its tax returns in a manner that is consistent with the Merger qualifying as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. None of Parent, MergerCo or the Company will knowingly take or cause to be taken any action that, or knowingly fail to take or cause to be taken any action the failure of which, reasonably would be expected to affect adversely the qualification of the Merger as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. Each of Parent, MergerCo and the Company will use its reasonable best efforts to cause the Merger to qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E).

        6.17    Section 16.    Prior to the Effective Time, the Board of Directors of the Company or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of shares of Company Common Stock or Company Options pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

        6.18    Employee Benefit Matters.    With respect to any employee benefit plans, programs, contracts and other arrangements that are sponsored, maintained or contributed to by Parent or Parent Subsidiaries and in which employees who were also employees of the Company immediately prior to the Closing Date ("Company Employees") become eligible to participate after the Closing Date, Parent shall provide, and shall cause Parent Subsidiaries to provide, each Company Employee with eligibility and vesting credit (not benefit accrual credit) equal to the amount of service credited by the Company and its Affiliates to such Company Employee prior to the Closing Date. With respect to each such Employee Program, Parent shall (i) waive, and shall cause Parent Subsidiaries to waive, all limitations as to preexisting conditions, exclusions and waiting periods applicable to each Company Employee (and his or her covered spouse and dependents) if and to the extent such Company Employee is not subject to, or satisfies, such limitations, exclusions and waiting periods under the analogous Company employee benefit plan, program, contract or arrangement, and (ii) provide, and shall cause Parent Subsidiaries to provide, such Company Employee (and his or her covered spouse and dependants) with credit for any co-payments and deductibles paid by such Company Employee in his or her current coverage period and prior to the Closing Date in satisfying such Employee Program's deductible or out-of-pocket requirements applicable to its current coverage period. The foregoing shall not be construed to constitute or imply any obligation on behalf of Parent or Parent Subsidiaries (including the Company after the Effective Time) to sponsor, maintain or contribute to, or to continue to sponsor, maintain or contribute to, any Employee Program or other employee benefit plan, program, contract or other arrangement, or to continue the employment of any employee who was also an employee of the Company prior to the Closing Date, and if Parent determines, in its sole discretion, that any Employee Program of the Company should be terminated immediately prior to the Effective Time, Company agrees to cause such termination immediately prior to the Effective Time upon reasonable notice, in writing, by Parent.

ARTICLE VII—CONDITIONS TO THE MERGER

        7.1    Conditions to the Obligations of Each Party to Effect the Merger.    The respective obligations of each party to effect the Merger shall be subject to the fulfillment or written waiver, where permissible, at or prior to the Closing Date, of each of the following conditions:

          (a)    Shareholder Approval.    This Agreement and the Transactions shall have been approved by the requisite vote of the shareholders of the Company.

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          (b)    No Injunctions, Orders or Restraints; Illegality.    No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission (an "Injunction") nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect which would (i) make the consummation of the Merger illegal or (ii) otherwise restrict, prevent or prohibit the consummation of, or impose any burdensome conditions on any of the Transactions, including the Merger.

          (c)    Form S-4.    The Form S-4 shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC, and no proceeding for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

          (d)    Listing.    Parent shall have obtained the approval for the listing of the shares of Parent Common Stock issuable in the Merger and upon exercise of the Assumed Options and the Company Warrants on the AMEX, subject to official notice of issuance.

          (e)    Loan Agreement.    Parent or one of its subsidiaries shall have received any necessary consents with respect to the Transactions (including the Merger) then required under any material loan agreement with Parent or any of its subsidiaries.

        7.2    Conditions to Obligations of the Company.    The obligations of the Company to effect the Merger are further subject to the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Parent and MergerCo set forth herein shall be true and correct in all material respects when made and at and as of the Closing Date, as if made at and as of such time (without giving effect to any limitations as to materiality or Parent Material Adverse Effect set forth therein), except that those representations and warranties that are made only as of a particular date shall have been true and correct only on such date.

          (b)    Performance of Obligations of Parent.    Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

          (c)    Officers' Certificate.    The Company shall have received a certificate of the Chief Executive Officer or President of Parent, dated the Closing Date, to the effect that the statements set forth in paragraphs (a) and (b) of this Section 7.2 are true and correct.

          (d)    Consents, Approvals, Etc.    All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required to be made or obtained by Parent and the Parent Subsidiaries and affiliated entities in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except where the failure to have obtained or made such consents, authorizations, orders, approvals, filings or registrations, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect.

          (e)    Tax Opinion.    The Company shall have received a written opinion from its counsel, Perkins Coie LLP, in form and substance reasonably satisfactory to the Company, to the effect that the Merger will constitute a tax free reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn. In connection with such tax opinion, Parent, MergerCo and the Company will provide such representations as have been requested by such counsel, which shall be entitled to rely upon such representations in rendering its opinion.

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        7.3    Conditions to Obligations of Parent.    The obligation of Parent to effect the Merger is further subject to the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of the Company set forth herein shall be true and correct in all material respects when made and at and as of the Closing Date, as if made at and as of such time (without giving effect to any limitations as to materiality or Company Material Adverse Effect set forth therein), except that those representations and warranties that are made only as of a particular date shall have been true and correct only on such date.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

          (c)    Absence of Company Changes.    From the date of this Agreement through the Closing Date, there shall not have occurred any change or changes concerning the Company that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect.

          (d)    Officers' Certificate.    Parent shall have received a certificate of the Chief Executive Officer or President of the Company to the effect that the statements set forth in paragraphs (a), (b) and (c) of this Section 7.3 are true and correct.

          (e)    Consents, Approvals, Etc.    (i) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required to be made or obtained by the Company and affiliated entities in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except where the failure to have obtained or made such consents, authorizations, orders, approvals, filings or registrations, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect and (ii) all consents and new agreements or amendments to agreements set forth in Section 7.3(e) of the Company Disclosure Schedule shall have been obtained in a form satisfactory to Parent.

          (f)    Tax Opinion.    Parent shall have received a written opinion from its counsel, Goodwin Procter LLP, in form and substance reasonably satisfactory to Parent, to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn. In connection with such tax opinion, Parent, MergerCo and the Company will provide such representations as have been requested by counsel, which shall be entitled to rely upon such representations in rendering its opinion.

          (g)    Shareholders Approval.    This Agreement and the Merger shall have been approved and adopted by the requisite votes of the holders of the outstanding capital stock of the Company and the number of Dissenting Shares for which the Company has received notice of the holder's intent to demand fair value under Section 23B.13.210 of the WBCA shall not exceed 2% of the number of shares of outstanding Company Common Stock.

          (h)    Affiliates' Letters.    Parent shall have received an executed copy of an Affiliate Letter from each Affiliate of the Company.

          (i)    Consulting Agreement.    The consulting agreement executed on the date hereof between MergerCo and Thomas Bologna, the Chairman, President and Chief Executive Officer of the Company, pursuant to which he will provide consulting services to the Surviving Corporation after the Effective Time shall not have been terminated unless such termination was by MergerCo without cause.

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ARTICLE VIII—TERMINATION, AMENDMENT AND WAIVER

        8.1    Termination.    This Agreement may be terminated and abandoned at any time prior to the Effective Time, and except as provided below, whether before or after the approval of matters presented in connection with the Merger by the shareholders of Parent and the Company:

          (a)  by the mutual written consent of Parent, MergerCo and the Company;

          (b)  by either of Parent or MergerCo, or the Company:

            (i)    if any Governmental Entity shall have enacted, entered, issued, promulgated or enforced a final and nonappealable Injunction (which Injunction the parties hereto shall have used their reasonable best efforts to lift), which prohibits the consummation of the Merger or the other Transactions on the terms contemplated by this Agreement (provided that the party seeking to rely upon this condition has fully complied with and performed its obligations pursuant to Section 6.4 hereof), or permanently enjoins the acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Merger; or

            (ii)  if, without any material breach by the terminating party of its obligations under this Agreement, the Merger shall not have occurred on or before March 31, 2003; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of the failure of the Effective Time to occur on or before such date;

          (c)  By the Company if:

            (i)    Parent or MergerCo shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to Parent except for any such breach which, individually or together with any one or more such other breaches has not had and is not reasonably likely to have a Parent Material Adverse Effect; or

            (ii)  Parent or one of its subsidiaries has not, on or before November 15, 2002, obtained any necessary consents required, with respect to agreements existing on such date, under Section 7.1(e) and Parent or one of its subsidiaries does not thereafter obtain such consents prior to the time the Company elects to terminate this Agreement under this Section 8.1(c)(ii);

          (d)  by Parent if:

            (i)    the Company shall have breached any of its representations, warranties, covenant or other agreement contained in this Agreement (other than those set forth in Section 6.1 hereof), which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company, except for any such breach which, individually or together with any one or more other such breaches, has not had and is not reasonably likely to have a Company Material Adverse Effect;

            (ii)  the Company shall have breached any representation, warranty, covenant or other agreement contained in the Option Agreement or Section 6.1 of this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company, except for any such breach which, individually or together with any one or more other such breaches, has not prevented or materially delayed, and would not reasonably be expected to prevent or materially delay, the Closing or the performance of this Agreement;

            (iii)  any required approval of the shareholders of the Company that is a condition to the obligations of Parent, MergerCo or the Company under Section 7.1 of this Agreement shall

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    not have been duly obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any postponement or adjournment thereof; or

            (iv)  Parent or one of its subsidiaries has not, on or before November 15, 2002, obtained any necessary consents required, with respect to agreements existing on such date, under Section 7.1(e) and Parent or one of its subsidiaries does not thereafter obtain such consents prior to the time Parent elects to terminate this Agreement under this Section 8.1(d)(iv);

          (e)  by Parent, if (i) the Company Board shall have failed to make, or shall have withdrawn, amended, modified or changed its approval or recommendation of this Agreement or any of the Transactions; (ii) the Company shall have failed to include the favorable recommendation of its Board of Directors of this Agreement and the Transactions in the Proxy Statement; (iii) the Company Board shall have failed to recommend, or shall have withdrawn or modified its favorable recommendation, that they approve this Agreement and the Merger; (iv) the Company or its Board of Directors shall have approved, recommended, executed or entered into an agreement in principle or definitive agreement relating to an Acquisition Proposal; or (v) the Company or its Board of Directors shall have resolved to do any of the foregoing;

          (f)    by Parent, if a tender or exchange offer relating to securities of the Company shall have been commenced by a third party and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 under the Exchange Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer; and

          (g)  by the Company, prior to the Company's shareholders' meeting, concurrently with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 6.1; provided, however, that prior to terminating this Agreement pursuant to this Section 8.1(g) the Company shall have provided Parent with five (5) business days prior written notice of the Company's decision to so terminate. Such notice shall indicate in reasonable detail the terms and conditions of such Superior Proposal, including, without limitation, the amount and form of the proposed consideration and any conditions to which such Superior Proposal is subject. During such five (5) day period, the Company shall, and shall cause its respective financial and legal advisors to, consider and discuss with Parent and its financial and legal advisors any adjustment in the terms and conditions of this Agreement that Parent may propose; provided further that the Company may not effect such termination pursuant to this Section 8.1(g) unless the Company immediately prior to such termination pays to Parent or its designee the Termination Fee due pursuant to Section 8.2 hereof.

        8.2    Effect of Termination.

          (a)  In the event of the termination of this Agreement pursuant to Section 8.1 hereof, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders and all rights and obligations of any party hereto shall cease except that (i) this Section 8.2 and the agreements contained in Sections 6.9 and 9.7 and the second sentence of Section 6.11 shall survive any termination, and (ii) no party shall be released or relieved from liability for any fraud or willful breach of this Agreement except as provided in this Section 8.2.

          (b)  If (i) the Company has willfully or intentionally breached any representation, warranty, covenant or other agreement contained in this Agreement or the Option Agreement and Parent terminates this Agreement pursuant to Section 8.1(d)(i) or (ii), (ii) Parent terminates this Agreement pursuant to Section 8.1(e) or 8.1(f), or (iii) the Company terminates this Agreement pursuant to Section 8.1(g), then the Company shall pay to Parent an amount in cash equal to the sum of $1,800,000 (the "Termination Amount").

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          (c)  If (i) an Acquisition Proposal has been received by the Company or publicly announced by any Person prior to the final adjournment of the Company's shareholders meeting to be called to consider and vote upon the approval of this Agreement and the Transactions; (ii) this Agreement is thereafter terminated pursuant to Section 8.1(d)(iii); and (iii) at any time within one year after such termination of this Agreement, the Company enters into an agreement relating to an Acquisition Proposal with a Person other than Parent, or the Company Board recommends or resolves to recommend to the Company's shareholders approval or acceptance of an Acquisition Proposal with a Person other than Parent or does not recommend to its shareholders that they reject and do not accept any Acquisition Proposal that is in the form of an actual or proposed tender offer or exchange offer within ten (10) business days of the making or announcement of such offer, then prior to the entry into such agreement or the making of such recommendation or resolution of approval or acceptance or at the end of such ten (10) day period, as applicable, the Company shall pay to Parent the Termination Amount.

          (d)  The Company shall not enter into any agreement relating to an Acquisition Proposal with a Person other than Parent or MergerCo at any time prior to or within one year after termination of this Agreement, unless such Person shall, prior to the execution of such agreement, have paid or cause to be paid to Parent, to the extent due, any Termination Amount due under this Section 8.2.

          (e)  The parties acknowledge and agree that the provisions for payment of the Termination Amount are included herein in order to induce Parent to enter into this Agreement and to reimburse and compensate Parent for, among other things, costs and expenses incurred related to entering into this Agreement and seeking to consummate the Transactions. Notwithstanding anything to the contrary set forth in this Agreement, (i) any portion of the Termination Amount paid to and retained by Parent shall be credited against any subsequent obligation to pay the Termination Amount and (ii) in the event Parent files suit to seek all or a portion of the Termination Amount, Parent shall be reimbursed by the Company for any and all expenses which it has incurred in enforcing its rights hereunder, including without limitation, attorneys' fees and expenses.

          (f)    The right to the payment of the Termination Amount set forth in this Section 8.2 shall be the exclusive remedy at law or in equity to which Parent and MergerCo may be entitled upon termination of this Agreement under the conditions set forth in Section 8.1(e) or (f), if Parent's only right to terminate this agreement is pursuant to Section 8.1(e) or (f).

        8.3    Amendment.    This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the shareholders of MergerCo and the Company, but in any event only following authorization by the board of directors of MergerCo and the Company Board; provided, however, that after any such shareholder approval, no amendment shall be made which by law requires further approval by the shareholders without obtaining such approval.

        8.4    Extension; Waiver.    At any time prior to the Closing, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

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ARTICLE IX—GENERAL PROVISIONS

        9.1    Notices.    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by telecopier or sent by prepaid overnight carrier to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

(a)	if to Parent:
Inverness Medical Innovations, Inc. 51 Sawyer Road Suite 200 Waltham, MA 02453-3448 Attn: General Counsel Telecopy No.: (781) 647-3939
with a copy to:
Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 Attn: Stephen W. Carr, P.C. Scott F. Duggan, Esq. Facsimile: (617) 523-1231
(b)	if to the Company:
Ostex International, Inc. 2203 Airport Way South Suite 400 Seattle, WA 98134 Attn: Chief Executive Officer Telecopy No.: (206) 292-8625
with a copy to:
Perkins Coie LLP 1201 Third Avenue, Suite 4800 Seattle, Washington 98101-3099 Attn: Faith M. Wilson, Esq. Facsimile: (206) 583-8500

        9.2    Interpretation.    Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The "knowledge of" "known to" or other derivatives of "know" with respect to the Company or Parent will mean the actual knowledge of the executive officers and directors of the Company or Parent, in each case assuming the exercise of reasonably inquiry.

        9.3    Non-Survival of Representations, Warranties, Covenants and Agreements.    Except for Articles I, II, III and IX, Sections 6.7, 6.8, 6.9, 6.10, 6.14, 6.15 and 6.16 and the second sentence of Section 6.11, none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and thereafter there shall be no liability on the part of Parent, MergerCo or the Company or any of their respective

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officers, directors or shareholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any party hereto, express or implied.

        9.4    Miscellaneous.    This Agreement (a) constitutes, together with the Confidentiality Agreement, the Parent Disclosure Schedule and the Company Disclosure Schedule, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) shall be binding upon and inure to the benefits of the parties hereto and their respective successors and assigns and is not intended to confer upon any other Person (except as set forth in the following sentence) any rights or remedies hereunder and (c) may be executed in two or more counterparts which together shall constitute a single agreement. Section 6.10 of this Agreement is intended to be for the benefit of those persons described therein and the covenants contained therein may be enforced by such persons. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an Injunction or Injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Massachusetts Courts, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.5    Assignment.    Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties.

        9.6    Severability.    If any provision of this Agreement, or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

        9.7    Choice of Law; Consent to Jurisdiction.    All disputes, claims or controversies arising out of this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions shall be governed by and construed in accordance with the laws of the State of Washington without regard to its rules of conflict of laws. Each of Parent, MergerCo and the Company hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the Commonwealth of Massachusetts located in Boston, Massachusetts and of the United States of America located in the Boston, Massachusetts (the "Massachusetts Courts") for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Massachusetts Courts and agrees not to plead or claim in any Massachusetts Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the Commonwealth of Massachusetts, to appoint and maintain an agent in the Commonwealth of Massachusetts as such party's agent for acceptance of legal process and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the Commonwealth of Massachusetts. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in the Commonwealth of Massachusetts, each such party does hereby appoint The Corporation Trust Company, as such agent.

        9.8    Incorporation.    The Parent Disclosure Schedule and the Company Disclosure Schedule and all Exhibits and Schedules attached hereto and thereto and referred to herein and therein respectively are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

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        9.9    Defined Terms.    As used in this Agreement, the following terms shall have the meanings indicated:

        "1994 Plan" has the meaning set forth in Section 2.3(a).

        "Acquiring Person" has the meaning set forth in Section 4.25.

        "Acquisition Proposal" has the meaning set forth in Section 6.1(e).

        "Affiliate" shall have the meaning set forth in Section 4.18(i)(iii).

        "Agreement" has the meaning set forth in the preface.

        "AMEX" means the American Stock Exchange.

        "Articles of Merger" has the meaning set forth in Section 1.3.

        "Assumed Options" has the meaning set forth in Section 2.3(a).

        "CERCLA" has the meaning set forth in Section 4.14(a).

        "Certificate" has the meaning set forth in Section 2.1(d).

        "CLIA" means the Clinical Laboratory Improvement Amendments of 1988 or any successor statutes.

        "Closing" has the meaning set forth in Section 1.2.

        "Closing Date" has the meaning set forth in Section 1.2.

        "Code" has the meaning set forth in the recitals.

        "Commitment" has the meaning set forth in Section 4.9.

        "Company" has the meaning set forth in the preface.

        "Company Affiliate" has the meaning set forth in Section 6.8.

        "Company Board" has the meaning set forth in the recitals.

        "Company Bylaws" means the bylaws of the Company, as amended through the date hereof.

        "Company Charter" means the Articles of Incorporation of the Company, as amended through the date hereof.

        "Company Common Stock" has the meaning set forth in the recitals.

        "Company Disclosure Schedule" means the disclosure letter delivered by the Company to Parent at or prior to the execution of the Agreement.

        "Company Form 10-K" means the annual report on Form 10-K for the year ended December 31, 2001 filed by the Company with the SEC.

        "Company Form 10-Q" means the quarterly report on Form 10-Q for the quarter ended June 30, 2002 filed by the Company with the SEC.

        "Company Intellectual Property Assets" has the meaning set forth in Section 4.13(d)(ii).

        "Company Material Adverse Effect" means an effect on the Company that is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, financial condition, results of operations or current prospects of the Company, except, in each case, for any such effect resulting from or arising out of (i) changes or developments in financial or securities markets in general, (ii) any change in the Company's stock price or trading volume, in and of itself, or (iii) the initiation by

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NASDAQ of delisting procedures relating to, or the actual delisting of, the Company Common Stock from the NASDAQ National Market for failure to satisfy quantitative criteria for continued listing.

        "Company Options" has the meaning set forth in Section 2.3(a).

        "Company Permits" has the meaning set forth in Section 4.15.

        "Company Rights Agreement" has the meaning set forth in Section 4.25.

        "Company SEC Reports" has the meaning set forth in Section 4.7(a).

        "Company Series A Preferred Stock" has the meaning set forth in Section 4.3(a).

        "Company Stock Option Plans" has the meaning set forth in Section 2.3(a).

        "Company Undesignated Preferred Stock" has the meaning set forth in Section 4.3(a).

        "Company Warrants" has the meaning set forth in Section 4.3(a).

        "Confidentiality Agreement" has the meaning set forth in Section 6.11.

        "Contingent Workers" has the meaning set forth in Section 4.19(c).

        "Contract" has the meaning set forth in Section 4.16.

        "Conversion Ratio" means the quotient (rounded by the nearest 1/10,000) determined by dividing 2,300,000 by the Total Shares of Company Common Stock immediately prior to the Effective Time.

        "Copyrights" has the meaning set forth in Section 4.13(l)(i)(C).

        "Customers and Distributors" has the meaning set forth in Section 4.34(a).

        "Directors' Plan" has the meaning set forth in Section 2.3(a).

        "Dissenting Shares" has the meaning set forth in Section 2.2.

        "Effective Time" has the meaning set forth in Section 1.3.

        "Employee Program" has the meaning set forth in Section 4.18(i)(i).

        "Environmental Laws" has the meaning set forth in Section 4.14(b).

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Exchange Agent" has the meaning set forth in Section 3.1(a).

        "Exchange Fund" has the meaning set forth in Section 3.1(a).

        "FDA" means the U.S. Food and Drug Administration.

        "FDC Act" means the Federal Food, Drug and Cosmetic Act and the rules and regulations promulgated thereunder.

        "Form S-4" has the meaning set forth in Section 6.5(a).

        "GAAP" means generally accepted accounting principles in the United States.

        "Governmental Entity" has the meaning set forth in Section 4.15.

        "Hazardous Materials" has the meaning set forth in Section 4.14(b).

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        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "Indemnified Parties" has the meaning set forth in Section 6.10(a).

        "Injunction" means an order by a Governmental Entity commanding or preventing an action.

        "Intellectual Property Assets" has the meaning set forth in Section 4.13(l)(i).

        "Inventory" has the meaning set forth in Section 4.31.

        "IRS" means the Internal Revenue Service.

        "Leases" has the meaning set forth in Section 4.12(b).

        "Leased Real Property" has the meaning set forth in Section 4.12(b).

        "Lien" means any mortgage, pledge, lien, security interest, conditional or installment sale agreement, encumbrance, charge or other claims of third parties of any kind.

        "Loan Agreement" means the Loan Agreement by and between the Company and Parent, dated as of the date hereof, pursuant to which Parent has agreed to make, or arrange for one of its affiliates to make, certain loans to the Company.

        "Marks" has the meaning set forth in Section 4.13(l)(i)(B).

        "Massachusetts Courts" has the meaning set forth in Section 9.7

        "Material Contract" has the meaning set forth in Section 4.16.

        "Material Parent Subsidiary" means a "Significant Subsidiary" as defined in Rule 1-02 of Regulation S-X promulgated by the SEC.

        "Maximum Insurance Premium" has the meaning set forth in Section 6.10(b).

        "Merger" has the meaning set forth in the recitals.

        "MergerCo" has the meaning set forth in the preface.

        "MergerCo Common Stock" has the meaning set forth in Section 2.1(c).

        "Merger Consideration" means the number of shares of Parent Common Stock calculated in accordance with Section 2.1(c) together with the cash in lieu of fractional shares calculated in accordance with Section 3.1(e) to be exchanged for each share of Company Common Stock.

        "Multiemployer Plan" has the meaning set forth in Section 4.18(i)(iv).

        "NASD" means National Association of Securities Dealers.

        "NASDAQ" means National Association of Securities Dealers Automated Quotation System.

        "Nondisclosure Contracts" has the meaning set forth in Section 4.13(l)(iv).

        "Old Plan" has the meaning set forth in Section 2.3(a).

        "Option Agreement" has the meaning set forth in the recitals.

        "Parent" has the meaning set forth in the preface.

        "Parent Board" has the meaning set forth in Section 5.2.

        "Parent Bylaws" means the bylaws of Parent.

        "Parent Certificate" means the Certificate of Incorporation of Parent.

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        "Parent Common Stock" has the meaning set forth in the recitals.

        "Parent Disclosure Schedule" means the disclosure letter delivered by Parent at or prior to the execution of this Agreement.

        "Parent Material Adverse Effect" means an effect on, Parent, MergerCo or any of Parents Subsidiaries that is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, financial condition or results of operations or current prospects of Parent and its Subsidiaries, taken as a whole, except, in each case, for any such effect resulting from or arising out of (i) changes or developments in financial or securities markets in general or (ii) any change in Parent's stock price or trading volume, in and of itself.

        "Parent SEC Report" has the meaning set forth in Section 5.5.

        "Parent Series A Preferred Stock" has the meaning set forth in Section 5.3(a).

        "Parent Stock Option Plan" has the meaning set forth in Section 5.3(a).

        "Parent Subsidiary" means MergerCo or any other direct or indirect Subsidiary of Parent.

        "Parent Undesignated Preferred Stock" has the meaning set forth in Section 5.3(a).

        "Parent Warrants" has the meaning set forth in Section 5.3(a).

        "Patents" has the meaning set forth in Section 4.13(l)(i)(A).

        "Person" means any individual, corporation, association, partnership, limited liability company, trust, joint venture, unincorporated body, Governmental Entity or any other entity.

        "Products" has the meaning set forth in Section 4.13(l)(iii).

        "Proxy Statement" has the meaning set forth in Section 6.5(a).

        "Regulatory Filings" has the meaning set forth in Section 4.6.

        "Rights" has the meaning set forth in Section 4.13(l)(i)(E).

        "Rights Plan" has the meaning set forth in Section 2.5

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Securities Laws" has the meaning set forth in Section 4.7(a).

        "Subsidiary" means any corporation more than fifty percent (50%) of whose outstanding voting securities, or any partnership, joint venture or other entity more than fifty percent (50%) of whose total equity interest, is directly or indirectly owned by another entity.

        "Superior Proposal" means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal, which Acquisition Proposal is likely to be consummated, and that (i) the Company Board determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the shareholders of the Company (in their capacities as shareholders) than the Transactions, (ii) is not conditioned on obtaining financing (and with respect to which Parent has received written evidence of such Person's ability to fully finance its Acquisition Proposal), (iii) is for one hundred percent (100%) of the Company Common Stock and (iv) is, in the opinion of SG Cowen (or any other nationally recognized investment banking firm), more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated hereby.

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        "Suppliers" has the meaning set forth in Section 4.34(a).

        "Surviving Corporation" has the meaning set forth in Section 1.1.

        "Taxes" means all federal, state, local and foreign income, property, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with any interest, penalties or additions to Tax with respect thereto.

        "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

        "Termination Amount" has the meaning set forth in Section 8.2(b).

        "Total Shares of Company Common Stock" means the sum of: (i) the number of issued and outstanding shares of Company Common Stock, (ii) the aggregate number of shares of Company Common Stock subject to all outstanding options to purchase any shares of Company Common Stock from the Company (whether or not then exercisable), and (iii) the aggregate number of shares of Company Common Stock subject to all outstanding warrants, convertible securities or other rights to purchase or acquire any shares of Company Common Stock from the Company (whether or not then exercisable or convertible).

        "Trade Secrets" has the meaning set forth in Section 4.13(l)(i)(D).

        "Transactions" has the meaning set forth in the recitals.

        "Voting Agreement" has the meaning set forth in the recitals.

        "Voting Agreement Shareholders" has the meaning set forth in the recitals.

        "WBCA" has the meaning set forth in the recitals.

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        IN WITNESS WHEREOF, Parent, MergerCo and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INVERNESS MEDICAL INNOVATIONS, INC.
By:	/s/ RON ZWANZIGER Name: Ron Zwanziger Title: Chief Executive Officer and President
GERAS ACQUISITION CORP.
By:	/s/ ANTHONY J. BERNARDO Name: Anthony J. Bernardo Title: President
OSTEX INTERNATIONAL, INC.
By:	/s/ THOMAS A. BOLOGNA Name: Thomas A. Bologna Title: Chief Executive Officer and President

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VOTING AGREEMENT

        This Voting Agreement (the "Agreement") is made and entered into as of September 6, 2002, by and between Inverness Medical Innovations, Inc., a Delaware corporation ("Parent"), Ostex International, Inc., a Washington corporation (the "Company") and the undersigned shareholders (each a "Shareholder" and collectively, the "Shareholders") of the Company. Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

        WHEREAS, Parent, the Company and Geras Acquisition Corp., a Washington corporation and a wholly owned subsidiary of Parent ("MergerCo"), are simultaneous with the execution hereof, entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for the merger (the "Merger") of the Company with and into MergerCo. Pursuant to the Merger, shares of common stock of the Company will be converted into common stock of Parent on the basis described in the Merger Agreement;

        WHEREAS, as of the date hereof, each Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding common stock, par value $.01 per share, of the Company (the "Common Stock"), as set forth opposite such Shareholder's name on Schedule I attached hereto, exclusive of any shares which are not outstanding on the applicable date, the "Existing Shares," and together with any other shares of which such Shareholder is already the beneficial owner or acquires beneficial ownership in any capacity after the date hereof and prior to the termination of this Agreement, whether upon the exercise of Company Options or Company Warrants (each as defined in the Merger Agreement) or by means of purchase, dividend, distribution or otherwise (the "Shares");

        WHEREAS, each Shareholder is a director, officer and/or five percent stockholder of the Company;

        WHEREAS, as an inducement to Parent to enter into the Merger Agreement, the Shareholders desire to and hereby enter into this Agreement;

        WHEREAS, the Shareholders intend this Agreement to be a voting agreement created under Section 23B.07.310 of the Washington Business Corporation Act;

        WHEREAS, Parent desires each Shareholder to agree, and each Shareholder agrees, until the Expiration Date (as defined below), not to transfer or otherwise dispose of any of such Shareholder's Shares; and

        WHEREAS, Parent desires to vote, or direct the voting of, the Shares, and each Shareholder agrees to vote the Shares or cause the Shares to be voted, in a manner so as to facilitate consummation of the Merger, as provided herein.

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

        1.    Agreement to Retain Shares.    Other than as provided herein, until after the Expiration Date (as defined below), each Shareholder hereby agrees that he, she or it shall not hereafter (a) sell, tender, gift, transfer, pledge, encumber, assign or otherwise dispose of any of the Shares or consent to any such action with respect to any of the Shares, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy, power of attorney or authorization with respect thereto, (c) enter into any contract, option or other agreement, arrangement, understanding or undertaking with respect to the direct or indirect sale, transfer, gift, pledge,

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encumbrance, assignment or other disposition of any Shares, (d) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares or (e) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing such Shareholder's obligations under this Agreement. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) the Effective Time (as defined in the Merger Agreement) or (ii) the termination of the Merger Agreement in accordance with the terms thereof. Furthermore, each Shareholder agrees that such Shareholder will require any and all transferees of such Shareholder's Shares to agree to be bound by the terms and conditions of this Agreement as a condition to any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of such Shares.

        2.    Irrevocable Proxy.    Each Shareholder, by this Agreement, with respect to such Shareholder's Shares (as defined herein), does hereby constitute and appoint Parent, or any designee of Parent, with full power of substitution, as such Shareholder's true and lawful attorney and irrevocable proxy, for and in such Shareholder's name, place and stead, until after the Expiration Date, to vote each of such Shares as such Shareholder's proxy, at every meeting of the shareholders of the Company or any adjournment or postponement thereof or in connection with any written consent of the Company's shareholders, (a) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (b) against (i) any Acquisition Proposal (as that term is defined in the Merger Agreement) and any proposal for any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions of the Company's obligations under the Merger Agreement not being fulfilled and (ii) any change in the directors of the Company, any change in the present capitalization of the Company or any amendment to the Company's Articles of Incorporation or Bylaws, any other material change in the Company's corporate structure or business, or any other action which in the case of each of the matters referred to in this clause (ii) could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated, and (c) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of shareholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing or, at the request of Parent, to permit Parent or its designee(s) to vote such Shares directly. Each Shareholder further agrees to cause such Shareholder's Shares owned by such Shareholder beneficially to be voted in accordance with the foregoing. Each Shareholder intends this proxy to be irrevocable and coupled with an interest until the Expiration Date and hereby revokes any proxy previously granted by such Shareholder with respect to such Shareholder's Shares.

        3.    Agreement to Vote Shares.    Each Shareholder hereby further agrees, with respect to any Share not voted pursuant to Section 2, at every meeting of the shareholders of the Company called with respect to any of the following matters and held on or prior to the Expiration Date, and at every adjournment or postponement thereof, and in connection with every action or approval by written consent of the shareholders of the Company with respect to any of the following matters, that such Shareholder shall vote or cause to be voted or execute a written consent with respect to the Shares as to which such Shareholder holds beneficially or of record, except as specifically requested in writing by Parent in advance, (a) in favor of approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (b) against (i) any Acquisition Proposal (as that term is defined in the Merger Agreement) and any proposal for any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions of the Company's obligations under the Merger Agreement not being fulfilled and (ii) any change in the directors of the Company, any change in the present capitalization of the Company or any amendment

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to the Company's Articles of Incorporation or Bylaws, any other material change in the Company's corporate structure or business, or any action which would reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect consummation of the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated and (c) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement that is considered at any such meeting of shareholders or in such consent, and in connection therewith to execute any documents that are necessary or appropriate in order to effectuate the foregoing or, at the request of Parent, to permit Parent or its designee(s) to vote such Shares directly.

        4.    Legend.    Each Shareholder agrees to stamp, print or type on the face of such Shareholder's certificates of the capital stock of the Company evidencing such Shareholder's Shares (or at the request of Parent, to obtain certificates registered solely in such Shareholder's name evidencing such Shareholder's Shares and deliver such certificates to the transfer agent to have stamped, printed or typed on the face of such certificates), the following legend:

    THE VOTING, SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER ENCUMBRANCE OR DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING AGREEMENT DATED AS OF THE 6th DAY OF SEPTEMBER, 2002 BY AND AMONG INVERNESS MEDICAL INNOVATIONS, INC. AND CERTAIN BENEFICIAL AND RECORD OWNERS OF OSTEX INTERNATIONAL, INC., AND SUCH SHARES MAY NOT BE VOTED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ENCUMBERED OR DISPOSED OF, EXCEPT IN ACCORDANCE THEREWITH. COPIES OF THE VOTING AGREEMENT REFERRED TO HEREIN ARE ON FILE AT THE OFFICES OF OSTEX INTERNATIONAL, INC.

        In the event that any of the Shares are held in "street name" for one or more Shareholders, each such Shareholder and the Company agree that each such Shareholder and the Company shall use commercially reasonable efforts to ensure that stop transfer instructions are provided to the appropriate securities brokers or dealers or other entities which hold such Shares for the benefit of such Shareholder.

        5.    Representations, Warranties and Covenants of Shareholder.    Each Shareholder, severally and not jointly, hereby represents, warrants and covenants to Parent as follows:

          5.1    Due Authority.    Such Shareholder has full legal right, power (corporate or otherwise), capacity and authority to execute and deliver this Agreement and to perform his, her or its obligations hereunder. This Agreement has been duly executed and delivered by or on behalf of such Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

          5.2    No Conflict; Consents.

            (a)  The execution and delivery of this Agreement by such Shareholder do not, and the performance by such Shareholder of the obligations under this Agreement and the compliance by such Shareholder with any provisions hereof do not and will not, (i) conflict with or violate any law, statute, rule, regulation, order, writ, judgment or decree applicable to such Shareholder or the Shares, (ii) conflict with or violate such Shareholder's charter, bylaws, partnership agreement or other organizational documents, if applicable, (iii) conflict with or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or actual or potential loss of any benefit under, any provision of any agreement, instrument or obligation to which such Shareholder or such Shareholder's spouse is a party or by which any of such Shareholder's properties or such

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    Shareholder's spouse's properties are bound, or give to others any rights of termination, amendment, acceleration or cancellation of, (iv) result in the creation or imposition of a lien, encumbrance, or mortgage on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Shareholder is a party or by which such Shareholder or the Shares are bound, or (v) require the consent, authorization, permit, notification or approval of or filing with any third party, including but not limited to governmental or regulatory authorities. No other person or entity has or will have any right directly or indirectly to vote or control or affect the voting of such Shareholder's Shares.

            (b)  The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not, require any consent, approval, authorization, permit, or filing, with or notification to, any governmental or regulatory authority by such Shareholder except for filings, if any, required under the HSR Act or applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to prevent or delay the performance by such Shareholder of his, her or its obligations under this Agreement in any material respect.

          5.3    Ownership of Shares.

            (a)  Such Shareholder (i) is the beneficial owner of the Shares set forth on Schedule I, which at the date hereof are, and at all times up until and through the Expiration Date will be, free and clear of any liens, claims, security interests, options, charges, proxies or voting restrictions or any other encumbrances whatsoever, (ii) does not beneficially own any shares of capital stock of the Company other than such Shares, (iii) is the record owner of the Shares set forth on Schedule II, all of which Shares are also included on Schedule I, and (iv) has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 1, 2 and 3 hereof, sole power of disposition, sole power of conversion and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such rights, subject to the terms of this Agreement. Schedule I also correctly sets forth the nature of each Shareholder's beneficial ownership and voting power with respect thereto.

            (b)  There are no proxies, voting trusts or other agreements or understandings to or by which such Shareholder or such Shareholder's spouse is a party or bound or that expressly requires that any of the Shares be voted in any specific manner other than as provided in this Agreement or that provides for any right on the part of any person other than such Shareholder to vote such Shares.

          5.4    No Solicitations.    Such Shareholder shall not, nor, to the extent applicable to such Shareholder, permit any of its affiliates to, nor shall it authorize any partner, officer, director, advisor or representative of, such Shareholder or any of its affiliates to, prior to or on the Effective Date (a) solicit, initiate or knowingly encourage (including by way of furnishing information or assistance) the submission of any inquiries, proposals or offers from any person relating to an Acquisition Proposal (as defined in the Merger Agreement), (b) enter into or participate in any discussions or negotiations regarding, or furnish to any person or entity any non-public information with respect to any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal, (c) take any other action to knowingly facilitate or cooperate with any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (d) enter into any agreement with respect to an Acquisition Proposal, (e) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal or

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  otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (f) initiate a shareholders' vote or action by consent of the Company's shareholders with respect to an Acquisition Proposal, or (g) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of an Acquisition Proposal; provided, however, that this section shall not apply to any person in his or her capacity as a director of the Company.

          5.5    Indemnification.    Each Shareholder severally, but not jointly, hereby agrees to indemnify, hold harmless and defend the Company, Parent and each of the Company's and Parent's officers, directors, employees, agents, successors and permitted assigns against any and all losses, claims, liabilities, obligations, damages, actions suits, proceedings, demands, fines, penalties, costs and expenses, sustained, suffered or incurred by or made against any such parties arising, directly or indirectly, out of the breach or inaccuracy of any of the representations, covenants and warranties of such Shareholder set forth in this Agreement or out of such Shareholder's breach of or failure to perform under this Agreement.

        6.    Waiver of Appraisal and Dissenter's Rights.    Each Shareholder hereby waives and agrees not to assert, demand or exercise any rights of appraisal or dissenters in connection with the Merger or any of the transactions contemplated by the Merger Agreement.

        7.    Further Assurances.    From time to time, at the Parent's request and without further consideration, each Shareholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement including without limitation, any number of proxies and other documents permitting Parent or its designee(s) to vote such Shareholder's Shares or to direct the record owners thereof to vote such Shares in accordance with this Agreement. Each Shareholder agrees that such Shareholder will not enter into any agreement or understanding with any person or entity or take any action which will permit any person or entity to vote or give instructions to vote such Shareholder's Shares in any manner inconsistent with the terms of this Agreement.

        8.    Consent and Waiver.    Each Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which such Shareholder is a party or pursuant to any rights such Shareholder may have. Any failure or delay by Parent in enforcing any provision of this Agreement shall not operate as a waiver thereof. The waiver by Parent of a breach of any provision of this Agreement by the Shareholders shall not operate or be construed as a waiver of any subsequent breach or violation thereof. All waivers shall be in writing and signed by the parties to be bound.

        9.    Stop Transfer.    Each Shareholder agrees with, and covenants to, Parent that such Shareholder may not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Shareholder's Shares, unless such transfer is made in compliance with this Agreement. The Company agrees to notify its transfer agent of the provisions set forth in this Agreement and each Shareholder agrees to provide to the Company and Parent such documentation and to do such other things as may be required to give effect to such provisions with respect to the Shares.

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        10.    Miscellaneous.

          10.1    Severability.    If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          10.2    Binding Effect and Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either party without the prior written consent of the other.

          10.3    Amendments and Modifications.    This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          10.4    Specific Performance; Injunctive Relief.    Each Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Shareholder's execution and delivery of this Agreement. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached and that Parent will have no adequate remedy at law with respect thereto. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in the Massachusetts Courts (as defined herein), in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

        10.5    Notices.    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by cable, telegram, telecopier or telex or sent by prepaid overnight carrier to the parties at the following addresses:

(a)	if to Parent:
Inverness Medical Innovations, Inc. 51 Sawyer Road Suite 200 Waltham, MA 02453-3448 Attn: General Counsel Telecopy No.: (781) 647-3939

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with a copy to:
Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 Attn: Stephen W. Carr, P.C. Scott F. Duggan, Esq. Telecopy No.: (617) 523-1231
(b)	If to the Company:
Ostex International, Inc. 2203 Airport Way South Suite 400 Seattle, WA 98134 Attn: Chief Executive Officer Telecopy No.: (206) 292-8625
with a copy to:
Perkins Coie LLP 1201 Third Avenue, Suite 4800 Seattle, WA 98119 Attn: Faith M. Wilson, Esq. Telecopy No.: (206) 583-8500
(c)	If to Shareholder:
To the address for notice set forth on the last page hereof

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission, on the first business day after it was sent by overnight carrier, postage prepaid with return receipt requested or on the third business day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

          10.6    Governing Law; Jurisdiction and Venue.    This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Washington without regard to its rules of conflict of laws. The parties hereto hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts located in Boston, Massachusetts and of the United States of America located in Boston, Massachusetts (collectively the "Massachusetts Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the Massachusetts Courts and agree not to plead or claim in any Massachusetts Court that such litigation brought therein has been brought in an inconvenient forum.

          10.7    No Finder's Fees.    No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of each Shareholder.

          10.8    Entire Agreement.    This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

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          10.9    Counterparts.    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

          10.10    Effect of Headings.    The section headings herein are for convenience of reference only and shall not limit or affect the meaning hereof.

[Signature Page Follows]

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first above written.

INVERNESS MEDICAL INNOVATIONS, INC.
By:	/s/ RON ZWANZIGER Name: Ron Zwanziger Title: Chief Executive Officer and President
OSTEX INTERNATIONAL, INC.
By:	/s/ THOMAS A. BOLOGNA Name: Thomas A. Bologna Title: Chief Executive Officer and President
SHAREHOLDER:
/s/ THOMAS A. BOLOGNA Shareholder's Address for Notice: 1221 First Ave., Apt. 1811 Seattle, WA 98101
SHAREHOLDER:
/s/ THOMAS A. BOLOGNA, TRUSTEE FOR JACLYN MARIE BOLOGNA TRUST Shareholder's Address for Notice: 1221 First Ave., Apt. 1811 Seattle, WA 98101
SHAREHOLDER:
/s/ THOMAS J. CABLE Shareholder's Address for Notice: 310 Vista Way Friday Harbor, WA 98250

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SHAREHOLDER:
/s/ ELISABETH L. EVANS, M.D.
Shareholder's Address for Notice: 4437 193rd Ave. SE Issaquah, WA 98027
SHAREHOLDER:
/s/ DAVID R. EYRE
Shareholder's Address for Notice: 2000 Alaskan Way #555 Seattle, WA 98121
SHAREHOLDER:
Uropa Investments, L.P.
/s/ DAVID R. EYRE
Shareholder's Address for Notice:
SHAREHOLDER:
/s/ FREDRIC J. FELDMAN
Shareholder's Address for Notice: 38 Montgomery Newport Beach, CA 92660

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SHAREHOLDER:
/s/ JOHN H. TRIMMER Shareholder's Address for Notice: John H. Trimmer 2985 Churchill Dr. Hillsborough, CA 94010
SHAREHOLDER: CH Partners IV Limited Partnership
/s/ THOMAS J. CABLE
Shareholder's Address for Notice: 1615 72nd Ave. SE Mercer, Island, WA 98040

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SCHEDULE I

Name of Shareholder	Amount and Nature of Beneficial Ownership(1)
Thomas A. Bologna	1,217,167	(2)
Jaclyn Marie Bologna Trust	6,000
Thomas J. Cable	111,500	(3)
Elisabeth L. Evans, M.D.	58,083	(4)
David R. Eyre, Ph.D.	947,500	(5)
Uropa Investments	560,000
Fredric J. Feldman, Ph.D.	57,000	(4)
John H. Trimmer	55,000	(6)
CH Partners IV Limited Partnership	977,070
TOTAL	3,989,320	(7)

(1)
Unless otherwise indicated in the footnotes to this table, each of the shareholders named in this table has sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned.

(2)
Includes 1,196,167 shares subject to stock options that are exercisable within 60 days of September 6, 2002.

(3)
Includes 90,000 shares subject to stock options that are exercisable within 60 days of September 6, 2002.

(4)
Includes 55,000 shares subject to stock options that are exercisable within 60 days of September 6, 2002.

(5)
Includes 65,000 shares subject to stock options that are exercisable within 60 days of September 6, 2002.

(6)
Represents shares subject to stock options that are exercisable within 60 days of September 6, 2002.

(7)
Includes 1,516,167 shares subject to stock options that are exercisable within 60 days of September 6, 2002.

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SCHEDULE II

Name of Shareholder	Number of Shares Held of Record
Thomas A. Bologna	21,000
Jaclyn Marie Bologna Trust	6,000
Thomas J. Cable	21,500
Elisabeth L. Evans, M.D.	3,083
David R. Eyre, Ph.D.	882,500
Uropa Investments	560,000
Fredric J. Feldman, Ph.D.	2,000
John H. Trimmer	0
CH Partners IV Limited Partnership	977,070
TOTAL	2,473,153

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ANNEX C

STOCK OPTION AGREEMENT

        STOCK OPTION AGREEMENT, dated as of September 6, 2002 (this "Agreement"), is made by and between Ostex International, Inc., a Washington corporation (the "Company"), and Inverness Medical Innovations, Inc., a Delaware corporation ("Parent").

        WHEREAS, Parent, Geras Acquisition Corp., a Washington corporation and wholly owned subsidiary of Parent ("MergerCo"), and the Company are simultaneously with the execution of this Agreement entering into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), providing for, among other things, the merger of MergerCo with and into the Company (the "Merger"), with the Company as the surviving corporation in the Merger and becoming a wholly owned subsidiary of Parent; and

        WHEREAS, as a condition and inducement to Parent's willingness to enter into the Merger Agreement, the Company is willing to grant to Parent the Option (as defined below).

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the Company and Parent agree as follows:

  1.
  GRANT OF OPTION.

          (a)  The Company hereby grants to Parent an irrevocable option (the "Option") to purchase, on the terms and subject to the conditions hereof, for $2.39 per share (the "Purchase Price") in cash up to 2,503,661 fully paid and non-assessable shares of common stock (the "Option Shares"), par value $0.01 per share, of the Company (the "Company Common Stock"). The Exercise Price and number of the Option Shares shall be subject to adjustment as provided in Sections 1(b) and 6(a) below.

          (b)  In the event that any (i) additional shares of Company Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) shares of Company Common Stock are redeemed, repurchased, retired or otherwise cease to be outstanding after the date of the Agreement, the number Option Shares shall be increased or decreased, as appropriate, so that after such issuance or redemption, such number (which shall be rounded to the nearest whole number) equals 19.9% of the number of shares of Company Common Stock then issued and outstanding (without giving effect to the shares subject to or issued pursuant to the Option). Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Parent or the Company to breach any provision of the Merger Agreement.

  2.
  EXERCISE OF OPTION.

          (a)  Subject to the provisions of Section 2(b), Parent may exercise the Option, with respect to any or all of the Option Shares, at any time or times after the occurrence of: (i) any event as a result of which Parent is entitled to receive the Termination Amount pursuant to Section 8.2(b) or 8.2(c) of the Merger Agreement; or (ii) the termination of the Merger Agreement pursuant to Section 8.1(d)(iii) thereof if, at any time within one year after such termination, the Company enters into an agreement relating to an Acquisition Proposal with a person other than Parent, or the Board of Directors of the Company recommends or resolves to recommend to the Company's shareholders approval or acceptance of an Acquisition Proposal with a person other than Parent or does not recommend to its shareholders that they reject and do not accept any Acquisition Proposal that is in the form of an actual or proposed tender offer or exchange offer within ten

  (10) business days of the making or announcement of such offer (the event described in clause (ii) above is referred to herein as a "Non-Cash Exercise Event" and each event described in clauses (i) and (ii) above is referred to herein as, an "Exercise Event"); PROVIDED, HOWEVER, that (i) except as provided in the last sentence of this Section 2(a), the Option will terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time of the Merger, (B) ninety (90) days after the date full payment is made of the Termination Amount by the Company to Parent pursuant to Section 8.2(b) or 8.2(c) of the Merger Agreement, (C) twelve (12) months after the first occurrence of an Exercise Event; or (D) on the date of termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Exercise Event and in circumstances in which an Exercise Event could not still occur; and (ii) any purchase of Option Shares upon exercise of the Option will be subject to compliance, if applicable, with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (collectively, the "HSR Act"), and the obtaining or making of any consents, approvals, orders, notifications, filings or authorizations, the failure of which to have obtained or made would have the effect of making the issuance of Option Shares to Parent violate any law or regulation to which the Company is subject (the "Regulatory Approvals"). Notwithstanding the termination of the Option, Parent will be entitled to purchase the Option Shares if it has exercised the Option in accordance with the terms hereof prior to the termination of the Option and the termination of the Option will not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such termination.

          (b)  In the event that Parent is entitled to and wishes to exercise the Option, Parent shall send to the Company a written notice (an "Exercise Notice"; the date of which being herein referred to as the "Notice Date") to that effect, which Exercise Notice shall specify the number of Option Shares Parent wishes to purchase pursuant to this Section 2(b), the denominations of the certificate or certificates evidencing the Option Shares which Parent wishes to purchase pursuant to this Section 2(b) and a date (an "Option Closing Date"), which, subject to the following sentence, shall not be earlier than three (3) business days nor later than ten (10) business days from the Notice Date for the closing of such purchase (an "Option Closing"). Any Option Closing shall be at an agreed time at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts on the applicable Option Closing Date or at such later date as may be necessary so as to comply with or obtain the Regulatory Approvals.

  In the event (i) Parent receives notice that a Regulatory Approval required for the purchase of any Option Shares will not be issued or granted or (ii) such Regulatory Approval has not been issued or granted within six (6) months of the date of the Exercise Notice, Parent shall have the right to cash out the Option pursuant to Section 2(c) with respect to the Option Shares for which such Regulatory Approval will not be issued or granted or has not been issued or granted.

          (c)  So long as the Option is exercisable pursuant to the terms of Section 2(a) hereof and an Exercise Event, other than a Non-Cash Exercise Event, has occurred, Parent may elect, in lieu of exercising the Option as provided in Section 2(b), to send a written notice to the Company (the "Cash Exercise Notice") specifying a date (the "Cash Closing Date") not later than twenty (20) business days and not earlier than ten (10) business days following the date such notice is given and on such Cash Closing Date the Company shall pay to Parent in exchange for the cancellation of the relevant portion of the Option an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Option Shares subject to the Option as Parent shall specify (a "Cash Closing"). As used herein "Spread" shall mean the excess, if any, over the Purchase Price of the higher of (i) if applicable, the highest price per share of Company Common Stock paid or proposed to be paid by any Person pursuant to any proposal, offer or agreement resulting in an Exercise Event (the "Alternative Exercise Price") or (ii) the average of the closing price of the shares of Common Stock on the Nasdaq National Market (the

  "NASDAQ") (or on such other national securities exchange or securities quotation system on which the Common Stock may at such time be listed) at the end of the regular session for the ten (10) consecutive trading days ending on and including the third trading day immediately preceding the date of the Cash Exercise Notice (the "Average Market Price"). If the Alternative Exercise Price includes any property other than cash, the Alternative Exercise Price shall be the sum of (A) the fixed cash amount, if any, included in the Alternative Exercise Price plus (B) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the ten (10) trading days ending on and including the third day prior to the date of the Cash Exercise Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Alternative Exercise Price shall be deemed to equal the Average Market Price. Upon exercise of its right pursuant to this Section 2(c) and the receipt by Parent of the applicable cash amount with respect to the Option Shares or the applicable portion thereof, the obligations of the Company to deliver Option Shares pursuant to Section 3(b) shall be terminated with respect to the number of Option Shares for which Parent shall have elected to be paid the Spread. The Spread shall be appropriately adjusted, if applicable, to give effect to Section 6(a).

          (d)  Notwithstanding anything to the contrary contained herein, any exercise of the Option and purchase of Option Shares shall be subject to compliance with applicable laws and regulations, if any, which prohibit the purchase of all the Option Shares specified in the Exercise Notice without first obtaining or making certain Regulatory Approvals. In such event, if the Option is otherwise exercisable and Parent wishes to exercise the Option, the Option may be exercised in accordance with this Agreement and Parent shall acquire the maximum number of Option Shares specified in the Exercise Notice that Parent is then permitted to acquire under the applicable laws and regulations, and if Parent thereafter obtains the Regulatory Approvals to acquire the remaining balance of the Option Shares specified in the Exercise Notice, then Parent shall be entitled to acquire such remaining balance. The Company agrees to use its reasonable efforts to assist Parent in seeking the Regulatory Approvals.

  3.
  PAYMENT AND DELIVERY OF CERTIFICATES.

          (a)  At any Option Closing, Parent will pay to the Company in immediately available funds by wire transfer to a bank account designated in writing by the Company an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased at such Option Closing.

          (b)  At any Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), the Company will deliver to Parent a certificate or certificates in the name of Parent or its designee representing the Option Shares to be purchased at such Option Closing, which Option Shares will be duly authorized, validly issued, fully paid, non-assessable and free and clear of all Liens (as defined in the Merger Agreement). If, at the time of issuance of Option Shares pursuant to an exercise of the Option hereunder, the Company shall have issued any securities similar to rights under a shareholder rights plan (e.g., a so-called "poison pill plan"), then each Option Share issued pursuant to such exercise will also represent such a corresponding right with terms substantially the same as and at least as favorable to Parent as are provided under any such shareholder rights plan then in effect. At any Cash Closing, the Company will pay to Parent in immediately available funds, by wire transfer to a bank account designated in writing by Parent, an amount equal to the Spread multiplied by the number of Options Shares to be cashed out at such Cash Closing.

          (c)  Certificates representing the Option Shares delivered at an Option Closing will have typed or printed thereon a restrictive legend which will read substantially as follows:

            "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

  It is understood and agreed that the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Parent has delivered to the Company a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel in form and substance reasonably satisfactory to the Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act. In addition, such certificates shall bear any other legend as may be required by applicable law.

        4.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.    The Company hereby represents and warrants to Parent as follows:

          (a)    Due Authorization.    The Company is a corporation duly incorporated and validly existing under the laws of the State of Washington. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and require no action by, or in respect of, or filing with, any governmental body, agency or official, except for any filings, the failure of which to make would not materially impair the ability of the Company to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Company and constitutes a binding agreement of the Company enforceable against the Company in accordance with its terms.

          (b)    Authorized Stock.    The Company has taken all necessary corporate action to authorize, reserve and issue, and, at all times from the date hereof until such times as the obligation to deliver the Company Common Stock upon the exercise of the Option terminates, will have reserved for issuance, without additional authorization by the Company or its shareholders of any additional shares of the Company Common Stock, the number of shares of the Company Common Stock to be issued to Parent if it exercised the Option in full. The Company will take all necessary corporate action to authorize and reserve for issuance all additional shares of the Company Common Stock or other securities which may be issued pursuant to Section 6 upon exercise of the Option. The shares of the Company Common Stock to be issued upon due exercise of the Option, including all additional shares of the Company Common Stock or other securities which may be issuable pursuant to Section 6, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all Liens, including any preemptive or similar rights of any shareholder of the Company. The Company has taken all necessary actions to render any and all antitakeover measures, including statutory measures and measures in the Company's Articles of Incorporation or Bylaws, inapplicable to the Option and the issuance or acquisition of the Option Shares.

          (c)    No Conflict.    The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with the Company's Articles of Incorporation or Bylaws, or any statute, regulation, judgment, order, writ, decree or injunction applicable to the Company or its properties or assets and do not and will not violate, conflict with, result in a breach of, constitute a default (or an event which with due notice and/or lapse of time would constitute a default) under, result in a termination or cancellation of, accelerate the performance required by any right or obligation of the Company, or result in the loss of any benefit, creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of the Company under the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, or loan agreement or other agreement, instrument or obligation to which the Company is a party, or by which the Company or any of its properties or assets may be bound or affected.

          (d)    Observance of Covenants.    The Company agrees that it will not, by amendment of its Articles of Incorporation or By-Laws or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid, or seek to avoid the observance or performance of, any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company.

          (e)    Compliance.    The Company shall promptly take all action as may from time to time be required (including, without limitation, complying with all premerger notification, reporting and waiting period requirements of any federal or state regulatory authority, including without limitation as specified in the HSR Act, if applicable, before the Option may be exercised, and cooperating fully with Parent in preparing such applications or notices and providing such information in compliance with all applicable laws and any Governmental Approval in order to permit Parent to exercise the Option and the Company duly and effectively to issue shares of Common Stock pursuant hereto. The Company shall also promptly take all action provided herein to protect the rights of Parent against dilution.

        5.    REPRESENTATIONS AND WARRANTIES OF PARENT.    Parent hereby represents and warrants to the Company that any Option Shares or other securities acquired by Parent upon exercise of the Option will be acquired for Parent's own account and not with a view towards their public distribution and will not be transferred or otherwise disposed of except in compliance with the Securities Act.

        6.    ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC.

          (a)  In the event of any change in Company Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price thereof, will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Parent will receive upon exercise of the Option the number and class of shares or other securities or property that Parent would have received in respect of Company Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. Subject to Section 1, and without limiting the parties' relative rights and obligations under the Merger Agreement, if any additional shares of Company Common Stock are issued after the date of this Agreement (other than pursuant to this Agreement or an event described in the first sentence of this Section 6(a)) or if the number of outstanding shares of Company Common Stock is reduced, the number of shares of Company Common Stock subject to the Option will be adjusted so that, after such issuance or reduction, it equals 19.9% of the Company Common Stock issued and outstanding after giving effect to such issuance or reduction as immediately prior to such issuance or reduction, in each case without giving effect to any shares subject to or issued pursuant to the Option.

          (b)  Without limiting the foregoing, whenever the number of Option Shares purchasable upon exercise of the Option is adjusted as provided in this Section 6, the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction, the numerator of which is equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which is equal to the number of Option Shares purchasable after the adjustment.

          (c)  Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that the Company enters into an agreement (i) to consolidate with or merge into any person, other than Parent or one of its subsidiaries, and the Company will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Parent or one of its subsidiaries, to merge into the Company with the Company being the continuing or surviving corporation, but in connection with such merger, the shares of Company Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property, or the shares of Company Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Parent or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Parent would have received in respect of Company Common Stock if the Option had been exercised in full with respect to all Option Shares then purchasable immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable, and make any other necessary adjustments.

        7.    PROFIT LIMITATIONS.

          (a)  Notwithstanding any other provision of this Agreement, in no event shall the Total Option Profit (as defined below) exceed in the aggregate $1,800,000 minus any Termination Amount actually received by Parent pursuant to the terms of the Merger Agreement (such net amount, the "Profit Limit") and, if any payment to be made to Parent hereunder or as part of the Termination Amount otherwise would cause the Profit Limit to be exceeded, Parent, at its sole election and in its sole discretion, shall (i) reduce the number of shares of Company Common Stock subject to the Option, (ii) deliver to the Company for cancellation Option Shares previously purchased by Parent, (iii) pay cash to the Company or (iv) take any combination of the foregoing actions, so that the Total Option Profit shall not exceed the Profit Limit after taking into account all the foregoing actions taken by Parent. For the avoidance of doubt, Parent shall not receive any amounts under the terms of this Agreement or as a Termination Amount which aggregate to more than the Profit Limit and shall cause any excess above the Profit Limit to be repaid to the Company promptly.

          (b)  Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of shares of Company Common Stock as would, as of the date of exercise, result in a Notional Total Option Profit (as defined below) that would exceed in the aggregate the Profit Limit and, if the Notional Total Option Profit otherwise would exceed such amount, Parent, at its sole election and in its sole discretion, shall on or prior to the date of exercise (i) reduce the number of shares of Company Common Stock subject to such exercise, (ii) deliver to the Company for cancellation Option Shares previously purchased by Parent, (iii) pay cash to the Company or (iv) take any combination of the foregoing actions, so that the Notional Total Option Profit shall not exceed the Profit Limit after taking into account all the foregoing actions taken by Parent, PROVIDED that this paragraph (b) shall not be construed as to restrict any exercise of the Option that is not prohibited hereby on any subsequent date.

          (c)  As used herein, the term "Total Option Profit" shall mean the aggregate amount (before taxes) of the following: (i) any amount received by Parent pursuant to the cash exercise right set forth in Section 2(c) and (ii)(x) the net consideration, if any, received by Parent pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, valuing any non-cash consideration at its fair market value (as defined below), less (y) the Purchase Price of such Option Shares and any cash paid by Parent to the Company pursuant to Section 7(a)(iii) or Section 7(b)(iii), as the case may be.

          (d)  As used herein, the term "Notional Total Option Profit" with respect to any number of shares of Company Common Stock as to which Parent may propose to exercise the Option shall be the aggregate of (i) the Total Option Profit determined under paragraph (c) above with respect to prior exercises of the Option and (ii) the Total Option Profit determined under paragraph (c) above with respect to (x) such number of shares of Company Common Stock as to which Parent proposes to exercise the Option and (y) all other Option Shares held by Parent and its affiliates as of such date, assuming that all such shares were sold for cash at the closing market price for the Company Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions or underwriting discounts).

          (e)  As used herein, the "fair market value" of any non-cash consideration consisting of:

    (i)
    securities listed on a national securities exchange or traded on Nasdaq shall be equal to the average closing price per share of such security as reported on such exchange or Nasdaq for the ten (10) trading days ending on and including the third trading day immediately preceding the Notice Date or the date of the Cash Exercise Notice, as applicable; and

    (ii)
    consideration which is other than cash or securities of the form specified in clause (i) above shall be agreed upon in good faith by the parties or, in the absence of such agreement, determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within five (5) business days of the event requiring selection of such banking firm and if the parties are unable to agree within two business days after the date of such event as to the investment banking firm, the parties shall each select one investment banking firm and those firms shall select a third nationally recognized independent investment banking firm, which third firm shall make such determination.

  8.
  REGISTRATION RIGHTS.

          (a)  The Company will, if requested in writing by Parent at any time and from time to time within two years of the exercise of the Option, as promptly as practicable (but in no event later than 60 days after receipt of such written request) prepare, file and use its reasonable best efforts to effect up to three (3) registration statements ("Demand Registration Statements") under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of securities that have been acquired by or are issuable to Parent upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Parent, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and the Company will use its best efforts to qualify such shares or other securities under any applicable state securities laws; PROVIDED, HOWEVER, that the Company shall have no obligation to prepare and file a Demand Registration Statement hereunder unless such registration statement will cover at least twenty percent (20%) of the Option Shares; PROVIDED, FURTHER that the Company may postpone the filing of a registration statement relating to a registration request by Parent under this Section 8 for a period of time (not in excess of 45 days) if the Company is engaged in confidential negotiations or other confidential business activities, disclosure of which would be required in such Demand Registration Statement (but would not be required if such Demand Registration Statement were not filed), and the Board of Directors of the Company determines in good faith that such disclosure would be materially detrimental to the Company and its shareholders or would have a material adverse effect on any such confidential negotiations or other confidential business activities (but in no event shall the Company exercise such postponement right more that once in any twelve-month period). A registration statement will not count as a Demand Registration Statement under this Section 8(a) unless and until the registration statement relating to such registration has been declared effective by the Securities and Exchange Commission. Parent may request, in writing, that the Company withdraw a registration statement which has been filed under this Section 8(a) but has not yet been declared effective, and Parent may thereafter request the Company to reinstate such registration statement, if permitted under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, or to file another Demand Registration Statement; provided, however, that the number of Demand Registration Statements permitted under this Section 8(a) shall be reduced by the number of Demand Registration Statements so withdrawn; provided, further, however, that the number of Demand Registration Statements permitted under this Section 8(a) shall not be reduced for such withdrawal if at the time of such withdrawal (i) Parent has learned of a material adverse change in the results of operations, conditions, business or prospects of the Company from that known to Parent at the time of its request or (ii) the stock price of the Company has changed significantly from the date of its request.

          (b)  Parent agrees to use its commercially reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee will own beneficially more than 5% of the then-outstanding voting power of the Company. The Company will use its commercially reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of 180 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition.

          (c)  Any registration statement prepared and filed under this Section 8, and any sale covered thereby, will be at the Company's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Parent's counsel related thereto. Parent will provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder.

          (d)  If, within two (2) years of the exercise of the Option, the Company effects a registration under the Securities Act of Company Common Stock for its own account or for any other stockholders of the Company (other than on Form S-4 or Form S-8, or any successor form thereto), it will allow Parent the right to participate in such registration, and such participation will not affect the obligation of the Company to effect demand registration statements for Parent under this Section 8; PROVIDED that if the managing underwriters of such offering advise the Company in writing that in their opinion the number of shares of Company Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, the Company may exclude from such registration a number or dollar amount of Option Shares up to the number of shares or dollar amount, respectively, of Company Common Stock that must, in the written opinion of the managing underwriters, be excluded therefrom in order to avoid adversely affecting the price range or probability of success of such offering; PROVIDED, HOWEVER, that the number of Option Shares included in such registration, as a percentage of the total number of Option Shares requested to be included in such registration, shall not be less than the number of shares of Company Common Stock held by any other stockholder of the Company that are included in such registration, as a percentage of the total number of shares of Company Common Stock of such stockholder that previously were to be included in such registration. In connection with any registration pursuant to this Section 8, the Company and Parent will provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration.

          (e)  The Company shall agree to indemnify Parent, its officers, directors, agents, other controlling persons and any underwriters retained by Parent in connection with such sale of such Option Shares pursuant to customary provisions, and shall agree to customary contribution provisions with such persons, with respect to claims, damages, losses and liabilities (and any expenses relating thereto) arising (or to which Parent, its officers, directors, agents, other controlling persons or underwriters may be subject) in connection with any such offer or sale under the federal securities laws or otherwise, except for information furnished in writing by Parent or its underwriters to the Company. Parent and its underwriters (if any), respectively, shall agree to indemnify the Company to the same extent with respect to information furnished in writing to the Company by Parent and such underwriters, respectively.

        9.    LISTING.    If the Company Common Stock or any other securities to be acquired upon exercise of the Option are then listed on Nasdaq (or any other national securities exchange or approved for quotation on any national securities quotation system), the Company, upon the request of Parent, shall promptly file an application to list the shares of Company Common Stock or other securities to be acquired upon exercise of the Option on Nasdaq (or any such other national securities exchange or file an application to have approved for quotation on any such national securities quotation system) and will use its commercially reasonable efforts to obtain approval of such listing (or quotation) as promptly as practicable.

        10.    LOSS OR MUTILATION.    Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date.

        11.    MISCELLANEOUS.

          (a)    Expenses.    Except as otherwise provided in this Agreement or in the Merger Agreement, each of the parties hereto will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

          (b)    Amendment.    This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

          (c)    Extension; Waiver.    Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for performance, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

          (d)    Entire Agreement; No Third-Party Beneficiaries.    This Agreement, the Merger Agreement (including the documents and instruments attached thereto as exhibits or schedules or delivered in connection therewith) and the Voting Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

          (e)    Governing Law.    This Agreement will be governed by, and construed in accordance with, the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

          (f)    Waiver of Jury Trial.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          (g)    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be sent in the manner and to the addresses set forth in the Merger Agreement.

          (h)    Assignment.    Neither this Agreement, the Option nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Company or Parent without the prior written consent of the other, except that Parent may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of any of its obligations hereunder. Any assignment or delegation in violation of the preceding sentence shall be void. Subject to the first and second sentences of this Section 12(h), this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          (i)    Further Assurances.    In the event of any exercise of the Option by Parent, Company and Parent shall execute and deliver all other documents and instruments and take all other actions that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

          (j)    Specific Enforcement; Consent to Jurisdiction.    The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in Boston, Massachusetts or in any state court located in Boston, Massachusetts, the foregoing being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in Boston, Massachusetts or any state court located in Boston, Massachusetts in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waives any objection to the laying of venue of any litigation arising out of this Agreement or any of the transactions contemplated by this Agreement in any such court and agrees not to plead or claim in any such court that any such litigation brought therein has been brought in an inconvenient forum and (iv) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in Boston, Massachusetts or a state court located in Boston, Massachusetts.

          (k)    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          (l)    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

          (m)    Headings.    The section headings herein are for convenience only and shall not affect the construction hereof.

          (n)    Survival.    All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the Transactions contemplated hereby.

          (o)    Defined Terms.    All terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

[END OF TEXT]

        IN WITNESS WHEREOF, the Company and Parent have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.

OSTEX INTERNATIONAL, INC.
By:	/s/ THOMAS A. BOLOGNA Name: Thomas A. Bologna Title: Chief Executive Officer and President
INVERNESS MEDICAL INNOVATIONS, INC.
By:	/s/ RON ZWANZIGER Name: Ron Zwanziger Title: Chief Executive Officer and President

ANNEX D

SECOND AMENDED AND RESTATED LOAN AGREEMENT

        Reference is hereby made to that certain Amended and Restated Loan Agreement (the "Prior Loan Agreement"), dated as of October 10, 2002, by and among Ostex International, Inc., a Washington corporation (the "Borrower"), and Inverness Medical Innovations, Inc., a Delaware corporation (the "Lender"). This SECOND AMENDED AND RESTATED LOAN AGREEMENT (this "Loan Agreement") dated as of February 18, 2003, is entered into by and among the Borrower and the Lender to amend and restate the Prior Loan Agreement in its entirety. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Merger Agreement (as defined herein).

        WHEREAS, the Borrower entered into that certain merger agreement with Lender and Geras Acquisition Corp., a Washington corporation and a subsidiary of the Lender ("MergerCo"), dated as of September 6, 2002 (the "Original Merger Agreement"), as amended by that certain amendment dated as of February 18, 2003 (the "Merger Agreement Amendment")(the Original Merger Agreement as amended by the Merger Agreement Amendment being referred to herein as the "Merger Agreement"), pursuant to which MergerCo will merge with and into the Borrower (the "Merger");

        WHEREAS, the Borrower desires, in certain circumstances, to obtain interim financing for general working capital purposes until such time as the Borrower and the Lender consummate the Merger or until such earlier time as referred to herein; and

        WHEREAS, the Lender is willing, in certain circumstances, to provide such financing pursuant to the terms and conditions contained herein.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I. TERMS OF THE LOAN.

  Section 1.1. The Loan.

          (a)    Initial Loans.    Subject to the terms and conditions herein, the Lender agrees that it or one of its affiliates will loan the amount of $334,000 to the Borrower on October 10, 2002, the amount of $433,000 to the Borrower on November 12, 2002 and the amount of $233,000 to the Borrower on December 9, 2002 (collectively, the "Initial Loans").

          (b)    Additional Loans.    Subject to the terms and conditions herein, in the event the Merger has not been consummated on or before January 2, 2003, the Lender agrees, no later than five (5) business days after receipt of a written request therefor from the Borrower, to make, or to arrange for one or more of its affiliates to make, additional loans from time to time and as requested from and after January 2, 2003, up to the Maturity Date (as defined herein) (such additional loans, the "Additional Loans") in an amount or amounts not to exceed $1,000,000 in the aggregate; provided, however, that if the Merger Agreement is terminated other than pursuant to Section 8.1(b), 8.1(c) or 8.1(d)(iii) thereof, then no Additional Loan need be made on or after the date of such termination, and provided further, that if the Merger Agreement is terminated pursuant to Section 8.1(b), 8.1(c) or 8.1(d)(iii) thereof, no Additional Loan need be made on or after such date of termination if immediately after such Additional Loan were made the aggregate outstanding amount of the Additional Loans would exceed $750,000. Any affiliate that makes an Additional Loan to the Borrower pursuant to the foregoing or an Initial Loan, or any portion thereof, pursuant to Section 1.1(a) hereof shall be referred to herein as an "Additional Lender". Notwithstanding anything herein to the contrary, the Lender or any Additional Lender may make, but shall not be required to make, any requested Additional Loan if after such Additional Loan the total of the Borrower's cash, cash equivalents and short-term investments would then exceed its working capital needs, as set forth in the Borrower's 2003 Budget, which was delivered by the Borrower to the Lender prior to the execution of the Loan Agreement, dated as of September 6, 2002, by and among the Borrower and the Lender, for at least six (6) months from the date of the request. The principal amount of the Initial Loans and any Additional Loans (the "Aggregate Principal Amount") together with all accrued interest thereon and expenses incurred by the Lender or any Additional Lender in connection therewith (the "Loans") shall be due and payable in full on the Maturity Date. The "Maturity Date" will be the earliest to occur of: (i) the first business day after the effective date of the Merger, (ii) the acceleration of the Loans by the Lender or any Additional Lender upon the occurrence of an Event of Default (as defined in Article IV below), (iii) termination of the Merger Agreement, unless such termination is pursuant to Section 8.1(b), 8.1(c) or 8.1(d)(iii) thereof, or (iv) December 31, 2003.

          (c)    Notes.    All amounts owed by the Borrower with respect to the Loans shall be evidenced by promissory notes in the form attached hereto as Exhibit A dated the date of each loan (each a "Note", and collectively the "Notes").

          (d)    Interest.    Each Note shall bear interest, prior to the occurrence of an Event of Default (as defined in Article IV), at a rate per annum equal to the London InterBank Offered Rate ("LIBOR") for one-year loans as published in the Wall Street Journal on the date of each Note, plus four and one-half percent (4.5%). From and after the occurrence of an Event of Default, the unpaid Aggregate Principal Amount and, to the extent permitted by law, overdue interest, shall bear interest at the stated rate of interest plus an additional two percent (2%) per annum. Interest shall be calculated on the basis of actual days elapsed and on a 360 day year and shall be due and payable on the last business day of each calendar quarter. All unpaid accrued interest on the Notes shall be due and payable on the Maturity Date.

          (e)    Prepayment.    The Borrower may at any time pay the full amount of the Notes without the payment of any premium or fee.

        Section 1.2. Use of Proceeds.    The entire proceeds of each Loan shall be converted into cash, cash equivalents or short-term investments or used by the Borrower for general working capital purposes in accordance with the Borrower's 2003 Budget.

  Section 1.3. Conditions Precedent to the Loans.

        The Lender's obligations hereunder shall be subject to the fulfillment to the Lender's or Additional Lender's satisfaction of the following conditions with respect to any Initial Loan or any Additional Loan, as applicable, to be made on any date:

          (a)    Delivery of Documents.    The Lender or Additional Lender shall have received a fully executed Note with respect to the Loan in a principal amount equal to the amount of the Loan made payable to the order of the Lender or the Additional Lender, as applicable.

          (b)    Representations and Covenants.    All of the representations, warranties and covenants of the Borrower hereunder and under the other Lender Agreements (as defined in Section 2.2 hereof) shall be true and correct and the Borrower shall have fulfilled all of its obligations hereunder and thereunder required to be fulfilled prior to such date and the Lender shall have received a certificate of the Chief Executive Officer of the Borrower to that effect.

          (c)    Default/Notices.    No Event of Default under this Loan Agreement shall have occurred.

          (d)    Delivery of Documents to Lender.    With respect to each Additional Loan, the Borrower shall have delivered to the Lender or Additional Lender, as applicable, a written request for such

  Additional Loan, including a certification from the Chief Executive Officer of the Borrower that after such Additional Loan the total of the Borrower's cash, cash equivalents and short-term investments would not then exceed its working capital needs, as set forth in the Borrower's 2003 Budget, for the six (6) months immediately following the date of the request.

        Section 1.4. Availability of Funds.    If the applicable conditions set forth above in Section 1.3 have been satisfied prior to the Maturity Date, the Lender shall make, or arrange for one or more of its affiliates to make (i) the Initial Loans on the dates specified in Section 1.1(a) hereof; and (ii) any requested Additional Loan on or before five (5) business days after the request therefor has been made. In each case, the Loan funds shall be deposited into the Borrower's account at a bank to be specified by the Borrower pursuant to written instructions provided to the Lender with respect to such Loan on or before five (5) business days prior to the date such funds are to be deposited.

ARTICLE II. REPRESENTATIONS AND WARRANTIES.

        Section 2.1. Authority; Enforceability; No Conflict.    The Borrower has the requisite corporate power and authority to execute and deliver this Loan Agreement and to issue the Notes and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Loan Agreement, the issuance of the Notes by the Borrower and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Borrower. This Loan Agreement has, and the Notes when executed and delivered by the Borrower will have each been, duly and validly executed and delivered by the Borrower and, assuming in the case of this Loan Agreement due and valid authorization, execution and delivery thereof by the Lender, each constitutes a valid and legally binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms. The execution and delivery of this Loan Agreement do not and the execution and delivery of the Notes by the Borrower will not, and the consummation by the Borrower of the transactions contemplated hereby and thereby will not, conflict with or result in a breach of any provisions of the Company Charter or the Company Bylaws or the Company Rights Agreement. The execution and delivery of this Loan Agreement do not and the execution and delivery of the Notes by the Borrower will not, and the consummation by the Borrower of the transactions contemplated hereby and thereby will not violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of the Borrower under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of (a) any note, bond, mortgage, indenture or deed of trust or (b) any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Borrower is a party, or by which the Borrower or any of its properties is bound. The execution and delivery of this Loan Agreement do not and the execution and delivery of the Notes by the Borrower will not, and the consummation by the Borrower of the transactions contemplated hereby and thereby will not require any consent, approval or authorization of, or declaration, filing (except as may be required to satisfy disclosure requirements of the Securities Laws or the NASDAQ rules and regulations or the rules and regulations of any stock exchange or quotation system on which the Borrower's securities are listed) or registration with, any governmental or regulatory authority.

        Section 2.2. Representations and Conditions in Lender Agreements.    The Borrower represents and warrants that the representations and warranties of the Borrower contained herein, in the Notes, the Merger Agreement, the Stock Option Agreement and all other documents related to the Merger (collectively the "Lender Agreements") are true and correct as of September 6, 2002.

ARTICLE III. COVENANTS.

        Section 3.1. Affirmative Covenants.    The Borrower covenants that, until all of the Borrower's obligations hereunder and under the Notes are paid and performed in full, the Borrower shall:

          (a)  (i) preserve and maintain its corporate existence, (ii) use its best efforts to maintain and preserve in full force and effect all material rights, licenses, patents and franchises, (iii) comply in all material respects with all valid and applicable statutes, rules and regulations necessary for the conduct of its business, and (iv) engage only in the businesses which it was conducting on September 6, 2002;

          (b)  pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it, other than those that the Borrower is contesting in good faith for a period of up to ninety (90) days from the date of the imposition of such taxes, assessments or governmental charges or levies;

          (c)  immediately after obtaining knowledge thereof, give written notice to the Lender of any matter which constitutes an Event of Default under this Loan Agreement or a default in the performance by the Borrower under any covenant or agreement contained in any material agreement to which it is a party or by which it is bound, specifying the nature of the same, the period it has existed and what action the Borrower has taken or proposes to take with respect thereto, and any matter which has resulted in or is likely to result in a material adverse change in the financial condition or operations of the Borrower;

          (d)  promptly notify the Lender of the threat or commencement of any judicial, administrative or other proceeding against the Borrower; and

          (e)  upon request by the Lender, provide officers, agents and employees of the Lender with access at reasonable times to the Borrower's financial, operating and other data, information, books and records and provide copies thereof to the Lender at its request. The Lender shall hold in confidence all of such information that is confidential on the terms and subject to the conditions contained in the Confidentiality Agreement between the Borrower and the Lender dated as of March 26, 2002.

        Section 3.2. Negative Covenants.    Until all of the Borrower's obligations hereunder and under the Notes are paid and performed in full, the Borrower shall not (except pursuant to this Loan Agreement or as otherwise consented to in writing by the Lender):

          (a)  (i) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or (iii) repurchase, redeem or otherwise acquire any of its securities, except in the case of clause (iii), for the acquisition of shares of Borrower common stock from holders of Borrower stock options or warrants in full or partial payment (if such payment was permitted on September 6, 2002) of the exercise price payable by such holders upon exercise of Borrower stock options or warrants;

          (b)  issue, sell or deliver any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including without limitation, stock appreciation rights) other than the issuance of shares of Borrower common stock upon the exercise of Borrower stock options or Borrower warrants in accordance with their present terms;

          (c)  acquire, sell, lease, pledge, encumber, transfer or dispose of any assets outside the ordinary course of business that are material to the Borrower (whether by asset acquisition, stock acquisition or otherwise);

          (d)  incur any indebtedness for borrowed money, other than in connection with purchases of equipment permitted pursuant to subsection (k) below under lines of credit existing prior to September 6, 2002, guarantee any indebtedness, issue or sell debt securities or warrants or rights to acquire any debt securities, guarantee (or become liable for) any debt of others, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any material assets (including Company Intellectual Property Assets, as defined in the Merger Agreement), or incur, assume, create or suffer any Lien (as defined in the Merger Agreement) thereupon;

          (e)  pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unassented, contingent or otherwise), other than any payment, discharge or satisfaction (i) in the ordinary course of business consistent with past practice or (ii) in connection with the transactions contemplated by this Loan Agreement or the Merger Agreement;

          (f)    change any of the accounting principles or practices used by it (except as required by generally accepted accounting principles, in which case written notice shall be provided to the Lender prior to any such change);

          (g)  except as required by law, (i) enter into, adopt, amend or terminate any Employee Program of the Borrower, (ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Borrower and one or more of its directors or officers, or (iii) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Employee Program of the Borrower or arrangement as in effect as of September 6, 2002;

          (h)  adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

          (i)    settle or compromise any litigation (whether or not commenced prior to September 6, 2002);

          (j)    transfer, assign, license or grant to any person or entity ownership in, or rights of any nature to use, any Company Intellectual Property Assets or otherwise extend, amend or modify in any material respect any rights to any Company Intellectual Property Assets or fail to maintain or enforce any Company Intellectual Property Assets;

          (k)  authorize, commit to or make any equipment purchases or capital expenditures other than in the ordinary course of business and consistent with past practice and in an aggregate amount not in excess of $50,000;

          (l)    with respect to Taxes of or affecting the Borrower, enter into any closing agreement, settle any Tax claim or assessment relating to the Borrower, surrender any right to claim a refund of Taxes;

          (m)  modify or amend in any material respect any Material Contract (as defined in the Merger Agreement) or waive, release or assign any rights or claims under any Material Contract;

          (n)  enter into any agreement or other arrangement that is material to the business of the Borrower;

          (o)  amend any term of any outstanding security of the Borrower in any material respect;

          (p)  adopt any amendments to its Articles of Incorporation or By-laws;

          (q)  terminate the employment of any officer of the Borrower; or

          (r)  take or agree to take any action which would make any of the representations and warranties of the Borrower contained in this Loan Agreement untrue or incorrect as of the date when made in any material respect if such action had then been taken.

Notwithstanding the foregoing, if the Merger Agreement is terminated pursuant to Section 8.1(b), 8.1(c) or 8.1(d)(iii) thereof, the Borrower may: (i) take any of the foregoing actions described in (g) or (m)–(q) above for the purpose of reducing its costs and expenses or (ii) take any action described in (a)–(o) above, provided that part or all of the proceeds resulting from such action(s) are sufficient, and are simultaneously with the receipt by the Borrower, used to, pay in full all outstanding amounts (including without limitation, unpaid principal, accrued but unpaid interest and expenses) under the Notes.

ARTICLE IV. DEFAULT.

        Section 4.1. Events of Default.    If, while any part of the principal of or interest on any Note remains unpaid, any one of the following "Events of Default" occurs:

          (a)  the failure by the Borrower to pay any principal, interest or costs and expenses due under any of the Notes or any other amounts payable hereunder or under any Lender Agreement within two (2) business days after the date such payment is due;

          (b)  the Borrower (i) has an order, judgment or decree entered by any court of competent jurisdiction, approving a petition seeking reorganization or liquidation of the Borrower, or appointing a receiver, trustee or liquidator of the Borrower of all or a substantial part of its assets; (ii) admits in writing to its inability to pay its debts as they mature; (iii) makes a general assignment for the benefit of creditors; (iv) is adjudicated a bankrupt or insolvent; (v) files a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law; (vi) files any answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding or fails to dismiss such petition within sixty (60) days after the filing thereof; or (vii) takes any action for the purpose of effecting any of the foregoing;

          (c)  the failure by the Borrower to observe and perform its covenants under this Loan Agreement;

          (d)  the failure by the Borrower to observe and perform any material covenant, condition or agreement under the Merger Agreement or the Stock Option Agreement, which failure is not cured within thirty (30) days after the earlier of written notice from the Lender or discovery or knowledge thereof by the Borrower; provided however, that no Event of Default will be deemed to occur under this subsection (d) if the Merger Agreement was terminated pursuant to Section 8.1(b), 8.1(c) or 8.1(d)(iii) of the Merger Agreement prior to such failure to observe or perform;

          (e)  termination of the Merger Agreement unless such termination is pursuant to Section 8.1(b), 8.1(c) or 8.1(d)(iii) thereof;

          (f)    the Borrower grants any interest in or assignment of its assets to a third party, except as permitted under the last sentence of Section 3.2 hereof in the event the Merger Agreement is terminated pursuant to Section 8.1(b), 8.1(c) or 8.1(d)(iii) thereof;

          (g)  any judgment, garnishment, seizure, tax lien or levy against any material assets of the Borrower;

          (h)  the Borrower receives funding for working capital from a third party other than the Lender, except as permitted under the last sentence of Section 3.2 hereof in the event the Merger Agreement is terminated pursuant to Section 8.1(b), 8.1(c) or 8.1(d)(iii) thereof; or

          (i)    the Borrower, without the consent of the Lender, enters into an agreement with a third party, other than the Lender, related to any material corporate transaction not in the ordinary course of business; provided, however, that no Event of Default under this subsection (i) will be deemed to occur if the Borrower enters into such third party agreement without the consent of the Lender (1) after termination of the Merger Agreement pursuant to Section 8.1(b) or 8.1(c)(i) or (2) as permitted under the last sentence of Section 3.2 hereof in the event the Merger Agreement is terminated pursuant to Section 8.1(b), 8.1(c) or 8.1(d)(iii) thereof;

then and in every such event, the Lender and any Additional Lender, as applicable, may, without notice to the Borrower, declare one or more of the Notes to be forthwith due and payable, whereupon such Notes shall forthwith become due and payable without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Borrower; provided, however, that upon the happening of any event under subsection (b) of this Section 4.1, then each of the Notes shall, without the taking of any action by the Lender or any Additional Lender, immediately become due and payable.

ARTICLE V. MISCELLANEOUS.

        Section 5.1. Notices.    All necessary notices, demands and requests permitted or required under this Loan Agreement shall be in writing and shall be deemed effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified below, the appropriate answer back is received and a copy is sent to such party by an express mail carrier at the address indicated below, (b) four (4) days after being mailed by certified mail, return receipt requested, postage prepaid to the applicable party at the address indicated below or (c) one (1) business day after being sent by an express mail carrier to the applicable party at the address indicated below:

        To the Lender or an Additional Lender:

Inverness Medical Innovations, Inc. 51 Sawyer Road Suite 200 Waltham, MA 02453-3448 Attn: General Counsel Telecopy No.: (781) 647-3939
With copies to:	Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 Attn: Stephen W. Carr, P.C. Scott F. Duggan, Esq. Facsimile: (617) 523-1231
If to the Borrower:
Ostex International, Inc. 2203 Airport Way South Suite 400 Seattle, WA 98134 Attn: Chief Executive Officer Telecopy No.: (206) 292-8625

With a copy to:	Perkins Coie LLP 1201 Third Street Seattle, Washington 98101 Attn: Faith M. Wilson, Esq. Facsimile: (206) 583-8500

or such other address or facsimile number as such party may hereafter specify for the purpose of receiving notice hereunder.

        Section 5.2. No Waiver.    No failure to exercise, and no delay in exercising, on the part of the Lender, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

        Section 5.3. Governing Law; Construction.    This Loan Agreement and each of the Notes shall each be deemed to be a contract made under the laws of the Commonwealth of Massachusetts and shall be construed in accordance with the internal laws of the Commonwealth of Massachusetts regardless of the laws that might govern under applicable principles of conflict of laws thereof. The descriptive headings of the several sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof. This Loan Agreement, together with the exhibits hereto, the Notes and all other documents, instruments and agreements executed pursuant hereto, constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, supersede all prior agreements, understandings or representations pertaining to the subject matter hereof, whether oral or written, and may not be contradicted by evidence of any alleged oral agreement.

        Section 5.4. Waiver of Jury Trial.    TO THE EXTENT PERMITTED BY LAW, THE BORROWER HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING IN RESPECT OR ARISING OUT OF THIS LOAN AGREEMENT, THE NOTES, AND THE OTHER AGREEMENTS AND TRANSACTIONS CONTEMPLATED BY THIS LOAN AGREEMENT.

        Section 5.5. Specific Enforcement; Consent to Jurisdiction.    The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Loan Agreement or any Note were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent any breach of this Loan Agreement or any Note and to enforce specifically the terms and provisions of this Loan Agreement and the Notes in any federal court located in Boston, Massachusetts or in any state court located in Boston, Massachusetts (collectively, the "Massachusetts Courts"), the foregoing being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Massachusetts Court in the event any dispute arises out of or relates to this Loan Agreement, any Note or any of the transactions contemplated by this Loan Agreement or any Note, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Massachusetts Court, (c) waives any objection to the laying of venue of any litigation arising out of or relating to this Loan Agreement, any Note or any of the transactions contemplated by this Loan Agreement or any Note in the Massachusetts Courts and agrees not to plead or claim in any Massachusetts Court that such litigation brought therein has been brought in an inconvenient forum and (d) agrees that it will not bring any action relating to this Loan Agreement, any Note or any of the transactions contemplated by this Loan Agreement or any Note in any court other than a Massachusetts Court.

        Section 5.6. Amendments, Waivers and Consents.    Any term, covenant or condition of this Loan Agreement may be amended, omitted or waived (either generally or in a particular instance and either retroactively or prospectively) only by written consent of the parties hereto.

        Section 5.7. Counterparts.    For the convenience of the parties and to facilitate execution, this Loan Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

        Section 5.8    The parties hereby acknowledge and agree in connection with this Loan Agreement that (i) for purposes of the Notes dated October 10, 2002, November 12, 2002, December 9, 2002 and January 14, 2003 (the "Outstanding Notes"), the term "Merger Agreement" as used in the Outstanding Notes shall mean the Original Merger Agreement as amended by the Merger Agreement Amendment and (ii) for purposes of the Outstanding Notes and the Merger Agreement (as amended), the term "Loan Agreement" shall mean this Second Amended and Restated Loan Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement under seal as of the date first above written.

BORROWER:
OSTEX INTERNATIONAL,INC.
By:	/s/ THOMAS A. BOLOGNA Name: Thomas A. Bologna Title: Chief Executive Officer and President
LENDER:
INVERNESS MEDICAL INNOVATIONS, INC.
By:	/s/ ANTHONY J. BERNARDO Name: Anthony J. Bernardo Title: Vice President and Chief Operating Officer

D-

EXHIBIT A

FORM OF NOTE

$________	______________, 200_ Boston, Massachusetts

        FOR VALUE RECEIVED, the undersigned, Ostex International, Inc. (the "Borrower") HEREBY PROMISES TO PAY to the order of Inverness Medical Innovations, Inc. (referred to herein as the "Lender" or "Holder")] / [                        ] (the "Holder") an affiliate of Inverness Medical Innovations,  Inc. (the "Lender")] and an Additional Lender under the terms of the Loan Agreement (as defined below), the principal sum of [            ] DOLLARS ( [$            ]), together with interest on the unpaid principal amount from time to time outstanding at the rates and at the times set forth in the Second Amended and Restated Loan Agreement dated as of February 18, 2003 (the "Loan Agreement"), between the Borrower and the Lender. Notwithstanding any other provision of this note, the entire balance of principal and accrued and unpaid interest shall be due and payable in full on the Maturity Date. The Maturity Date will be the earliest to occur of (i) the first business day after the effective date of the Merger, (ii) the acceleration of the Loans by the Lender upon the occurrence of an Event of Default, (iii) termination of the Merger Agreement, unless such termination is pursuant to Section 8.1(b), 8.1(c) or 8.1(d)(iii) thereof; or (iv) December 31, 2003.

        Principal, interest and all other amounts due under this note shall be payable, in immediately available funds, to the Holder at                                                 , or at such other address as the Holder may from time to time designate in writing to the Borrower.

        The Borrower shall have the right, at any time, to prepay all or any part of the outstanding principal amount hereof without the payment of any premium or fee.

        In addition to the payment of interest as provided above, the Borrower, shall, on demand, pay to the Holder interest on any overdue installments of principal and, to the extent permitted by applicable law, on overdue installments of interest, at a rate per annum equal to two percent (2%) in excess of the rate otherwise payable hereunder.

        This note incorporates by reference all of the terms of the Loan Agreement. The holder of this note is entitled to all the benefits and rights of the Holder under the Loan Agreement, to which reference is hereby made for a statement of the terms and conditions under which the entire unpaid balance of this note, or any portion thereof, shall become immediately due and payable. Any capitalized term used in this note which is not otherwise expressly defined herein shall have the meaning ascribed thereto in the Loan Agreement.

        The Borrower hereby waives presentment, demand, notice, protest and other demands and notices in connection with the delivery, acceptance or enforcement of this note.

        No delay or omission on the part of the holder of this note in exercising any right hereunder shall operate as a waiver of such right or of any other right under this note, and a waiver, delay or omission on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion.

        The Borrower hereby agrees to pay on demand all reasonable costs and expenses, including, without limitation, attorneys' fees and legal expenses, incurred or paid by the holder of this note in enforcing this note on default.

D-A-1

        TO THE EXTENT PERMITTED BY LAW, THE BORROWER HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING IN RESPECT OR ARISING OUT OF THIS NOTE, THE LOAN AGREEMENT, AND THE OTHER AGREEMENTS AND TRANSACTIONS CONTEMPLATED BY THE LOAN AGREEMENT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

D-A-2

This note shall be deemed to be under seal, and all rights and obligations hereunder shall be governed by the internal laws of the Commonwealth of Massachusetts regardless of the laws that might govern under applicable principles of conflict of laws thereof.

BORROWER:
OSTEX INTERNATIONAL, INC.
By:	Thomas A. Bologna Chief Executive Officer and President

D-A-3

ANNEX E

[SG Cowen letterhead]

February 16, 2003

Board of Directors
Ostex International, Inc.
2203 Airport Way South
Suite 400
Seattle, WA 98134

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the common stockholders of Ostex International, Inc. ("Ostex") of the Exchange Ratio (as defined below) pursuant to the terms of the Agreement and Plan of Merger dated as of September 6, 2002 (the "Original Agreement") and the Amendment to Agreement and Plan of Merger to be dated February 18, 2003 (the "Amendment") (the Original Amendment as amended by the Amendment, the "Agreement"), by and among Ostex, Geras Acquisition Corp. ("Merger Sub") and Inverness Medical Innovations, Inc. ("Inverness").

As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement, Ostex, Merger Sub and Inverness intend to effect a merger of Merger Sub with and into Ostex (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist and Ostex shall continue as the surviving corporation of the Merger and each outstanding share of Ostex's Common Stock will be converted into the right to receive 0.1237 shares of Inverness's Common Stock (the "Exchange Ratio").

SG Cowen Securities Corporation ("SG Cowen"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates may from time to time trade the securities of Ostex and Inverness for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

We are acting as exclusive financial advisor to the Board of Directors of Ostex in connection with the Merger and will receive a fee from Ostex for our services pursuant to the terms of our engagement letter with Ostex, dated as of February 13, 2001, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for providing this opinion. SG Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to Inverness and have received fees for the rendering of such services. In particular, as we discussed with you during your initial discussions with Inverness, we acted as sole underwriter to Inverness in their follow-on offering completed May 22, 2002.

Board of Directors
Ostex International, Inc.
February 16, 2003

In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

  •
  the Original Agreement dated September 6, 2002;

  •
  a draft of the Amendment dated as of February 12, 2003;

  •
  certain publicly available information for Ostex and certain other relevant financial and operating data furnished to SG Cowen by Ostex management;

  •
  certain publicly available information for Inverness and certain other relevant financial and operating data furnished to SG Cowen by Inverness management;

  •
  certain internal financial analyses, financial forecasts, reports and other information concerning Ostex (the "Ostex Forecasts") and Inverness (the "Inverness Forecasts") prepared by the managements of Ostex and Inverness, respectively;

  •
  First Call estimates and financial projections in Wall Street analyst reports ("Wall Street Projections") for Inverness;

  •
  discussions we have had with certain members of the managements of Ostex and Inverness concerning the historical and current business operations, financial conditions and prospects of Ostex and Inverness and such other matters we deemed relevant;

  •
  certain operating results and the reported price and trading histories of the shares of the common stock of Ostex and Inverness as compared to the operating results and the reported price and trading histories of certain publicly traded companies we deemed relevant;

  •
  certain financial terms of the Merger as compared to the financial terms of certain selected business combinations we deemed relevant;

  •
  based on the Ostex Forecasts, the cash flows generated by Ostex on a stand-alone basis to determine the present value of the discounted cash flows;

  •
  based on the Inverness Forecasts, the cash flows generated by Inverness on a stand-alone basis to determine the present value of the discounted cash flows;

  •
  certain pro forma financial effects of the Merger on an accretion/dilution basis; and

  •
  such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

Board of Directors
Ostex International, Inc.
February 16, 2003

In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by Ostex and Inverness, respectively, or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. In addition, we have not conducted nor have we assumed any obligation to conduct any physical inspection of the properties or facilities of Ostex or Inverness. We have further relied upon the assurance of the management of Ostex that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the Ostex Forecasts and the Inverness Forecasts which we examined were reasonably prepared by the respective managements of Ostex and Inverness, in each case on bases reflecting the best currently available estimates and good faith judgments of such managements as to the future performance of Ostex and Inverness and that such forecasts and the Wall Street Projections utilized in our analyses, provide a reasonable basis for our opinion.

We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of Ostex or Inverness, nor have we been furnished with such materials. With respect to all legal matters relating to Ostex and Inverness, we have relied on the advice of legal counsel to Ostex. Our services to Ostex in connection with the Merger have been comprised of rendering an opinion from a financial point of view with respect to the Exchange Ratio. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement and the Amendment are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have assumed that the final form of the Amendment will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger. We express no opinion as to whether the Merger will be consummated in terms satisfactory to the Company if such consents and approvals are not obtained. You have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization.

Board of Directors
Ostex International, Inc.
February 16, 2003

It is understood that this letter is intended for the benefit and use of the Board of Directors of Ostex in its consideration of the Merger and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent; provided, however, that this opinion may be reproduced in its entirety in any proxy statement relating to the Merger filed by Ostex under the Securities Exchange Act of 1934, as amended, provided, that it will be reproduced in such proxy statement in full, and any description of or reference to SG Cowen or any summary of this letter in such proxy statement will be in a form acceptable to SG Cowen and its counsel, and provided, further, that to the extent the proxy statement is part of a registration statement filed by Inverness under the Securities Act of 1933, as amended (the "Securities Act"), in consenting to such inclusion we do not admit or acknowledge that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger or to take any other action in connection with the Merger or otherwise. We are not expressing any opinion as to what the value of the Inverness securities actually will be when issued to Ostex's stockholders pursuant to the Merger. We have not been requested to opine as to, and our opinion does not in any manner address, Ostex's underlying business decision to effect the Merger. Furthermore, we express no view as to the price or trading range for shares of Inverness's common stock following the consummation of the Merger.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the common stockholders of Ostex.

Very truly yours,

/s/ SG Cowen Securities Corporation

ANNEX F

TITLE 23B. WASHINGTON BUSINESS CORPORATION ACT
CHAPTER 23B.13. DISSENTERS' RIGHTS

§ 23B.13.010.    Definitions

As used in this chapter:

(1)
"Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2)
"Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3)
"Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4)
"Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5)
"Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6)
"Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7)
"Shareholder" means the record shareholder or the beneficial shareholder.

[1989 c 165 §140]

§ 23B.13.020.    Right to dissent

(1)
A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

(a)
Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

(b)
Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c)
Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d)
An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

  (e)
  Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2)
A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3)
The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

(a)
The proposed corporate action is abandoned or rescinded;

(b)
A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c)
The shareholder's demand for payment is withdrawn with the written consent of the corporation.

[1991 c 269 § 37; 1989 c 165 §141]

§ 23B.13.030.    Dissent by nominees and beneficial owners

(1)
A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

(2)
A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

(a)
The beneficial shareholder submits to the corporation the record shareholder's consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b)
The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

[2002 c 297 § 35; 1989 c 165 § 142]

§ 23B.13.200.    Notice of dissenters' rights

(1)
If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

(2)
If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters' rights that the action was taken and send them the notice described in RCW 23B.13.220.

[2002 c 297 § 36; 1989 c 165 § 143]

§ 23B.13.210.    Notice of intent to demand payment

(1)
If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2)
A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

[2002 c 297 § 37; 1989 c 165 § 144]

§ 23B.13.220.    Dissenters' rights notice

(1)
If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2)
The notice must be sent within ten days after the effective date of the corporate action, and must:

(a)
State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b)
Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c)
Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d)
Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

(e)
Be accompanied by a copy of this chapter.

[2002 c 297 § 38; 1989 c 165 § 145]

§ 23B.13.230.    Duty to demand payment

(1)
A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates, all in accordance with the terms of the notice.

(2)
The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3)
A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder's shares under this chapter.

[2002 c 297 § 39; 1989 c 165 § 146]

§ 23B.13.240.    Share restrictions

(1)
The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2)
The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

[1989 c 165 § 147]

§ 23B.13.250.    Payment

(1)
Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

(2)
The payment must be accompanied by:

(a)
The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

(b)
An explanation of how the corporation estimated the fair value of the shares;

(c)
An explanation of how the interest was calculated;

(d)
A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

(e)
A copy of this chapter.

[1989 c 165 § 148]

§ 23B.13.260.    Failure to take action

(1)
If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2)
If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

[1989 c 165 § 149]

§ 23B.13.270.    After-acquired shares

(1)
A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2)
To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

[1989 c 165 § 150]

§ 23B.13.280.    Procedure if shareholder dissatisfied with payment or offer

(1)
A dissenter may deliver a notice to the corporation informing the corporation of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

(a)
The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

(b)
The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c)
The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2)
A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

[2002 c 297 § 40; 1989 c 165 § 151]

§ 23B.13.300.    Court action

(1)
If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2)
The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3)
The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4)
The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5)
The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6)
Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

[1989 c 165 § 152]

§ 23B.13.310.    Court costs and counsel fees

(1)
The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2)
The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a)
Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b)
Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3)
If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

[1989 c 165 § 153]

ANNEX G

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K

☒ Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
For the fiscal year ended December 31, 2002
-or -
☐ Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
For the transition period from to

0-25250
Commission File Number

OSTEX INTERNATIONAL, INC.
Exact Name of Registrant as Specified in Its Charter

State of Washington	91-1450247
State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
2203 Airport Way South, Suite 400, Seattle, Washington 98134 206-292-8082 Address and Telephone Number of Principal Executive Offices
Securities registered pursuant to Section 12(b) of the Act:		Securities registered pursuant to Section 12(g) of the Act:
(none)	(none)	Common Stock, $.01 par value
Title of Class	Each Exchange on Which Registered	Title of Class

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.	Yes ☒ No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.	☒
Indicate by check mark whether the registrant is an accelerated filer (as defined in Exchange Act Rule 12b-2).	Yes ☐ No ☒

The aggregate market value of the voting and non-voting stock held by non-affiliates of the registrant was approximately $18,038,865 on March 12, 2003, based on the per-share closing price of $1.80 on The Nasdaq National Market on that date. The aggregate market value of the voting and non-voting stock held by non-affiliates of the registrant was approximately $13,726,111 on June 28, 2002, based on the per share closing price of $1.37 on The Nasdaq National Market on that date.

The number of shares of Common Stock outstanding as of March 12, 2003 was 12,583,745.

 OSTEX INTERNATIONAL, INC.

INDEX TO FORM 10-K

 PART I

        When used in this Report, the words "may," "will," "believes," "anticipates," "expects," "intends," "estimates," "predicts," and similar expressions are intended to qualify as forward-looking statements but are not the exclusive means of identifying such statements. Such statements are subject to certain risks and uncertainties and there are a number of important factors that could cause actual results to differ materially from those projected. These factors include, among others, the factors described under the section entitled "Risk Factors" below and under Part II, Item 7 entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Other Factors that May Affect Operating Results." Readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. Ostex undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this Report, or to reflect the occurrence of unanticipated events.

Item 1. Business

        Ostex International, Inc. (Ostex), a Washington corporation incorporated in May 1989, develops and commercializes products to make "disease management a reality," with osteoporosis being the first area of focus. Ostex' lead product, the Osteomark® NTx test, which is available in multiple formats, incorporates breakthrough and patented technology for the management of osteoporosis. Ostex has collaborative relationships with leading reference laboratories and distributors and markets it Osteomark NTx Point-of-Care device primarily to pharmaceutical companies to aid in the commercialization of its Osteomark technology.

        Osteoporosis is a significant health problem. The National Osteoporosis Foundation (the NOF) updated its first prevalence report published in 1997 entitled "America's Bone Health: The State of Osteoporosis and Low Bone Mass in our Nation." Based on 2000 Census data, the disease statistics indicate that 44 million U.S. women and men aged 50 and older have or are at high risk for developing osteoporosis due to low bone mass. Of these 44 million, over 10 million people, approximately 80 percent of them women, already have osteoporosis and an estimated 34 million have low bone mass density. By the year 2010, it is estimated that over 52 million American women and men in this same age category will be affected and, if current trends continue, the figure will climb to over 61 million by 2020. Additionally, millions of people are at risk of skeletal degradation associated with Paget's disease of bone, cancer that metastasizes to bone, hyperparathyroidism (overactivity of the parathyroid gland characterized by a reduction of bone mass) and renal osteodystrophy. Despite the serious human and economic consequences of these diseases (according to the NOF, the national direct expenditures for osteoporotic and associated fractures was $17 billion in 2001), medical intervention usually commences only after pain, immobility, fractures, or other symptoms have appeared. Ostex expects the osteoporosis therapeutic market will continue to grow as the population ages.

        Ostex is the exclusive licensee of the Osteomark technology, known clinically as the NTx test, which is available in multiple formats that can aid in healthcare decision-making at early menopause and beyond.

        The Osteomark NTx test is a non-invasive test that quantitatively indicates the level of bone resorption. Individuals who are losing bone collagen at accelerated rates may progress to low bone mass, a major cause of osteoporosis. Identification of high levels of bone resorption provides the opportunity to predict skeletal response (bone mineral density) to hormonal antiresorptive therapy, such as Wyeth's Premarin®, in postmenopausal women, which is intended for the prevention and treatment of osteoporosis. In addition, the Osteomark NTx test can aid clinicians in monitoring in postmenopausal women and those diagnosed with osteoporosis the effects of antiresorptive therapies, such as Merck & Co., Inc.'s Fosamax®, Eli Lilly and Company's Evista®, and Procter & Gamble

Pharmaceuticals, Inc.'s and Aventis Pharmaceuticals, Inc.'s Actonel®, in a matter of three months versus one to two years with conventional technology.

        Ostex has the worldwide exclusive right to commercialize technology developed from certain research conducted by the University of Washington under license agreements with the Washington Research Foundation. As consideration for the licenses acquired and for the attainment of certain milestones, Ostex paid the Washington Research Foundation certain nonrefundable fees and issued common stock to the Washington Research Foundation and the University of Washington. All legal costs incurred by the Washington Research Foundation in connection with the filing, prosecution, and maintenance of certain defined patent rights are paid by Ostex. Ostex is obligated to pay the Washington Research Foundation royalties on net sales of any licensed products and also pays royalties to the Washington Research Foundation on milestones received from licensees of the products.

        The first Osteomark test became commercially available in May 1995 as a urinary test in a microtiter plate format that provides a quantitative measure of the excretion of cross-linked N-telopeptides of Type I collagen (NTx) as an indicator of human bone resorption. In July 1996, Ostex received expanded claims for the urine microtiter test which allow that an Osteomark test measurement, if taken prior to the initiation of hormonal antiresorptive therapy, can be utilized to predict a patient's response to that therapy, in terms of its effect on bone mineral density. Additionally, the claims allow that the test can be used to measure the effect of antiresorptive therapies in postmenopausal women, as well as in individuals diagnosed with osteoporosis and Paget's disease. In March 1998, the urine microtiter test claims were further expanded by allowing that an Osteomark test measurement can identify the probability for a decrease in bone mineral density in postmenopausal women taking calcium supplements relative to those treated with hormonal antiresorptive therapy.

        Ostex' second Osteomark test is a serum microtiter plate test that became commercially available in February 1999. This was the first commercially available serum test in the United States that measures specific bone breakdown by osteoclasts using a blood sample. Ostex believes that the use of a serum NTx test provides a number of advantages to centralized testing laboratories, including the elimination of the requirement to normalize NTx values to creatinine concentration.

        The Osteomark NTx Point-of-Care device became commercially available in October 1999 for use in the physician's office. Ostex and Metrika, Inc. developed a physician's office "Point-of-Care" Osteomark test device which is a fully disposable point-of-care NTx test for urine as an indicator of bone resorption that computes an NTx value and displays it digitally. In May 2000, Ostex announced it had acquired the exclusive right from Metrika to manufacture the Osteomark NTx Point-of-Care device, as well as the exclusive worldwide license to manufacture, market and sell this device for the measurement of NTx and other connective tissue markers, including those associated with osteoarthritis. Under the agreement, Metrika receives a royalty based on the sales of the NTx Point-of-Care device. In August 2001, Ostex received Rx Home-Use clearance and CLIA Waiver status for its NTx Point-of-Care device from the FDA. This allows the device to be used in essentially all physician offices, and physicians can write a prescription for the device so that patients can purchase it at the pharmacy and use it in their own homes under the direction of their physicians.

        Ostex manufactures its Osteomark NTx Urine and Serum kits in an Enzyme-linked Immunosorbent Assay format at its manufacturing facility in Seattle, Washington. After initial delays, Ostex completed validation lots for and began shipping NTx Point-of-Care devices in late May 2002 from its new point-of-care manufacturing facility, also located in Seattle.

        Ostex began working with Procter & Gamble in 2000 to launch a test program in Germany to use the NTx Point-of-Care device with Actonel, Procter & Gamble's osteoporosis drug for the management of osteoporosis. This program initially was expanded by Procter & Gamble and its partner, Aventis Pharmaceuticals, and tested in a number of countries. Ostex could not deliver as many NTx Point-of-Care devices to Procter & Gamble and Aventis as anticipated in the second half of 2001 due to product supply difficulties. In addition, because of delays encountered with the start-up of its manufacturing facility, Ostex was unable to deliver NTx Point-of-Care devices to Procter & Gamble and Aventis during most of the first half of 2002. As a result, Procter & Gamble and Aventis cancelled a portion of their NTx Point-of-Care back orders or switched to the Osteomark NTx Urine test in the microtiter plate format. Ostex validated its manufacturing process late in the second quarter of 2002 and has shipped NTx Point-of-Care devices to Procter & Gamble and Aventis. Ostex has maintained a continuing dialogue with Procter & Gamble and Aventis and is working to rebuild their confidence in its manufacturing capabilities. Ostex is also working to expand sources of demand for its products and has shipped NTx Point-of-Care devices to other large pharmaceutical companies.

        Ostex and Mochida Pharmaceutical Co., Ltd., a Japanese pharmaceutical company, entered into a research and development agreement and a license agreement in 1992 for the commercialization of the Osteomark NTx Urine test in Japan. Under the license agreement, Ostex granted Mochida exclusive marketing and distribution rights to certain products in Japan. In January 1998, Mochida launched the Osteomark NTx Urine test in a microtiter plate format in Japan for the management of patients with hyperparathyroidism and for patients with metastatic bone tumors. In December 1999, Mochida received an additional regulatory indication from the Japanese Ministry of Health, Labor and Welfare for the Osteomark test for selecting suitable drugs for the treatment of osteoporosis and monitoring efficacy of drug therapy for osteoporosis. In February 2002, Mochida exercised its option to license the serum test in Japan. The total license fee was $750,000, $500,000 of which Mochida paid to Ostex in March 2002, 30 days after the time it exercised the option to license, and $250,000 of which Mochida paid to Ostex in August 2002, after Mochida received the official announcement of the Japanese reimbursement price from the Ministry of Health. Mochida obtained the Import Approval for Osteomark NTx Serum from the Japanese Ministry of Health, Labor and Welfare in July 2002 and launched the product for sale in November 2002.

        Worldwide promotion of the Osteomark NTx Urine test is also supported by Johnson & Johnson Clinical Diagnostics, Inc. In 1995, Ostex entered into research, development, license and supply agreements with Johnson & Johnson. These agreements grant Johnson & Johnson a license to manufacture, sell and distribute certain products using our bone resorption technology. Johnson & Johnson currently distributes in the United States and certain foreign countries the Osteomark NTx Urine test in the microtiter plate format manufactured by Ostex. Johnson & Johnson also offers the NTx urine test on its Vitros® automated analyzer, for which Ostex receives payments for materials supplied to Johnson & Johnson and royalties on Johnson & Johnson's sales. Under the Johnson & Johnson license agreement, Ostex has the right to license its technology for use on automated instruments to one other company in addition to Johnson & Johnson.

        Ostex has technology for measuring Type II and Type III collagen degradation. Type II collagen is a primary constituent of joint cartilage. Osteoarthritis, a degenerative disease of joint cartilage, affects over 20 million people in the United States alone. The first symptom, joint pain, occurs after substantial cartilage damage has taken place. Further development of the Type II collagen degradation test will be needed to allow reliable monitoring of joint cartilage changes, for validating the effectiveness of drugs under development and for identifying patients with early-stage disease. Similar to the Osteomark NTx test used in connection with osteoporosis, Ostex believes that the Type II collagen degradation test will aid in the clinical management of osteoarthritis patients. Type III collagen is a significant constituent of blood vessels such as coronary arteries. Measuring degradation of this type of collagen may be useful in identifying cardiovascular disease. Ostex has no immediate plans to commercialize tests for Type II or Type III collagen degradation, but has patents in these areas if it decides to commercialize these tests in the future.

        Ostex also has technology to enhance artificial joint recovery. Ostex is the exclusive licensee of U.S. Patents No. 6,190,412 and No. 6,508,838, directed to prosthetic devices having hydroxyapatite-coated bone attachment surfaces to which tartrate-resistant acid phosphatase (TRAP) is absorbed.

Research supported by Ostex established that the human TRAP enzyme has a direct role as a local factor in the recruitment of osteoclasts from hematopoietic cells. Such research also established that recombinantly produced TRAP absorbs readily to hydroxyapatite, a bone-like mineral used to coat medical and dental implants. Ostex may seek collaborations to confirm whether or not such TRAP-induced stimulation of osteoclast recruitment results in osteointegration and enhanced bonding of the graft or prosthesis to the patient's bone.

        OSTEOMARK® and OSTEX® are registered United States trademarks of Ostex and the OSTEOMARK trademark is registered in 47 other countries. The collagen breakdown test technology is covered by 37 U.S. patents, 3 European patents, 6 Japanese patents, and patents in Australia, Canada, Ireland, Korea, Russia, Spain, Norway, Hong Kong, and Singapore. Two of the European patents are in opposition proceedings. Additional patent applications are pending. These patents are variously directed to Type I collagen breakdown products, including NTx, CTx, and deoxypyridinoline, as well as related breakdown products of Type II and Type III collagen. The Type I collagen patents will begin to expire in late 2007 for the U.S. and in 2010 for Europe and Japan. Ostex is also the exclusive worldwide licensee of Metrika's patents relating to point-of-care devices and subcomponents thereof for the measurement of NTx and other connective tissue markers. The Metrika patents will begin to expire in 2013.

Employees

        As of March 12, 2003, Ostex had 47 full-time employees and 1 part-time employee. Ostex considers its relations with its employees to be good.

Proposed Merger with Inverness

        On September 9, 2002, Ostex announced that it had entered into an agreement and plan of merger with Inverness Medical Innovations, Inc. and Geras Acquisition Corp., a wholly-owned subsidiary of Inverness. Under the terms of the agreement, Geras Acquisition Corp. will be merged with and into Ostex, Ostex will become a wholly owned subsidiary of Inverness, and each outstanding share of Ostex common stock will be converted into the right to receive common stock, par value $.001 per share, of Inverness based on a conversion ratio that will be determined immediately prior to the closing of the merger. Under the merger agreement, as amended on February 18, 2003, the per share conversion ratio is designed to provide that an aggregate of approximately 1.9 million shares of Inverness common stock will be:

  •
  issued in exchange for all outstanding Ostex common stock; and

  •
  reserved for issuance upon exercise of the outstanding stock options and warrants to purchase Ostex common stock that will be assumed by Inverness in the merger.

        The merger cannot be completed unless certain conditions are satisfied, including Inverness obtaining the consent of certain of its lenders and the approval by the affirmative vote of two-thirds of the outstanding shares of Ostex' common stock. Ostex' directors and their affiliates, who collectively own an aggregate of approximately 19.8% of the total outstanding common stock of Ostex, have entered into a voting agreement with Inverness, which provides that they will vote their shares in favor of the acquisition. Additionally, in connection with the acquisition, Inverness received an option to purchase up to 19.9% of Ostex' common stock that will be exercisable under certain circumstances.

        On January 2, 2003, Ostex and Inverness announced that Inverness had been unable to obtain the required consent of certain of its lenders to the merger. The amendment to the merger agreement, which, among other things, reduced the aggregate number of shares of Inverness common stock to be issued in the merger from 2.3 million shares to 1.9 million shares, is intended to increase the likelihood of Inverness receiving the consent of certain of its lenders. As reflected in the joint press release issued by Inverness and Ostex on February 19, 2003, Inverness advises that it has been working closely with its lenders to develop a proposal acceptable to its lenders and is optimistic that it will be able to satisfy its lenders' requirements in a timely manner and obtain their consent to the merger. There can be no assurance, however, that Inverness' lenders will give their consent to the proposed merger. Likewise, there can be no assurance that Ostex' shareholders will approve the merger. Failure to complete the merger could have a material adverse effect on Ostex' financial condition and results of operations. Ostex has provided additional information about some of these potential adverse effects under the captions "Liquidity and Capital Resources" and "Additional Factors That May Affect Results" below.

        Inverness and Ostex have filed relevant documents concerning the merger with the Securities and Exchange (SEC), including a registration statement on Form S-4 and subsequently filed Reports and amendments. You should refer to these documents for further information about the proposed merger.

Item 1A. Risk Factors

Risks Related to the Proposed Merger with Inverness

Failure to complete the proposed merger with Inverness could negatively impact Ostex' stock price and future business and operations.

        If the merger is not completed for any reason, Ostex may be subject to a number of material risks, including the following:

  •
  Ostex may be required to pay Inverness a termination fee of $1.8 million;

  •
  the stock option granted by Ostex to Inverness may become exercisable;

  •
  the price of Ostex common stock may decline to the extent that the current market price of Ostex common stock reflects an assumption that the merger will be completed;

  •
  Ostex must pay its accrued costs related to the merger, such as legal, accounting and financial advisory fees, even if the merger is not completed;

  •
  Ostex will need to repay all amounts that it borrowed under the loan agreement with Inverness by December 31, 2003 at the latest;

  •
  Ostex will need to seek immediate additional funding to meet its capital and other requirements, which funding may not be available when needed or may not be available on terms acceptable to Ostex; and

  •
  Ostex will be delisted from The Nasdaq National Market for failing to satisfy The Nasdaq National Market $10 million minimum shareholders' equity requirement, which delisting could adversely affect the liquidity and trading price of its common stock.

        In addition, Ostex' customers may, in response to the announcement of the merger, delay or defer purchasing decisions. Any delay or deferral in purchasing decisions by Ostex customers would have a material adverse effect on Ostex' business, regardless of whether or not the merger is ultimately completed. Similarly, current and prospective Ostex employees may experience uncertainty about their future role with Inverness until Inverness' strategies with regard to Ostex are announced or executed. This uncertainty may adversely affect Ostex' ability to attract and retain key management, marketing, technical, manufacturing, administrative, sales and other personnel.

        The obligations of the parties to effect the merger are subject to a number of conditions, including obtaining consents of lenders of Inverness and approval by holders of Ostex common stock, and there can be no assurance that the merger will occur.

Ostex believes that the price of its common stock is based in large part on the price of Inverness common stock; the price of Inverness common stock may be affected by factors different that those affecting the price of Ostex common stock.

        Upon completion of the merger with Inverness, the holders of Ostex common stock will become holders of Inverness common stock. In addition, prior to the merger and unless the merger agreement with Inverness is terminated, Ostex believes that the price of its common stock will be determined in part by the expectation that the merger will be completed and that Ostex shareholders will become shareholders of Inverness, and the price of Ostex common stock will be affected by the price of Inverness' common stock. The business, strategy and financial condition of Inverness are different from those of Ostex. Inverness' results of operations, as well as the price of Inverness' common stock, will be affected by factors that may be different than those affecting Ostex' results of operations and common stock price.

Risks Related to Ostex' Business

Ostex has a history of losses and may not be able to continue as a going concern.

        KPMG LLP, Ostex' independent auditors, has included a going concern uncertainty paragraph in its audit report on Ostex' financial statements for the year ended December 31, 2002, which states that Ostex' recurring losses from operations and need to raise additional capital to meet its operating and debt requirements if the proposed merger with Inverness is unsuccessful, raise substantial doubt about Ostex' ability to continue as a going concern.

        Ostex has not been profitable for any year since its formation in 1989. Ostex had an accumulated deficit through December 31, 2002 of $43,309,000. Ostex expects to incur additional costs as it continues with its existing operations, marketing and sales efforts for its products, and research and development activities. Ostex' lead product, the Osteomark NTx Urine test, became commercially available in May 1995 in the United States, but sales to date have not been significant enough to generate net income. Ostex' ability to achieve long-term profitability is dependent upon successfully manufacturing, marketing, and commercializing existing products. Ostex expects to continue to incur additional losses in the near-term future and Ostex is unable to predict when, if ever, it will achieve profitability. Ostex' ability to continue as a going concern is dependant upon numerous factors, including its ability to obtain additional financing, its ability to increase its level of future revenues and its ability to reduce operating expenses.

Ostex cannot assure you that its Common Stock will continue to be listed on The Nasdaq National Market, and delisting could depress its stock price, limit shareholder liquidity and make it more difficult for Ostex to raise capital.

        On November 22, 2002, Nasdaq notified Ostex that the Nasdaq Staff was reviewing the Ostex' eligibility for continued listing on The Nasdaq National Market in light of Ostex' failure to satisfy the $10,000,000 minimum shareholders' equity requirement set forth in Marketplace Rule 4450(a)(3). After reviewing information concerning the proposed merger with Inverness submitted by Ostex, Nasdaq granted Ostex an extension. Under the terms of the extension, if the merger with Inverness is not consummated by February 28, 2003 or Ostex does not apply for transfer to The Nasdaq SmallCap Market, Nasdaq will provide formal written notification that Ostex' securities will be delisted. On March 18, 2003, Ostex received formal written notice of the Nasdaq Staff's determination that Ostex' securities should be delisted from The Nasdaq National Market. On March 21, 2003, Ostex requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff delisting determination. At the hearing, Ostex intends to request continued listing on The Nasdaq National Market pending completion of the merger with Inverness. If Ostex' appeal fails or if the merger is not consummated, Ostex may seek to list its Common Stock on The Nasdaq SmallCap Market. If Ostex does not qualify for listing on The Nasdaq SmallCap Market, its Common Stock would be listed on the over-the-counter bulletin board or another quotation system or exchange on which Ostex would qualify. If Ostex' Common Stock is delisted, the delisting could have a material adverse effect on the trading price and liquidity of the stock, and shareholders' ability to sell shares of Ostex stock would be severely limited. Among other things, if not listed on The Nasdaq National Market or The Nasdaq SmallCap Market, Ostex' Common Stock may then constitute "penny stock" which would place increased regulatory burdens on brokers, making them less likely to make a market in Ostex stock. Loss of Ostex' Nasdaq National Market status could also make it more difficult for Ostex to raise capital and would also complicate compliance with state "blue sky" laws.

The market acceptance and demand for Ostex' products is uncertain.

        The Osteomark NTx test, became commercially available in May 1995 in the United States, but sales to date have not been significant enough to generate net income. There can be no assurance that Ostex' Osteomark NTx tests will gain widespread acceptance from the medical community, clinical or hospital laboratories, pharmaceutical companies, physicians or patients as readily as other forms for testing or any newly developed test. There can be no assurance that Ostex will be able to develop significant market share for its products or maintain or increase its current market share. Ostex did not deliver as many NTx Point-of-Care devices to Procter & Gamble and Aventis Pharmaceuticals as anticipated in the second half of 2001 due to product supply difficulties. In addition, because of delays encountered with the start-up of Ostex' point-of-care manufacturing facility, Ostex was unable to deliver NTx Point-of-Care devices to Procter & Gamble and Aventis during most of the first half of 2002. As a result, Procter & Gamble and Aventis cancelled a portion of their NTx Point-of-Care back orders or switched to Ostex' Osteomark NTx Urine test in the microtiter plate format.

        Ostex' point-of-care manufacturing facility was validated to produce a high volume of devices. The production capacity exceeds the production plan for devices in the near-term and may exceed the production plan for devices in the long-term. If this were to occur, the resulting excess capacity may have a negative impact to Ostex' margins in future periods. The inability of Ostex to increase market acceptance and demand for its products could have a material, adverse effect on Ostex' business, financial condition, and results of operations.

Ostex currently relies on a small number of customers, and the loss of a significant Ostex customer could harm Ostex' business.

        Ostex' current operations are dependent upon a relatively small number of customers, which change from time to time. Ostex' most significant customers during 2002 were Mochida Pharmaceutical Co., Ltd., Quest Diagnostics Incorporated, Covance Central Lab Services, Johnson & Johnson Clinical Diagnostics, Inc. and Fisher Scientific. These customers collectively accounted for approximately 56% of Ostex' total product sales during the year. See discussion under the heading "Concentration of Credit Risk" in Note 1 to Financial Statements below for a summary of customers that comprised greater than 10% of Ostex' total revenues in each of the last three fiscal years. Ostex generally does not have long-term purchase contracts with its customers, who order products on a purchase order basis. In certain circumstances, customer orders may be cancelled, changed or delayed on short notice. Because Ostex' finished goods inventory has a limited shelf life, inventory amounts that are not sold within an appropriate time are charged against the cost of goods sold. There can be no assurance that Ostex' current significant customers will continue to buy products at their current or increased levels. Ostex lost a number of orders from significant customers as a result of manufacturing delays encountered with the start-up of Ostex' point-of-care manufacturing facility in late 2001 and early 2002. Loss of a significant Ostex customer or further reduction of the level of orders from a significant Ostex customer would have a material adverse effect on Ostex' operating results.

Ostex is dependent on therapeutics developed by others.

        Acceptance of and demand for Ostex' products will be affected by physicians' perceived needs to test for bone resorption for the purposes of the prevention, treatment and monitoring of osteoporosis. There are currently a limited number of therapies that are effective in preventing, treating and monitoring osteoporosis or other bone disorders. In the event new therapies do not receive regulatory approval or experience delayed market acceptance, or existing therapies are deemed not to be as effective or useful as originally suggested, Ostex could be adversely affected. Unfavorable publicity or studies concerning an Ostex product or therapeutic products for osteoporosis could also have an adverse effect on Ostex' ability to obtain regulatory approvals or to achieve market acceptance.

Ostex has limited sales, marketing and distribution experience and resources.

        Ostex has limited sales, marketing and distribution experience and resources. To market any of its products directly or indirectly, Ostex must develop and implement a substantial sales and marketing effort with technical expertise and supporting distribution capability. Ostex may need to increase its sales and marketing resources significantly in order for its products to gain relatively significant market acceptance. Ostex intends to continue to market and sell its products in the United States through research and clinical laboratories and distributors, establish relationships with a pharmaceutical company or companies, and to establish business arrangements to sell its products in other markets through distributors and a pharmaceutical company or companies. There can be no assurance that Ostex will be able to establish effective sales and marketing and distribution capabilities or that its collaborators will be successful in gaining market acceptance for Ostex' products or that Ostex will achieve or maintain significant market share for its products.

Ostex has limited manufacturing experience.

        Ostex has, through an agreement with Metrika, Inc., developed an adaptation of its core technology for use in physicians' offices, called the Osteomark NTx Point-of-Care device. Until year-end 2001, Ostex depended upon the efforts of Metrika for the production of the NTx Point-of-Care device. In the second quarter of 2002, Ostex itself began manufacturing the NTx Point-of-Care device, but continues to rely on Metrika for supply of certain components. Ostex has limited manufacturing experience and technical expertise with a product like the NTx Point-of-Care device. Failure by Ostex to manufacture the NTx Point-of-Care device and other products in significant quantities in a cost-effective manner could adversely affect Ostex' results of operations. Because of delays encountered with the start-up of Ostex' point-of-care manufacturing facility, Ostex was unable to deliver NTx Point-of-Care devices to customers during late 2001 and most of the first half of 2002. Any similar interruptions in the manufacturing process in the future could have a material adverse effect on Ostex' results of operations.

Ostex is dependent on licensed patents and proprietary rights.

        Ostex' success is dependent in part on obtaining, maintaining and enforcing its patents and other proprietary rights and its ability to avoid and defend against allegations of infringing the proprietary rights of others. Patent law relating to the scope of claims in the biotechnology field in which Ostex operates is still evolving and, consequently, patent positions in Ostex' industry may not be as strong as in other better-established fields. Accordingly, the United States Patent and Trademark Office, or PTO, and foreign patent offices may not issue patents from the patent applications owned by or licensed to Ostex. If issued, the patents may not give Ostex an advantage over competitors with similar technology.

        Ostex is the exclusive licensee of 60 patents in North America, Europe, and Asia. However, the issuance of a patent is not conclusive as to its validity or enforceability and it is uncertain how much protection, if any, will be given to Ostex' patents if it attempts to enforce them and they are challenged in court or in other proceedings, such as oppositions, which may be brought in foreign jurisdictions to challenge the validity of a patent. A third party may challenge the validity or enforceability of a patent after its issuance by the PTO or a foreign patent office. It is possible that a competitor may successfully challenge Ostex' patents or that a challenge will result in limiting their coverage. Moreover, the cost of litigation to uphold the validity of patents and to prevent infringement can be substantial. If the outcome of litigation is adverse to Ostex, third parties may be able to use Ostex' patented invention without payment to Ostex. Moreover, it is possible that competitors may infringe Ostex' patents or successfully avoid them through design innovation. To stop these activities, Ostex may need to file a lawsuit. These lawsuits are expensive and would consume time and other resources, even if Ostex is successful in stopping the violation of its patent rights. In addition, there is a risk that a court would decide that Ostex' patents are not valid and that Ostex does not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of Ostex' patents are upheld, a court would refuse to stop the other party on the ground that its activities do not infringe Ostex' patents.

        Further, once a patent has expired, the technology is no longer protected. Ostex' Type I collagen patents will begin to expire in late 2007 for the United States and in 2010 for Europe and Japan. Ostex is the exclusive worldwide licensee of Metrika's patents relating to point-of-care devices and subcomponents thereof for the measurement of NTx and other connective tissue markers. The Metrika patents will begin to expire in 2013.

        In addition to the intellectual property rights described above, Ostex relies on unpatented technology, trade secrets and confidential information. Therefore, others may independently develop substantially equivalent information and techniques or otherwise gain access to or disclose Ostex' technology. Ostex may not be able to effectively protect its rights in unpatented technology, trade secrets and confidential information. Ostex requires each of its employees, consultants and advisors to execute a confidentiality agreement at the commencement of an employment or consulting relationship with Ostex. However, these agreements may not provide effective protection of Ostex' information or, in the event of unauthorized use or disclosure, they may not provide adequate remedies.

Ostex' patent rights could conflict with the patent rights of others.

        Ostex' competitors or others may have or acquire patent rights that they could enforce against Ostex. If they do so, Ostex may be required to alter its products, pay licensing fees or cease activities. If Ostex' products conflict with patent rights of others, third parties could bring legal actions against Ostex claiming damages and seeking to enjoin manufacturing and marketing and sales of the affected products. If these legal actions are successful, in addition to any potential liability for damages, Ostex could be required to obtain a license in order to continue to manufacture or market the affected products. Ostex may not prevail in any legal action and a required license under the patent may not be available on acceptable terms or at all.

        In December 2001, Osteometer Biotech A/S, also known as Nordic Bioscience A/S, and its licensee Roche Diagnostics GmbH sent Ostex two notification letters concerning Osteometer's European Patent No. 0742902 which issued November 21, 2001. The patent claims synthetic NTx peptides in assays for bone resorption. Ostex believes that its Osteomark products do not infringe upon the Osteometer patent and that the patent is invalid in light of prior art that was not taken into consideration by the issuing European Patent Office. In January 2002, Ostex filed an action in the Court of Monza, Italy, seeking a pan-European declaration of noninfringement. This action included a request to stay any such noninfringement determination pending the outcome of an opposition proceeding that Ostex initiated on August 20, 2002, in the European Patent Office against this patent. By letter dated October 24, 2002, Nordic Bioscience A/S informed Ostex that it had filed infringement proceedings in July 2002 against Ostex before the District Court of Düsseldorf, Germany. Ostex was served notification on December 12, 2002 of the German proceeding. On January 9, 2003, Ostex filed a notification of appearance in Germany and indicated that it will contest the matter.

Ostex may be subject to significant costs of litigation relating to Ostex' intellectual property.

        The cost to Ostex of any litigation or other proceedings relating to intellectual property rights, even if resolved in Ostex' favor, could be substantial. Some of Ostex' competitors may be better able to sustain the costs of complex patent litigation because they have substantially greater resources. If third parties file patent applications, or are issued patents claiming technology also claimed by Ostex in pending applications, Ostex may be required to participate in interference proceedings in the Patent Trademark Office, or opposition proceedings abroad, to determine priority of invention. Ostex may be required to participate in interference or opposition proceedings involving its issued patents and pending applications. Ostex may be required to cease using the technology or license rights from prevailing third parties as a result of an unfavorable outcome in an interference proceeding. Such a prevailing party may not offer Ostex a license on commercially acceptable terms.

Ostex is subject to lengthy regulatory processes and the uncertainty of regulatory approvals.

        The manufacture and marketing and sales of Ostex' products and research and development activities are subject to regulation for safety and quality by the FDA in the United States and comparable authorities in other countries.

        The process of obtaining FDA and other required regulatory approvals can be lengthy and expensive. The time required for approvals is uncertain, and often depends on the type, complexity and novelty of the product. There can be no assurance that regulatory agencies will act favorably or quickly in their review of any submission by Ostex. Significant difficulties or costs may be encountered by Ostex in its efforts to obtain approvals that could delay or preclude Ostex from marketing and selling its products. The FDA may request the development of additional data following original submissions, causing Ostex to incur further cost and delay. Additionally, the FDA may restrict the intended use of a submitted product as a condition for clearance.

        The requirements governing the conduct of clinical studies, manufacturing and marketing and selling of Ostex' products outside the United States can vary widely from country to country. Foreign approvals may take longer than FDA approvals and can involve additional testing. Foreign regulatory approval processes involve similar risks associated with the FDA approval processes. Also, approval of a product by the FDA does not ensure approval of the same product by health authorities of other countries.

        Ostex has completed an EC Declaration of Conformity, permitting the sale of its NTx Point-of-Care device in the European Union. Ostex' other products sold in the European Union will be required to meet this regulation as well by December 31, 2003. Ostex is in the process of preparing an EC Declaration of Conformity for these products. For the products currently sold in Canada, Ostex is in the process of fulfilling the quality system requirements and submitting the quality system certificate required by Health Canada by November 1, 2003. If Ostex does not meet these deadlines, it will not be able to continue to sell these products in the respective markets.

Ostex is subject to extensive continuing government regulation.

        The research, development, manufacturing, marketing and sales of Ostex' products are subject to extensive continuing regulation by numerous governmental authorities in the United States and certain other countries, and Ostex, its products, and its manufacturing facilities are subject to continual review and periodic inspection. The regulatory standards for manufacturing are applied stringently by the FDA. Discovery of previously unknown problems with a product, manufacturer, or facility may result in restrictions on such product, manufacturer or facility, including warning letters, fines, suspensions of regulatory approvals, product recalls, operating restrictions, delays in obtaining new product approvals, withdrawal of the product from the market, and criminal prosecution. Other violations of FDA requirements can result in similar penalties. Ostex is also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens, and the handling of biohazardous materials. Any violation of, and the cost of compliance with, these laws and regulations could adversely impact Ostex' operations. Ostex is unable to predict the extent or likelihood of adverse government regulation that might arise from future U.S. or foreign government action.

The market for Ostex' products is subject to intense competition.

        Competition from biotechnology companies, diagnostics companies, pharmaceutical companies, and research and academic institutions is intense and is based on price as well as product performance. Ostex' main competitors are Osteometer Biotech A/S, also known as Nordic Bioscience A/S, and Quidel Corporation and licensees and distributors of their technologies and products. A number of tests and procedures for the detection of osteoporosis and other bone disorders currently exist and others are in development, and the manufacturers of these tests will continue to improve them. In addition, the diagnostics industry is subject to rapid technological change. Ostex' competitors may succeed in developing products which are more effective or less expensive than those that have been or are being developed by Ostex or which would render Ostex' core technology obsolete, uneconomical or non-competitive. Many of Ostex' competitors have, or have access to substantially greater financial, technical and human resources than Ostex. In addition, many of these competitors have significantly greater experience and resources than Ostex in undertaking clinical trials and other regulatory approval procedures, as well as in marketing and sales and achieving manufacturing efficiencies. There are also small companies, academic institutions, governmental agencies and other research organizations that are conducting research in the area of osteoporosis and other collagen-related diseases. These entities are becoming increasingly aware of the commercial value of their findings and more active in seeking patent and other proprietary rights, as well as licensing revenues.

Ostex is dependent on its core technology and may not be able to adapt this technology to different formats.

        Ostex currently relies exclusively upon its core technology for the development of products associated with osteoporosis and other collagen-related diseases. Ostex' Type I collagen patents will begin to expire in late 2007 for the United States and in 2010 for Europe and Japan. Ostex is the exclusive worldwide licensee of Metrika's patents relating to point-of-care devices and subcomponents thereof for the measurement of NTx and other connective tissue markers. The Metrika patents will begin to expire in 2013. Competitors of Ostex may succeed in developing new or more efficient or cost effective tests that are more readily accepted than Ostex' products. Ostex may require additional development work to adapt its core technology to different, additional or more cost-effective formats, instruments and other delivery platforms that currently exist or may be developed. In particular, additional research and development will be required to adapt its core technology to high-speed, high-volume automated instruments typically used in large clinical laboratories or companies through which Ostex may seek to expand the market for its products. In addition, further research and development will be required to lower the cost of the NTx Point-of-Care device beyond volume considerations and to enhance its performance. Ostex may not be successful in adapting and further developing its core technology to meet such needs. Additionally, technological changes or medical advancements could diminish or eliminate the commercial viability of the Osteomark tests or future products based upon Ostex' core technology. The failure to adapt Ostex' core technology to different or more cost effective formats, instruments, and other delivery platforms, or otherwise to commercialize such core technology, could have a material adverse effect on Ostex' results of operations.

Ostex is reliant on collaborative agreements and other relationships.

        Ostex has entered into collaborative, distribution or co-promotional agreements, arrangements, or programs with several partners, including, among others, Johnson & Johnson Clinical Diagnostics, Inc., Mochida Pharmaceutical Co., Ltd., Procter & Gamble, Aventis Pharmaceuticals and Quest Diagnostics Incorporated. The level of each collaborator's involvement and support and the amount and timing of resources it will give or the amount of product it will purchase from Ostex under these agreements, arrangements, or programs are not within the control of Ostex and can significantly impact Ostex' ability to achieve its objectives. There can be no assurance that these collaborators will perform their contractual obligations or intentions as expected or that Ostex will derive revenue from such arrangements. Moreover, the agreements or business could be terminated. Ostex expects to rely on these and additional agreements, arrangements, or programs to develop, commercialize, promote and sell its present and future products. Ostex may not be able to negotiate acceptable agreements in the future. Moreover, new agreements or existing agreements may not be successful. If any collaborator breaches or terminates its agreement, or fails to conduct its collaborative activities in a timely manner, the commercialization of existing and future products could be slowed down or blocked completely. Disputes may arise between Ostex and its collaborators on a variety of matters, including financial or other obligations under the business relationships and arrangements between the companies. These disputes may be both expensive and time consuming and may result in delays in the development and commercialization of Ostex' products.

Product liability claims with respect to Ostex' products in excess of the amount of insurance could adversely affect Ostex' financial condition.

        The testing, manufacturing, marketing and sale of Ostex' products may subject Ostex to product liability claims. Ostex maintains coverage against product liability risks up to a $2,000,000 aggregate limit. However, continuing insurance coverage may not be available at an acceptable cost, if at all. Ostex may not be able to obtain insurance coverage that will be adequate to satisfy any liability that may arise. Regardless of merit or eventual outcome, product liability claims may result in decreased demand for a product, injury to its reputation, withdrawal of clinical trial volunteers and loss of revenues. As a result, regardless of whether Ostex is insured, a product liability claim or product recall may result in losses that could be material to Ostex.

Ostex has limited suppliers.

        The majority of the raw materials, technologies and purchased components used to manufacture Ostex' products are readily available. However, certain of these materials, technologies and related support such as solid phase membranes and electronics modules for Ostex' NTx Point-of-Care device, are from a sole supplier or a limited group of suppliers. Metrika is the sole supplier of certain critical components for Ostex' NTx Point-of-Care device and any issues with their ability to supply critical components could interrupt the supply of these components for the device. There can be no assurance that Ostex' reliance on these suppliers will not result in problems with product supply. Interruptions in the availability of products could have a material adverse effect on Ostex' results of operations.

The healthcare reimbursement for Ostex' products is uncertain.

        Ostex' ability to commercialize its products will depend in part on the extent to which reimbursement for the cost of such products and related treatment will be available from third-party payors, such as government health administration authorities, private health coverage insurers and other organizations, and the amount of such reimbursement. The status of the scope of healthcare programs worldwide is uncertain and there can be no assurance that adequate third-party coverage will be available for Ostex to maintain price levels sufficient for realization of an appropriate return on its investment in product development. Third-party payors are increasingly challenging the price and cost effectiveness of medical products and services. There can be no assurance that Ostex' existing or any future products will provide sufficient value or be considered cost effective and that reimbursement to the consumer will be available or sufficient to allow Ostex to sell its products on a competitive basis. The U.S. Department of Health and Human Services Centers for Medicare & Medicaid Services issued its Final Rule for National Medicare Coverage in November 2001. The Rule established mandatory national Medicare coverage for the use of the Osteomark NTx Urine test. The implementation date for this coverage was January 1, 2003. However, because the Rule was negotiated based on earlier clinical studies with urine tests, the rulemaking did not extend to the Osteomark NTx Serum test. In the absence of a national coverage decision, Medicare contractors will have local discretion in deciding whether the Osteomark NTx Serum test is reimbursable as a medically necessary procedure for assessing and monitoring bone loss resorption.

Ostex has experienced volatility in its stock price

        The volatility of Ostex' stock price has been significant since it first became publicly traded in January 1995. The stock market may experience significant price and volume fluctuations unrelated to the operating performance of particular companies. Factors such as any loss of key management, the status of the merger between Ostex and Inverness, the potential delisting of Ostex Common Stock from The Nasdaq National Market, the results of Ostex' clinical trials or those of its competitors, adverse regulatory actions or decisions, evidence regarding the safety or efficacy of Ostex' products or those of its competitors, announcements of technological innovations or new products by Ostex or its competitors, governmental regulation, developments with respect to patents or other proprietary rights, product or patent litigation or public concern as to the safety of products developed by Ostex may have a volatile effect on the market price of Ostex' stock. The realization of any of the risks described in this report, as well as other factors, could have a material adverse impact on the market price of Ostex' Common Stock and may result in loss of some or all of your investment.

        In the past, securities class action litigation has often been brought against companies following periods of volatility in their stock prices. Ostex may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's time and resources, which could cause Ostex' business to suffer.

Item 2. Properties

        Ostex' research laboratories, manufacturing operations, and administrative offices are located in Seattle, Washington. Ostex leases approximately 46,000 square feet of space under two separate lease agreements that expire in 2005 and 2010, respectively. The Seattle facilities have adequate capacity for Ostex' present needs.

Item 3. Legal Proceedings

        Information regarding legal proceedings is contained in Item 8 of this Annual Report on Form 10-K in the section entitled "Notes to Financial Statements," under Note 9—Litigation.

Item 4. Submission of Matters to a Vote of Security Holders

        Not applicable.

 PART II

Item 5. Market for Registrant's Common Equity and Related Shareholder Matters

Market Price of Common Stock

        Ostex' Common Stock is traded on The Nasdaq National Market under the symbol "OSTX." The following table lists the high and low trading prices for Ostex' Common Stock as reported on the Nasdaq National Market.

2002	High	Low
1st quarter	$3.15	$2.00
2nd quarter	2.50	1.37
3rd quarter	2.10	1.04
4th quarter	2.32	1.11
2001	High	Low
1st quarter	$1.94	$1.03
2nd quarter	1.95	1.06
3rd quarter	3.15	1.22
4th quarter	3.35	1.76

        The closing price of the Common Stock on December 31, 2002 was $1.76. The closing price of the Common Stock on March 12, 2003 was $1.80.

        On November 22, 2002, Nasdaq notified Ostex that the Nasdaq Staff was reviewing Ostex' eligibility for continued listing on The Nasdaq National Market in light of Ostex' failure to satisfy the $10,000,000 minimum shareholders' equity requirement set forth in Marketplace Rule 4450(a)(3). After reviewing information concerning the proposed merger with Inverness submitted by Ostex, Nasdaq granted Ostex an extension. Under the terms of the extension, if the merger with Inverness is not consummated by February 28, 2003 or Ostex does not apply for transfer to The Nasdaq SmallCap Market, Nasdaq will provide formal written notification that Ostex' securities will be delisted. On March 18, 2003, Ostex received formal written notice of the Nasdaq Staff's determination that Ostex' securities should be delisted from The Nasdaq National Market. On March 21, 2003, Ostex requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff delisting determination. At the hearing, Ostex intends to request continued listing on The Nasdaq National Market pending completion of the merger with Inverness. If Ostex' appeal fails or if the merger is not consummated, Ostex may seek to list its Common Stock on The Nasdaq SmallCap Market. If Ostex does not qualify for listing on The Nasdaq SmallCap Market, its Common Stock would be listed on the over-the-counter bulletin board or another quotation system or exchange on which Ostex would qualify. If Ostex' Common Stock is delisted, the delisting could have a material adverse effect on the trading price and liquidity of the stock, and shareholders' ability to sell shares of Ostex stock would be severely limited. Among other things, if not listed on The Nasdaq National Market or The Nasdaq SmallCap Market, Ostex' Common Stock may then constitute "penny stock" which would place increased regulatory burdens on brokers, making them less likely to make a market in Ostex stock. Loss of Ostex' Nasdaq National Market status could also make it more difficult for Ostex to raise capital and would also complicate compliance with state "blue sky" laws.

Holders of Common Stock

        As of March 12, 2003, there were 12,583,745 shares of Common Stock outstanding held of record by approximately 121 shareholders.

Dividend Policy

        Ostex has never paid cash dividends and has no present intention of paying dividends in the foreseeable future.

Transfer Agent and Registrar

        The transfer agent and registrar for the Common Stock is Mellon Investor Services, LLC, Ridgefield Park, New Jersey.

Item 6. Selected Financial Data

(in thousands, except per share amounts)

FISCAL YEAR ENDED DECEMBER 31,	2002	2001	2000	1999	1998
PRODUCT SALES AND OTHER REVENUE	$5,428	$5,734	$5,552	$4,732	$3,047
COST OF PRODUCTS SOLD	2,484	2,278	1,858	1,130	814

GROSS PROFIT	2,944	3,456	3,694	3,602	2,233
(Percentage of revenue)	54%	60%	67%	76%	73%
OPERATING EXPENSES:
POC facility start-up costs	569	872	80	—	—
Research and development	1,757	1,834	1,611	1,734	2,901
Selling, general and administrative	4,156	3,932	4,568	3,831	8,122

Total operating expenses	6,482	6,638	6,259	5,565	11,023

Loss from operations	(3,538)	(3,182)	(2,565)	(1,963)	(8,790)
OTHER (EXPENSE) INCOME:
Impairment of investment	(599)	—	—	—	—
Proceeds from legal settlement	—	—	152	—	—
Interest (expense) income, net	(188)	83	396	393	695

Total other (expense) income	(787)	83	548	393	695

Loss before income taxes	(4,325)	(3,099)	(2,017)	(1,570)	(8,095)
Income taxes	75	—	—	—	—

Net loss	$(4,400)	$(3,099)	$(2,017)	$(1,570)	$(8,095)

Basic and diluted net loss per common and common equivalent share	$(0.35)	$(0.25)	$(0.16)	$(0.13)	$(0.64)
Weighted average shares used in calculation of net loss per share	12,571	12,516	12,504	12,522	12,696

(in thousands)

FISCAL YEAR ENDED DECEMBER 31,	2002	2001	2000	1999	1998
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments	$1,330	$3,827	$6,578	$8,400	$10,979
Working capital	597	4,104	6,600	9,205	10,624
Total assets	6,838	9,635	12,311	12,297	15,065
Noncurrent liabilities	937	1,138	768	—	117
Accumulated deficit	(43,309)	(38,909)	(35,810)	(33,793)	(32,223)
Total shareholders' equity	$2,581	$6,932	$9,906	$11,709	$13,488

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

Results Of Operations

        Years Ended December 31, 2002, 2001, 2000.    Total revenues were $5,428,000 for the year ended December 31, 2002 as compared to $5,734,000 and $5,552,000 for the years ended December 31, 2001 and 2000, respectively. Revenues in 2002 included $62,000 related to Ostex' recognition of a portion of the $750,000 payment received from Mochida in 2002 for the license of Ostex' NTx Serum test which is being amortized over the remaining term of the patent. Revenue is primarily comprised of sales of the Ostex' products that are recognized only upon shipment. The decrease in revenue of $306,000 in 2002 as compared to 2001 was primarily due to lower shipments of Ostex' NTx Point-of-Care device, partially offset by the sales of the NTx Serum kits. The lower sales of the point-of-care device was due primarily to manufacturing delays in the first quarter of 2002 related to the validation of the point-of-care manufacturing facility. These delays caused Proctor & Gamble and Aventis to cancel a portion of their orders and, as a result, sales of point-of-care devices in 2002 were lower than in 2001. The increase of $182,000 in 2001 revenue compared to 2000 revenue is attributable to an increase in sales for the Osteomark NTx Point-of-Care device.

        Ostex' cost of products sold totaled $2,484,000 for the year ended December 31, 2002, as compared to $2,278,000 and $1,858,000 for the same periods in 2001 and 2000, respectively. The gross margin on product sales for the year ended 2002 was 54% as compared to 60% and 67% in 2001 and 2000. The decrease in the gross margin from 2001 to 2002 was due to the excess capacity of the point-of-care manufacturing facility, which was validated to produce a high volume of devices. Point-of-care production capacity will continue to exceed the production plan for devices in the near-term future and may exceed the production plan for devices in the long-term. The resulting excess capacity will have a negative impact on Ostex' gross profit margins unless and until demand increases. The decrease in gross margin from 2000 to 2001 was due in part to increased sales of the NTx Point-of-Care device, which has a lower margin than the NTx Urine and Serum kits. In addition, there were certain inventory adjustments made in the first quarter of 2000, which resulted in a 91% margin in that quarter that affected the annual margin.

        Ostex also incurred start-up costs for its new point-of-care manufacturing facility that totaled $569,000 in 2002 as compared to $872,000 and $80,000 in 2001 and 2000, respectively. This expense relates to the facility operating costs, labor and material costs to validate the facility, and production validation runs for pilot lots of the NTx Point-of-Care device prior to the production of sellable devices. The expense decreased by $303,000 from 2001 to 2002 due to the successful validation of the facility in May of 2002. Ostex is now producing and shipping devices out of its own facility, and the cost of those devices is being expensed through cost of goods sold. Prior to manufacturing sellable devices on its own, Ostex purchased finished devices from Metrika.

        Ostex' research and development expenditures totaled $1,757,000, $1,834,000, and $1,611,000 in 2002, 2001, and 2000, respectively. The $77,000 decrease from 2001 to 2002 was primarily related to personnel costs. The $223,000 increase from 2000 to 2001 was driven by personnel costs and professional fees associated with the NTx Point-of-Care device, including clinical trials related to seeking approval for CLIA Waiver and Rx Home-Use.

        Selling, general and administrative expenses totaled $4,156,000, $3,932,000, and $4,568,000 in 2002, 2001, and 2000, respectively. Expenses increased by $224,000 in 2002 over 2001 due to legal and investment banker fees and expenses in connection with the proposed merger of Ostex with Inverness, which merger related fees and expenses totaled approximately $1,000,000 for the year 2002. The increase in expenses was partially offset by a business and occupancy tax refund in the third quarter of 2002, from the Washington Department of Revenue for research and development tax credits not taken in six prior years. In addition, sales and marketing had lower personnel costs and a lower level of expenditures in 2002 as compared 2001. Expenses decreased by $636,000 in 2001 from 2000 primarily due to the reduction of the sales force and marketing related expenditures for the urine and serum products.

        Other expenses in 2002 includes an impairment of Ostex' $599,000 preferred stock investment in Metrika. In the fourth quarter, Ostex management determined that there had been an other than temporary decline in the value of Ostex' investment in Metrika based on recent financial information obtained from Metrika, including its cash balance, cash expenditure rate, and immediate need for financing. Management believes that these factors are a strong indicator that the fair value of Ostex' preferred stock holdings in Metrika are substantially near zero and has adjusted the cost basis accordingly.

        Interest (expense) income, net was ($188,000) in 2002 as compared to interest income of $83,000 and $396,000 in 2001 and 2000, respectively. The $271,000 decrease in 2002 as compared to 2001 and the $313,000 decrease from 2000 as compared to 2001 resulted from less interest income from lower balances of cash and short-term investments and higher interest expense related to Ostex' debt for both periods. Ostex borrowed $2,316,000 from Transamerica Business Credit Corporation during 2000 and 2001 for the point-of-care facility build-out. Ostex started repaying the loans during 2001.

        Proceeds from legal settlement were $152,000 in 2000 and resulted from a one-time settlement fee paid by Osteometer Biotech A/S related to the settlement of the lawsuit between Osteometer and Ostex in 2000 (see Note 9—Litigation, to the accompanying financial statements).

        At December 31, 2002, Ostex had tax net operating loss carryforwards of approximately $45,977,000, which will begin to expire in 2004. Income taxes are provided in the Statements of Operations as required by Statement of Financial Accounting Standards No. 109, "Accounting For Income Taxes" (SFAS No. 109). Under SFAS No. 109, deferred taxes are determined using an asset and liability approach. Ostex has determined that the tax assets do not satisfy the realization criteria set forth in SFAS No. 109. Accordingly, a valuation allowance has been recorded against the applicable deferred tax assets, and therefore no tax benefit has been recorded. In 2002, Ostex recorded $75,000 of foreign tax expense for the tax paid in Japan in connection with the lump sum payments received from Mochida under the Serum Osteomark License Agreement.

        Net operating loss carryforwards are subject to review and possible adjustment by the Internal Revenue Service and may be limited in the event of certain cumulative changes in excess of 50% in ownership interests of significant shareholders over a three-year period.

Recently Issued Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143), which provides the accounting requirements for retirement obligations associated with tangible long-lived assets. This statement requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The provisions of SFAS No. 143 are effective for fiscal years beginning after June 15, 2002. Ostex is currently assessing the impact of implementing this statement on our results of operations and financial position.

        In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS No. 146). This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This statement requires that a liability for a cost associated with an exit or disposal activity be recognized at fair value when the liability is incurred. This statement will be effective for Ostex' 2003 fiscal year, and early adoption is permitted. The adoption of SFAS No. 146 is not expected to have a material impact on Ostex' results of operations or financial position.

        In November 2002, the FASB issued the FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," which elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees that it has issued, if any. Ostex has reviewed the Interpretation and has concluded that it does not need to make any additional disclosures in this filing and does not expect this interpretation to have a material impact on its results of operations or financial position in 2003.

        In December 2002, the FASB issued the Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement 123" (SFAS 148). SFAS 148 provides new transition alternatives for companies adopting the fair value method of accounting for stock-based compensation prescribed by SFAS 123 and changes certain disclosure requirements for companies electing to continue applying the APB 25 intrinsic value method. Ostex has no current plans to adopt the fair value method of accounting but has revised its disclosure accordingly.

Critical Accounting Policies

        Ostex has identified the most critical accounting policies used in the preparation of its financial statements by considering accounting policies that involve the most complex or subjective decisions or assessments. Ostex' most critical accounting policies relate to revenue recognition, products returns, the carrying value of the investment in Metrika, and the carrying value of Ostex' property, plant and equipment for our manufacturing operations.

        Ostex' revenue recognition policies are based on the requirements of Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." Revenue is recorded when earned, which for product sales occurs upon shipment. Any payments received prior to meeting the criteria for revenue recognition are deferred until such criteria are met. Research and development payments and license fees are recognized upon attainment of the agreed upon milestones and ratably over the term of the agreement, respectively. The 2002 license payments from Mochida, totaling $750,000, related to the NTx Serum kit will be recognized ratably over the period Ostex is obligated to provide finished products as specified in the agreement.

        Returns of product to date have been warranty related and insignificant; however, with the ramp up in our new manufacturing facility for the NTx Point-of-Care devices, there is a risk that returns in the future could increase. Should this occur, our revenues could be impacted by an increase in the return provision.

        Ostex has historically recorded its investment in Metrika at the lower of cost or market and periodically assessed the value of the investment and compared it to the cost basis to determine whether the investment is impaired. Ostex' assessment of the valuation of this asset was based on historical financial data, assumed valuations of Metrika, relevant liquidation preferences made during additional investment rounds, future projections, Metrika's performance and the general changes in the U.S. equity markets. In the fourth quarter of 2002, Ostex management determined that there had been an other than temporary decline in the value of its investment in Metrika based on recent financial information obtained from Metrika including its cash balance, cash expenditure rate and immediate need for financing. Ostex believes that these factors are a strong indicator that the fair value of its preferred stock holdings in Metrika are substantially near zero and has adjusted the cost basis accordingly.

        Ostex has adopted the provisions of the Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144) (effective for Ostex on January 1, 2002). This statement supersedes Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". Ostex has assessed its long-lived assets to see if any impairment should be recognized, paying particular attention to our NTx Point-of-Care device manufacturing assets. Ostex determined that these assets were not impaired at December 31, 2002. This assessment was conducted using Ostex' most recent projections over the expected life of the underlying assets. The adoption of SFAS No. 144 did not have any effect on Ostex' financial statements.

Liquidity And Capital Resources

        As of December 31, 2002, Ostex had $1,330,000 in cash and cash equivalents, working capital of $597,000 and total shareholders' equity of $2,581,000. As a result of funding operating losses during 2002, cash and cash equivalents and short-term investments decreased by $2,497,000, working capital decreased by $3,507,000, and shareholders' equity decreased by $4,351,000.

        Ostex used $2,659,000 of cash for operating activities in 2002. Ostex used $271,000 in 2002 and $582,000 in 2001 to purchase property, plant, and equipment. In 2002, these purchases were primarily for computer upgrades and R&D equipment and in 2001 the purchases were for manufacturing and office equipment, primarily for the point-of-care manufacturing facility. Inventory increased to $1,468,000 in 2002, up $474,000 from 2001, primarily due to the manufacturing activities associated with producing and stocking finished NTx Point-of-Care devices and the purchase in 2002 of component parts for the device. Inventories are stated at the lower of cost or market. Also during 2002, Ostex issued 25,000 shares of common stock related to the exercise of stock options, receiving $20,000 in proceeds.

        In 2000, Ostex entered into an agreement with Transamerica Business Credit Corporation, which provided up to $2,800,000 in debt financing for the new manufacturing facility. During 2000 and 2001, Ostex borrowed a total of $2,316,000 under this agreement at an annual interest rate of approximately 14.5%. The indebtedness is evidenced by a series of notes and is secured by all equipment financed with the borrowed funds. There are no further funds available to Ostex under this financing arrangement. As of December 31, 2002, the principal balance remaining under the notes was $1,138,000. Each note is payable in 36 monthly installments with a balloon payment at the end of the term. The notes have due dates ranging from November 2003 to January 2005.

        On September 6, 2002, Ostex entered into an agreement to merge with Inverness Medical Innovations, Inc. The merger agreement was amended as of February 18, 2003 to, among other things, reduce the aggregate number of shares of Inverness common stock issuable in the merger. The transaction is expected to close in the second quarter of 2003. Inverness' acquisition of Ostex is subject to certain closing conditions, including Inverness obtaining consent of certain of its lenders to the merger and approval of the merger by Ostex' shareholders. Some of the closing conditions to the merger are outside the control of Ostex and Inverness, and there can be no assurance that the merger will occur.

        Ostex has incurred substantial expenses in connection with the proposed merger. If the merger does not occur, Ostex currently expects to incur a total of approximately $1.5 million to $1.7 million in merger related expenses, excluding any termination fees, if applicable. These expenses would have a material adverse effect on the results of operations and financial condition of Ostex because Ostex will have not realized the expected benefits of the merger. As a result of the delay and the renegotiation of the merger agreement, Ostex will incur more expenses than originally anticipated due to additional legal, accounting and investment banking costs and the cost of extending the term of Ostex' current directors' and officers' insurance coverage.

        In connection with the merger agreement, as amended, Inverness and Ostex also entered into an amended and restated loan agreement. Under the loan agreement, Inverness has agreed to make, or arrange for one of its affiliates to make, loans of up to an aggregate of $2,000,000 to Ostex. The annual interest rate of each loan is an amount equal to LIBOR for one-year loans as published in the Wall Street Journal on the date of each loan, plus four and one-half percent. Ostex borrowed $334,000 under the loan agreement on October 10, 2002 at an interest rate of 6.27%, borrowed $433,000 on November 12, 2002 at an interest rate of 6.04%, and borrowed $233,000 on December 9, 2002 at an interest rate of 6.16%. As of December 31, 2002, the total amount borrowed under the Inverness loan agreement was $1,000,000. Ostex is entitled to borrow the remaining $1,000,000 under the loan agreement at any time on or after January 2, 2003, provided that certain conditions are met, in order to maintain sufficient cash, cash equivalents and short-term investments to fund six-months of its budgeted working capital needs. On January 9, 2003, Ostex borrowed an additional $379,000 at an interest rate of 6.02%. On February 25, 2003, Ostex borrowed an additional $246,158 at an interest rate of 5.90%.

        The loans must be repaid at the earliest of:

  •
  the first business day after the effective time of the merger;

  •
  acceleration upon an event of default;

  •
  the termination of the merger agreement in specified circumstances related to Ostex' breach of the terms of the merger agreement or stock option agreement or Ostex' board's approval of an acquisition proposal or withdrawal of its approval or recommendation of the merger agreement; or

  •
  December 31, 2003.

        If, during the loan period, the merger agreement is terminated in circumstances that would not be an event of default under the loan agreement, Ostex may borrow a maximum of $1,750,000 from Inverness under the loan agreement, assuming satisfaction of certain conditions. If the merger is not consummated and $1,750,000 of the loan funds are received, Ostex believes it will be able to fund its operations through July 2003, based on current projections. Such loan liability, however, may have a material impact on the results of operations and financial condition of Ostex because Ostex will not have realized the expected benefits of the merger.

        Until the merger becomes effective, and with some exceptions, Ostex is prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to an acquisition proposal from any person other than Inverness. Ostex also agreed to pay a termination fee to Inverness of $1.8 million if the merger agreement is terminated in specified circumstances, including circumstances in which Ostex takes any of these prohibited actions or fails to obtain the approval of its shareholders after a proposal from an eventual third party acquiror is received by Ostex or publicly announced. In addition, Ostex has granted Inverness an option to purchase up to 19.9% of Ostex' outstanding shares of common stock at an exercise price of $2.39 per share. Inverness may exercise this option upon the occurrence of specified events that ordinarily would be associated with an acquisition or potential acquisition of Ostex by a third party. If the option becomes exercisable in specified circumstances in connection with an acquisition proposal, Inverness may also cancel the option, or any portion of the option, in exchange for an amount of cash equal to the product of (a) the excess of the per share exercise price over the highest per share purchase price proposed to be paid pursuant to an acquisition proposal that caused, or would cause, the option to become exercisable, or the current average market price per share, if higher, multiplied by (b) the number of shares subject to the portion of the option that is canceled. These provisions could discourage other companies from trying to acquire Ostex even though those other companies might be willing to offer greater value to Ostex shareholders than Inverness has offered in the merger. The payment of the termination fee or cash upon an exercise of the stock option could also have a material adverse effect on Ostex' financial condition.

        If the proposed merger is not consummated, Ostex may seek to raise additional capital by sales of equity or debt securities in the public equity markets or through private placements. There can be no assurance that additional funds will be available on favorable terms, if at all. Ostex also may be required to delay, scale back or eliminate some or all of our marketing and sales and research and development programs, sell assets, license to third parties rights to commercialize products or technologies that it would otherwise seek to develop on its own, or seek bankruptcy protection. Ostex has agreed that, except as contemplated or permitted by the merger agreement or otherwise consented to by Inverness in writing, Ostex will, during the pendency of the merger and, if the loan is still in effect in certain circumstances after termination of the merger agreement, comply with restrictions relating to the operation of its business, including, but not limited to, acquiring or issuing any securities, incurring indebtedness for borrowed money, making any loans, advances or capital contributions, encumbering any of its assets, settling material litigation, making capital expenditures other than in the ordinary course of business and consistent with past practice and in an amount in excess of $50,000, entering into any material agreement, and licensing, transferring or materially amending any of its intellectual property. These restrictions may limit severely Ostex' ability to raise operating capital in a timely manner.

        In addition, if the merger is not consummated, Ostex will not be able to satisfy ongoing listing requirements and there is at substantial risk that its Common Stock will be delisted from The Nasdaq National Market. Such delisting would most likely have a material adverse effect on the trading price and liquidity of Ostex' securities and would further compound the difficulty of raising capital.

        Ostex' future capital requirements depend upon many factors, including the proposed merger with Inverness and the realization of the benefits expected from the proposed merger; effectiveness of the Osteomark NTx Serum, Urine, and Point-of-Care commercialization activities and arrangements; market demand for Ostex' products; continued scientific progress in research and development programs; the costs involved in filing, prosecuting, enforcing and defending patent claims; the manufacturing needs for new and existing products; relationships with existing and future corporate collaborators; and the time and costs involved in obtaining regulatory approvals.

        The following table summarizes our contractual obligations and other commercial commitments as of December 31, 2002, and the effect such obligations and commitments are expected to have on liquidity for future periods. Long-term debt payments are principal portions only.

Contractual obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Long-term debt	$2,193,000	$1,855,000	$338,000	$—	$—
Operating leases	2,315,000	629,000	1,279,000	217,000	190,000

Total cash obligations	$4,519,000	$2,495,000	$1,617,000	$217,000	$190,000

        Ostex' financial statements are presented on a going concern basis and assume that assets will be realized in the normal course of business. If Ostex is forced to liquidate its assets, Ostex may not recover the carrying amount of such assets.

        KPMG LLP, Ostex' independent auditors, has included a going concern uncertainty paragraph in its audit report on Ostex' financial statements for the year ended December 31, 2002, which states that Ostex' recurring losses from operations and need to raise additional capital to meet its operating and debt requirements if the proposed merger with Inverness is unsuccessful, raise substantial doubt about Ostex' ability to continue as a going concern.

Other Factors That May Affect Operating Results

        Ostex' operating results may fluctuate due to a number of factors including, but not limited to, cost, volume and timing of product sales, pricing, market acceptance of Ostex' products, changing economic conditions, actions of competitors, delays and increased costs of product and technology development, manufacturing performance, Ostex' ability to develop and maintain collaborative arrangements, the outcome of litigation, the pending merger with Inverness and the associated costs, and the effect of Ostex' accounting policies and other risk factors detailed in this report and other Securities and Exchange Commission filings. All of the foregoing factors are difficult for Ostex to predict and could materially and adversely affect our business and operating results.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

        Interest rate risk.    Ostex' exposure to market rate risk, as a result of changes in interest rates, relates primarily to its investment portfolio. At December 31, 2002, Ostex held $1,330,000 in cash and cash equivalents and no fixed or adjustable rate investments that would carry any significant degree of interest rate risk. Additionally, at December 31, 2002 Ostex had $2,193,000 of notes payable. While fluctuations in interest rates may affect the fair value of this debt, Ostex' debt payments will not be affected due to fixed interest rates on this debt.

        Currency risk.    Ostex conducts all financial transactions in U.S. currency. However, currency fluctuations may impact a foreign customer's ability to meet its payment obligations and/or future product pricing to that customer. Based upon Ostex' credit authorization policy, current economic conditions in countries in which Ostex does significant business, and the level of outstanding foreign receivables, Ostex does not consider this risk to be material.

Item 8. Financial Statements and Supplementary Data

Report of Independent Public Accountants

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders:

We have audited the accompanying balance sheet of Ostex International, Inc. as of December 31, 2002 and the related statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The accompanying financial statements of Ostex International, Inc. as of December 31, 2001 and 2000 and for the years then ended were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated January 31, 2002.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ostex International, Inc. as of December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and needs to raise significant additional capital to meet its operating and debt requirements if the proposed merger is unsuccessful. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                      /s/ KPMG LLP

Seattle, Washington
January 24, 2003

Report of Independent Public Accountants

To the Shareholders of Ostex International, Inc.:

We have audited the accompanying balance sheets of Ostex International, Inc. (a Washington corporation) as of December 31, 2001 and 2000, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ostex International, Inc. as of December 31, 2001 and 2000 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                      /s/ ARTHUR ANDERSEN LLP

Seattle, Washington
January 31, 2002

This audit report of Arthur Andersen LLP, Ostex' former independent public accountants, is a copy of the original report dated January 31, 2002 rendered by Arthur Andersen LLP on Ostex' financial statements included in Ostex' Form 10-K filed on March 29, 2002, and has not been reissued by Arthur Andersen LLP since that date. Ostex is including this copy of the Arthur Andersen LLP audit report pursuant to Rule 2-02(e) of Regulation S-X under the Securities Act of 1933.

OSTEX INTERNATIONAL, INC.

BALANCE SHEETS

(in thousands, except share and per share amounts)

December 31,	2002	2001
ASSETS
Current Assets:
Cash and cash equivalents	$1,330	$1,284
Short-term investments	—	2,543
Trade receivables, net of allowance of $70 in 2002 and $54 in 2001	944	815
Inventory	1,468	994
Other current assets	175	33

Total current assets	3,917	5,669
Property, plant and equipment, net	2,832	3,272
Other assets	89	694

Total assets	$6,838	$9,635

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$622	$279
Customer deposits	99	156
Accrued liabilities	655	495
Current portion of deferred revenue	89	—
Current portion of notes payable	1,855	635

Total current liabilities	3,320	1,565
Noncurrent Liabilities
Deferred revenue, net of current portion	599	—
Notes payable, net of current portion	338	1,138

Total noncurrent liabilities	937	1,138
Commitments and Contingencies
Shareholders' Equity:
Common stock, $.01 par value, 50,000,000 authorized; 12,583,435 and 12,558,174 issued and outstanding at December 31, 2002 and 2001, respectively	126	126
Additional paid-in capital	45,764	45,709
Accumulated other comprehensive income	—	6
Accumulated deficit	(43,309)	(38,909)

Total shareholders' equity	2,581	6,932

Total liabilities and shareholders' equity	$6,838	$9,635

The accompanying notes are an integral part of these financial statements.

OSTEX INTERNATIONAL, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

YEAR ENDED DECEMBER 31,	2002	2001	2000
REVENUE
Product sales and other revenue	$5,428	$5,734	$5,552
Cost of products sold	2,484	2,278	1,858

Gross profit	2,944	3,456	3,694
OPERATING EXPENSES:
POC facility start-up costs	569	872	80
Research and development	1,757	1,834	1,611
Selling, general and administrative	4,156	3,932	4,568

Total operating expenses	6,482	6,638	6,259

Loss from operations	(3,538)	(3,182)	(2,565)
OTHER (EXPENSE) INCOME:
Impairment of investment	(599)	—	—
Proceeds from legal settlement	—	—	152
Interest income	61	295	433
Interest expense	(249)	(212)	(10)
Other expense	—	—	(27)

Total other (expense) income	(787)	83	548

Loss before income taxes	(4,325)	(3,099)	(2,017)
Income taxes	75	—	—
Net loss	$(4,400)	$(3,099)	$(2,017)

Basic and diluted net loss per common and common equivalent share	$(0.35)	$(0.25)	$(0.16)
Weighted average shares used in calculation of net loss per share	12,571	12,516	12,504

The accompanying notes are an integral part of these financial statements.

OSTEX INTERNATIONAL, INC.

STATEMENTS OF SHAREHOLDERS' EQUITY

(in thousands)

	Common Stock			Accumulated Other Comprehensive Income (Loss)
			Additional Paid-in Capital		Accumulated Deficit	Compre- hensive Loss	Total Shareholders' Equity
	Shares	Amount
Balance, December 31, 1999	12,469	$125	$45,494	$(117)	$(33,793)		$11,709

Warrants issued to outside consultants	—	—	105	—	—	—	105
Stock options exercised	61	1	125	—	—	—	126
Stock repurchases	(43)	(1)	(73)	—	—	—	(74)
Comprehensive loss
Unrealized gain on short-term investments	—	—	—	57	—	57	57
Net loss	—	—	—	—	(2,017)	(2,017)	(2,017)

Comprehensive loss						(1,960)
Balance, December 31, 2000	12,487	$125	$45,651	$(60)	$(35,810)		$9,906

Warrants issued to outside consultants	—	—	19	—	—	—	19
Stock options exercised	85	1	58	—	—	—	59
Stock repurchases	(14)	—	(19)	—	—	—	(19)
Comprehensive loss
Unrealized gain on short-term investments	—	—	—	66	—	66	66
Net loss	—	—	—	—	(3,099)	(3,099)	(3,099)

Comprehensive loss						(3,033)
Balance, December 31, 2001	12,558	$126	$45,709	$6	$(38,909)		$6,932

Warrants issued to outside consultants	—	—	35	—	—	—	35
Stock options exercised	25	—	20	—	—	—	20
Comprehensive loss
Reclassification adjustment for unrealized gains included in loss	—	—	—	(6)	—	(6)	(6)
Net loss	—	—	—	—	(4,400)	(4,400)	(4,400)

Comprehensive loss						(4,406)
Balance, December 31, 2002	12,583	$126	$45,764	$—	$(43,309)		$2,581

The accompanying notes are an integral part of these financial statements.

OSTEX INTERNATIONAL, INC.

STATEMENTS OF CASH FLOWS

(In thousands)

YEAR ENDED DECEMBER 31,	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,400)	$(3,099)	$(2,017)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	712	721	496
Loss on disposal of property, plant and equipment	—	2	27
Expense from issuance of warrants	35	19	105
Impairment of investment	599	—	—
Changes in current assets and current liabilities
Trade receivables	(129)	257	(114)
Inventory	(474)	(529)	(214)
Other current assets	(142)	56	—
Accounts payable	343	(709)	710
Customer deposits	(57)	156	—
Deferred revenue	688	—	—
Accrued liabilities	160	131	169
Other assets	6	—	—

Net cash used in operating activities	(2,659)	(2,995)	(838)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short-term investments	—	(1,213)	(5,288)
Proceeds from sales and maturities of short-term investments	2,537	3,966	6,953
Purchase of property, plant and equipment	(272)	(582)	(2,031)

Net cash provided by (used in) investing activities	2,265	2,171	(366)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock and exercise of stock options	20	59	126
Stock repurchases	—	(19)	(74)
Proceeds from note payable	1,000	1,228	1,088
Payments on note payable	(580)	(508)	(150)

Net cash provided by financing activities	440	760	990

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	46	(64)	(214)
CASH AND CASH EQUIVALENTS, beginning of period	1,284	1,348	1,562

CASH AND CASH EQUIVALENTS, end of period	$1,330	$1,284	$1,348

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid on notes payable	$248	$212	$10

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITES:
Warrants issued to lender	$—	$—	$62

The accompanying notes are an integral part of these financial statements.

 Notes to Financial Statements

Note 1—Organization And Summary Of Significant Accounting Policies

Organization

        Ostex International, Inc. (Ostex), a Washington corporation incorporated in May 1989, develops and commercializes products to make "disease management a reality," with osteoporosis being the first area of focus. Ostex' lead product, the Osteomark® NTx test, which is available in multiple formats, incorporates breakthrough and patented technology for the management of osteoporosis. Ostex has collaborative relationships with leading reference laboratories and distributors and markets its Osteomark NTx Point-of-Care device primarily to pharmaceutical companies to aid in the commercialization of its Osteomark technology.

        On September 9, 2002, Ostex announced that it had entered into an agreement and plan of merger whereby Ostex would be acquired by and become a wholly owned subsidiary of Inverness Medical Innovations, Inc. The agreement and plan of merger was amended in certain respects effective as of February 18, 2003. In connection with the merger agreement, as amended, Inverness and Ostex also entered into an amended and restated loan agreement. Under the loan agreement, Inverness has agreed to make, or arrange for one of its affiliates to make, loans of up to an aggregate of $2,000,000 to Ostex. The loans must be repaid on the first business day after the effective time of the merger, upon an event of a default or a breach of the terms of the merger agreement by Ostex, or, in the case where the merger agreement is terminated and it is not an event of default under the loan agreement, on December 31, 2003.

        Until the merger becomes effective, and with some exceptions, Ostex is prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to an acquisition proposal from any person other than Inverness. Ostex also agreed to pay a termination fee to Inverness of $1.8 million if the merger agreement is terminated in specified circumstances, including circumstances in which Ostex takes any of these prohibited actions or fails to obtain the approval of its shareholders after a proposal from an eventual third party acquiror is received by Ostex or publicly announced. In addition, Ostex has granted Inverness an option to purchase up to 19.9% of Ostex' outstanding shares of common stock at an exercise price of $2.39 per share. Inverness may exercise this option upon the occurrence of specified events that ordinarily would be associated with an acquisition or potential acquisition of Ostex by a third party. If the option becomes exercisable in specified circumstances in connection with an acquisition proposal, Inverness may also cancel the option, or any portion of the option, in exchange for an amount of cash equal to the product of (a) the excess of the per share exercise price over the highest per share purchase price proposed to be paid pursuant to an acquisition proposal that caused, or would cause, the option to become exercisable, or the current average market price per share, if higher, multiplied by (b) the number of shares subject to the portion of the option that is canceled. These provisions could discourage other companies from trying to acquire Ostex even though those other companies might be willing to offer greater value to Ostex shareholders than Inverness has offered in the merger. The payment of the termination fee or cash upon an exercise of the stock option could also have a material adverse effect on Ostex' financial condition.

        These financial statements have been prepared assuming that Ostex will continue as a going concern. Ostex' future capital requirements depend upon many factors, including the proposed merger with Inverness and the realization of the benefits expected from the proposed merger; effectiveness of its Osteomark NTx Serum, Urine, and Point-of-Care commercialization activities and arrangements; market demand for Ostex' products; continued scientific progress in research and development programs; the costs involved in filing, prosecuting, enforcing and defending patent claims; the manufacturing needs for new and existing products; relationships with existing and future corporate collaborators; and the time and costs involved in obtaining regulatory approvals. Because of near-term cash requirements, if the merger is not consummated, Ostex will seek to raise additional capital through public or private sales of its equity or debt securities. There can be no assurance that additional funds will be available on favorable terms, if at all. In the circumstance that the merger is not consummated, Ostex could draw up to a maximum of $1,750,000 in loan funds from Inverness (including funds drawn through December 31, 2002 and subject to satisfaction of certain conditions) under the loan agreement. Ostex believes that its existing available cash, the proceeds from the loan from Inverness, future license and research revenues from existing collaboration agreements, and our current level of product sales will be adequate to fund operations through July 2003. If funding is insufficient at any time in the future, Ostex may be required to: delay, scale back or eliminate some or all of its marketing and sales and research and development programs; sell assets; license to third parties rights to commercialize products or technologies that Ostex would otherwise seek to develop on its own; or seek bankruptcy protection.

Estimates And Uncertainties

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

        Product sales are recognized when pervasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and collection is probable. Research testing fees are recognized when the services are substantially complete. License fees and research and development payments are recognized upon attainment of the agreed upon milestones or ratably over the term of the agreement. Cash payments received in advance of meeting the revenue recognition criteria are deferred and stated as customer deposits. Returns of product to date have been warranty related and insignificant. Deferred revenue represents license payments received from Mochida for Ostex' NTx Serum kit product which will be recognized ratably over the term of the period Ostex is obligated to provide finished products as specified in the agreement.

Research And Development Expenses

        Research and development costs are expensed as incurred.

Point-of-Care Facility Start-up Costs

        Point-of-Care facility start-up costs are related to the operation and validation of the new facility, tooling, and production prior to the production of sellable devices. These costs were expensed as incurred.

Cash And Cash Equivalents

        Ostex considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. The carrying amount approximates fair value due to the short maturities of these investments.

Segments

        Management has determined that Ostex has one operating segment—the manufacturing and distribution of test products used in the treatment of osteoporosis.

Concentration Of Credit Risk

        Trade receivables potentially subject Ostex to credit risk. We extend credit to our customers based upon an evaluation of the customer's financial condition and credit history and we generally do not require collateral. Ostex historically has incurred minimal credit losses. In 2002, domestic product sales accounted for 60% of total revenue and product sales to customers in foreign countries accounted for 40% of total revenue. Sales to Japan accounted for 23% of total revenue. Accounts receivable for the same year is comprised of 62% domestic and 38% foreign receivables. In 2001, domestic product sales accounted for 65% of total revenue and product sales to customers in foreign countries accounted for 35% of total revenue with sales to Japan accounting for 10% of total revenue. Accounts receivable for 2001 was comprised of 63% domestic and 37% foreign receivables. In 2000, domestic product sales accounted for 70% of total revenue and product sales to customers in foreign countries accounted for 30% of total revenue with sales to Japan accounting for 10% of total revenue. All sales are denominated in U.S. dollars.

        The following table summarizes the number of customers that individually comprise greater than 10% of total revenues in each of the years listed and their aggregate percentage of Ostex' total revenues (an "—%" means that for that year, the customers' percentage went below 10%):

		Percentage of Total Revenues
Year ended December 31,	Number of Significant Customers
		A	B	C	D
2002	2	—%	15%	23%	—%
2001	3	16%	11%	10%	—%
2000	3	—%	14%	10%	10%

        The following table summarizes the number of customers that individually comprise greater than 10% of net receivables and their aggregate percentage of Ostex' total net receivables:

		Percentage of Net Receivables
As of December 31,	Number of Significant Customers
		A	B	C	D	E
2002	3	—%	21%	17%	—%	14%
2001	2	30%	—%	13%	—%	—%

Trade Receivables

        Trade receivables are stated at the net amount Ostex expects to collect for outstanding receivables after application of an allowance for doubtful accounts. Trade receivables are written-off when Ostex deems specific customer amounts to be uncollectible. The activity in the allowance for doubtful accounts consisted of additional provisions of $16,000, $0, and $21,000 in 2002, 2001, and 2000, respectively, and write-offs of $0, $1,000, and $0 in 2002, 2001 and 2000, respectively.

Warranty/Product Liability Accruals

        Warranty and product liability accruals are established to provide for estimated future expenses as a result of construction and product defects. Ostex recorded expenses to increase the warranty accrual of $10,000, $10,000, and $0 in 2002, 2001, and 2000, respectively. There were no warranty claims in 2002, 2001, and 2000. Liability estimates are determined based on management judgment considering such factors as historical experience, the likely current cost of corrective action, manufacturers' and subcontractors' participation in sharing the cost of corrective action, and consultations with third party experts such as engineers.

Inventory

        Inventory consists principally of raw materials and work in process. Inventories are stated at the lower of cost (first-in, first-out) or market. Cost is computed using standard costs that approximate actual cost plus certain manufacturing overhead amounts. Our entire finished goods inventory has a limited shelf life and we regularly make estimates of inventory amounts which will not be sold within the appropriate time frame and charge off such amounts to cost of products sold.

        The components of inventory are:

	December 31, 2002	December 31, 2001
Raw materials	$971,000	$340,000
Work in process	$437,000	$585,000
Finished goods	$60,000	$69,000

Total inventory	$1,468,000	$994,000

Property, Plant And Equipment

        Property, plant and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of their useful lives or the lease term. Estimated lives range from five to ten years. Depreciation and amortization expense during 2002, 2001, and 2000 was $712,000, $721,000, and $496,000, respectively. We assess the potential impairment of our long-lived assets when there is evidence that events or changes in circumstances have made recovery of the assets' carrying value unlikely. No such impairment charges have been recorded in the accompanying financial statements.

Fair Value of Financial Instruments

        The carrying value of Ostex' financial instruments, including cash and cash equivalents, short-term investments, and trade receivables approximate fair value due to their short-term nature or variable interest rates. Ostex also believes that the carrying value of debt approximates its fair value.

Loss Per Share

        Basic and diluted net loss per share is computed using the weighted average number of shares outstanding during the period. Diluted net loss per share excludes the impact of dilutive, potential common shares outstanding (consisting of stock options and warrants) as their effect would be antidilutive in all periods presented. The number of stock options outstanding at December 31, 2002 was 2,684,597 and the number of warrants outstanding was 85,600. The number of stock options outstanding at December 31, 2001 was 2,755,004 and the number of warrants outstanding was 116,504. The number of stock options outstanding at December 31, 2000 was 2,524,910 and the number of warrants outstanding was 102,504. These were excluded from the loss per share calculation as their effect would be antidilutive.

Stock Option Plans

        Ostex has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) and has applied that method in all years presented. Accordingly, no compensation cost has been recognized for stock options issued at market value on the date of grant. Had compensation cost for Ostex' Stock Option Plans been determined based on the fair value of the options at the grant date for awards in 2002, 2001, and 2000 consistent with the provisions of SFAS No. 123, Ostex' net loss and net loss per common equivalent share would have changed to the pro forma amounts indicated below:

	2002	2001	2000
Net loss—as reported	$(4,400,000)	$(3,099,000)	$(2,017,000)
Stock based employee compensation—included in the determination of net loss as reported:	—	—	—
Stock based employee compensation assuming application of fair value method to all awards:	544,000	605,000	453,000

Net loss—pro forma	$(4,944,000)	$(3,704,000)	$(2,470,000)

Basic and diluted net loss per common and common equivalent share—as reported	$(0.35)	$(0.25)	$(0.16)
Basic and diluted net loss per common and common equivalent share—pro forma	$(0.39)	$(0.30)	$(0.20)

Recently Issued Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143), which provides the accounting requirements for retirement obligations associated with tangible long-lived assets. This statement requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The provisions of SFAS No. 143 are effective for fiscal years beginning after June 15, 2002. We are currently assessing the impact of implementing this statement on our results of operations and financial position.

        In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS No. 146). This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This statement requires that a liability for a cost associated with an exit or disposal activity be recognized at fair value when the liability is incurred. This statement will be effective for our 2003 fiscal year, and early adoption is permitted. The adoption of SFAS No. 146 is not expected to have a material impact on our results of operations or financial position.

        In November 2002, the FASB issued the FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" which elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees that it has issued, if any. Ostex has reviewed the Interpretation and has concluded that it does not need to make any additional disclosures in this filing and does not expect his interpretation to have a material impact on its results of operations or financial position in 2003.

        In December 2002, the FASB issued the Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement 123" (SFAS 148). SFAS 148 provides new transition alternatives for companies adopting the fair value method of accounting for stock-based compensation prescribed by SFAS 123 and changes certain disclosure requirements for companies electing to continue applying the APB 25 intrinsic value method. Ostex has no current plans to adopt the fair value method of accounting but has revised its disclosure accordingly.

Reclassification

        Certain reclassifications have been made to prior year amounts to conform to the current presentation.

Note 2—Short-Term Investments

        Ostex' short-term investments at December 31, 2002 and 2001 consisted of the following:

	2002	2001
Federal agency obligations	$—	$1,580,000
Government agency obligations	$—	963,000

	$—	$2,543,000

Note 3—Property, Plant And Equipment

        Property, plant and equipment at December 31, 2002 and 2001 consisted of the following:

	2002	2001
Leasehold improvements	$4,058,000	$4,058,000
Laboratory and manufacturing equipment	2,072,000	1,909,000
Computers and office equipment	1,473,000	1,370,000
Construction-in-progress	5,000	—

	7,608,000	7,337,000
Accumulated depreciation and amortization	(4,776,000)	(4,065,000)

Net property, plant and equipment	$2,832,000	$3,272,000

Note 4—Impairment Of Investment In Metrika

        At December 31, 2001, other assets primarily consisted of a $599,000 investment in the preferred stock of Metrika. Ostex has historically recorded its investment in Metrika at the lower of cost or market and periodically assessed the value of the investment and compared it to the cost basis to determine whether it is impaired or not. Our assessment of the valuation of this asset was based on historical financial data, assumed valuations of Metrika, relevant liquidation preferences made during additional investment rounds, future projections, and Metrika's performance and the general changes in the U.S. equity markets. In the fourth quarter of 2002, management determined that there had been an other than temporary decline in the value of its investment in Metrika based on financial information obtained from Metrika including its cash balance, cash expenditure rate, and immediate need for financing. Management believes that these factors are a strong indicator that the fair value of its preferred stock holdings in Metrika is substantially near zero and has adjusted the cost basis accordingly.

Note 5—Note Payable

        On October 2, 2000, Ostex and Transamerica Business Credit Corporation (Transamerica) signed a letter of commitment whereby Transamerica provided debt financing for our manufacturing expansion plan. Each draw down was on a separate note, secured by equipment, payable in 36 monthly installments with a balloon payment at the end of the term. These notes have due dates ranging from November 2003 to January 2005. As of December 31, 2002, Ostex has received $2,316,000 in proceeds under six separate note agreements, with a balance due of $1,138,000. The annual interest rate under the six notes is fixed at approximately 14.5%. There is no further availability of funds under this financing. We believe that the carrying value of the debt approximates the fair value of this debt.

        Ostex also entered into an amended and restated loan agreement with Inverness in connection with the merger agreement, as amended, between the two companies. Under the loan agreement, Inverness has agreed to make, or arrange for one of its affiliates to make, loans of up to an aggregate of $2,000,000 to Ostex. The annual interest rate of each loan is an amount equal to LIBOR for one-year loans as published in the Wall Street Journal on the date of each loan, plus four and one-half percent. Ostex borrowed $334,000 under the loan agreement on October 10, 2002 at an interest rate of 6.27%, borrowed $433,000 on November 12, 2002 at an interest rate of 6.04%, and borrowed $233,000 on December 9, 2002 at an interest rate of 6.16%. As of December 31, 2002, the total amount borrowed under the Inverness note was $1,000,000. Ostex is entitled to borrow the remaining $1,000,000 under the loan agreement at any time on or after January 2, 2003, provided that certain conditions are met, in order to maintain sufficient cash, cash equivalents and short-term investments to fund six-months of its budgeted working capital needs. On January 9, 2003, Ostex borrowed an additional $379,000 at an interest rate of 6.02%. On February 25, 2003, Ostex borrowed an additional $246,158 at an interest rate of 5.90%.

        The loans from Inverness must be repaid at the earliest of:

  a.
  the first business day after the effective time of the merger;

  b.
  acceleration upon an event of default;

  c.
  the termination of the merger agreement in specified circumstances related to Ostex' breach of the terms of the merger agreement or stock option agreement or Ostex' board's approval of an acquisition proposal or withdrawal of its approval or recommendation of the merger agreement; or

  d.
  December 31, 2003.

Note 5—Note Payable (Continued)

        If, during the loan period, the merger agreement is terminated in circumstances that would not be an event of default under the loan agreement, Ostex may borrow a maximum of only $1,750,000 compared to the $2,000,000 that would otherwise be available from Inverness under the loan agreement, assuming satisfaction of certain conditions. Ostex believes that the carrying value of the debt approximates the fair value of this debt due to its short-term nature.

        As of December 31, 2002, the principal payments under all of Ostex notes are as follows:

2003	$1,855,000
2004	293,000
2005	37,000
2006	8,000

Total principal due on notes	$2,193,000

        Interest expense on all of Ostex' notes combined was $251,000 in 2002, $212,000 in 2001, and $10,000 in 2000.

Note 6—Shareholders' Equity

Stock Option Plans

        Ostex has three stock option plans: the Amended and Restated Stock Option Plan (the Old Plan), the 1994 Stock Option Plan (the 1994 Plan), both administered by the Compensation Committee of the Board of Directors, and the Directors' Nonqualified Stock Option Plan (the Directors' Plan), (collectively, the Stock Option Plans). The Old Plan no longer permits additional stock option grants.

        Shares of common stock reserved for issuance to employees and directors under the 1994 Plan and the Directors' Plan were 3,750,000 and 600,000, respectively. Shares available for future grants under the 1994 Plan and the Directors' Plan at December 31, 2002 were 1,419,000 and 180,000, respectively. These options generally vest ratably over three to four years. All options granted under the Stock Option Plans expire upon the earlier of 90 days after termination of employment or ten years from date of grant. Options are granted with exercise prices equal to or greater than fair market value at grant date.

        Information relating to stock options outstanding and stock options exercisable at December 31, 2002 is as follows:

	OPTIONS OUTSTANDING
				OPTIONS EXERCISABLE
		WEIGHTED AVERAGE REMAINING LIFE IN YEARS
RANGE OF EXERCISE PRICES	NUMBER OF SHARES		WEIGHTED AVERAGE PRICE EXERCISE	NUMBER OF SHARES	WEIGHTED AVERAGE PRICE EXERCISE
$0.08 - $1.90	951,500	7	$1.35	577,245	$1.28
$2.00 - $4.75	1,688,970	6	$2.84	1,409,606	$2.93
$5.00 - $17.13	44,487	1	$5.85	44,487	$5.85

	2,684,957	6	$2.36	2,031,338	$2.53

        Information relating to stock option activity is as follows:

	2002		2001		2000
	SHARES	WEIGHTED AVERAGE EXERCISE PRICE	SHARES	WEIGHTED AVERAGE EXERCISE PRICE	SHARES	WEIGHTED AVERAGE EXERCISE PRICE
Outstanding at beginning of period	2,775,004	$2.37	2,524,910	$2.58	1,992,395	$2.68
Granted	116,450	2.41	662,950	1.62	656,780	2.33
Exercised	(25,261)	0.80	(84,827)	0.70	(10,797)	2.45
Canceled	(181,236)	2.51	(328,029)	3.00	(113,468)	2.91

Outstanding at end of period	2,684,957	$2.36	2,775,004	$2.37	2,524,910	$2.58

Exercisable at end of period	2,031,338	$2.53	1,797,979	$2.70	1,555,048	$2.83
Weighted average fair value of options granted	$1.84		$1.43		$2.06

        The fair value of each option grant is established on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for new grants in 2002: zero dividend yield; expected volatility of 102%; average risk free rate of interest of 3.5% and expected lives of five years. Assumptions for options granted in 2001 were: zero dividend yield; expected volatility of 135%; average risk-free interest rate of 3.5% and expected lives of five years. Assumptions for options granted in 2000 were: zero dividend yield; expected volatility of 134%; average risk-free interest rate of 5.5% and expected lives of five years.

Common Stock Warrants

        During 2002, Ostex issued warrants to two outside consultants for the purchase of 38,000 shares of common stock, with exercise prices ranging from $1.256—$2.53, in exchange for services provided to Ostex. The warrants vest upon issuance and expire two years from the date of grant. Ostex recorded these warrants in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force Issue 98-16, which require that the fair value of the warrant be recognized as expense. Total expense recognized in 2002 related to these warrants was approximately $35,000. The fair value of these warrant grants were established on the date of grant using the Black-Scholes option-pricing model with the following average assumptions: zero dividend yield; expected volatility of 97%; average risk free rate of interest of 1.5% and contractual lives of two years.

        During 2001, Ostex issued warrants to one outside consultant for the purchase of 14,000 shares of common stock, with exercise prices ranging from $1.46—$2.85, in exchange for services provided to Ostex. The warrants vest upon issuance and expire in two years from the date of grant. Total expense recognized in 2001 related to these warrants was approximately $19,000.

        During 2000, Ostex issued warrants to two outside consultants for the purchase of 6,000 and 12,904 shares of common stock, each at exercise prices ranging from $1.73—$1.86, in exchange for services provided to Ostex. Both warrants vest upon issuance and expire five years and two years, respectively, from the grant date. Total expense recognized in 2000 related to these warrants was approximately $20,000.

        Also during 2000, Ostex issued a warrant to Transamerica for the purchase of 33,600 shares of common stock at an exercise price of $3.00 related to the debt financing agreement referenced in

Note 5 above. This warrant is fully vested and expires in October 2005. Ostex has provided for this warrant in accordance with the provisions of SFAS No. 123 and has recorded the fair value of the warrant as an asset to be amortized to interest expense.

Note 7—Licensing Agreements

        Under Ostex' license agreements with the Washington Research Foundation (WRF), Ostex has the worldwide exclusive right to commercialize technology developed from certain research conducted by the University of Washington (UW). As consideration for the licenses acquired and for the attainment of certain milestones, Ostex paid the WRF certain nonrefundable fees and issued common stock to the WRF and the UW. In addition, future cash payments and common stock grants may be due upon attainment, by Ostex, of certain other milestones. All legal costs incurred by the WRF in connection with the filing, prosecution, and maintenance of certain defined patent rights are paid by Ostex. Ostex must also pay the WRF royalties on net sales of licensed products from the WRF which are included in cost of goods sold.

        On March 5, 2002, Ostex announced that it had entered into a Serum Osteomark License Agreement with its Japanese partner, Mochida Pharmaceutical Co. Ltd., under which Ostex will sell the Osteomark NTx Serum test, in the microtiter format, exclusively to Mochida for distribution in Japan. Under the terms of the agreement, Mochida paid Ostex $750,000, $500,000 of which was paid upfront as a nonrefundable license fee and $250,000 of which was paid in August 2002. Mochida's payments were subject to a 10% Japanese withholding tax. Ostex recorded this $75,000 tax expense in the third quarter of 2002. Ostex is recording license fee revenue under the Serum Osteomark License Agreement as earned ratably over the nine-year license period and recognized $62,000 in 2002. Deferred revenue related to this agreement was $688,000 at December 31, 2002. During the third quarter of 2002, Mochida began purchasing and paying for finished Osteomark NTx Serum kits manufactured by Ostex.

Note 8—Related Party Transactions

Research Agreements

        In the past, Ostex had entered into research agreements with the UW, one of which was extended through December 31, 2001 at which time the agreement was terminated. Ostex no longer has any agreements in place with the UW. Total expense related to these agreements was $150,000 during 2001 and 2000 and is included in research and development expense for those periods.

Manufacturing Agreement

        Ostex, through an agreement with Metrika, developed the NTx Point-of-Care device. Along with the agreement, Ostex acquired preferred stock of Metrika (see Note 4). Ostex paid approximately $561,000, $1,276,000 and $677,000 in 2002, 2001 and 2000, respectively, to Metrika related to purchases of critical components for the development and production of the NTx Point-of-Care device. Metrika has been and continues to be a critical supplier of certain components of the NTx Point-of-Care device to Ostex. Ostex pays Metrika a royalty based on the sales of the NTx Point-of-Care device. In the event of Metrika's inability to continue as a going concern, Ostex has contractual remedies that allow it access to tooling and third party suppliers for these critical components.

Note 9—Commitments And Contingencies

Leases

        Ostex has entered into noncancelable operating leases for office space and certain equipment. Future minimum payments under these leases are as follows:

2003	$629,000
2004	629,000
2005	541,000
2006	109,000
2007	109,000
Thereafter	298,000

Total	$2,315,000

        Total rent expense was approximately $514,000, $442,000, and $444,000 in 2002, 2001, and 2000, respectively.

Litigation

        In December 2001, Osteometer Biotech A/S, also known as Nordic Bioscience A/S, and its licensee Roche Diagnostics GmbH sent Ostex two notification letters concerning Osteometer's European Patent No. 0742902 which were issued November 21, 2001. The patent claims synthetic NTx peptides in assays for bone resorption. Ostex believes that its Osteomark products do not infringe upon the Osteometer patent and that the patent is invalid in light of prior art that was not taken into consideration by the issuing European Patent Office. In January 2002, Ostex filed an action in the Court of Monza, Italy, seeking a pan-European declaration of noninfringement. This action included a request to stay any such noninfringement determination pending the outcome of an opposition proceeding that Ostex initiated on August 20, 2002, in the European Patent Office against this patent. By letter dated October 24, 2002, Nordic Bioscience A/S informed Ostex that it had filed infringement proceedings in July 2002 against Ostex before the District Court of Düsseldorf, Germany. Ostex was served notification on December 12, 2002 of the German proceeding. On January 9, 2003, Ostex filed a notification of appearance in Germany and indicated that it will contest the matter. Ostex does not believe that these proceedings will have a material adverse effect on its financial position or results of operations.

        Effective August 1, 2000, Ostex, Osteometer, Diagnostics Systems Laboratories (DSL), and the WRF, entered into an agreement settling a lawsuit brought against Osteometer and DSL for infringements of patents exclusively licensed by the WRF to Ostex and directed to C-telopeptide markers of bone resorption. Under the settlement agreement, Osteometer could sell the CrossLaps™ ELISA urine kits in the United States until August 2002, paid Ostex a lump sum settlement fee of approximately $200,000 for past sales and would pay royalties on future sales. Approximately $48,000 of the settlement fee was considered 2000 activity and was recorded under Revenues.

        On November 19, 1999, Roche Diagnostics GmbH (Roche) filed a lawsuit against Ostex in Belgium seeking to invalidate Ostex' European patents as they cover the Belgium territory. The lawsuit also sought a declaration that Roche is not infringing on Ostex' patents in all the European countries designated under the patents and where Roche markets or plans to market their Elecsys ß-Crosslaps Serum diagnostic test. In February 2000, this case was stayed indefinitely, pending the outcomes of opposition proceedings in the European Patent Office. Ostex believes that this lawsuit will not lead to an award of damages against Ostex.

Note 10—Federal Income Taxes

        There was no income tax benefit attributable to net operating losses for 2002, 2001 and 2000. The difference between taxes computed by applying the U.S. federal corporate tax rate of 34% and the actual income tax provision in 2002, 2001 and 2000 is primarily the result of establishing a full valuation allowance on Ostex' deferred tax assets and, in 2002, relating to foreign taxes paid in connection with the Mochida agreement (see Note 7).

        The tax effects of temporary differences and tax loss and credit carryforwards that give rise to significant portions of deferred tax assets at December 31 are comprised of the following:

	2002	2001
Net operating loss carryforward	$15,632,000	$14,458,000
Research and experimentation credits	816,000	806,000
Depreciation and amortization	547,000	408,000
Investment impairment	204,000	—
Deferred revenue	234,000	—
Other	78,000	78,000

Gross deferred tax asset	17,511,000	15,750,000
Less: Valuation allowance	(17,511,000)	(15,750,000)

Net deferred tax asset	$—	$—

        The increase in the valuation allowance for deferred tax assets for 2002, 2001, and 2000 of $1,761,000, $1,141,000 and $665,000, respectively, was due primarily to the inability to utilize net operating losses and research and development credits.

        At December 31, 2002, Ostex had net operating loss carryforwards of approximately $45,977,000 and unused research and development tax credits of approximately $816,000 available to offset future taxable income and income taxes, respectively, expiring from 2004 through 2022. Ostex' ability to utilize net operating loss and credit carryforwards might be limited pursuant to the Internal Revenue Code, due to cumulative changes in stock ownership of Ostex in excess of 50%.

Note 11—Unaudited Quarterly Information

        The following table sets forth certain unaudited quarterly statements of operations for the eight quarters ended December 31, 2002. In the opinion of management, this information has been prepared substantially on the same basis as the audited consolidated financial statements and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results of operations. The quarterly data should be read in conjunction with our audited consolidated financial statements and the notes thereto. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

	Three-Month Periods Ended
	Dec. 31, 2002	Sept. 30, 2002	June 30, 2002	March 31, 2002	Dec. 31, 2001	Sept. 30, 2001	June 30, 2001	March 31, 2001
Revenue	$1,278,000	$1,655,000	$1,572,000	$923,000	$1,426,000	$1,286,000	$1,492,000	$1,529,000
Cost of products sold	660,000	805,000	726,000	293,000	585,000	487,000	590,000	614,000

Gross profit	618,000	850,000	846,000	630,000	841,000	799,000	902,000	915,000
(Percentage of revenue)	48%	51%	54%	68%	62%	60%	60%	91%
Operating Expenses:
POC facility start-up costs	—	—	138,000	431,000	354,000	268,000	170,000	80,000
Research and development	460,000	426,000	408,000	463,000	368,000	470,000	427,000	569,000
Selling, general and administrative	893,000	1,425,000	839,000	999,000	1,064,000	828,000	858,000	1,182,000

Total operating expenses	1,353,000	1,851,000	1,385,000	1,893,000	1,786,000	1,566,000	1,455,000	1,831,000

Loss from operations	(735,000)	(1,001,000)	(539,000)	(1,263,000)	(945,000)	(767,000)	(553,000)	(916,000)
Other (expense) income:
Impairment of investment	(599,000)	—	—	—	—	—	—	—
Interest income	—	9,000	19,000	35,000	19,000	90,000	91,000	94,000
Interest expense	(67,000)	(58,000)	(62,000)	(64,000)	(77,000)	(60,000)	(39,000)	(36,000)

Total other (expense) income	(666,000)	(49,000)	(43,000)	(29,000)	(58,000)	30,000	52,000	58,000
Loss before income taxes	$(1,401,000)	$(1,050,000)	$(582,000)	$(1,292,000)	$(1,003,000)	$(737,000)	$(501,000)	$(858,000)
Income taxes	—	75,000	—	—	—	—	—	—

Net loss	$(1,401,000)	$(1,125,000)	$(582,000)	$(1,292,000)	$(1,003,000)	$(737,000)	$(501,000)	$(858,000)

Basic and diluted net loss per common and common equivalent share(1)	$(0.11)	$(0.09)	$(0.05)	$(0.10)	$(0.08)	$(0.06)	$(0.04)	$(0.07)
Weighted average shares used in calculation of net loss per share	12,582,000	12,581,000	12,562,000	12,558,000	12,553,000	12,540,000	12,484,000	12,485,000

(1)
Loss per share is computed independently for each of the periods presented. Therefore, the sum of the quarterly per share amounts will not necessarily equal the total amount for the year.

Item 9. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

Previous Independent Accountant

        Ostex dismissed Arthur Andersen LLP as its independent auditor on May 22, 2002. The decision to dismiss Arthur Andersen was recommended by the Audit Committee of the Ostex Board of Directors and approved by the Ostex Board of Directors.

        During Ostex' two most recent fiscal years and through May 22, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused Arthur Andersen to make reference to the subject matter in connection with its report on the Ostex financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. Arthur Andersen's reports on the financial statements of Ostex for 2000 and 2001 did not contain any adverse opinions or disclaimers of opinions, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

        Arthur Andersen furnished Ostex a letter dated June 10, 2002, stating that it agreed with the above statements. A copy of such letter was filed with the SEC as Exhibit 16 to Ostex' Form 8-K/A dated June 10, 2002. Ostex requested that Arthur Andersen provide a currently dated letter confirming its agreement with the above statements. Arthur Andersen has informed Ostex that, because of Arthur Andersen's current situation, it is unable to provide such letter.

New Independent Accountant

        On May 22, 2002, Ostex engaged KPMG LLP as the firm of independent auditors to audit Ostex' financial statements for the fiscal year ending December 31, 2002. The decision to engage KPMG was recommended by the Ostex Audit Committee and approved by the Ostex Board of Directors. During the period from January 2000 to May 22, 2002, Ostex did not consult KPMG regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, that was an important factor Ostex considered in reaching a decision on an accounting, auditing, or financial reporting issue, or the type of audit opinion that might be rendered on Ostex' financial statements, or (ii) any matter that was the subject of either a disagreement or reportable event.

 PART III

Item 10. Directors and Executive Officers of the Registrant

  a.    Directors of the Registrant

        Ostex' Articles of Incorporation divide the Board of Directors into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors. The members of each class are elected to serve for a three-year term and until the election and qualification of their successors. At each annual meeting of shareholders, one class of the Board of Directors is elected and directors in the other classes remain in office until their respective three-year terms expire. Under Ostex' Amended Bylaws, the Board of Directors is to be comprised of no more than ten members and no fewer than three members, the exact number of which shall be set by the Board of Directors from time to time. The Board of Directors currently consists of six directors.

Class 1 Directors (terms expire 2003)

        David R. Eyre, Ph.D., age 58, is a founder of Ostex and has been a director since Ostex' formation in May 1989. His major research interests include collagen biochemistry, inborn skeletal diseases, cartilage pathology, biochemistry of the intervertebral disc, bone metabolism and osteoporosis. Since 1985, Dr. Eyre has served as the Burgess Professor of Orthopaedics at the University of Washington, where he is also an Adjunct Professor of Biochemistry and Oral Biology and a director of the Orthopaedic Research Laboratories. Dr. Eyre has previously served as a research scientist at Children's Hospital Medical Center in Boston, Massachusetts, and as a faculty member in the department of biological chemistry at Harvard Medical School. In addition, from 1973 to 1976, Dr. Eyre served on the permanent scientific staff of the Kennedy Institute of Rheumatology in London, England, and as a Research Fellow at Massachusetts General Hospital and Harvard Medical School. Dr. Eyre has published numerous articles on the biochemistry of connective tissue. Dr. Eyre earned his Ph.D. and B.S. in biochemistry from the University of Leeds, England.

        Fredric J. Feldman, Ph.D., age 63, has been a director with Ostex since April 1997 and currently serves on the Audit Committee of the Board of Directors. Dr. Feldman has served as the President of FJF Associates since 1992, a firm providing management and investment consulting services to venture capital and emerging growth companies in the health care industry. From 1995 to 1996 and from 1999 to 2000, Dr. Feldman has served and is serving as Chief Executive Officer of Biex, Inc., a biotechnology company; from 1992 to 1995, Dr. Feldman served as the Chairman of the Board of Directors and Chief Executive Officer of Oncogenetics, Inc., a genetic cancer diagnostic company; and from 1988 to 1992, he was President and Chief Executive Officer of Microgenic Corporation, a biotechnology diagnostic company. Dr. Feldman serves on the Board of Directors of Orthologic Corp. and SangStat Medical Corp. Dr. Feldman received a Ph.D. and M.S. in chemistry from the University of Maryland and a B.S. in chemistry from Brooklyn College of City University of New York.

Class 2 Directors (terms expire 2005)

        Thomas J. Cable, age 63, has been a director of Ostex since 1989 and currently serves on the Compensation Committee of the Board of Directors. Mr. Cable was co-founder and partner of Cable & Howse Ventures, Inc., a venture management company founded in 1979. Mr. Cable was also co-founder and, from 1982 to 1985, a partner in Cable Howse & Ragen, a Seattle investment banking and brokerage firm now known as Ragen MacKenzie Group Incorporated. Mr. Cable is a founder and current Chairman of the Washington Research Foundation and serves on the Board of Directors of Therus Corporation, Omeros Medical Systems, Inc., and Stellar One Corporation. Mr. Cable received an M.B.A. from Stanford University and a B.A. from Harvard College.

        John H. Trimmer, age 50, has been a director of Ostex since June 1997 and currently serves on the Audit and Compensation Committees of the Board of Directors. Mr. Trimmer presently serves as President and Chief Executive Officer of CallTower, Inc., a telecommunications company. From 1992 to 1994, Mr. Trimmer served as Chairman, President and Chief Executive Officer of National Diagnostic Systems, Inc., a managed care company focused on the management of clinically appropriate diagnostic imaging services; from 1985 to 1989 as President and Chief Operating Officer of American Biodyne, Inc., a managed care company focused on the delivery and management of clinically appropriate mental health services; and from 1984 to 1985 as President of TMS, Inc., a private management consulting firm providing services to health care venture businesses. Mr. Trimmer also held positions with American Medical Systems, Inc., Hospital Business, and Booz, Allen & Hamilton. Mr. Trimmer received an M.B.A. from the University of Chicago and a B.A. from Harvard University.

Class 3 Directors (terms expire 2004)

        Thomas A. Bologna, age 54, joined Ostex in July 1997 as the President and Chief Executive Officer and as a member of the Board of Directors and in April 1999, he was appointed Chairman of the Board of Directors. From January 1996 to July 1997, Mr. Bologna was a principal in Healthcare Venture Associates, a consulting firm. From January 1994 to January 1996, Mr. Bologna was President and Chief Executive Officer for Scriptgen Pharmaceuticals, Inc., a biotechnology company with proprietary drug screening technology that is developing orally active drugs to regulate gene expression, and from July 1987 to January 1994, Mr. Bologna was Chairman of the Board of Directors, President and Chief Executive Officer of Gen-Probe Incorporated, a biotechnology company commercializing genetic-probe-based technology for diagnostic and therapeutic applications. Prior to Gen-Probe, Mr. Bologna held several senior level positions with Becton, Dickinson and Company and Warner-Lambert Company. At Becton, Dickinson and Company, he served as President of the Diagnostic Instrument Systems Division, President of the Johnston Laboratories Division, and Vice President and General Manager of the Hynson, Wescott & Dunning biotechnology unit. At Warner-Lambert Company, he served as a Vice President responsible for the marketing, sales and R&D functions, as well as the Asia/Pacific profit center for the Scientific Instrument Division. Mr. Bologna serves on the Board of Directors for LeonardoMD Corporation. Mr. Bologna received an M.B.A. and a B.S. from New York University.

        Elisabeth L. Evans, M.D., age 55, has been a director of Ostex since June 1997 and currently serves on the Audit Committee of the Board of Directors. Since 1987, Dr. Evans has been in private practice in obstetrics and gynecology at Overlake Obstetricians and Gynecologists, and from 1997 to 2000 served as Chief of Medical Staff at Overlake Hospital Medical Center. Dr. Evans previously served as Section Chief, Department of Obstetrics and Gynecology at Overlake Hospital Medical Center, a Staff Physician, Department of Obstetrics and Gynecology, Kaiser Permanente, Portland, Oregon; as the Senior Staff and Division Head, Department of Gynecology and Obstetrics, Henry Ford Hospital, Detroit, Michigan; and as a Clinical Instructor at the University of Michigan Medical Center, Ann Arbor, Michigan. Dr. Evans received an M.D. from the University of Washington School of Medicine and a B.A. from Wellesley College.

  b.    Executive Officers of the Registrant

        Thomas A. Bologna, age 54, joined Ostex in July 1997 as the President and Chief Executive Officer and as a member of the Board of Directors and in April 1999, he was appointed Chairman of the Board of Directors. From January 1996 to July 1997, Mr. Bologna was a principal in Healthcare Venture Associates, a consulting firm. From January 1994 to January 1996, Mr. Bologna was President and Chief Executive Officer for Scriptgen Pharmaceuticals, Inc., a biotechnology company with proprietary drug screening technology that is developing orally active drugs to regulate gene expression, and from July 1987 to January 1994, Mr. Bologna was Chairman of the Board of Directors, President

and Chief Executive Officer of Gen-Probe Incorporated, a biotechnology company commercializing genetic-probe-based technology for diagnostic and therapeutic applications. Prior to Gen-Probe, Mr. Bologna held several senior level positions with Becton, Dickinson and Company and Warner- Lambert Company. At Becton, Dickinson and Company, he served as President of the Diagnostic Instrument Systems Division, President of the Johnston Laboratories Division, and Vice President and General Manager of the Hynson, Wescott & Dunning biotechnology unit. At Warner-Lambert Company, he served as a Vice President responsible for the marketing, sales and R&D functions, as well as the Asia/Pacific profit center for the Scientific Instrument Division. Mr. Bologna serves on the Board of Directors for LeonardoMD Corporation. Mr. Bologna received an M.B.A. and a B.S. from New York University.

        Thomas F. Broderick, age 54, was named the Vice President, Patent and General Counsel in November 1997. Mr. Broderick was Vice President, Intellectual Property from March 1997 to November 1997 and was Patent Counsel for Ostex from April 1996 to March 1997. From 1989 to March 1996, Mr. Broderick was a partner at the patent law firm of Christensen, O'Connor, Johnson & Kindness in Seattle, Washington.

        J. Daniel Clemens, age 46, was named the Vice President, Product Development and Operations in February 2003. Mr. Clemens was Vice President, Product Development for Ostex from September 1998 to February 2003, Director of Research & Development from May 1992 to September 1998, and Manager of Product Development from October 1990 to May 1992. Prior to joining Ostex, Mr. Clemens was Senior Research & Development Scientist from February 1987 to October 1990 at Genetic Systems Corporation/Sanofi.

        Michael C. Perry, age 58, joined Ostex in February 2000 as Vice President, Sales. Prior to joining Ostex, Mr. Perry was National Sales Manager for Sarstedt, Inc., a manufacturer of high quality plastic products for the clinical and research markets, from September 1996 to January 2000. Prior to Sarstedt, Mr. Perry was with Organon Teknika Corporation for over 20 years.

        Effective February 28, 2003, Johannes (Hans) van Houte, resigned as Vice President, Finance of Ostex International, Inc. to accept a position with another company. Mr. van Houte joined Ostex in 2001 and served as Ostex' principal accounting and financial officer. Thomas A. Bologna, the Chairman, President and Chief Executive Officer of Ostex, will serve as Ostex' principal accounting and financial officer until the earlier of the consummation or termination of Ostex' agreement to merge with Inverness. At the time of his resignation, Mr. van Houte provided Ostex a certification representing that (i) he is not aware of any significant deficiencies or material weaknesses in the design or operation of Ostex' internal controls that could adversely affect Ostex' ability to record, process, summarize and report financial data, (ii) he is not aware of any fraud, whether or not material, that involves management or other employees who have a significant role in Ostex' internal controls, and (iii) he reviewed the financial statements and other information to be included in this Annual Report on Form 10-K and, based on his knowledge, such financial statements and other financial information fairly present in all material respects the financial condition, results of operations and cash flows of Ostex as of and for the periods presented.

        Reed W. Simmons, who served as Vice President, Operations of Ostex, resigned effective February 14, 2003.

        There are no family relationships between any executive officers of Ostex.

  c.    Compliance With Section 16(a)

        Section 16(a) of the Securities Exchange Act of 1934 requires Ostex' officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership and change in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish Ostex with copies of all Section 16(a) reports that they file.

        To Ostex' knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% shareholders were satisfied during the fiscal year ended December 31, 2002.

Item 11. Executive Compensation

        The following table sets forth certain information regarding compensation awarded to, earned by, or paid to Ostex' Chief Executive Officer and each of Ostex' four most highly compensated executive officers (other than the Chief Executive Officer) who earned more than $100,000 in 2002 (the "Named Executive Officers"), during the years ended December 31, 2002, 2001 and 2000.

SUMMARY COMPENSATION TABLE

Long Term Compensation
		Annual Compensation				Awards
Name and Principal position	Year	Salary ($)	Bonus ($)	Other annual compensation ($)		Securities Underlying Options (#)	All other compensation ($)
Thomas A. Bologna, Chairman, President & Chief Executive Officer	2002 2001 2000	391,000 373,000 345,000	0 0 60,000	37,406 28,000 25,000	(1)	0 300,000 258,000	52,993 40,409 36,000	(2)
Thomas F. Broderick, Vice President, Patent & General Counsel & Secretary	2002 2001 2000	202,000 194,000 184,000	0 0 11,000	0 0 0		0 20,000 60,000	0 0 0
Michael C. Perry, Vice President, Sales	2002 2001 2000	134,000 127,000 109,000	0 0 6,000	0 0 0		0 23,000 48,000	0 0 25,000	(3)
Reed W. Simmons, Vice President, Operations(4)	2002 2001 2000	130,000 — —	0 — —	0 — —		50,000 — —	0 — —
Hans van Houte, Vice President, Finance(5)	2002 2001 2000	121,000 50,000 —	0 0 —	0 0 —		0 41,000 —	0 0 —

(1)
Represents gross up to compensate for income taxes with respect to living and traveling expenses.

(2)
Represents living and traveling expenses and insurance premiums paid on behalf of Mr. Bologna.

(3)
Represents relocation expenses paid to or on behalf of Mr. Perry.

(4)
Mr. Simmons joined Ostex in 2002. He resigned as Vice President, Operations effective February 14, 2003.

(5)
Mr. van Houte joined Ostex in 2001. He resigned as Vice President, Finance effective February 28, 2003.

Option Grants in 2002

        The following table sets forth certain information regarding stock options granted to the Named Executive Officers during the year ended December 31, 2002.

	Individual Grants					Potential realizable value at assumed annual rates of stock price appreciation for option term(4)
	Number of securities underlying options granted
			Percentage of total options granted to employees(1)
Name				Exercise price per share(2)	Expiration Date(3)	5%	10%
Reed W. Simmons	50,000	(5)	42.94%	$2.63	1/2/2012	$82,700	$209,577

(1)
Based on a total of 116,450 shares subject to options granted to employees during 2002.

(2)
The exercise price equals the fair market value on the date of grant based on the closing price of the Common Stock as reported on The Nasdaq National Market.

(3)
Options have terms of ten years from the date of grant and become exercisable generally over a period of four years. Upon the occurrence of certain business transactions, including a change in control of Ostex, the exercisability of the options is accelerated.

(4)
Assumes all options are exercised at the end of their respective 10-year terms. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by applicable regulations of the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the Common Stock price. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock and overall stock market conditions, as well as the option holders' continued employment through the vesting period. The amount reflected in this table may not necessarily be achieved.

(5)
Relates to a stock option granted upon the commencement of employment in January 2002.

Aggregate Option Exercises and Year-End Option Values for 2002

        The following table sets forth certain information regarding the exercise of stock options by Ostex; Named Executive Officers during the last fiscal year and the value of the Named Executive Officers' unexercised options as of December 31, 2002. No options were exercised by the Named Executive Officers during the year ended December 31, 2002.

	Number of shares underlying unexercised options at fiscal year end		Value of unexercised in-the-money options at fiscal year end(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas A. Bologna	1,225,250	322,750	$211,683	$85,717
Thomas F. Broderick	225,729	34,271	$24,379	$3,271
Michael C. Perry	43,021	27,979	$2,424	$3,536
Reed W. Simmons	0	50,000	$0	$0
Hans van Houte	14,548	26,452	$5,888	$3,536

(1)
Based on the $1.76 closing price of Ostex' Common Stock on December 31, 2002, as reported by The Nasdaq National Market, minus the per-share exercise price, multiplied by the number of shares underlying the option.

Compensation Committee Interlocks and Insider Participation

        During 2002, Ostex' Compensation Committee consisted of Messrs. Cable and Trimmer, both of whom are nonemployee directors. To Ostex' knowledge, no member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

        Mr. Cable is Chairman of the Board of Trustees of the Washington Research Foundation (the "WRF"), a not-for-profit licensing agency dedicated to the transfer to the private sector of technology developed at the University of Washington. During the year ended December 31, 2002, Ostex incurred $247,000 in royalty expense for OSTEOMARK® kit revenue in accordance with Ostex' worldwide exclusive license agreements with the WRF for the bone resorption test and osteoclast colony stimulating factor technologies.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

        The Compensation Committee of the Board of Directors (the "Committee") is responsible for determining the compensation of the executive officers of Ostex. During 2002, the Committee was comprised of two directors who are not employees of Ostex. In making its determinations, the Committee relies on input from compensation consultants and industry surveys and reviews appropriate decisions with all nonemployee directors, who constitute a majority of the full Board of Directors.

        Executive Compensation Policy.    Ostex' executive compensation program reflects the policy that executives' rewards should be structured to closely align their interests with those of the shareholders. The program emphasizes stock-based incentives, and extends these concepts beyond the executive officer population to all of Ostex' full-time employees in the interest of motivation, teamwork, and fairness. Ostex' executive compensation programs are designed to attract and retain experienced and well-qualified executive officers who will enhance the performance of Ostex and build shareholder value. Ostex' executive compensation program generally includes three components: base salary, bonuses and stock options.

        In setting the compensation level for executive officers, the Committee is guided by the following considerations:

  •
  Compensation levels should be competitive with compensation generally being paid to executives in the biotechnology and diagnostic industries to ensure Ostex' ability to attract and retain superior executives;

  •
  A significant portion of executive officer compensation should be paid in the form of equity-based incentives to link closely shareholder and executive interests and to encourage stock ownership by executive officers; and

  •
  Each individual executive officer's compensation should reflect the performance of Ostex as a whole and the individual performance of the executive officer.

        Base Salary.    An executive officer's base salary is determined by Ostex' overall performance, the responsibility of the particular position, and an assessment of the person's performance against individual responsibilities and objectives, including, where appropriate, the impact of such performance on the business results of Ostex. The Committee also may consider nonfinancial indicators including, but not limited to, strategic developments for which an executive officer has responsibility, intangible elements of managerial performance and levels of compensation to maintain competitive levels with similar companies in the biotechnology and diagnostic industries. The companies surveyed for compensation levels include some of the companies in the Nasdaq Pharmaceutical Index included in the performance graph below. Generally, unless special circumstances apply, the Committee sets executive salaries at or near the midpoint of the range indicated by the surveys, depending on the applicable experience level of the executive officer and subject to minimum salaries established in an employment agreement with the executive. See "Employment, Termination and Change In Control Agreements" of this Report for further information. Executive officer salaries are reviewed annually and adjusted each January based on the above factors and taking into consideration industry compensation based on a survey report published by Radford and Associates, an independent consulting group.

        Bonus.    Executive officers of Ostex, including the Chief Executive Officer, are eligible for annual bonuses. The amount, if any, of each executive officer's bonus is determined by the Committee based on the Committee's subjective assessment of a variety of factors, including Ostex' overall performance, Ostex' financial ability to pay bonuses, and the executive officer's individual performance and contributions to Ostex. In 2002, at the recommendation of Ostex' Chief Executive Officer, no executive bonuses were awarded for 2002 performance.

        Stock Options.    Ostex grants a stock option in connection with an executive's initial employment with the Company. In making such grants the Committee evaluates the long-term incentive packages offered to Ostex' executives in relation to the long-term incentive packages offered by other biotechnology and diagnostic companies that the Committee considers to be in Ostex' peer group. These option grants reflect the Committee's policy of encouraging long-term performance and promoting executive retention while further aligning management's and shareholders' interests in the performance of Ostex' Common Stock. Through 1996, it was Ostex' policy to grant stock options annually to executives and other employees. Ostex ended this policy in 1997 but may, from time to time, grant stock options to executives other than in connection with their initial employment.

        Compensation of the Chief Executive Officer.    Mr. Bologna's employment with Ostex began in July 1997. The Compensation Committee set Mr. Bologna's compensation to be competitive with base salaries paid to other executives in the biotechnology industry with similar responsibilities and seniority. In 2002, Mr. Bologna's annual base salary was increased to $391,000.

        Compliance With Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for annual compensation in excess of $1 million earned by the chief executive officer or any of the other four most highly compensated officers. The deduction limit does not apply, however, to performance-based compensation that satisfies certain requirements. The Committee's policy is generally to provide executive compensation that is fully deductible by Ostex for income tax purposes. No executive officer of Ostex earned or is expected to earn compensation in excess of $1 million in 2002 that would not qualify as performance-based compensation. Ostex' stock option program is qualified as performance-based for future option grants.

                      Compensation Committee of the Board of Directors
                      Thomas J. Cable, Chairman
                      John H. Trimmer

Stock Performance Graph

        The following graph compares the cumulative total return on Ostex Common Stock during the period from December 31, 1997 to December 31, 2002 to the Nasdaq US Stock Market Index and the Nasdaq Pharmaceutical Index. The graph assumes $100 invested on January 1, 1998 in Ostex Common Stock, the Nasdaq US Stock Market and the Nasdaq Pharmaceutical Index, with all dividends reinvested. Ostex used the Nasdaq Pharmaceutical Index this year in lieu of the JP Morgan H&Q Healthcare Index used in prior years because Ostex was advised that the JP Morgan H&Q Healthcare Index is no longer available. The stock performance shown on the graph is historical and not necessarily indicative of future price performance.

	12/97	6/98	12/98	6/99	12/99	6/00	12/00	6/01	12/01	6/02	12/02
Ostex International, Inc.	$100.00	57.14	15.48	50.00	114.29	83.33	47.62	68.61	95.24	52.19	67.05
Nasdaq U.S. Stock Market Index	$100.00	123.53	152.49	186.62	285.18	284.15	174.55	153.23	137.34	106.50	96.30
Nasdaq Pharmaceutical Index	$100.00	103.08	133.58	158.99	272.47	371.93	334.38	309.92	284.00	176.61	174.64

Employment, Termination and Change in Control Agreements

        Employment Agreement with the Chief Executive Officer.    In July 1997, Mr. Bologna entered into an employment agreement with Ostex that provides for an initial annual base salary of $275,000 and the grant of a stock option for 700,000 shares of Common Stock vesting over four years. The base salary will be increased effective on the first anniversary of employment by not less than 10% of the initial base salary and, thereafter, further increases to the base salary will be determined by the Board of Directors. In addition, the employment agreement authorized a $50,000 bonus for Mr. Bologna for services rendered through December 1997, of which $25,000 was to be paid upon execution of the agreement and $25,000 was to be paid in January 1998.

        Ostex has obtained term life insurance on Mr. Bologna, which provides for payment to Mr. Bologna's family in the event of his death of an amount equal to his annual base salary. During the term of Mr. Bologna's employment, Ostex will also reimburse Mr. Bologna for or pay directly the reasonable expense of (i) recurring travel from Washington State to California and (ii) expenses associated with living in Washington. To the extent the reimbursement for living expenses or direct payment is treated as taxable income, Mr. Bologna is entitled to a gross up to compensate for any and all income taxes that Mr. Bologna may be required to pay with respect to such reimbursement and gross up.

        The employment agreement is terminable at will by either party. In the event that the Board of Directors terminates Mr. Bologna's employment without cause, Mr. Bologna will be entitled to all accrued compensation and Company benefits as well as the then existing base salary Mr. Bologna would have received if his employment had continued for 12 months from the date of termination. If such termination occurs without cause in connection with or at any time following a change in control (as defined in Ostex' 1994 Amended and Restated Stock Option Plan), Mr. Bologna shall be entitled to a lump sum payment equal to two years' base salary, plus a bonus of 30% of such amount and continuation of benefits for a period of 24 months following such termination.

        Change In Control Agreements.    Pursuant to the Ostex Amended and Restated Stock Option Plan (the "Old Plan"), the Ostex Amended and Restated 1994 Stock Option Plan (the "1994 Plan") and the Ostex Amended and Restated Directors' Nonqualified Stock Option Plan ("the Directors Plan"), in the event of a change in control of Ostex, any outstanding option granted under either plan will become fully vested and immediately exercisable. A "change in control" is defined under both plans as (i) the acquisition by any person (other than a shareholder on the date of the plan, Ostex or a subsidiary or employee benefit plan of Ostex) of beneficial ownership of 50% or more of the voting power of Ostex' outstanding securities or (ii) the occurrence of a transaction requiring shareholder approval and involving the sale of all or substantially all of the assets of Ostex or the merger of Ostex with or into another corporation. In addition, upon the liquidation or dissolution of Ostex, all outstanding options will terminate; provided, however, that prior to such liquidation or dissolution, an option holder has the right to exercise his or her options in whole or in part whether or not the vesting requirements set forth in the option agreement have been satisfied.

Compensation of Directors

        Ostex pays a retainer of $1,875 to each director on a quarterly basis and an additional $1,000 for each Board of Directors meeting attended and $500 for each committee meeting attended. Each director is reimbursed actual travel expenses for attendance at regular Board of Directors and committee meetings. Additionally, Ostex' nonemployee directors participate in the Directors Plan. Upon election or appointment to the Board of Directors, nonemployee directors receive a one-time stock option grant to purchase 25,000 shares of Common Stock under the Directors Plan. In addition, each nonemployee director who is in office the day following an annual meeting of shareholders of Ostex (at which meeting such director was re-elected or continued in office) and who has been in office for at least five months prior to such annual meeting, receives an option to purchase 10,000 shares of Common Stock.

        Options granted under the Directors Plan vest in equal annual installments over a three-year period with the first vesting event occurring on the one-year anniversary of the grant date. Options will be accelerated and vest immediately if a director is terminated by reason of death or disability. Options granted under the Directors Plan have a term of ten years from the date of grant. Vested options may be exercised for 90 days after a director's termination as a director of Ostex for any reason other than death or disability, and one year after termination upon death or disability unless the option expires according to its terms prior to the end of the 90 day or one year post-termination exercise period, as the case may be. The exercise price of options granted under the Directors Plan is the fair market value of the Common Stock on the date of grant. Upon exercise, the exercise price may be paid immediately in cash, by delivering to Ostex shares of Common Stock previously held by such director, by having shares withheld from the amount of shares of Common Stock to be received by the director, or by delivering an irrevocable subscription agreement obligating the director to take and pay for the shares of Common Stock to be purchased within one year of the date of exercise.

Item 12. Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth certain information regarding the beneficial ownership of Ostex Common Stock as of December 31, 2002, by (i) each person who is known by Ostex to own beneficially more than 5% of the Common Stock; (ii) each director and nominee for director; (iii) Ostex' Chief Executive Officer and each of its four most highly compensated executive officers (other than Ostex' Chief Executive Officer) who earned more than $100,000 in 2002; and (iv) all directors and executive officers of Ostex as a group.

        The term "beneficial ownership" includes shares over which the indicated beneficial owner exercises voting and/or investment power. The rules of the SEC also deem common stock subject to options or warrants currently exercisable, or exercisable within 60 days, to be outstanding for the purposes of computing the percentage of ownership of the person holding the options or warrants, but they do not deem that stock to be outstanding for the purposes of computing the percentage ownership of any other person.

        Unless otherwise indicated, the address for each of the individuals listed below is c/o Ostex International, Inc., 2203 Airport Way South, Suite 400, Seattle, Washington 98134.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Inverness Medical Innovations, Inc.(3) 51 Sawyer Road, Suite 200 Waltham, MA 02453	3,989,320	31.7%
CH Partners IV Limited Partnership(3) 1615 72nd Ave. SE Mercer Island, WA 98040	977,070	7.76%
Wisconsin Investment Board(4) P.O. Box 7842 Madison, WI 53707	829,000	6.59%
Mochida Pharmaceutical, Co., Ltd. Y.S. Building 9 San-Eicho, Shinjuku-ku Tokyo 160, Japan	736,842	5.86%
Thomas A. Bologna(3),(5)	1,278,417	9.24%
Thomas J. Cable(3),(6)	1,088,570	8.59%
Elisabeth L. Evans, M.D.(3),(7)	58,083	*
David R. Eyre, Ph.D.(3),(8)	1,507,500	11.92%
Fredric J. Feldman, Ph.D.(3),(7)	57,000	*
John H. Trimmer(3),(9)	55,000	*
Thomas F. Broderick(10)	293,688	2.29%
Michael C. Perry(9)	45,979	*
Reed W. Simmons(11)	13,542	*
Hans van Houte(12)	16,167	*
All directors and executive officers as a group (eight people)(13)	4,384,237	30.38%

*
Less than 1%

(1)
Unless otherwise indicated in the footnotes to this table, each of the shareholders named in this table has sole voting and investment power with respect to the, shares of Common Stock shown as beneficially owned.

(2)
Percentage beneficially owned is calculated based on 12,583,435 shares of Common Stock outstanding as of December 31, 2002, together with any applicable options and warrants for each shareholder.

(3)
Based on publicly available information filed with the SEC on Schedule 13D filed on September 16, 2002, as amended by Schedule 13D/A filed on February 19, 2003. Inverness reported sole voting power with respect to certain matters and no dispositive power over all shares of Ostex common stock beneficially owned by CH Partners IV Limited Partnership, Thomas A. Bologna, Thomas J. Cable, Elisabeth L. Evans, MD, David R. Eyre, Ph.D., Fredric J.

  Feldman, Ph.D., and John H. Trimmer (collectively, the "Shareholders"). Inverness has the power to vote these shares pursuant to the Voting Agreement, as amended, between Inverness and the Shareholders, in connection with the proposed merger of Ostex into a wholly owned subsidiary of

  Inverness. Additionally, Inverness may be deemed to beneficially own, and have sole voting and dispositive power of, 2,504,103 shares of common stock (calculated based on Ostex' shares outstanding as of December 31, 2002) under a Stock Option Agreement dated as of September 6, 2002, entered into by Inverness and Ostex in connection with the merger. Because Inverness' ability to acquire Ostex common stock pursuant to the Stock Option Agreement is subject to certain material contingencies, Inverness has expressly disclaimed beneficial ownership of the shares of Ostex common stock subject to the Stock Option Agreement. Including the shares of Ostex common stock subject to the Stock Option Agreement (of which shares Inverness disclaims beneficial ownership), Inverness may be deemed to beneficially own approximately 6,493,423 shares of Ostex common stock, constituting approximately 51.6% of the total issued and outstanding shares of Ostex common stock on December 31, 2002. See additional discussion under the Section entitled "Changes in Control-Proposed Merger with Inverness" below.

(4)
Based on publicly available information filed with the SEC on Amendment No. 6 to Schedule 13G on February 13, 2003.

(5)
Includes 6,000 shares held in trust for the benefit of one of Mr. Bologna's children. In addition, the number of shares includes 1,251,417 shares subject to stock options that are exercisable within 60 days of December 31, 2002.

(6)
Includes 977,070 shares held by CH Partners IV Limited Partnership ("CH IV"), a venture capital fund of which Mr. Cable is a general partner. Under federal securities laws, Mr. Cable may be deemed to own beneficially all the shares held by CH IV. In addition, the number of shares includes 90,000 shares subject to stock options that are exercisable within 60 days of December 31, 2002.

(7)
Includes 55,000 shares subject to stock options that are exercisable within 60 days of December 31, 2002.

(8)
Includes 560,000 shares held in trust for the benefit of Dr. Eyre's children and 65,000 shares subject to stock options that are exercisable within 60 days of December 31, 2002.

(9)
Represents shares subject to stock options that are exercisable within 60 days of December 31, 2002.

(10)
Includes 229,688 shares subject to stock options that are exercisable within 60 days of December 31, 2002.

(11)
Resigned as Vice President, Operations effective February 14, 2003. Represents shares issuable pursuant to vested options exercisable within 90 days of the date of Mr. Simmons' resignation.

(12)
Resigned as Vice President, Finance effective February 28, 2003. Represents shares issuable pursuant to vested options exercisable within 90 days of the date of Mr. van Houte's resignation.

(13)
Includes 1,847,084 shares subject to stock options that are exercisable within 60 days of December 31, 2002.

Changes in Control—Proposed Merger with Inverness

        On September 9, 2002, Ostex announced that it had entered into an agreement and plan of merger with Inverness Medical Innovations, Inc. and Geras Acquisition Corp., a wholly-owned subsidiary of Inverness. Certain terms of the merger agreement were amended as of February 18, 2003. Under the terms of the merger agreement, as amended on February 18, 2003, Geras Acquisition Corp. will be merged with and into Ostex, Ostex will become a wholly owned subsidiary of Inverness, and each outstanding share of Ostex Common Stock will be converted into the right to receive common stock, par value $.001 per share, of Inverness based on a conversion ratio that will be determined immediately prior to the closing of the merger. The per share conversion ratio is designed to provide that an aggregate of approximately 1.9 million shares of Inverness common stock will be issued in exchange for all outstanding Ostex Common Stock and reserved for issuance upon exercise of the outstanding stock options and warrants to be assumed by Inverness in the merger.

        The merger cannot be completed unless certain conditions are satisfied, including Inverness obtaining the consent of certain of its lenders to the merger and Ostex receiving approval of the merger by the affirmative vote of two-thirds of the outstanding shares of Ostex' Common Stock. Ostex' directors and their affiliates, who collectively own an aggregate of approximately 19.8% of the total outstanding Common Stock of Ostex, have entered into a voting agreement, as amended, with Inverness, which provides that they will vote, and granted Inverness an irrevocable proxy and power of attorney to vote all of his, her or its shares of Ostex Common Stock:

  •
  in favor of the adoption of the merger agreement and the approval of the merger and other transactions contemplated by the merger agreement;

  •
  against any acquisition proposal (as defined in the merger agreement) and any action that could reasonably be expected to impact, interfere with, delay, postpone or materially adversely affect completion of the transactions contemplated by the merger agreement; and

  •
  in favor of any other matter reasonably necessary for the completion of the transactions contemplated by the merger agreement.

        In the voting agreement, each of Ostex' directors and their affiliates also agreed not to dispose of or encumber his, her or its shares of Ostex Common Stock and not to enter into any other voting agreement or arrangement or grant any other proxy or power of attorney with respect to his, her or its shares of Ostex Common Stock. The voting agreement terminates immediately upon the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

        Until the merger becomes effective, and with some exceptions, Ostex is prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to an acquisition proposal from any person other than Inverness. Ostex also agreed to pay a termination fee to Inverness of $1.8 million if the merger agreement is terminated in specified circumstances, including circumstances in which Ostex takes any of these prohibited actions or fails to obtain the approval of its shareholders after a proposal from an eventual third party acquirer is received by Ostex or publicly announced. In addition, Ostex has granted Inverness an option to purchase up to 19.9% of Ostex' outstanding shares of common stock at an exercise price of $2.39 per share. Inverness may exercise this option upon the occurrence of specified events that ordinarily would be associated with an acquisition or potential acquisition of Ostex by a third party. If the option becomes exercisable in specified circumstances in connection with an acquisition proposal, Inverness may also cancel the option, or any portion of the option, in exchange for an amount of cash equal to the product of (a) the excess of the per share exercise price over the highest per share purchase price proposed to be paid pursuant to an acquisition proposal that caused, or would cause, the option to become exercisable, or the current average market price per share, if higher, multiplied by (b) the number of shares subject to the portion of the option that is canceled.

Equity Compensation Plan Information

        The following table provides certain information about Ostex' equity compensation plans in effect as of the end of fiscal year 2002, including the Ostex Amended and Restated Stock Option Plan (the "Old Plan"), the Ostex Amended and Restated 1994 Stock Option Plan (the "1994 Plan") and Ostex Amended and Restated Nonqualified Stock Option Plan (the "Directors Plan").

	(a)		(c)
		(b)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)
Plan Category		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights
Equity Compensation Plans Approved by Shareholders (1)	2,635,970	$2.33	1,598,520
Equity Compensation Plans Not Approved by Shareholders (2)	134,587	$2.97	0
Total	2,770,557	$2.36	1,598,520

(1)
Includes the 1994 Plan and Directors Plan.

(2)
Includes the Old Plan and warrants granted to consultants.

Item 13. Certain Relationships and Related Transactions

        In connection with the merger agreement, as amended, among Inverness Medical Innovations, Inc., Ostex and a wholly owned subsidiary of Inverness, Inverness and Ostex entered into an a loan agreement dated September 6, 2002, which was amended and restated as of February 18, 2003. Under the loan agreement (as amended and restated), Inverness has agreed to make, or arrange for one of its affiliates to make, loans of up to an aggregate of $2,000,000 to Ostex. The annual interest rate of each loan is an amount equal to LIBOR for one-year loans as published in the Wall Street Journal on the date of each loan, plus four and one-half percent. Ostex borrowed $334,000 under the loan agreement on October 10, 2002 at an interest rate of 6.27%, borrowed $433,000 on November 12, 2002 at an interest rate of 6.04%, and borrowed $233,000 on December 9, 2002 at an interest rate of 6.16%. As of December 31, 2002, the total amount borrowed under the Inverness loan agreement was $1,000,000. Ostex is entitled to borrow the remaining $1,000,000 under the loan agreement at any time on or after January 2, 2003, provided that certain conditions are met, in order to maintain sufficient cash, cash equivalents and short-term investments to fund six-months of its budgeted working capital needs. On January 9, 2003, Ostex borrowed an additional $379,000, at an interest rate of 6.02% and on February 25, 2003, borrowed an additional $246,159, at an interest rate of 5.90%.

        The loans must be repaid at the earliest of:

  •
  the first business day after the effective time of the merger;

  •
  acceleration upon an event of default;

  •
  the termination of the merger agreement in specified circumstances related to Ostex' breach of the terms of the merger agreement or stock option agreement or Ostex' board's approval of an acquisition proposal or withdrawal of its approval or recommendation of the merger agreement; or

  •
  December 31, 2003.

        If, during the loan period, the merger agreement is terminated in circumstances that would not be an event of default under the loan agreement, Ostex may borrow a maximum of $1,750,000 from Inverness under the loan agreement, assuming satisfaction of certain conditions.

        Thomas A. Bologna, Ostex' Chairman, President and Chief Executive Officer, entered into an employment agreement with Ostex dated as of July 16, 1997. Under the agreement, if Mr. Bologna's employment is terminated without cause after the merger with Inverness, Mr. Bologna is entitled to a lump sum payment equal to two years' base salary, plus a bonus of 30% of such lump sum, and continuation of benefits for a period of 24 months following his termination. Mr. Bologna's current base salary is $412,000 and the current term of the employment agreement, as amended, extends through July 15, 2006.

        On September 6, 2002, Mr. Bologna entered into a consulting agreement with Geras Acquisition Corp., a wholly owned subsidiary of Inverness. The consulting agreement provides that, immediately following the effective time of the merger, Ostex will terminate Mr. Bologna's employment without cause and Mr. Bologna will be entitled to the termination payments described above. In addition, immediately following the effective time of the merger, Ostex will retain Mr. Bologna as a consultant for a term of one year under the consulting agreement. Ostex will pay Mr. Bologna a fee of $16,833 per month during this term, which fee is subject to adjustment. This agreement also provides that Mr. Bologna will be reimbursed for reasonable costs and expenses incurred in performing the consulting services, and legal expenses up to $5,000 incurred in preparation of the agreement.

        Thomas J. Cable, a director of Ostex, is Chairman of the Board of Trustees of the Washington Research Foundation (the "WRF"), a not-for-profit licensing agency dedicated to the transfer to the private sector of technology developed at the University of Washington. During the year ended December 31, 2002, Ostex incurred $247,000 in royalty expense for OSTEOMARK® kit revenue in accordance with Ostex' worldwide exclusive license agreements with the WRF for the bone resorption test and osteoclast colony stimulating factor technologies.

Item 14. Controls and Procedures

        Within the 90-day period prior to the filing of this report, an evaluation was carried out under the supervision and with the participation of Ostex' management, including its Chief Executive Officer and its Vice President, Finance (prior to his resignation on February 28, 2003), of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-14(c) under the Securities Exchange Act of 1934). Based upon that evaluation, Ostex' management concluded that the design and operation of these disclosure controls and procedures were effective. No significant changes were made in Ostex' internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation.

 PART IV

Item 15. Financial Statements, Financial Statement Schedules, Exhibits, and Reports on Form 8-K

        a.    Financial Statements, Financial Statement Schedules and Exhibits

          (1)    FINANCIAL STATEMENTS

      The following financial statements are included in Item 8:

    Balance Sheets—December 31, 2002 and 2001
    Statements of Operations—Years ended December 31, 2002, 2001, and 2000
    Statements of Cash Flows—Years ended December 31, 2002, 2001 and 2000
    Statements of Shareholders' Equity—Years ended December 31, 2002, 2001, and 2000
    Notes to Financial Statements—December 31, 2002

          (2)    FINANCIAL STATEMENT SCHEDULES

            Financial Statement Schedules have been omitted because of the absence of conditions under which they are required or because the required information is included in the financial statements or notes thereto.

          (3)    EXHIBIT INDEX (see note (1) below)

EXHIBIT INDEX

Exhibit Number	Description	Notes
	Agreements with Inverness Medical Innovations, Inc.
2.1	Agreement and Plan of Merger dated as of September 6, 2002	(15)
2.1A	Amendment to Agreement and Plan of Merger dated as of February 18, 2003	(17)
2.2	Voting Agreement dated as of September 6, 2002	(15)
2.2A	Letter Agreement dated as of February 18, 2003, amending the Voting Agreement	(17)
2.3	Stock Option Agreement dated as of September 6, 2002	(15)
2.3A	Second Amended and Restated Loan Agreement dated as of February 18, 2003	(17)
3.1	Articles of Incorporation, as amended, dated January 1997	(2)
3.2	Bylaws, as restated	(16)
4.1	Specimen Common Stock Certificate	(3)
10.1A	Amended and Restated Stock Option Plan*	(3)
10.1B	Amended and Restated 1994 Stock Option Plan*	(4)
10.1C	Amended and Restated Directors' Nonqualified Stock Option Plan*	(5)
10.5	Form of Indemnification Agreement with officers and directors*	(3)
	Agreements with Thomas A. Bologna
10.7	Executive Employment Agreement dated July 16, 1997*	(6)
10.7A	Amendment Agreement dated February 10, 1998*	(16)
10.7B	Amendment No. 2 to Employment Agreement dated January 16, 2002*	(16)

10.7C	Amendment No. 3 to Employment Agreement dated July 9, 2002*	(16)
	Agreements with Mochida Pharmaceutical Co., Ltd.
10.12A	Research and Development Agreement dated August 1992	(3)
10.12B	Osteomark License Agreement dated August 1992	(3)
10.12D	Second Amendment to Osteomark License Agreement dated December 24, 1997	(6)(7)
10.12E	Serum Osteomark License Agreement	(14)
	Agreements with the Washington Research Foundation
10.13A	Restated Exclusive License Agreement effective June 19, 1992 (Urinary Assay for Measuring Bone Resorption)	(3)
10.13B	Amendment to Restated Exclusive License Agreement effective January 1, 1993	(3)
10.13C	Second Amendment effective June 2, 1994	(3)
10.14	Exclusive License Agreement dated February 10, 1994 (O-CSF)	(3)
10.14A	Amendment to Exclusive License Agreement effective September 5, 2002	(16)
	Agreements with the University of Washington
10.15A	Research Agreement dated July 1, 1996 (Molecular Markers of Connective Tissue Degradation)	(7)(8)
10.15B	Research Agreement dated October 1, 1996 (Role of O-CSF in Osteoclast Regulation)	(7)(8)
	Agreements with David R. Eyre, Ph.D.
10.16A	Know-How Transfer and Consulting Agreement dated September 18, 1989*	(3)
10.16B	Extension and Amendment dated May 1, 1992*	(3)
	Lease Agreements
10.27A	Lease Agreement dated October 2, 1995, with David A. Sabey and Sandra L. Sabey	(9)
10.27B	First Amendment of Lease dated October 15, 1996, with the City of Seattle, successor-in-interest to David A. Sabey and Sandra L. Sabey	(2)
	Agreements with Johnson & Johnson Clinical Diagnostics, Inc.
10.28A	Distribution Agreement dated June 7, 1995	(10)
10.28B	Research, Development, License and Supply Agreement dated June 7, 1995	(10)
10.29	Clinical Laboratory Services License and Supply Agreement dated October 25, 1995, with SmithKline Beecham Clinical Laboratories, Inc.	(9)
10.35	Shareholder Rights Agreement dated January 21, 1997, as amended on February 18, 2003	(11)
10.37	Metrika Manufacturing and License Agreement dated March 10, 2000	(12)
10.38	Transamerica Business Credit Corporation Master Loan and Security Agreement dated October 23, 2000	(13)

16	Letter of Arthur Andersen dated June 10, 2002**	(18)
23	Consent of KPMG LLP	(19)
99.1	Certification of Periodic Report	(19)

*
Management contract or compensatory plan or agreement.

**
Ostex requested that Arthur Andersen provide a currently dated letter in accordance with Item 601(b)(16) of Regulation S-K. Arthur Andersen has informed Ostex that, because of Arthur Andersen's current situation, it is unable to provide such letter.

(1)
Copies of exhibits may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 5th Street NW, Room 1024, Washington, D.C. 20549, or through the Commission's Edgar system located on the internet at www.sec.gov.

(2)
Incorporated herein by reference to exhibit of the same number filed with Form 10-K with the Commission for the year ended December 31, 1996.

(3)
Incorporated herein by reference from Item 16(a) of Registrant's Form S-1 Registration Statement as declared effective January 24, 1995 (No. 33-86118).

(4)
Incorporated herein by reference to Appendix B of the Registrant's Proxy Statement on schedule 14A filed on March 22, 2001.

(5)
Incorporated herein by reference to Appendix B of the Registrant's Proxy Statement on schedule 14A filed on March 30, 2000.

(6)
Incorporated herein by reference to exhibits of the same number filed with Form 10-K with the Commission for the year ended December 31, 1997.

(7)
Confidential treatment requested. Exhibit omits information that has been filed separately with the Commission.

(8)
Incorporated herein by reference to exhibits of the same number filed with Form 10-K with the Commission for the year ended December 31, 1996, and as amended with Form 10-K/A on October 17, 1997.

(9)
Incorporated herein by reference to exhibit of the same number filed with Form 10-K with the Commission for the year ended December 31, 1995.

(10)
Incorporated herein by reference to exhibit of the same number filed with Form 10-Q with the Commission for the quarter ended June 30, 1995.

(11)
Incorporated herein by reference to exhibit number 4.5 filed with Form 8-A with the Commission in January 1997, as amended by Form 8-A/A filed on February 21, 2003.

(12)
Incorporated herein by reference to exhibit of the same number filed with Form 10-Q with the Commission for the quarter ended June 30, 2000. Confidential treatment has been granted or requested with respect to portions of this exhibit.

(13)
Incorporated herein by reference to the exhibit of the same number filed with Form 10-K with the Commission for the year ended December 31, 2000.

(14)
Incorporated herein by reference to the exhibit of the same number filed with Form 10-Q with the Commission for the quarter ended March 31, 2001.

(15)
Incorporated herein by reference to the exhibit of the same number filed with Form 8-K dated September 10, 2002 with the Commission.

(16)
Incorporated herein by reference to exhibit of the same number filed with Form 10-Q with the Commission for the quarter ended September 30, 2002.

(17)
Incorporated herein by reference to exhibit of the same number filed with Form 8-K dated February 20, 2003 with the Commission.

(18)
Incorporated by referenced to exhibit of the same number filed with Form 8-K/A dated June 10, 2002 with the Commission

(19)
Included with this Form 10-K as exhibit of the same number.

        (b)    Reports on Form 8-K

          None

 SIGNATURES

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized, on March 21, 2003.

OSTEX INTERNATIONAL, INC.
By	/s/ THOMAS A. BOLOGNA Thomas A. Bologna Chairman, President and Chief Executive Officer and Director (principal executive officer and principal financial and accounting officer)

        Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Capacities	Date

/s/ THOMAS A. BOLOGNA Thomas A. Bologna	Chairman, President and Chief Executive Officer	March 21, 2003
/s/ THOMAS J. CABLE Thomas J. Cable	Director	March 21, 2003
/s/ ELISABETH L. EVANS Elisabeth L. Evans	Director	March 21, 2003
/s/ DAVID R. EYRE David R. Eyre	Director	March 21, 2003
/s/ FREDRIC J. FELDMAN Fredric J. Feldman	Director	March 21, 2003
/s/ JOHN H. TRIMMER John H. Trimmer	Director	March 21, 2003

 CERTIFICATIONS

I, Thomas A. Bologna, certify that:

1.    I have reviewed this annual report on Form 10-K of Ostex International, Inc.;

2.    Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.    Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4.    I am responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and I have:

  a)
  designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to me by others within those entities, particularly during the period in which this annual report is being prepared;

  b)
  evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

  c)
  presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on my evaluation as of the Evaluation Date;

        5.    I have disclosed, based on my most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

  a)
  all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

  b)
  any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

        6.    I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of my most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: March 21, 2003
/s/ THOMAS A. BOLOGNA Thomas A. Bologna Chairman, President and Chief Executive Officer (sole principal executive officer and sole principal financial and accounting officer)

ANNEX H

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 22, 2003

Date of Report (Date of earliest event reported)

Ostex International, Inc.
(Exact Name of Registrant as Specified in Charter)

Washington (State or Other Jurisdiction of Incorporation)	0-25250 (Commission File Number)	91-1450247 (I.R.S. Employer Identification No.)
2203 Airport Way South, Suite 400, Seattle, WA 98134 (Address of Principal Executive Offices) (Zip Code)

(206) 292-8082

(Registrant's telephone number, including area code)

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits

  (c)
  Exhibits

  99.1
  Press Release of Ostex International, Inc., dated April 22, 2003

Item 9.    Regulation FD Disclosure

        The information included in this section is intended to be included in "Item 12. Disclosure of Results of Operations and Financial Condition" and is included under this Item 9 in accordance with SEC Release No. 33-8216.

        On April 22, 2003, Ostex International, Inc. issued a press release announcing its first quarter earnings for the fiscal quarter ended March 31, 2003. A copy of the press release is attached hereto as Exhibit 99.1.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSTEX INTERNATIONAL, INC.
Dated: April 22, 2003	By:	/s/ THOMAS A. BOLOGNA Thomas A. Bologna Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated April 22, 2003

Exhibit 99.1

        SEATTLE, Washington—April 22, 2003—Ostex International, Inc. (NASDAQ/NM: OSTX) today reported results of operations for the three-month period ended March 31, 2003.

        Revenues for the first quarter of 2003 totaled $1,651,000 relative to first quarter 2002 total revenues of $923,000. The 79% increase in revenues was the result of higher sales of the Company's Osteomark® NTx products. Sales of the Osteomark NTx Urine and Serum kits and the Point-of-Care device increased over the comparable quarter in 2002 and sales were particularly strong for the Company's serum kits.

        In the first quarter of 2003, the Company recorded a net loss of $638,000 ($0.05 per share) compared to a net loss of $1,292,000 ($0.10 per share) for the corresponding quarter of the prior year. The 51% decrease in net loss primarily is the result of revenues from higher sales offset by accounting and legal expenses related to the Company's proposed merger with Inverness Medical Innovations, Inc. Additionally, in the first quarter of 2002, the Company incurred $431,000 of start-up costs associated with its point-of-care manufacturing facility. No such corresponding costs were incurred in 2003.

        Thomas Bologna, Chairman, President and Chief Executive Officer of Ostex, stated, "First quarter 2003 financial results relative to the first quarter of 2002 were very good. We had relatively strong across-the-board product sales and shipments to Mochida Pharmaceutical Co., Ltd., our Japanese partner, which contributed significantly to our improvement over last year. Accounting, investment banking, and legal expenses of $268,000 incurred in the first quarter of 2003 related to the proposed merger with Inverness had a negative impact on our bottom line results."

        Mr. Bologna, continued, "The proposed merger with Inverness is proceeding and, subject to SEC authorization, we anticipate mailing the definitive proxy statement/prospectus concerning the proposed transaction in early May."

        Ostex International develops and commercializes products to make disease management a reality with osteoporosis being the first area of focus. The Company's lead product, the Osteomark NTx test, now available in multiple test formats, incorporates breakthrough and patented technology for the management and prevention of osteoporosis.

        Forward-looking statements in this release involve a number of risks and uncertainties including, but not limited to, successful and timely consummation of the proposed merger with Inverness Medical Innovations, Inc. and realization of the expected benefits of the merger, product demand, pricing, maintaining and increasing the Company's customer base, market acceptance of the Osteomark NTx tests, changing economic conditions which may affect potential financing sources, the actions of competitors, patent related actions, the effect of the Company's accounting policies, regulatory requirements for the Company's products, product development, manufacturing performance and other risk factors described in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, and its other reports filed with the U.S. Securities and Exchange Commission. Ostex undertakes no obligation to update any forward-looking statements.

Additional Information and Where to Find It

        Ostex and Inverness Medical Innovations have filed documents concerning the proposed merger with the U.S. Securities and Exchange Commission. WE URGE INVESTORS TO READ THE DOCUMENTS FILED AND TO BE FILED BY OSTEX AND INVERNESS, INCLUDING MOST PARTICULARLY THE DEFINITIVE PROSPECTUS/PROXY STATEMENT ONCE IT BECOMES AVAILABLE, BECAUSE THESE DOCUMENTS CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain the prospectus/proxy statement and other documents that have or will be filed by Ostex and Inverness with the SEC free of charge at the SEC's website (http://www.sec.gov) or by directing a request to Ostex International, Inc, 2203 Airport Way South,

Suite 400, Seattle, WA 98134, Attn.: Corporate Secretary, telephone (206) 292-8082 or Inverness Medical Innovations, Inc., 51 Sawyer Road, Suite 200, Waltham, MA 02453, Attn: Corporate Secretary, telephone (781) 647-3900.

        Ostex and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the merger. Information about the directors and executive officers of Ostex and their ownership of Ostex common stock is set forth in Ostex' Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the SEC on March 24, 2003. Additional information about the interests of the participants may be obtained from reading the definitive prospectus/proxy statement regarding the proposed transaction when it becomes available.

—Tables follow—

OSTEX INTERNATIONAL, INC.

CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(unaudited)

	Quarter Ended
	March 31, 2003	March 31, 2002
Revenues:	$1,651	$923
Cost of products sold	772	293

Gross profit	879	630
Operating expenses:
Research and development	367	463
Selling, general and administrative	1,078	999
POC facility start-up costs	0	431

Total operating expenses	1,445	1,893

Loss from operations	(566)	(1,263)
Other expense, net	(72)	(29)

Net loss	$(638)	$(1,292)

Basic and diluted net loss per common and common equivalent share	$(0.05)	$(0.10)
Weighted shares used in calculation of net loss per share	12,584	12,558

BALANCE SHEET DATA

(dollars in thousands)

(unaudited)

	March 31, 2003	December 31, 2002
Cash, cash equivalents and short-term investments	$1,256	$1,330
Working capital	(82)	597
Total assets	6,613	6,838
Accumulated deficit	(43,947)	(43,309)
Total shareholders' equity	$1,943	$2,581

###

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys' fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit. And with the further limitation that in these actions, no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of the person's duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

        Article V of Inverness' bylaws provides that Inverness shall, to the extent legally permitted, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was, or has agreed to become, a director or officer of Inverness, or is or was serving, or has agreed to serve, at the request of Inverness, as a director, officer, trustee, partner, employee or agent of, or in a similar capacity with, another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The indemnification provided for in Article V is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons.

        Section 145(g) of the Delaware General Corporation Law and Article V of the bylaws of Inverness provide that Inverness shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity.

        Inverness has obtained insurance covering its directors and officers against losses and insuring Inverness against certain of its obligations to indemnify its directors and officers.

        Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware regarding the unlawful payment of dividends, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

        Pursuant to the Delaware General Corporation Law, Article VII of the certificate of incorporation of Inverness eliminates a director's personal liability for monetary damages to Inverness and its stockholders for breach of fiduciary duty as a director, except in circumstances involving a breach of the director's duty of loyalty to Inverness or its stockholders, acts or omissions not in good faith, intentional misconduct, knowing violations of the law, self-dealing or the unlawful payment of dividends or repurchase of stock.

Item 21. Exhibits and Financial Statement Schedules

  (a)
  See Exhibit Index immediately following the signature page.

  (b)
  Not applicable.

  (c)
  The fairness opinion of SG Cowen Securities Corporation is included as Annex E to the proxy statement/prospectus which is a part of this registration statement.

Item 22. Undertakings

  (a)
  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment described in paragraph (1) above shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5)
    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (6)
    That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (7)
    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b)
  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (c)
  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this pre-effective amendment no. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waltham, Commonwealth of Massachusetts, on April 25, 2003.

INVERNESS MEDICAL INNOVATIONS, INC.
By:	/s/ RON ZWANZIGER Ron Zwanziger Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this pre-effective amendment no. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RON ZWANZIGER Ron Zwanziger	Chairman, President and Chief Executive Officer (Principal Executive Officer)	April 25, 2003
/s/ DUANE L. JAMES Duane L. James	Vice President of Finance and Treasurer (Principal Financial Officer and Principal Accounting Officer)	April 25, 2003
* Ernest A. Carabillo, Jr.	Director	April 25, 2003
* Carol R. Goldberg	Director	April 25, 2003
* Robert P. Khederian	Director	April 25, 2003
* John F. Levy	Director	April 25, 2003
* David Scott, Ph.D.	Director	April 25, 2003
* Peter Townsend	Director	April 25, 2003

* Alfred M. Zeien	Director	April 25, 2003
*By:	/s/ RON ZWANZIGER Ron Zwanziger Attorney-in-fact

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
+2.1	Agreement and Plan of Merger dated as of September 6, 2002, by and among Inverness Medical Innovations, Inc. (the "Company"), Geras Acquisition Corp. and Ostex International, Inc. (incorporated by reference to Annex A to the proxy statement/prospectus included in this registration statement)
2.2
Amendment to Agreement and Plan of Merger dated as of February 18, 2003, by and among the Company, Geras Acquisition Corp. and Ostex International, Inc. (incorporated by reference to Exhibit 99.2 to the Company's Current Report of Form 8-K dated February 19, 2003)
3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Form 10-K, as amended, for the year ended December 31, 2001)
3.2
Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K dated December 20, 2001)
3.3	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.3 to the Company's Form 10-K, as amended, for the year ended December 31, 2001)
4.1	Specimen certificate for shares of Common Stock of the Company (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-4, as amended (File No. 333-67392))
*5.1	Opinion of Goodwin Procter LLP
*8.1	Opinion of Goodwin Procter LLP
*8.2	Opinion of Perkins Coie LLP
10.1
Post-Closing Covenants Agreement, dated as of November 21, 2001, by and among Johnson & Johnson, Inverness Medical Technology, Inc. ("IMT"), the Company, certain subsidiaries of IMT and certain subsidiaries of the Company (incorporated by reference to Exhibit 10.1 to the Company's Form 10-K, as amended, for the year ended December 31, 2001)
10.2
Tax Allocation Agreement, dated as of November 21, 2001, by and among Johnson & Johnson, IMT and the Company (incorporated by reference to Exhibit 10.2 to the Company's Form 10-K, as amended, for the year ended December 31, 2001)
10.3
Supply of Goods Agreement, dated July 28, 1998, between Schleicher & Schuell GmbH and Unipath Limited (incorporated by reference to Exhibit 10.3 to the Company's Form 10-K, as amended, for the year ended December 31, 2001)
10.4
Lease, dated as of January 12, 1999, by and among Cambridge Diagnostics Ireland Limited and the Industrial Development Agency (Ireland) (incorporated by reference to Exhibit 10.4 to the Company's Registration Statement on Form S-4, as amended (File No. 333-67392))
10.5
Inverness Medical Innovations, Inc. 2001 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company's Registration Statement on Form S-4, as amended (File No. 333-67392))

10.6
Amendment No. 1 to the Inverness Medical Innovations, Inc. 2001 Stock Option and Incentive Plan (incorporated by reference to Exhibit 4.4 to the Company's Registration Statement on Form S-8 (File No. 333-90530))
10.7	Inverness Medical Innovations, Inc. 2001 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.2 to the Company's Registration Statement on Form S-4, as amended (File No. 333-67392))
10.8
Inverness Medical Innovations, Inc. 2001 Employee Stock Purchase Plan—First Amendment (incorporated by reference to Exhibit 10.9 to the Company's Form 10-K, as amended, for the year ended December 31, 2001)
10.9	Inverness Medical Innovations, Inc. Executive Bonus Plan (incorporated by reference to Exhibit 10.6 to the Company's Registration Statement on Form S-4, as amended (File No. 333-67392))
10.10
Amendment No. 1 to Inverness Medical Innovations, Inc. Executive Bonus Plan (incorporated by reference to Exhibit 10.3 to the Company's Form 10-Q, as amended, for the quarterly period ended March 31, 2002)
10.11	Inverness Medical Innovation, Inc. 2001 Employee Stock Purchase Plan German Sub-Plan (incorporated by reference to Exhibit 10.1 to the Company's Form 10-Q for the quarterly period ended June 30, 2002)
10.12
Restricted Stock Agreement under the Inverness Medical Innovations, Inc. 2001 Stock Option and Incentive Plan, dated as of August 15, 2001, between the Company and Ron Zwanziger (incorporated by reference to Exhibit 10.11 to the Company's Form 10-K, as amended, for the year ended December 31, 2001)
10.13	Promissory Note, dated August 16, 2001, from Ron Zwanziger to the Company (incorporated by reference to Exhibit 10.12 to the Company's Form 10-K, as amended, for the year ended December 31, 2001)
10.14
Pledge Agreement, dated as of August 16, 2001, between Ron Zwanziger and the Company (incorporated by reference to Exhibit 10.13 to the Company's Form 10-K, as amended, for the year ended December 31, 2001)
10.15
Non-Qualified Stock Option Agreement under the Inverness Medical Innovations, Inc. 2001 Stock Option and Incentive Plan, dated as of August 15, 2001, between the Company and Jerry McAleer (incorporated by reference to Exhibit 10.14 to the Company's Form 10-K, as amended, for the year ended December 31, 2001)
10.16	Promissory Note, dated December 4, 2001, from Jerry McAleer to the Company (incorporated by reference to Exhibit 10.15 to the Company's Form 10-K, as amended, for the year ended December 31, 2001)
10.17
Pledge Agreement, dated as of December 4, 2001, between Jerry McAleer and the Company (incorporated by reference to Exhibit 10.16 to the Company's Form 10-K, as amended, for the year ended December 31, 2001)
10.18
Non-Qualified Stock Option Agreement under the Inverness Medical Innovations, Inc. 2001 Stock Option and Incentive Plan, dated as of August 15, 2001, between the Company and David Scott (incorporated by reference to Exhibit 10.17 to the Company's Form 10-K, as amended, for the year ended December 31, 2001)

10.19	Promissory Note, dated December 4, 2001, from David Scott to the Company (incorporated by reference to Exhibit 10.18 to the Company's Form 10-K, as amended, for the year ended December 31, 2001)
10.20
Pledge Agreement, dated as of December 4, 2001, between David Scott and the Company (incorporated by reference to Exhibit 10.19 to the Company's Form 10-K, as amended, for the year ended December 31, 2001)
10.21
Stock Purchase Agreement, dated as of December 14, 2001, between the Company and the investors named therein (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K dated March 14, 2002)
10.22
Note and Warrant Purchase Agreement, dated as of December 14, 2001, between the Company and the investors named therein (incorporated by reference to Exhibit 99.3 to the Company's Current Report on Form 8-K dated December 20, 2001)
10.23
Form of Subordinated Promissory Note issued pursuant to the Note and Warrant Purchase Agreement dated as of December 14, 2001 (incorporated by reference to Exhibit 99.4 to the Company's Current Report on Form 8-K dated December 20, 2001)
10.24
Form of Warrant for the Purchase of Shares of Common Stock of the Company issued pursuant to the Note and Warrant Purchase Agreement dated as of December 14, 2001 (incorporated by reference to Exhibit 99.5 to the Company's Current Report on Form 8-K dated December 20, 2001)
10.25
Credit Agreement dated as of November 14, 2002 among Wampole Laboratories, Inc. and Inverness Medical (UK) Holdings Limited, as Borrowers, the other credit parties signatory thereto, as Credit Parties, the lenders signatory thereto from time to time, as Lenders, General Electric Capital Corporation, as Agent and Lender, and KeyBank National Association, as Documentation Agent and Lender, with GECC Capital Markets Group, Inc., as Lead Arranger (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K dated November 14, 2002)
10.26
Warrant Agreement, dated as of December 20, 2001, by and between the Company and RBS Mezzanine Limited (incorporated by reference to Exhibit 10.26 to the Company's Form 10-K, as amended, for the year ended December 31, 2001)
10.27
Warrant to Purchase Common Stock of the Company, dated December 20, 2001, issued to RBS Mezzanine Limited in connection with the Mezzanine Loan Agreement (incorporated by reference to Exhibit 10.27 to the Company's Form 10-K, as amended, for the year ended December 31, 2001)
10.28
Warrant for the Purchase of Shares of Common Stock of the Company, dated as of December 20, 2001, issued to Zwanziger Family Ventures, LLC (incorporated by reference to Exhibit 10.28 to the Company's Form 10-K, as amended, for the year ended December 31, 2001)
10.29
Loan and Security Agreement, dated as of October 16, 2000, between IVC Industries, Inc. ("IVC") and Congress Financial Corporation (incorporated by reference to Exhibit 10.29 to the Company's Form 10-K, as amended, for the year ended December 31, 2001)
10.30
Amendment No. 1 to Loan and Security Agreement, dated June 13, 2001, by and between Congress Financial Corporation and IVC (incorporated by reference to Exhibit 10.30 to the Company's Form 10-K, as amended, for the year ended December 31, 2001)

10.31
Amendment No. 2 to Loan and Security Agreement, dated as of June 14, 2001, by and between Congress Financial Corporation and IVC (incorporated by reference to Exhibit 10.31 to the Company's Form 10-K, as amended, for the year ended December 31, 2001)
10.32
Amendment No. 3 to Loan and Security Agreement, dated as of March 19, 2002, by and between Congress Financial Corporation and IVC (incorporated by reference to Exhibit 10.32 to the Company's Form 10-K, as amended, for the year ended December 31, 2001)
10.33
Agreement, dated December 1, 1986, between Bernard Levere, Zelda Levere, Pioneer Pharmaceuticals, Inc. and Essex Chemical Corp. and Unconditional Guarantee by Essex Chemical Corp. (incorporated by reference to Exhibit 10.33 to the Company's Form 10-K, as amended, for the year ended December 31, 2001)
10.34
Option to Assume and Extend Lease, dated as of February 1995, between Bernard Levere, Zelda Levere and International Vitamin Corporation (incorporated by reference to Exhibit 10.34 to the Company's Form 10-K, as amended, for the year ended December 31, 2001)
10.35
Licensing Agreement, dated March 14, 1988, between Unilever Plc and Behringwerke AG (incorporated by reference to Exhibit 10.37 to the Company's Form 10-K, as amended, for the year ended December 31, 2001)
10.36
Supplemental Agreement, dated October 16, 1994, between Unilever Plc, Unilever NV and Behringwerke AG (incorporated by reference to Exhibit 10.38 to the Company's Form 10-K, as amended, for the year ended December 31, 2001)
10.37
Supply of Goods Agreement, dated December 19, 1994, between AFC Worldwide and Unipath Limited (incorporated by reference to Exhibit 10.1 to the Company's Form 10-Q, as amended, for the quarterly period ended March 31, 2002)
10.38
Amendment to Supply of Goods Agreement, dated March 14, 2002, between Schleicher & Schuell GmbH and Unipath Limited (incorporated by reference to Exhibit 10.2 to the Company's Form 10-Q, as amended, for the quarterly period ended March 31, 2002)
10.39
Subordinated Note and Warrant Purchase Agreement dated as of September 20, 2002 between the Company and the investors named therein (the "Note and Warrant Purchase Agreement") (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K dated September 20, 2002)
10.40
Form of Subordinated Promissory Note issued pursuant to the Note and Warrant Purchase Agreement (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K dated September 20, 2002)
10.41	Form of Warrant pursuant to the Note and Warrant Purchase Agreement (incorporated by reference to Exhibit 99.3 to the Company's Current Report on Form 8-K dated September 20, 2002)
10.42
Subordinated Note Purchase Agreement dated as of September 20, 2002 between the Company and the investors named therein ("Subordinated Note Purchase Agreement") (incorporated by reference to Exhibit 99.4 to the Company's Current Report on Form 8-K dated September 20, 2002)

10.43
Form of Subordinated Promissory Note issued pursuant to the Subordinated Note Purchase Agreement (incorporated by reference to Exhibit 99.5 to the Company's Current Report on Form 8-K dated September 20, 2002)
10.44
Form of Convertible Subordinated Promissory Note issued pursuant to the Subordinated Note Purchase Agreement (incorporated by reference to Exhibit 99.6 to the Company's Current Report on Form 8-K dated September 20, 2002)
*10.45
First Amendment and Consent to Credit Agreement, dated April 17, 2003, among the Company, Wampole Laboratories, Inc., Inverness Medical (UK) Holdings Limited, General Electric Capital Corporation and other signatories named therein
21.1	List of Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company's Form 10-K for the year ended December 31, 2002)
*23.1	Consent of Ernst & Young LLP
23.2	Consent of Goodwin Procter LLP (included in Exhibits 5.1 and 8.1)
23.3	Consent of Perkins Coie LLP (included in Exhibit 8.2)
*23.4	Consent of SG Cowen Securities Corporation
*23.5	Consent of KPMG LLP
*23.6	Consent of KPMG LLP
†24.1	Power of Attorney (contained in signature page)
99.1	Fairness Opinion of SG Cowen Securities Corporation (attached to the proxy statement/prospectus as Annex E and incorporated herein by reference)
*99.2	Form of Ostex Proxy Card

*
Documents filed herewith

+
The Company agrees to furnish supplementally to the Securities and Exchange Commission (the "Commission") a copy of any omitted schedule or exhibit to this agreement upon request of the Commission.

†
Previously filed